   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1998



                                                      REGISTRATION NO. 333-60355

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                             AIMCO PROPERTIES, L.P.
           (Exact name of co-registrant as specified in its charter)


                     MARYLAND                                           84-1275621
                     DELAWARE                                           84-1259577
 (State or other jurisdiction of incorporation or         (I.R.S. Employer Identification Number)
                   organization)
      1873 SOUTH BELLAIRE STREET, 17TH FLOOR                          TERRY CONSIDINE
              DENVER, COLORADO 80222                        CHAIRMAN OF THE BOARD OF DIRECTORS
                  (303) 757-8101                          1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                                                                  DENVER, COLORADO 80222
                                                                      (303) 757-8101
                                                                    FAX: (303) 753-9538
(Address, including zip code, and telephone number,  (Name, address, including zip code, and telephone
 including area code, of co-registrants' principal                        number,
                executive offices)                      including area code, of agent for service)


                             ---------------------
                                    Copy to:

                              JONATHAN L. FRIEDMAN
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             300 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000

                              FAX: (213) 687-5600

                             ---------------------
    Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and if there is compliance with General Instruction G, check the following box. [ ]
    If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE          PROPOSED MAXIMUM          PROPOSED MAXIMUM          AMOUNT OF
         TO BE REGISTERED              REGISTERED      OFFERING PRICE PER UNIT(1) AGGREGATE OFFERING PRICE REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------------
Preferred Stock, par value $.01
  per share(3)....................    $600,000,000                                      $600,000,000
------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value
  $.01 per share(3)...............
------------------------------------------------------------------------------------------------------------------------------
Partnership Preferred Units(4)....    $200,000,000                                      $200,000,000
------------------------------------------------------------------------------------------------------------------------------
Partnership Common Units(4).......    $200,000,000                                      $200,000,000
------------------------------------------------------------------------------------------------------------------------------
         Total....................   $1,000,000,000               (1)                  $1,000,000,000           $295,000
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



(1) To be determined, from time to time, by the Registrants in connection with the issuance of the securities registered hereunder.


(2) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.


(3) To be issued by Apartment Investment and Management Company ("AIMCO"). The amount of such securities registered hereby includes (i) shares of Preferred Stock and Class A Common Stock of AIMCO issuable in exchange for Partnership Preferred Units or Partnership Common Units of AIMCO Properties, L.P. tendered for redemption pursuant to the agreement of limited partnership of AIMCO Properties, L.P., plus such additional number of shares of Preferred Stock and Class A Common Stock as may be issuable pursuant to the antidilution adjustment provisions of such agreement and (ii) shares of Class A Common Stock of AIMCO issuable upon conversion of shares of Preferred Stock of AIMCO. In no event will the aggregate maximum offering price of all securities registered under this Registration Statement by AIMCO exceed $600,000,000.


(4) To be issued by AIMCO Properties, L.P.


    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 1998



PROSPECTUS SUPPLEMENT



                             AIMCO PROPERTIES, L.P.


        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF



                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP


                        IN EXCHANGE FOR YOUR CHOICE OF:


                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;


                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR


                             $            IN CASH.



     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU TENDER    OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
YOUR UNITS SOLELY IN EXCHANGE FOR OUR           IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU TENDER UNITS FOR    ACCORDING TO THE NUMBER OF UNITS TENDERED BY
CASH.                                           EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.

     OUR OFFER PRICE WILL BE REDUCED FOR ANY    OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
DISTRIBUTIONS SUBSEQUENTLY MADE BY YOUR         COLORADO TIME, ON             , 1998, UNLESS
PARTNERSHIP PRIOR TO THE EXPIRATION OF OUR      WE EXTEND THE DEADLINE.
OFFER.



     SEE "RISK FACTORS" BEGINNING ON PAGE S-28 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:



     - We determined the offer price without any arms-length negotiations. Accordingly, the offer price may not reflect the fair market value of your units.



     - Your general partner has substantial conflicts of interest with respect to the offer.



     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.



     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.



     - We may change our investment, acquisition and financing policies without a vote of our securityholders.



     - If you acquire our securities, the nature of your investment will change from holding an interest in a single property to holding an interest in our large portfolio of properties.



     - The property owned by your partnership may outperform our portfolio of assets.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.



                                           , 1998

                               TABLE OF CONTENTS



                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Description of Tax-Deferral   % Preferred OP
    Units......................................   S-16
  Description of Class I Preferred Stock.......   S-16
  Comparison of Tax-Deferral   % Preferred OP
    Units and Class I Preferred Stock..........   S-16
  Certain Federal Income Tax Matters...........   S-16
  Valuation of Units...........................   S-17
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-18
  Comparison of Your Partnership and Our
    Operating Partnership......................   S-19
  Comparison of Your Units and AIMCO OP
    Units......................................   S-19
  Conflicts of Interest........................   S-19
  Your Partnership.............................   S-20
  Source and Amount of Funds and Transactional
    Expenses...................................   S-21
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-22
  Summary Pro Forma Financial and Operating
    Information................................   S-24
  Summary Financial Information of Your
    Partnership................................   S-27
  Comparative Per Unit Data....................   S-27
THE AIMCO OPERATING PARTNERSHIP................   S-28
RISK FACTORS...................................   S-28
  Risks to Offerees Who Tender Their Units in
    the Offer..................................   S-28
  Risks to Offerees Exchanging Units for OP
    Units in the Offer.........................   S-29
  Risks to Offerees Who Do Not Tender Their
    Units in the Offer.........................   S-30
BACKGROUND AND REASONS FOR THE OFFER...........   S-31
  Background of the Offer......................   S-31
  Alternatives Considered......................   S-31
  Expected Benefits of the Offer...............   S-32
THE OFFER......................................   S-34
  Terms of the Offer; Expiration Date..........   S-34
  Acceptance for Payment and Payment for
    Units......................................   S-34
  Procedure for Tendering Units................   S-35
  Withdrawal Rights............................   S-37
  Extension of Tender Period; Termination;
    Amendment..................................   S-38
  Proration....................................   S-38
  Fractional OP Units..........................   S-39
  Future Plans of the AIMCO Operating
    Partnership................................   S-39
  Voting by the AIMCO Operating Partnership....   S-40
  Dissenters' Rights...........................   S-40
  Conditions of the Offer......................   S-40



                                                  PAGE
                                                  ----
  Effects of the Offer.........................   S-42
  Certain Legal Matters........................   S-42
  Fees and Expenses............................   S-43
  Accounting Treatment.........................   S-43
DESCRIPTION OF PREFERRED OP UNITS..............   S-43
  General......................................   S-43
  Ranking......................................   S-43
  Distributions................................   S-44
  Allocation...................................   S-45
  Liquidation Preference.......................   S-45
  Redemption...................................   S-46
  Voting Rights................................   S-46
  Restrictions on Transfer.....................   S-46
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-47
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-49
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-52
  Tax Consequences to Offerees Tendering Units
    Solely in Exchange for OP Units............   S-52
  Tax Consequences to Offerees Tendering Units
    in Exchange for OP Units and Cash..........   S-53
  Tax Consequences to Offerees Tendering Units
    Solely in Exchange for Cash................   S-53
  Adjusted Tax Basis...........................   S-54
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-54
  Passive Activity Losses......................   S-54
  Foreign Offerees.............................   S-55
VALUATION OF UNITS.............................   S-55
FAIRNESS OF THE OFFER..........................   S-57
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-57
  Fairness to Offerees Exchanging Units........   S-58
  Fairness to Non-tendering Offerees...........   S-58
  Comparison of Consideration to Alternative
    Consideration..............................     58
  Allocation of Consideration..................   S-60
STANGER ANALYSIS...............................   S-60
  Experience of Stanger........................   S-60
  Summary of Materials Considered..............   S-61
  Summary of Reviews...........................   S-61
  Conclusions..................................   S-62
  Assumptions, Limitations and
    Qualifications.............................   S-62
  Compensation and Material Relationships......   S-63
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-64
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-69
CONFLICTS OF INTEREST..........................   S-73
  Conflicts of Interest with Respect to the
    Offer......................................   S-73
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-73
  Competition Among Properties.................   S-73
  Features Discouraging Potential Takeovers....   S-73

                                                  PAGE
                                                  ----
  Future Exchange Offers.......................   S-73
YOUR PARTNERSHIP...............................   S-74
  General......................................   S-74
  Your Partnership and its Property............   S-74
  Property Management..........................   S-74
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-74
  Capital Replacement..........................   S-75
  Borrowing Policies...........................   S-75
  Competition..................................   S-75
  Legal Proceedings............................   S-75
  Selected Financial Information...............   S-75
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations of Your Partnership.............   S-78



                                                  PAGE
                                                  ----
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-80
  Distributions and Transfers of Units.........   S-80
  Compensation and Distributions to General
    Partner and the Company....................   S-81
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-82
LEGAL MATTERS..................................   S-82
EXPERTS........................................   S-82
INDEX TO FINANCIAL STATEMENTS..................    F-1
GLOSSARY.......................................    A-1
OPINION OF ROBERT A. STANGER & CO., INC........    B-1

                     QUESTIONS AND ANSWERS ABOUT THE OFFER



Q:   WHAT AM I BEING OFFERED?



A: We are offering to acquire your units of limited partnership interest in Casa Del Mar Associates, Limited Partnership. For each unit that you
     tender, you may choose to receive                of our Tax-Deferral   %
     Preferred OP Units,                of our Tax-Deferral Common OP Units, or
     $          in cash (subject, in each case to adjustment for any
     distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.



Q:   WHO IS AIMCO PROPERTIES, L.P.?



A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company ("AIMCO"). AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of June 30, 1998, AIMCO was the second largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 200,911 apartment units in 1,045 properties located in 42 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,054,741,000, total debt of $1,314,475,000 and stockholders' equity of $1,394,394,000. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On September 16, 1998, the last reported sale price of AIMCO Class A Common Stock on the New York Stock Exchange was $33 3/4.



     The following table shows the high and low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.



                                                     CLASS A
                                                  COMMON STOCK              COMMON
                                           ---------------------------     OP UNITS
            CALENDAR QUARTERS              HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------              ----     ---       --------   ------------
1998
  Third Quarter (through September 16,
     1998)...............................  $41      $30 15/16 $     --     $    --
  Second Quarter.........................   38 7/8   36 1/3    0.56250      0.5625
  First Quarter..........................   38 5/8   34 1/4    0.56250      0.5625
1997
  Fourth Quarter.........................   38       32        0.56250      0.5625
  Third Quarter..........................   36 3/16  28 1/8    0.46250      0.4625
  Second Quarter.........................   29 3/4   26        0.46250      0.4625
  First Quarter..........................   30 1/2   25 1/2    0.46250      0.4625
1996
  Fourth Quarter.........................   28 3/8   21 1/8    0.46250      0.4625
  Third Quarter..........................   22       18 3/8    0.42500      0.4250
  Second Quarter.........................   21       18 3/8    0.42500      0.4250
  First Quarter..........................   21 1/8   19 3/8    0.42500      0.4250



Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?



A: In June, 1997, we acquired the general partner of your partnership. In 1997, we also acquired a 95% non-voting interest in the company that manages the property owned by your partnership.



Q:   WHY IS THE OFFER BEING MADE?



A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?



A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the NASDAQ System. There is no
     active trading market for Tax-Deferral   % Preferred OP Units and none is
     likely to develop because they are subject to restrictions on transfer.



Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?



A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:



     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units. Upon redemption, we will
       give you, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.



     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.



     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. Your partnership has not paid any distributions on your units since the inception of your partnership.



     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.



Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?



A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer.



Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?



A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:



     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units. Upon redemption, we will give you, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.



     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.



     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Your partnership has not paid any distributions on your units since the inception of your partnership.



     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.



     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?



A:   Immediate liquidity. If you tender your units for cash, you will receive
     $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for federal income tax purposes.



Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?



A:   Your partnership did not pay any distributions on your units in 1998. We
     will pay fixed quarterly distributions of $               per unit on the
     Tax-Deferral   % Preferred OP Units before any distributions are paid to
     holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).



Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?



A: We determined our offer price without any arms-length negotiations. Thus, the offer price may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay taxes. If you tender
     your units in exchange for Tax-Deferral   % Preferred OP Units or
     Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors starting in this Prospectus Supplement and in the accompanying Prospectus.



Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?



A: You will generally not recognize any immediate taxable gain or loss for federal income tax purposes if you exchange your units solely in exchange
     for Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units.
     You will generally recognize a taxable gain or loss for federal income tax purposes on units you sell for cash. The exchange of your units for OP Units and cash will be treated, for federal income tax purposes, as a partial sale of such units and as a partial tax-free contribution of such units to our operating partnership.



     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.



Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?



A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership agreement, seek a private sale of your units. However, your partnership agreement contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership agreement prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.



Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?



A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?



A:   The general partner of your partnership has received an opinion of an
     independent firm that our offer price of $          in cash per unit is
     fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. In August, 1997, we offered to acquire all units of your partnership at a price of $2,648 in cash per unit. In June, 1998, we offered to acquire all units of your partnership at a price of $21,668 in cash per unit.



Q:   HOW WAS THE OFFER PRICE FOR MY UNITS DETERMINED?



A: We determined the offer price by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. However, there are a number of available methods to value real estate, each of which requires judgments about certain variables. We used our best judgment for these variables, but our valuation is ultimately an estimate. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer price. An actual liquidation may also result in your paying taxes.



Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?



A: We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer price. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.



Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?



A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.



Q:   WHAT DO I NEED TO DO NOW?



A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.



Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?



A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?



A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.



Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?



A: You should feel free to contact the Information Agent by phone, fax or letter, at the address and phone number set forth below:



                      By Hand, Mail or Overnight Delivery:



                                 By Facsimile:



                               (     )



                                 By Telephone:



                               (     )



                                On the Internet:



                              www.

                      (This page intentionally left blank)

                                    SUMMARY



     The following summary is qualified in its entirety by the more detailed information included or incorporated by reference in this Prospectus Supplement. Capitalized terms used but not defined in this Summary have the respective meanings given to such terms elsewhere in this Prospectus Supplement and the accompanying Prospectus. See the Glossary included as Appendix A-1 to this Prospectus Supplement and the Glossary included as Appendix A-1 to the accompanying Prospectus for definitions of certain terms used in this Prospectus Supplement and in the accompanying Prospectus.



THE AIMCO OPERATING PARTNERSHIP



     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of AIMCO. AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of June 30, 1998, we were the second largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 200,911 apartment units in 1,045 properties located in 42 states, the District of Columbia and Puerto Rico. As of June 30, 1998, we:



     - owned or controlled 58,345 units in 210 apartment properties;



     - held an equity interest in 74,318 units in 478 apartment properties; and



     - managed 68,248 units in 357 apartment properties for third party owners and affiliates.



     In May 1998, we entered into a merger agreement with Insignia Financial Group, Inc. and Insignia/ESG Holdings, Inc., which was approved by our stockholders and those of Insignia on September 14. When the Insignia merger is completed, we will become the largest owner and manager of apartment properties in the country, with 397,646 units in 2,272 properties. Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.



THE OFFER



     We are offering to acquire up to      of the outstanding units of your
partnership. In exchange for each of your units, we are offering you a choice of:



     -        of our Tax-Deferral      % Preferred OP Units;



     -        of our Tax-Deferral Common OP Units; or



     - $          in cash;



in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.



     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.



     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.



RISK FACTORS



     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-28 of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The primary risks associated with the offer are as follows:



     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer price, from a financial point of view.



     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership property, our offer price could be substantially less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer price now rather than wait for uncertain future net liquidation proceeds.



     OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer price does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer price.



     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.



     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our OP Units in exchange for your units, you will be entitled to future distributions from us. Although your partnership did not make any distributions in 1998, it might make distributions in the future.



     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the exchange and your adjusted tax basis in your units. If you exchange your units for both OP Units and cash, it will be treated, for federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both OP Units and cash, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. See "Certain Federal Income Tax Matters."



     The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive" loss rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.



     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders," in the accompanying Prospectus.



     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single property, to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been declines in the trading prices for many REIT equity securities, including ours.



     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.



     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership agreement prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.



     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.



     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.



     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. For example, for certain REIT purposes, Messrs. Considine and Kompaniez directly or indirectly control the companies that manage properties for third parties and affiliates. Although we own a 95% non-voting interest in these management companies, we have no control over them or their operations. As a result, the management companies could implement business decisions or policies that are not in our best interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.



     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the AIMCO GP and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the AIMCO GP have fiduciary duties to AIMCO, as the sole stockholder of the AIMCO GP. At the same time, the AIMCO GP, as general partner of the AIMCO Operating Partnership, has fiduciary duties to the AIMCO Operating Partnership's partners.



     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership Agreement restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.



     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. Our operating partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting our operating partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of our operating partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.



     POSSIBLE INCREASE IN CONTROL BY THE COMPANY. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.



     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.



     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of AIMCO Properties from 132 properties with 29,296 units to 1,045 properties with 200,911 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The proposed Insignia merger will be our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.



     WE MAY INCUR ADDITIONAL EXPENSES IF THE PROPOSED INSIGNIA MERGER IS TERMINATED. We are obligated to pay Insignia $50 million in liquidated damages if the Insignia Merger Agreement is terminated as a result of our breach of certain representations, warranties or covenants, or our failure to satisfy certain conditions to closing. Also, if the Insignia Merger Agreement is terminated due to a breach by us, certain Insignia executives have the right to require us to purchase certain of their shares of Insignia common stock.



     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We have engaged in, and intend to continue to engage in, the selective acquisition of interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.



     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. We are also subject to the risk that our cash flow from operations will be insufficient to make required payments of principal and interest, and the risk that existing indebtedness may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.



     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.



     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.



     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.



     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. All of our properties are owned, and all of our operations are conducted, by the AIMCO Operating Partnership and our other subsidiaries. As a result, we depend on distributions and other payments from the AIMCO Operating Partnership and other subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the AIMCO Operating Partnership and other subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.



     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.



     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties. In addition to the costs associated with investigation and remediation actions brought by governmental agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs.



     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.



     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. As of June 30, 1998, our portfolio included 375 Owned Properties, 96 Equity Properties, and 81 Managed Properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue. We can make no assurance that we will always receive the governmental approvals required to own or manage these types of properties.



     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.



     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with each of Terry Considine, Peter K. Kompaniez and Steven D. Ira, the loss of any of their services could have an adverse effect on our operations.



     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.



     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.



     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.



     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF THE COMPANY. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our Board of Directors. Our charter authorizes our Board of Directors to issue up to 510,750,000 shares of capital stock. Under the charter, our Board of Directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as the Board of Directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.



BACKGROUND AND REASONS FOR THE OFFER



  Background of the Offer



     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.



     In June, 1997, we acquired the general partner of your partnership. In 1997, we also acquired a 95% non-voting interest in the company that manages the property owned by your partnership. We conducted two prior tender offers for units of your partnership. In August, 1997 we acquired a 0.7576% limited partnership interest in your partnership through the first tender offer. In June 1998, we acquired an additional 0.3788% limited partnership interest in your partnership through the second tender offer. We currently own a 1.1364% limited partnership interest in your partnership.



     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion.



  Alternatives Considered



     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:



          Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership agreement, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership agreement, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of at least a majority of the partners in your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership property and might involve significant expense and delay.



        Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership has required funding from its partners. Continuation of your partnership's operations is dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.



  Expected Benefits of the Offer



     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.



     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:



     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units. Upon redemption, we
       will give you, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.



     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.



     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. Your partnership has not paid any distributions on your units since the inception of your partnership.



     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than Your Partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:



     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units. Upon redemption, we will give you, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.



     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.



     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Your partnership has not paid any distributions on your units since the inception of your partnership.



     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.



     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than Your Partnership.



     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for federal income tax purposes.



     For a description of certain disadvantages of the offer, see "Risk
Factors."



TERMS OF THE OFFER



     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time. To be eligible to receive
Tax-Deferral      % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw units on or prior to the Expiration Date. For administrative purposes, the offer will
commence on               , 1998 and will be deemed to be made as of
            , 1998. Any tender of units pursuant to the offer will be effective
as of             , 1998. The effective date will not affect the amount of
distributions received by tendering Offerees.



     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.



     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.



     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent, either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) all units properly tendered and not withdrawn prior to the Expiration Date by any person holding one or fewer units who tenders all of his or her units; and (2) after purchase of such units, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date or any renewal of the offer.



     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to acceptance for payment.



     Purpose of the Offer. The purpose of our offer is to (i) provide us with an opportunity to increase our investment in apartment properties and (ii) provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.



     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.



     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.



     Information Agent.                is serving as Information and Exchange
Agent in connection with the Offer. Its telephone number is (   )    -     .



     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:



     - extend the period of time during which the offer is open and thereby delay acceptance of, and the payment for, any tendered units;



     - to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;



     - upon the occurrence of any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and



     - to amend the offer in any respect.



     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.



     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.



     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.



     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.



     Fees and Expenses. Except as set forth in this section, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. We will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners) will be approximately
$               .



     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.



DESCRIPTION OF TAX-DEFERRAL   % PREFERRED OP UNITS



     Tax-Deferral   % Preferred OP Units are a class of Partnership Preferred
Units of our operating partnership. Tax-Deferral   % Preferred OP Units are not
listed on any national securities exchange or quoted on the NASDAQ System, there
is no active trading market for Tax-Deferral      % Preferred OP Units and none
is likely to develop because they are subject to restrictions on transfer. For a detailed description of the distribution, liquidation, redemption, voting and
other rights and restrictions applicable to Tax-Deferral   % Preferred OP Units,
see "Description of Preferred OP Units."



DESCRIPTION OF CLASS I PREFERRED STOCK



     The Class I Preferred Stock, which holders of Preferred OP Units may
receive upon redemption of their Tax-Deferral   % Preferred OP Units, is a
series of preferred stock of AIMCO which is expected to be listed on the New York Stock Exchange under the symbol "AIVPrI." For a detailed description of the dividend, liquidation, redemption, voting and other rights and restrictions applicable to Class I Preferred Stock, see "Description of Class I Preferred Stock."



COMPARISON OF TAX-DEFERRAL   % PREFERRED OP UNITS AND CLASS I PREFERRED STOCK



     There are a number of significant differences between Tax-Deferral      %
Preferred OP Units and Class I Preferred Stock relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption rights. See "Comparison of Preferred OP Units and Class I Preferred Stock" for a chart highlighting such differences.



CERTAIN FEDERAL INCOME TAX MATTERS



     You will generally not recognize any immediate taxable gain or loss for federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for federal income tax purposes on units you sell for cash. The exchange of your units for our OP Units and cash will be treated, for Federal income tax purposes, as a partial sale of such units and as a partial tax-free contribution of such units to our operating partnership.



     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" STARTING ON

     PAGE S-52 OF THIS PROSPECTUS SUPPLEMENT AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.



VALUATION OF UNITS



     We determined the offer price by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual forecasted net operating income. However, there are a number of available methods to value real estate, each of which requires judgments about certain variables. We used our best judgment for these variables, but our valuation is ultimately an estimate. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer price. We determined our offer price as follows:



Forecasted net operating income (January 1, 1998 to December
  31, 1998).................................................  $ 2,535,146
Capitalization rate.........................................             %
Gross valuation of your partnership property................  $
Plus: Capital Expenditures..................................       64,200
PURCHASE PRICE OF YOUR PARTNERSHIP PROPERTY.................  $
Plus: Cash and cash equivalents.............................      432,412
Plus: Other partnership assets, net of security deposits....      565,912
Less: Mortgage debt, including accrued interest.............   13,910,041
Less: Notes payable, including accrued interest.............    6,948,217
Less: Accounts payable and accrued expenses.................      486,991
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................            0
Less: Initial Capital Expenditures and Deferred
  Maintenance...............................................    1,100,000
Less: Municipal Transfer taxes..............................      176,153
Less: Closing Costs.........................................      251,647
NET VALUATION OF YOUR PARTNERSHIP...........................
NET VALUATION OF UNITS......................................
          TOTAL NUMBER OF UNITS.............................           99
VALUATION PER UNIT..........................................  $
                                                              -----------
CASH CONSIDERATION PER UNIT.................................
                                                              ===========
Valuation of one Tax-Deferral   % Preferred OP Unit.........  $
Valuation of one Tax-Deferral Common OP Unit................
NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS PER UNIT......
NUMBER OF TAX DEFERRAL COMMON OP UNITS PER UNIT.............



FAIRNESS OF THE OFFER



     Fairness to Offerees. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer price. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." No person has been authorized to make any recommendation on behalf of your general partner with respect to the offer. You must make your own decision whether to tender based upon a number of factors, including your own financial needs, other financial opportunities and tax position.

     The terms of the offer, and in particular the exchange ratios, have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. See "Fairness of the Offer -- Position of the General Partner of Your Partnership With Respect to the Offer; Fairness." In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them. Your general partner has a conflict of interest with respect to the offer's completion. See "Conflicts of Interest."



     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we will own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.



     Comparison of Consideration to Alternative Consideration. To assist holders of units in evaluating the offer, the general partner of Your Partnership has attempted to compare the cash offer price against: (a) the prices at which the units have been sold in the illiquid secondary market and (b) estimates of the value of the units on a liquidation basis. The estimated value of your partnership on a going concern basis could result in proceeds on a per unit basis which could be higher or lower than the Offer Price. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."



     The results of these comparative analyses are summarized in the following chart. Offerees should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated; and appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows that may be received with respect to units.



                                COMPARISON TABLE

Cash Offer Price............................................   $
Alternatives:
  Prices on Secondary Market................................   $2,648 through $21,668
  Estimated Liquidation Value...............................   $



     For a detailed discussion of alternative consideration, see
"Fairness -- Comparison of Constitution to Alternative Consideration."



     Allocation of Consideration. AIMCO has allocated the consideration for the offer to the offerees in accordance with the liquidation provisions of your partnership agreement. The general partner of your partnership owns a 5.5% stake in your partnership, the special limited partners own a 19.5% stake in your partnership, and the offerees own a 75.0% stake in your partnership according to your partnership agreement. The offerees have certain liquidation preferences under your partnership agreement such that the general partner and the special limited partners will receive liquidation proceeds only if certain performance thresholds are met. Since such thresholds have not been met, 100% of the consideration for the offer is being allocated to the offerees. See "Valuation of Units."



STANGER ANALYSIS



     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer price, from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix B-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer price is fair to you, from a financial point of view.



COMPARISON OF YOUR PARTNERSHIP AND OUR OPERATING PARTNERSHIP



     There are a number of significant differences between your partnership and our operating partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. See "Comparison of Your Partnership and the AIMCO Operating Partnership" for a chart highlighting such differences.



COMPARISON OF YOUR UNITS AND AIMCO OP UNITS



     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. See "Comparison of Your Units and AIMCO OP Units" for a chart highlighting such differences.



CONFLICTS OF INTEREST



     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.



     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and a 95% non-voting interest in the manager of your partnership's property, which received management fees of $427,385 in 1996, $437,571 in 1997 and $215,708 for the first six months of
1998. We have no current intention of changing the fee structure for your property manager. The general partner of your partnership receives a fee of $2,083 per month from your partnership.



     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.



     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, us. See "Comparison of Your Partnership and the AIMCO Operating Partnership."



     Future Exchange Offers. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

YOUR PARTNERSHIP



     Your Partnership and its Property. Casa Del Mar Associates Limited Partnership is a Florida limited partnership which was formed on August 26, 1988 for the purpose of owning and operating an assisted living apartment property located in Boca Raton, Florida, known as "Casa Del Mar." In October, 1988, it completed a private placement of units that raised net proceeds of approximately $7,400,000. Casa Del Mar consists of 214 apartment units. Your partnership has no employees.



     Property Management. Since July 12, 1996, your partnership's property has been managed by an affiliate of ours. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is an affiliate of your general partner and us.



     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership agreement, your partnership is permitted to raise new capital and reinvest cash in new properties. Your partnership will terminate on December 31, 2038, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.



     Capital Replacement Plans. Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings.



     Borrowing Policies. Your partnership agreement allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $13,800,862, payable to Mellon Bank MD, which bears interest at the rate of 8.12%. The mortgage debt is due in August 2005. In addition, your partnership had borrowed $1,714,490 (including accrued interest) from an unrelated party on an unsecured basis as of June 30, 1998. The majority of these borrowings bear interest at 9% and are due July 2006. Your partnership agreement also allows your general partner to lend funds to your partnership. As of June 30, 1998, your general partner had outstanding loans (including accrued and unpaid interest) of $5,906,796 to your partnership, which generally bear interest at a rate of 9% and mature in July 2006.



     Competition. There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at a property and the rents that may be charged for such apartments.



     Legal Proceedings. Your partnership is party to a variety of legal proceedings related to its property ownership arising in the ordinary course of the business, which are not expected to have a material adverse effect on its financial condition or results of operations.



     Fiduciary Responsibility of Your General Partner. Under applicable law, your general partner is accountable to you as a fiduciary. Your partnership agreement provides that neither your general partner nor any of its affiliates performing services on behalf of your partnership will be liable to your partnership or any of its parties for any act or omission by any such person performed in the good faith belief that such action or omission was in the best interests of your partnership as long as certain other conditions are met. As a result, you and your partners might have a more limited right of action in certain circumstances than you would have in the absence of such a provision in your partnership agreement.



     Your partnership agreement also provides that your general partner and certain related parties are indemnified from losses relating to acts performed or failures to act in connection with the business of your partnership (except to the extent indemnification is prohibited by law) as long as certain conditions are met.

     Distributions by Your Partnership. Your partnership has not made any distributions in the past and is not projected to make any distributions in 1998.



     Allocations of Income. Your partnership has generally been allocating tax losses in the past and is projected to do so in 1998.



     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership requires the consent of your general partner under your partnership agreement, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.



     Compensation and Distributions to Your General Partner and Its Affiliates. See "Your Partnership -- Compensation and Distributions to General Partner and Affiliates" for a table detailing such compensation and distributions.



SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES



     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.



     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Form 10 dated September 4, 1998 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.



                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per OP Unit.......  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per OP Unit.....  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per OP Unit...  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(A)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(B)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per OP Unit.......        N/A            N/A
  Diluted earnings per OP Unit.....        N/A            N/A
  Distributions paid per OP Unit...        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)


                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of OP Units
  outstanding......................      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --       96,600
Partners' Capital..................   1,529,088      451,843    1,157,262    274,526    199,408      169,401

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(A)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(B)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of OP Units
  outstanding......................        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)


    -------------------


(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.



(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.



(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.



(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.



(e) AIMCO Properties, L.P.'s management believes that the presentation of FFO, when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.



     The following is a reconciliation of net income to FFO:



                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of Unconsolidated Subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

             SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION



     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information (Pre-Insignia Merger) gives effect to a number of transactions completed before the Insignia merger. The pro forma financial and operating information (Insignia Merger) gives effect to all the items in the pro forma financial and operating information (Pre-Insignia Merger), as well as the Insignia merger and the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries (the "Insignia Reorganization").



                                                                AIMCO PROPERTIES, L.P.
                                               ---------------------------------------------------------
                                                        PRO FORMA
                                                  (PRE-INSIGNIA MERGER)      PRO FORMA (INSIGNIA MERGER)
                                               ---------------------------   ---------------------------
                                               FOR THE SIX      FOR THE      FOR THE SIX      FOR THE
                                               MONTHS ENDED    YEAR ENDED    MONTHS ENDED    YEAR ENDED
                                                 JUNE 30,     DECEMBER 31,     JUNE 30,     DECEMBER 31,
                                                   1998           1997           1998           1997
                                               ------------   ------------   ------------   ------------
                                                         (IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income....................   $  202,943     $ 395,290      $  206,931     $ 402,202
  Property operating expenses................      (77,089)     (165,859)        (78,825)     (169,166)
  Owned property management expenses.........       (4,880)      (10,412)         (4,880)      (10,412)
  Depreciation...............................      (44,468)      (84,959)        (45,728)      (87,246)
                                                ----------     ---------      ----------     ---------
                                                    76,506       134,060          77,498       135,378
                                                ----------     ---------      ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income...........        9,562        21,750          19,525        41,676
  Management and other expenses..............       (5,470)      (15,304)         (9,660)      (23,683)
  Corporate overhead allocation..............         (196)         (588)           (196)         (588)
  Depreciation and amortization..............           (3)       (7,201)         (6,634)      (20,663)
                                                ----------     ---------      ----------     ---------
                                                     3,893        (1,343)         (3,035)       (3,258)
  Minority interests in service company
     business................................           (1)          (10)             (1)          (10)
                                                ----------     ---------      ----------     ---------
  Partnership's shares of income from service
     company business........................        3,892        (1,353)         (3,034)       (3,268)
                                                ----------     ---------      ----------     ---------
  General and administrative expenses........       (4,103)       (6,421)         (4,678)      (21,228)
  Interest income............................       11,350        10,576          15,781        21,543
  Interest expense...........................      (41,730)      (85,681)        (57,382)     (106,890)
  Minority interest..........................         (516)        1,657          (6,103)      (10,044)
  Equity in losses of unconsolidated
     partnerships............................       (4,752)      (10,057)            435       (22,899)
  Equity in earnings of unconsolidated
     subsidiaries............................        5,609        10,426           1,996         2,344
  Amortization of Goodwill...................       (3,394)           --          (3,394)           --
                                                ----------     ---------      ----------     ---------
          Net income(a)......................   $   42,862     $  53,207      $   27,187     $  (5,064)
                                                ==========     =========      ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per OP Unit(a).........   $     0.48     $    0.36      $     0.17     $   (0.64)
Diluted earnings (loss) per OP Unit..........   $     0.48     $    0.35      $     0.16     $   (0.64)
Distributions paid per OP Unit...............   $    1.125     $    1.85      $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(b).....   $   91,886     $ 147,360      $   89,324     $ 138,945
Cash used by investing activities(c).........       (8,834)      (17,667)         (8,942)      (17,884)
Cash used by financing activities(d).........      (77,827)     (132,548)        (91,493)     (156,782)

                                                                AIMCO PROPERTIES, L.P.
                                               ---------------------------------------------------------
                                                        PRO FORMA
                                                  (PRE-INSIGNIA MERGER)      PRO FORMA (INSIGNIA MERGER)
                                               ---------------------------   ---------------------------
                                               FOR THE SIX      FOR THE      FOR THE SIX      FOR THE
                                               MONTHS ENDED    YEAR ENDED    MONTHS ENDED    YEAR ENDED
                                                 JUNE 30,     DECEMBER 31,     JUNE 30,     DECEMBER 31,
                                                   1998           1997           1998           1997
                                               ------------   ------------   ------------   ------------
                                                         (IN THOUSANDS, EXCEPT PER UNIT DATA)
OTHER DATA:
Funds from operations(e).....................   $   91,570     $ 135,646      $  106,256     $ 149,178
Weighted average number of OP Units
  outstanding................................       56,439        55,751          67,283        63,062
BALANCE SHEET DATA:
Real estate, before accumulated
  depreciation...............................   $2,617,828                    $2,669,776
Real estate, net of accumulated
  depreciation...............................    2,319,933                     2,371,881
Total assets.................................    3,087,365                     3,972,470
Total mortgages and notes payable............    1,200,987                     1,625,854
Company-obligated mandatorily redeemable
  convertible securities of a subsidiary
  trust......................................           --                       149,500
Partners' capital............................    1,675,200                     1,978,200


---------------


(a) The unaudited Pro Forma Financial Information has been prepared under the assumption that the AIMCO stockholders approved the Insignia merger, and that only shares of AIMCO Class E Preferred Stock were issued.



(b) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.



(c) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.



(d) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per OP Unit for the six months ended June 30, 1998 and $1.85 per OP Unit for the year ended December 31, 1997, on outstanding OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.



(e) AIMCO Properties, L.P.'s management believes that the presentation of FFO, when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income
     (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.



     The following is a reconciliation of pro forma net income to pro forma FFO:



                                                         PRO FORMA                    PRO FORMA
                                                       (PRE-INSIGNIA)             (INSIGNIA MERGER)
                                                 --------------------------   --------------------------
                                                 FOR THE SIX                  FOR THE SIX
                                                   MONTHS      FOR THE YEAR     MONTHS      FOR THE YEAR
                                                    ENDED         ENDED          ENDED         ENDED
                                                  JUNE 30,     DECEMBER 31,    JUNE 30,     DECEMBER 31,
        ACCOUNT                                     1998           1997          1998           1997
        -------                                  -----------   ------------   -----------   ------------
                                                                     (IN THOUSANDS)
        Net income (loss)......................   $ 42,862       $ 53,207      $ 27,187       $ (5,064)
        HUD release fee and legal reserve......         --             --            --         10,202
        Real estate depreciation, net of
          minority interests...................     42,602         80,503        43,391         81,936
        Amortization of management contracts...         --             --         5,773         11,546
        Amortization of management company
          goodwill.............................      3,052          6,103         3,877          7,752
        Equity in earnings of unconsolidated
          subsidiaries:
          Real estate depreciation.............         --          1,715            --          1,715
          Amortization of management company
             goodwill..........................        959          1,918           959          1,918
          Amortization of management
             contracts.........................      3,088          5,438        15,345         29,951
          Deferred taxes.......................      4,291          4,342         1,572           (397)
        Equity in earnings of other
          partnerships:
          Real estate depreciation.............      9,131         11,250        27,579         48,452
        Interest on Convertible Debentures.....                                  (5,012)       (10,003)
        Preferred Unit distributions...........    (14,415)       (28,830)      (14,415)       (28,830)
                                                  --------       --------      --------       --------
        Funds From Operations..................   $ 91,570       $135,646      $106,256       $149,178
                                                  ========       ========      ========       ========

               SUMMARY FINANCIAL INFORMATION OF YOUR PARTNERSHIP



     The summary financial information of Casa Del Mar Associates Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Casa Del Mar Associates Limited Partnership for the years ended December 31, 1997 and 1996, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. Certain amounts in the December 31, 1996 summary financial information have been reclassified to conform to the other periods presented here. See "Index to Financial Statements."



                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP



                                                                  FOR THE SIX MONTHS           FOR THE YEAR ENDED
                                                                    ENDED JUNE 30,                DECEMBER 31,
                                                              ---------------------------   -------------------------
                                                                  1998           1997          1997          1996
                                                              ------------   ------------   -----------   -----------
                                                              (UNAUDITED)    (UNAUDITED)     (AUDITED)     (AUDITED)
OPERATING DATA:
Total revenues..............................................  $ 3,637,897    $ 3,702,572    $ 7,335,827   $ 6,963,188
Net loss....................................................     (242,115)       (89,887)      (352,461)     (398,693)
BALANCE SHEET DATA:
Real estate, net of accumulated depreciation................  $16,635,564    $16,604,478    $16,793,217   $16,780,268
Total assets................................................   17,851,507     17,628,627     17,656,244    17,609,188
Mortgage notes payable......................................   13,800,862     14,019,912     13,910,041    14,120,604
Notes payable and accrued interest -- related parties.......    5,906,796      5,029,089      5,259,171     5,162,446
Notes payable and accrued interest -- other.................    1,714,490      1,594,875      1,652,243     1,541,382
Partners' Deficit...........................................   (4,777,639)    (4,272,950)    (4,535,524)   (4,387,087)



                           COMPARATIVE PER UNIT DATA



     Set forth below are historical and pro forma cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.



                                            AIMCO OPERATING             AIMCO OPERATING
                                              PARTNERSHIP                 PARTNERSHIP              YOUR PARTNERSHIP
                                              HISTORICAL                   PRO FORMA                  HISTORICAL
                                       -------------------------   -------------------------   -------------------------
                                       SIX MONTHS                  SIX MONTHS                  SIX MONTHS
                                         ENDED       YEAR ENDED      ENDED       YEAR ENDED      ENDED       YEAR ENDED
                                        JUNE 30,    DECEMBER 31,    JUNE 30,    DECEMBER 31,    JUNE 30,    DECEMBER 31,
                                          1998          1997          1998          1997          1998          1997
                                       ----------   ------------   ----------   ------------   ----------   ------------
Cash distributions per unit
  outstanding........................   $  1.125       $1.85        $  1.125      $  1.85         $  0          $  0

                        THE AIMCO OPERATING PARTNERSHIP



     The AIMCO Operating Partnership conducts substantially all of the operations of AIMCO (together with the AIMCO Operating Partnership, their consolidated subsidiaries and their majority-owned subsidiaries, the "Company"). AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. AIMCO is one of the largest owners and managers of multifamily apartment properties in the United States based on apartment unit data compiled by the National Multi Housing Council as of January 1, 1998. As of June 30, 1998 the Company owned or managed 200,911 apartment units in 1,045 properties located in 42 states, the District of Columbia and Puerto Rico. As of June 30, 1998, the Company owned or controlled 58,345 units in 210 apartment properties, held an equity interest in 74,318 units in 478 apartment properties and managed 68,248 units in 357 apartment properties for third party owners and affiliates.



     In August, 1997 we acquired 0.7576% interest in Your Partnership through a prior tender offer. In June 1998, we acquired an additional 0.3788% interest in Your Partnership through another tender offer. Other than the Units owned as a result of these prior tender offers, neither the AIMCO Operating Partnership, nor, to the best of its knowledge, any of its affiliates, (i) beneficially own or have a right to acquire any Units, (ii) have effected any transaction in the Units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of Your Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.



     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.



                                  RISK FACTORS



RISKS TO OFFEREES WHO TENDER THEIR UNITS IN THE OFFER



     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base the valuation of the Partnership Property on any third-party appraisal or valuation. We established the terms of the Offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations between Your Partnership and us. It is uncertain whether the Offer Price reflects the value which would be realized upon sale of the Units or liquidation of Your Partnership's assets. Because of our affiliation with the general partner of Your Partnership, the general partner of Your Partnership makes no recommendation to you as to whether to tender your Units. However, the general partner of Your Partnership believes that the terms of the Offer, including the Offer Price, are fair to you. We have retained Stanger to conduct an analysis of our Offer and to render an opinion to AIMCO as to the fairness to you of the Offer Price, from a financial point of view.



     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your Partnership Property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of the Partnership Property, the Offer Price could be less, perhaps substantially less than the net proceeds that you would realize upon a future liquidation of Your Partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your Units and, instead, continue to hold such Units and ultimately receive proceeds from a liquidation of Your Partnership. However, you may prefer to receive the Offer Price now rather than wait for uncertain future net liquidation proceeds. Furthermore, the general partner of Your Partnership has no present intention to liquidate Your Partnership, and Your Partnership Agreement does not require sale of Your Partnership Property by any particular date.



     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making the Offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase Units at a low price and your desire to sell your Units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. The general partner of Your Partnership is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the Offer. These conflicts include the fact that a decision of the limited partners of Your Partnership to remove, for any reason, the general partner of Your Partnership or the Property Manager from its current position would result in a decrease or elimination of the substantial fees paid to the general partner or the Property Manager for services provided to Your Partnership. The general partner of Your Partnership makes no recommendation to you as to whether to tender your Units. Such conflicts of interest in connection with the Offer and the operation of the Company differ from those conflicts of interest that currently exist for Your Partnership.



     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. Offerees who tender their Units in accordance with the terms of the Offer transfer all right, title and interest in and to all Units that are tendered and all distributions in respect of such Units on or after the date on which we accept such Units for purchase. Accordingly, following the purchase of your Units, we would be entitled to receive any future distributions from the operations of Your Partnership to the extent of the Units we acquire in the Offer. Similarly, Offerees who tender their Units for OP Units will be entitled to future distributions from the operations of the AIMCO Operating Partnership.



     TAX RISKS ASSOCIATED WITH THE OFFER. In general, the exchange of Units for OP Units will not be a taxable transaction. The sale of Units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the tender and your adjusted tax basis in the Units you transfer to us. The exchange of Units for OP Units and cash will be treated, for Federal income tax purposes, as a partial taxable sale of such Units and as a partial tax-free contribution of such Units to the AIMCO Operating Partnership. If you exchange your Units for cash or for OP Units and cash, the "amount realized" will be measured by the sum of the cash received plus the portion of Your Partnership's liabilities allocated to the Units sold for federal income tax purposes. To the extent that the amount of cash received plus the allocable share of Your Partnership's liabilities exceeds your tax basis for the Units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell the Partnership Property or prepay the current mortgage on the Partnership Property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you tender for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by an Offeree, including passive activity loss carryovers attributable to a Unit, could not be used to offset such Offeree's allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." The conversion after the one-year holding period of OP Units for shares of Class A Common Stock or Preferred Stock will be a taxable transaction, with the result that you will recognize gain or loss measured by the difference between the amount realized on the tender and your adjusted tax basis in the OP Units exchanged. In addition, if you become a shareholder in AIMCO after the one-year holding period, you will no longer be able to use income and loss from their investment to offset "passive" income and loss from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.



     The particular tax consequences of the tender for you will depend upon a number of factors related to your tax situation, including your tax basis in your Units, whether you dispose of all of your Units in Your Partnership (and therefore are no longer subject to the "passive" loss rules with respect to Your Partnership). Because the income tax consequences of an tender of Units will not be the same for all Offerees, you should consult your own tax advisor with specific reference to your own tax situation.



RISKS TO OFFEREES EXCHANGING UNITS FOR OP UNITS IN THE OFFER



     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your Units for OP Units, you will have changed fundamentally the nature of your investment. If you tender for OP Units, you will tender an interest in Your Partnership, which owns and manages a single property or small number of properties, for interests in the AIMCO Operating Partnership, which is in the business of acquiring, marketing, managing and operating a large portfolio of real properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your Units or the specific property of Your Partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.



     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been declines in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.



     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your Units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of Your Partnership.



     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by Your Partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.



RISKS TO OFFEREES WHO DO NOT TENDER THEIR UNITS IN THE OFFER



     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for the Units, nor is there another reliable standard for determining the fair market value of the Units. If you desire or need liquidity, you may wish to consider the Offer. The Offer affords you an opportunity to dispose of your Units for cash, which alternative otherwise might not be available to you currently or in the foreseeable future. However, the Offer Price does not necessarily reflect the price that you would receive in an open market for your Units or upon a liquidation of Your Partnership's assets. Such prices may be higher or lower than the Offer Price.



     DIFFERENT DISTRIBUTIONS. Based on anticipated annualized distributions of
$     with respect to the Preferred OP Units, current annualized distributions with respect to the Common OP Units and the estimated 1998 distributions of $0 with respect to the Units, distributions with respect to the Preferred OP Units and Common OP Units to be received in the Offer are expected to be greater, immediately following the Offer, than the distributions with respect to Units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."



     FUTURE CONTROL BY THE COMPANY. Because the general partner of Your Partnership is a subsidiary of AIMCO, we control such general partner and the management of Your Partnership. In addition, if we acquire Units in the Offer, we will increase our ability to influence voting decisions with respect to Your Partnership. Furthermore, in the event that we acquire a substantial number of Units pursuant to the Offer, removal of the general partner of Your Partnership by the limited partners (other than us) may become more difficult or impossible. We also own a 95% non-voting interest in the Property Manager, which manages Your Partnership Property. In the event that we acquire a substantial number of Units pursuant to the Offer, removal by the limited partners (other than us) of the Property Manager may become more difficult or impossible.



     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of Your Partnership liabilities is treated, for federal income tax purposes, as a deemed cash distribution. Although the general partner of Your Partnership has no current plan or intention to reduce the liabilities of Your Partnership, it is possible that future economic, market, legal, tax or other considerations may cause the general partner of Your Partnership to reduce the liabilities of Your Partnership. If the liabilities of Your Partnership were to be reduced, and you do not tender all of your Units pursuant to the Offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of Your Partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your Units and thereafter as gain.



     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your Partnership Agreement restricts you from making any transfer that would cause 50% or more of the total interest in Your Partnership to be transferred within a 12-month period. If we acquire a significant percentage of the interest in Your Partnership, you may not be able to transfer your Units for the 12-month period after the Offer.



                      BACKGROUND AND REASONS FOR THE OFFER



BACKGROUND OF THE OFFER



  General



     The Company is in the business of acquiring direct and indirect interests in apartment properties such as the property owned by Your Partnership. The Offer provides the Company with an opportunity to increase its ownership interest in Your Partnership Property while providing you and other investors with an opportunity to retain or liquidate your investment in Your Partnership by tendering for OP Units or for cash.



     On June 3, 1997, the Company acquired NHP Partners, Inc., a Delaware corporation ("NHP Partners"), and NHP Partners Two Limited Partnership, a Delaware limited partnership ("Partners Two"), each formerly affiliated with NHP Incorporated, a Delaware corporation ("NHP"). As a result of this acquisition, the general partner of Your Partnership became a subsidiary of the Company and an affiliate of the AIMCO Operating Partnership. Previously, on May 5, 1997, the Company acquired 51.3% of the outstanding common stock of NHP, which manages the property owned by Your Partnership. On December 8, 1997, the Company acquired the remaining 48.7% of the outstanding common stock of NHP and thus owns 100% of the outstanding common stock of NHP.



     We conducted two prior tender offers for Units of Your Partnership. In August, 1997 we acquired a 0.7576% limited partnership interest in Your Partnership through the first tender offer. In June 1998, we acquired an additional 0.3788% limited partnership interest in Your Partnership through the second tender offer. We currently own a 1.1364% limited partnership interest in Your Partnership.



  Engagement of Fairness Opinion Provider



     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for the Offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion.



ALTERNATIVES CONSIDERED



     One of the reasons the Company acquired NHP Partners, Partners Two and NHP was that the Company expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by NHP (the "NHP Partnerships"). Such offers would provide liquidity for the limited partners of the NHP Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain NHP Partnerships which would provide a larger asset and capital base and increased diversification.



     The following is a brief discussion of the benefits and disadvantages of alternatives to the Offer that could have been pursued by the general partner of Your Partnership.



  Liquidation



     Benefits of Liquidation. An alternative to the Offer would be for Your Partnership to sell its assets, distribute the net liquidation proceeds to the partners in accordance with Your Partnership Agreement, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If Your Partnership were to sell its assets and liquidate, the partners in Your Partnership would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of Your Partnership's assets. Instead, such assets would be valued through negotiations between Your Partnership and the prospective purchasers (in many cases unrelated third parties). Furthermore, Offerees are currently not receiving any distribution on their Units.



     Disadvantages of Liquidation. A liquidating sale of part or all of the Partnership Property would be a taxable event for partners of Your Partnership and could result in significant amounts of taxable income to partners in Your Partnership. In the opinion of the general partner of Your Partnership, the present time may not be a desirable time to seek to sell the real estate assets of Your Partnership in private transactions and any liquidation sale would be uncertain. The general partner of Your Partnership believes it currently is in the best interest of the partners of Your Partnership to continue holding Your Partnership's real estate assets. Finally, under Your Partnership Agreement, a sale of Your Partnership's assets and the subsequent liquidation of Your Partnership could occur only with the consent of at least a majority of the partners in Your Partnership. In the absence of such consent, a partner's only option for liquidation would be to sell his Units in a private transaction. Any such sale likely would be at a very substantial discount from the partner's pro rata share of the fair market value of the Partnership Property and might involve significant expense and delay.



  Continuation of the Property Partnerships Without the Option of the Offer



     Benefits of Continuation. A second alternative to the Offer would be for Your Partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing partnership agreement without the option of the Offer. A number of advantages would result from the continued operation of Your Partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of the Partnership Property in a private transaction at some point in the future a more attractive option than it is currently.



     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of Your Partnership without the option of the Offer. Your Partnership has required funding from its partners. Continuation of Your Partnership's operations is dependent on additional funding from partners or from other sources. Your Partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If Your Partnership were to continue operating as presently structured, Your Partnership could be forced to borrow on terms that could result in net losses from operations.



     In addition, continuation of Your Partnership as a separate entity without the option of the Offer, would deny the partners the benefits that the general partner of Your Partnership expects to result from the Offer. For example, a partner of Your Partnership would have no opportunity for liquidity unless he were to sell his Units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of Your Partnership Property. Continuation without the option of the Offer would deny Offerees the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties than Your Partnership. Also, there are currently no distributions paid on Units while there are distributions on OP Units.



EXPECTED BENEFITS OF THE OFFER



     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by Your Partnership. The Offer provides us with an opportunity to increase our ownership interest in the property of Your Partnership while providing you and other investors with an opportunity to retain or liquidate your investment in Your Partnership or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your Units for Preferred OP Units:



     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units. Upon redemption, we will give you, at our option, cash, shares of AIMCO's Class I Preferred Stock or shares of AIMCO's Class A Common Stock. AIMCO's Class A Common Stock and Class I Preferred Stock are listed and traded on the New York Stock Exchange.



     - Tax Deferral. You will generally not recognize any immediate taxable gain if you tender Units solely in exchange for Preferred OP Units.



     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. Your Partnership has not paid any distributions on your Units since the inception of Your Partnership.



     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than Your Partnership.



     There are five principal advantages of tendering your Units for Common OP
Units:



     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units. Upon redemption, we will give you, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.



     - Tax Deferral. You will generally not recognize any immediate taxable gain if you tender Units solely in exchange for Common OP Units.



     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Your Partnership has not paid any distributions on your Units since the inception of Your Partnership.



     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to Your Partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.



     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than Your Partnership.



     The principal advantage if you tender your Units for cash is immediate liquidity. However, tendering your Units for cash may cause you to recognize taxable gain for federal income tax purposes.



     For a description of certain disadvantages of the Offer, see "Risk
Factors."

                                   THE OFFER



TERMS OF THE OFFER; EXPIRATION DATE



     We are offering to acquire up to      % of the outstanding Units of Your
Partnership for consideration per Unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender Units pursuant
to the Offer, you may chose to receive any of such forms of consideration for your Units or any combination of such forms of consideration.



     Upon the terms and subject to the conditions of the Offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) Units that are validly tendered on or prior to the Expiration Date set forth herein and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." For purposes of the Offer, the term "Expiration Date" shall mean 5:00 p.m.,
Denver, Colorado time, on                  , 1998, unless the AIMCO Operating
Partnership in its sole discretion shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" with respect to the Offer shall mean the latest time and date on which the Offer, as extended by the AIMCO Operating Partnership, shall expire. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the Offer is open and to amend or terminate the Offer.



     If, prior to the Expiration Date, the AIMCO Operating Partnership increases the consideration offered to Offerees pursuant to the Offer, the increased consideration will be paid for all Units the holders of which elected such form of consideration accepted for payment pursuant to the Offer and the holders of which have accepted such form of consideration, regardless of whether the Units were tendered prior to or following the increase in consideration.



     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for all Units tendered (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership Agreement and any relevant procedures or regulations promulgated by the AIMCO GP. The AIMCO Operating Partnership will purchase all Units (subject to proration as described below), which are validly tendered and not properly withdrawn on or prior to the Expiration Date, upon the terms and subject to the conditions of the Offer.



     The Offer is conditioned on satisfaction of certain conditions. The Offer is not conditioned upon any minimum amount of Units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of the Offer. The AIMCO Operating Partnership reserves the right (but in no event shall be obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the Expiration Date, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Offerees, (ii) waive all the unsatisfied conditions and purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Offerees to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended, and (iv) amend the Offer.



     For administrative purposes, the Offer will commence on                  ,
1998 and will be deemed to be made as of             , 1998. Any tender of Units
pursuant to the Offer and acceptance for payment will be effective as of
            , 1998 (subject to proration as described below). The effective date will not affect the amount of distributions received by tendering Offerees.



ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS



     Upon the terms and subject to the conditions of the Offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all Units (subject to proration as described below), which are validly tendered as promptly as practicable following the Expiration Date. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered Units prior to the Expiration Date. A tendering beneficial owner of Units whose Units are owned of record by an Individual Retirement

     Account or other qualified plan will not receive direct payment of the Offer Price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The Offer Price shall be reduced by any interim
distributions made by Your Partnership between                  and the
Expiration Date. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.



     For purposes of the Offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the Offer, and thereby purchased, validly tendered Units, if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of the AIMCO Operating Partnership's acceptance of those Units for payment pursuant to the Offer. Payment for Units accepted for payment pursuant to the Offer will be made through the Information Agent, which will act as agent for tendering Offerees for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering Offerees. OP Units will be issued directly by the AIMCO Operating Partnership to those Offerees who elect to receive OP Units in lieu of cash pursuant to the Offer.



     If any tendered Units are not accepted for payment for any reason, the Letter of Transmittal with respect to such Units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered Units, and those Units may not be withdrawn except to the extent that the tendering Offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay Offerees the Offer Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.



     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of the AIMCO Operating Partnership's affiliates, the right to purchase Units tendered pursuant to the Offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the Offer or prejudice the rights of tendering Offerees to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.



PROCEDURE FOR TENDERING UNITS



  Valid Tender



     To validly tender Units pursuant to the Offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of the Prospectus or this Prospectus Supplement, on or prior to the Expiration Date. An Offeree may tender all or any portion of the Units owned by that Offeree. No alternative, conditional or contingent tenders will be accepted.



  Signature Requirements



     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the Units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order for a tendering Offeree to participate in the Offer, its Units must be validly tendered and not withdrawn on or prior to the Expiration Date.



     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.



  Appointment as Proxy



     By executing the Letter of Transmittal, a tendering Offeree irrevocably appoints the AIMCO Operating Partnership and its designees as the Offeree's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of the Offeree's rights with respect to the Units tendered by the Offeree and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered Units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered Units for payment. Upon such acceptance for payment, all prior proxies given by the Offeree with respect to the Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those Units, be empowered to exercise all voting and other rights of the Offeree as they, in their sole discretion, may deem proper at any meeting of Offerees, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the Units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the Units, including voting at any meeting of Offerees then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, a tendering Offeree agrees to execute all such documents and take such other actions as shall be reasonably required to enable the Units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted by an Offeree to the AIMCO Operating Partnership upon its execution of the Letter of Transmittal shall remain effective and be irrevocable for a period of ten years following the termination of the Offer.



  Assignment of Interest in Future Distributions and All Other Rights, Etc.



     Offerees who tender Units agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all right, title and interest in and to such Units tendered that are accepted for payment pursuant to the Offer, including, without limitation, (i) all of such Offerees' interest in the capital of Your Partnership, and interest in all profits, losses and distributions of any kind to which such Offerees shall at any time be entitled in respect of the Units; (ii) all other payments, if any, due or to become due to the Offeree in respect of the Units, under or arising out of Your Partnership Agreement, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise; (iii) all of such Offerees' claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of Your Partnership Agreement or such Offerees' ownership of the Units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of Your Partnership; and (iv) all present and future claims, if any, of the Offeree against Your Partnership or its partners under or arising out of Your Partnership Agreement for monies loaned or advanced, for services rendered, for the management of Your Partnership or otherwise.



  Election of Consideration



     Offerees may elect to receive Preferred OP Units, Common OP Units or cash pursuant to the Offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that an Offeree tenders Units but does not indicate on the Letter of Transmittal which type of consideration the Offeree wants, the AIMCO Operating Partnership will issue Preferred OP Units to such Offeree.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects



     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the Offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular Unit determined by it not to be in proper form or if the acceptance of or payment for that Unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the Offer that it is legally permitted to waive as to the tender of any particular Unit and to waive any defect or irregularity in any tender with respect to any particular Unit of any particular Offeree. The AIMCO Operating Partnership's interpretation of the terms and conditions of the Offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of Units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.



  Backup Federal Income Tax Withholding



     To prevent the possible application of back-up federal income tax withholding of 31% with respect to payment of the Offer Price, a tendering Offeree must provide the AIMCO Operating Partnership with the Offeree's correct taxpayer identification number. See the Instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."



  FIRPTA Withholding



     To prevent the withholding of federal income tax in an amount equal to 10% of the amount realized pursuant to the Offer, each tendering Offeree must certify under penalty of perjury that the Offeree is not a foreign person. See the Instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."



  Binding Agreement



     A tender of Units pursuant to any of the procedures described above and the acceptance for payment of such Units will constitute a binding agreement between the tendering Offeree and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.



WITHDRAWAL RIGHTS



     Tenders of Units pursuant to the Offer may be withdrawn at any time prior to acceptance for payment as provided in this Prospectus Supplement.



     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of Units to be withdrawn and the name of the registered holder of such Units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.



     If purchase of, or payment for, Units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for Units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the Offer, tendered Units may be retained by the Information Agent and may not be withdrawn, except to the extent that tendering Offerees are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Offerees the Offer Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

     Any Units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer.



     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.



EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT



     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and for, any Units, (ii) to terminate any of the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any Units not already accepted for payment or paid for and (iv) to amend any of the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the Units being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to Offerees in a manner reasonably designed to inform Offerees of such change. In the case of an extension of the Offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled Expiration Date of the Offer, in accordance with Rule 14e-1(d) under the Exchange Act.



     If the AIMCO Operating Partnership extends the Offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the Offer, the Information Agent may retain tendered Units and those Units may not be withdrawn except to the extent tendering Offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-l(c), under the Exchange Act, to pay Offerees the Offer Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.



     If the AIMCO Operating Partnership makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the AIMCO Operating Partnership will extend the Offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following any material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to Offerees. Accordingly, if prior to the Expiration Date, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding Units) or decreases the number of Units being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Offerees, the Offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.



PRORATION



     If the number of Units properly tendered and not withdrawn prior to the
Expiration Date does not exceed   % of the outstanding Units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the Offer will purchase all such Units so tendered and not withdrawn.

     If the number of Units properly tendered and not withdrawn prior to the
Expiration Date exceeds   % of the outstanding Units, the AIMCO Operating
Partnership, upon the terms and subject to the conditions of the Offer, will accept for purchase Units in the following order of priority:



        (1) All Units properly tendered and not withdrawn prior to the Expiration Date by any Offeree holding one or fewer Units who tenders all Units held by such Offeree; and



        (2) After purchase of the foregoing Units, all other Units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one Units by a tendering Offeree.



     Following the Expiration Date, the AIMCO Operating Partnership may renew the Offer one or more times on the same terms as described in this Prospectus Supplement. If the number of Units properly tendered and not withdrawn prior to the expiration of any such renewal (together with Units previously purchased in
the Offer) is                or less, the AIMCO Operating Partnership will
purchase such Units so tendered and not withdrawn. If the number of Units in Your Partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any Units previously purchased in this Exchange
Offer) is greater than                , the AIMCO Operating Partnership will
purchase Units in the order of priority described in the preceding paragraph.



     In the event that OP Units of tendered Units is required, the AIMCO Operating Partnership will determine the final OP Units factor as promptly as practicable after the Expiration Date or any renewal of the Offer.



FRACTIONAL OP UNITS



     We will issue fractional Common OP Units and Preferred OP Units.



FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP



     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of Your Partnership and thereby controls the management of Your Partnership. In addition, the Company indirectly owns a 95% non-voting interest in the company that manages Your Partnership Property. The AIMCO Operating Partnership currently intends that, upon consummation of the Offer, Your Partnership will continue its business and operations substantially as they are currently being conducted. The Offer is not expected to have any effect on Your Partnership's financial condition or results of operations.



     After the completion or termination of the Offer, the AIMCO Operating Partnership and its affiliates may acquire additional Units or sell Units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the Units it acquires pursuant to the Offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy Your Partnership Property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause Your Partnership to initiate or complete, any subsequent transaction during any specific time period following the Expiration Date or at all.



     We currently intend that, upon consummation of the Offer, Your Partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in Your Partnership's structure or business. We have no present intention to cause Your Partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP



     If the AIMCO Operating Partnership acquires a substantial amount of Units pursuant to the Offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to Your Partnership. Under Your Partnership Agreement, holders of outstanding Units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to Your Partnership Agreement. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."



DISSENTERS' RIGHTS



     Neither Your Partnership Agreement nor applicable law provides any right for Offerees to have their respective Units appraised or redeemed in connection with or as a result of the Offer. Each Offeree has the opportunity to make an individual decision on whether to tender Units in the Offer.



CONDITIONS OF THE OFFER



     Notwithstanding any other provisions of the Offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any Units tendered pursuant to the Offer, may postpone the purchase of, and payment for, Units tendered, and may terminate or amend the Offer if at any time on or after
          , 1998 and at or before the time of acceptance for payment of any such Units (whether or not any Units have theretofore been accepted for payment and paid for) pursuant to the Offer, any of the following shall occur:



        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, or results of operations or prospects of Your Partnership or local markets in which Your Partnership owns or operates the Partnership Property, which change, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to Your Partnership or the value of the Units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to Your Partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of Your Partnership or the value of the Units to the AIMCO Operating Partnership; or



        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 10% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, LIBOR, or the price of the 30-year Treasury Bond, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or



          (c) there shall have been threatened, instituted, or pending any action, proceeding, application or counterclaim by any federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the Units, restrains, or prohibits or delays the making or consummation of the Offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) in connection with the acquisition of the Units, or (if there is a substantial likelihood of success on the merits) seeks to obtain any material amount of damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeks to make the purchase of, or payment for, some or all of the Units pursuant to the Offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the Units,
     (iii) seeks to prohibit or limit the ownership or operation by the AIMCO Operating Partnership of the entity serving as the general partner of Your Partnership or to remove such entity as the general partner of Your Partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any affiliate of the AIMCO Operating Partnership to conduct Your Partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership to acquire or hold or to exercise full rights of ownership of the Units including, but not limited to, the right to vote the Units purchased by it on all matters properly presented to the Offerees or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of Your Partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the Offer or the value of the Units to the AIMCO Operating Partnership; or



        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the Offer, the AIMCO GP, the AIMCO Operating Partnership, or any affiliate of the AIMCO Operating Partnership, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or



        (e) Your Partnership shall have (i) changed, or authorized a change of, the Units or Your Partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, Units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for Units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding Units or other securities,
     (iv) declared or paid any dividend or distribution on any Units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the Units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of Your Partnership or the Units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of Your Partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or



          (f) a tender or exchange offer for any Units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Exchange Act), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the Units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the Units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving Your Partnership.



     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.



EFFECTS OF THE OFFER



  Future Control by the Company



     Because the general partner of Your Partnership is a subsidiary of the Company, the Company has control over the management of Your Partnership. In addition, if the AIMCO Operating Partnership acquires Units in the Offer, the Company will increase its ability to influence voting decisions with respect to Your Partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of Units pursuant to the Offer, removal of the general partner of Your Partnership (which general partner is controlled by the Company) by the limited partners (other than those controlled by the Company) may become more difficult or impossible. The Company also indirectly owns 95% non-voting interest in the company which manages Your Partnership Property. In the event that the AIMCO Operating Partnership acquires a substantial number of Units pursuant to the Offer, removal by the limited partners (other than those controlled by the Company) of the manager of Your Partnership Property may become more difficult or impossible.



  Distributions to the AIMCO Operating Partnership



     As a result of the Offer, the AIMCO Operating Partnership, in its capacity as a limited partner of Your Partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in Your Partnership, including the Units purchased pursuant to the Offer.



  Partnership Business



     The Offer will not materially affect the operation of Your Partnership Property owned by Your Partnership, because the AIMCO Operating Partnership will continue to control the general partner of Your Partnership and the management of Your Partnership, and the Property Manager will continue to manage Your Partnership Property.



CERTAIN LEGAL MATTERS



     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of Your Partnership, aware of any licenses or regulatory permits that would be material to the business of Your Partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of Units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Units by the AIMCO Operating Partnership pursuant to the Offer as contemplated herein. While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to Your Partnership's business, or that certain parts of Your Partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the

     AIMCO Operating Partnership to elect to terminate the Offer without purchasing Units thereunder. The AIMCO Operating Partnership's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this section.



     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units contemplated by the Offer.



     Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to the Offer.



     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.



FEES AND EXPENSES



     Except as set forth in this section, the AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The AIMCO Operating
Partnership has retained               to act as Information Agent in connection
with the Offer. The Information Agent may contact holders of Units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee Offerees to forward materials relating to the Offer to beneficial owners of the Units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinions for the Offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the Offer (excluding the purchase price of the
Units payable to the Offerees) will be approximately $              .



ACCOUNTING TREATMENT



     Upon consummation of the Offer, the AIMCO Operating Partnership will account for the investment in the Units acquired in the Offer under the purchase method of accounting. There will be no effect on the accounting treatment of Your Partnership as a result of the Offer.



                       DESCRIPTION OF PREFERRED OP UNITS



GENERAL



     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.



RANKING



     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to any interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.



     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.



DISTRIBUTIONS



     Holders of Preferred OP Units are entitled to receive, when and as declared by the Board of Directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Units (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units are prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.



     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.



ALLOCATION



     The Preferred OP Units shall be allocated net income of the AIMCO Operating Partnership in an amount equal to the distribution made on such Preferred OP Unit during the taxable year. The Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to Common OP Units or other interests of the AIMCO Operating Partnership.



LIQUIDATION PREFERENCE



     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Units (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income gain is made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION



     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership Agreement. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.



VOTING RIGHTS



     Except as otherwise required by applicable law or in the AIMCO Operating Partnership Agreement, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership Agreement, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, shall not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Units shall have one (1) vote per Preferred OP Unit.



RESTRICTIONS ON TRANSFER



     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership Agreement.

                     DESCRIPTION OF CLASS I PREFERRED STOCK



     The Class I Preferred Stock (a) ranks prior to the Common Stock and will rank prior to the Class E Preferred Stock to be issued in the Insignia Merger, and any other class or series of capital Stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").



     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds shall be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.



     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.



     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the Charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.



     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO Board may waive such ownership limit if evidence satisfactory to the

     AIMCO Board and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO Board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK



                               PREFERRED OP UNITS


                            CLASS I PREFERRED STOCK



                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitute equity interests
entitling each holder of Preferred OP Units, when and        entitling each Class I Preferred Stockholder, when and
as declared by the Board of Directors of the general         as declared by the AIMCO Board, cash distribution at a
partner of the AIMCO Operating Partnership, quarterly        rate of $      per annum per share.
cash distribution at a rate of $      per Preferred OP
Units, subject to adjustments from time to time on or
after the fifth anniversary of the issue date of the
Preferred OP Units.



                                 Voting Rights


Except as otherwise required by applicable law or in         Class I Preferred Stockholders will not have any voting
the AIMCO Operating Partnership Agreement, the holders       rights, except as set forth below and except as
of the Preferred OP Units will have the same voting          otherwise required by applicable law.
rights as holders of the Common OP Units. See
"Description of OP Units" in the accompanying                If and whenever dividends on any shares of Class I
Prospectus. So long as any Preferred OP Units are            Preferred Stock or any series or class of Class I
outstanding, in addition to any other vote or consent        Parity Stock shall be in arrears for six or more
of partners required by law or by the AIMCO Operating        quarterly periods (whether or not consecutive), the
Partnership Agreement, the affirmative vote or consent       number of directors then constituting the AIMCO Board
of holders of at least 50% of the outstanding Preferred      shall be increased by two (if not already increased by
OP Units will be necessary for effecting any amendment       reason of similar types of provisions with respect to
of any of the provisions of the Partnership Unit             shares of voting preferred stock), and the holders of
Designation of the Preferred OP Units that materially        shares of Class I Preferred Stock, together with the
and adversely affects the rights or preferences of the       holders of shares of all other voting preferred stock
holders of the Preferred OP Units. The creation or           then entitled to exercise similar voting rights, voting
issuance of any class or series of AIMCO Operating           as a single class regardless of series, will be
Partnership units, including, without limitation, any        entitled to vote for the election of two additional
AIMCO Operating Partnership units that may have rights       directors of AIMCO. Whenever dividends in arrears and
senior or superior to the Preferred OP Units, shall not      dividends for the current quarterly dividend period
be deemed to materially adversely affect the rights or       have been paid or declared and set aside in respect of
preferences of the holders of Preferred OP Units. With       the outstanding shares of the Class I Preferred Stock
respect to the exercise of the above described voting        and the voting preferred stock, then the right of the
rights, each Preferred OP Units shall have one (1) vote      Class I Preferred Stockholders and of the voting
per Preferred OP Unit.                                       preferred stockholders to elect such additional two
                                                             directors shall cease and the terms of office of such
                                                             directors shall terminate.
                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the Class I Preferred
                                                             Stockholders and the Class I Parity Stockholders
                                                             entitled to vote on such matters, voting as a single
                                                             class, will be required to (i) authorize, create,
                                                             increase the authorized amount of, or issue any shares
                                                             of any class of Class I Senior Stock or any security
                                                             convertible into shares of any class of Class I Senior
                                                             Stock, or (ii) amend, alter or repeal any provision of,
                                                             or add any provision to, the AIMCO Charter, including
                                                             the Articles Supplementary, or the By-Laws of AIMCO, if
                                                             such action would materially adversely affect the
                                                             voting powers, rights or preferences of the holders of
                                                             the Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO Charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.
                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             shall have one vote per share, except that when any
                                                             other class or series of Preferred Stock shall have the
                                                             right to vote with the Class I Preferred Stock as a
                                                             single class, then the Class I Preferred Stock and such
                                                             other

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK


                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated Class I Liquidation Preference.



                                 Distributions


Holders of Preferred OP Units will be entitled to            Holders of Class I Preferred Stock shall be entitled to
receive, when and as declared by the Board of Directors      receive, when and as declared by the AIMCO Board, out
of the general partner of the AIMCO Operating                of funds of AIMCO legally available for payment, cash
Partnership, quarterly cash distributions at the rate        dividends at the rate of $      per annum per share.
of $      per Preferred OP Unit; provided, however,          Such dividends shall be cumulative from the date of
that at any time and from time to time on or after the       original issue. Holders of Class I Preferred Stock
fifth anniversary of the issue date of the Preferred OP      shall not be entitled to receive any dividends in
Units, the AIMCO Operating Partnership may adjust the        excess of cumulative dividends on the Class I Preferred
annual distribution rate on the Preferred OP Units to        Stock. No interest, or sum of money in lieu of
the lower of (i)     % plus the annual interest rate         interest, shall be payable in respect of any dividend
then applicable to U.S. Treasury notes with a maturity       payment or payments on the Class I Preferred Stock that
of five years, and (ii) the annual dividend rate on the      may be in arrears.
most recently issued AIMCO non-convertible preferred
stock which ranks on a parity with its Class H               When dividends are not paid in full upon the Class I
Cumulative Preferred Stock. Such distributions will be       Preferred Stock or any other class or series of Class I
cumulative from the date of original issue. Holders of       Parity Stock, all dividends declared upon the Class I
Preferred OP Units will not be entitled to receive any       Preferred Stock and any shares of Class I Parity Stock
distributions in excess of cumulative distributions on       shall be declared ratably in proportion to the
the Preferred OP Units. No interest, or sum of money in      respective amounts of dividends accumulated, accrued
lieu of interest, shall be payable in respect of any         and unpaid on the Class I Preferred Stock and such
distribution payment or payments on the Preferred OP         Class I Parity Stock. Unless dividends equal to the
Units that may be in arrears.                                full amount of all accumulated, accrued and unpaid
                                                             dividends on the Class I Preferred Stock have been
When distributions are not paid in full upon the             paid, or declared and set apart for payment, except in
Preferred OP Units or any Parity Units, all                  limited circumstances, no dividends may be declared or
distributions declared upon the Preferred OP Units and       paid or set apart for payment by AIMCO and no other
any Parity Units shall be declared ratably in                distribution of cash or other property may be declared
proportion to the respective amounts of distributions        or made, directly or indirectly, by AIMCO with respect
accumulated, accrued and unpaid on the Preferred OP          to any shares of Class I Junior Stock, nor shall any
Units and such Parity Units. Unless full cumulative          shares of Class I Junior Stock be redeemed, purchased
distributions on the Preferred OP Units have been            or otherwise acquired for any consideration, nor shall
declared and paid, except in limited circumstances, no       any other cash or other property be paid or distributed
distributions may be declared or paid or set apart for       to or for the benefit of holders of shares of Class I
payment by the AIMCO Operating Partnership and no other      Junior Stock. See "Description of Class I Preferred
distribution of cash or other property may be declared       Stock -- Dividends."
or made, directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."



                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are              aggregate value of all equity stock (including all
transferable, subject to certain restrictions set forth      shares of Class I Preferred Stock) owned directly or
in the AIMCO Operating Partnership Agreement, as             constructively by such person may not exceed 8.7% (or
registered securities under the Securities Act               15% in the case of certain parties) of the aggregate
restrictions pursuant to exemptions from registration        value of all outstanding shares of equity stock).
or upon registration.                                        Further, certain transfers which may have the effect of
                                                             causing AIMCO to lose its status as a REIT are void ab
Pursuant to the AIMCO Operating Partnership Agreement,       initio.
until the expiration of one year from the date on which
a holder of Preferred OP Units acquired Preferred OP         If any transfer of Class I Preferred Stock occurs
Units, subject to certain exceptions, such holder of         which, if effective, would result in any person
Preferred OP Units may not transfer all or any portion       beneficially or constructively owning Class I Preferred
of its Preferred OP Units to any transferee without the      Stock in excess or in violation of the Class I
consent of the AIMCO GP, which consent may be withheld       Preferred Ownership Limit, such shares of Class I
in its sole and absolute discretion. After the               Preferred Stock in excess of the Class I Preferred
expiration of one year, such holders of Preferred OP         Ownership Limit shall be automatically transferred to a
Units has the right to transfer all or any portion of        trustee in his capacity as trustee of a trust for the
its Preferred OP Units to any person, subject to the         exclusive benefit of one or more charitable
satisfaction of certain conditions specified in the          beneficiaries designated by AIMCO, and the prohibited
AIMCO Operating Partnership Agreement, including the         transferee shall generally have no rights in such
AIMCO GP's right of first refusal.                           shares, except upon sale of the shares by the trustee.
                                                             The trustee shall have all voting rights and rights to
                                                             dividends with respect to shares of

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK


After a one-year holding period, a holder may redeem         Class I Preferred Stock held in the trust, which rights
Preferred OP Units and receive in exchange therefor, at      shall be exercised for the benefit of the charitable
the AIMCO Operating Partnership's option, (i) subject        beneficiaries.
to the terms of any Senior Units, cash in an amount
equal to the Liquidation Preference of the Preferred OP      The trustee may sell the Class I Preferred Stock held
Units tendered for redemption, (ii) a number of shares       in the trust to AIMCO or a person, designated by the
of preferred stock of AIMCO that have an aggregate           trustee, whose ownership of the Class I Preferred Stock
dividend yield equivalent to the distribution yield of       will not violate the Class I Preferred Ownership Limit.
the Preferred OP Units tendered for redemption and are       Upon such sale, the interest of the charitable
part of a class or series of preferred stock that is         beneficiaries in the shares sold shall terminate and
then listed on the New York Stock Exchange or another        the trustee shall distribute to the prohibited
national securities exchange, or (iii) a number of           transferee, the lesser of (i) the price paid by the
shares of Class A Common Stock of AIMCO that is equal        prohibited transferee for the shares or if the
in Value to the Liquidation Preference of the Preferred      prohibited transferee did not give value for the shares
OP Units tendered for redemption. The Preferred OP           in connection with the event causing the shares to be
Units may not be redeemed at the option of the AIMCO         held in the trust, the Market Price (as defined in the
Operating Partnership. See "Description of Preferred OP      Articles Supplementary) of such shares on the day of
Units -- Redemption."                                        the event causing the shares to be held in the trust
                                                             and (ii) the price per share received by the trustee
                                                             from the sale or other disposition of the shares held
                                                             in the trust. Any proceeds in excess of the amount
                                                             payable to the prohibited transferee shall be payable
                                                             to the charitable beneficiaries.
                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) shall be payable solely with the proceeds
                                                             from the sale by AIMCO or the AIMCO Operating
                                                             Partnership of other capital shares of AIMCO or the
                                                             AIMCO Operating Partnership (whether or not such sale
                                                             occurs concurrently with such redemption).

                       CERTAIN FEDERAL INCOME TAX MATTERS



     The following summary is a general discussion of certain federal income tax consequences of the Offer that may be relevant to (i) Offerees who tender some or all of their Units in exchange for OP Units pursuant to the Offer, (ii) Offerees who tender some or all of their Units for cash pursuant to the Offer and (iii) Offerees who do not tender any of their Units pursuant to the Offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this Offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and Your Partnership are classified and subject to taxation for federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular Offeree in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes). This summary assumes that the Units held by Offerees and OP Units received by Offerees in the Offer constitute capital assets in the hands of such Offerees (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.



     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, EACH PROSPECTIVE OFFEREE SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO IT OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR THEIR SPECIFIC TAX SITUATION.



TAX CONSEQUENCES TO OFFEREES TENDERING UNITS SOLELY IN EXCHANGE FOR OP UNITS



     Except as described below, a tendering Offeree will not recognize gain or loss for federal income tax purposes upon a transfer of Units solely in exchange for OP Units. A tendering Offeree may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of Your Partnership allocable to the Units transferred by such Offeree exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units received by the Offeree, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to the Offeree. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of the Offeree's adjusted tax basis in the OP Units received, and thereafter as a taxable gain.



     The AIMCO Operating Partnership anticipates that, under most circumstances, an Offeree would be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of Units pursuant to the Offer, at least equal to the amount of liabilities of Your Partnership that were allocable to such Units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most Offerees would not recognize gain or loss as a result of an exchange of Units solely for OP Units pursuant to the Offer.



     Offerees who are considering exchanging Units for OP Units pursuant to the Offer are urged to read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax
Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES TO OFFEREES TENDERING UNITS IN EXCHANGE FOR OP UNITS AND CASH



     Generally, the exchange of Units for OP Units and cash will be treated, for federal income tax purposes, as a partial taxable sale of such Units and as a partial tax-free contribution of such Units to the AIMCO Operating Partnership. The portion of the Units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by the Offeree pursuant to the Offer plus the amount of Your Partnership liabilities deemed transferred to the Offeree pursuant to the Offer and the denominator of which is the fair market value of the aggregate consideration received by the Offeree pursuant to the Offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by the Offeree pursuant to the Offer). The transfer by the Offeree of the remaining portion of such Units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred Units is allocated between the portion of the Units deemed sold and the remaining portion of the Units deemed contributed on the basis of each such portion's respective fair market value.



     For purposes of the partial sale rules, the amount of Your Partnership liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of Your Partnership liabilities allocable to such Offeree in respect of the transferred Units immediately prior to the exchange over the AIMCO Operating Partnership liabilities allocated to such Offeree as determined immediately after the exchange or (ii) the product of (A) Your Partnership liabilities allocable to such Offeree in respect of such transferred Units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and (y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of Your Partnership liabilities allocable to such Offeree in respect of the transferred Units immediately prior to the exchange.



     To the extent that the transfer of Units to the AIMCO Operating Partnership is treated as a taxable sale, the Offeree transferring such Units will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of Your Partnership liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such Units deemed sold. Thus, an Offeree's tax liability resulting from such sale of Units could exceed the amount of cash received upon such sale. To the extent that the transfer of Units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, the Offeree will generally not recognize any gain or loss for federal income tax purposes. A tendering Offeree may recognize gain upon such exchange if the amount of Your Partnership liabilities allocable to the tendering Offeree, as determined immediately prior to the exchange, in respect of the portion of Units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to such tendering Offeree as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to the Offeree. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of the Offeree's adjusted tax basis in the OP Units received, and thereafter as a taxable gain. An Offeree will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of its Units transferred in exchange therefor.



TAX CONSEQUENCES TO OFFEREES TENDERING UNITS SOLELY IN EXCHANGE FOR CASH



     In general, an Offeree will recognize gain or loss on a sale of a Unit pursuant to the Offer equal to the difference between (i) the Offeree's "amount realized" on the sale and (ii) the Offeree's adjusted tax basis in the Units sold by such Offeree. The "amount realized" with respect to a Unit will be equal to the sum of the amount of cash received by the Offeree for the Unit sold by such Offeree pursuant to the Offer (that is, the Offer Price) plus the amount of the liabilities of Your Partnership allocable to such Unit (as determined under Section 752 of the Code). Thus, an Offeree's tax liability resulting from such sale of Units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS



     In general, an Offeree had an initial tax basis in its Unit equal to the cash investment in Your Partnership increased by such Offeree's share of Your Partnership's liabilities at the time such Unit was acquired. An Offeree's initial tax basis generally has been increased by (i) such Offeree's share of Your Partnership income and gains and (ii) any increases in its share of liabilities of Your Partnership, and has been decreased (but not below zero) by
(i) such Offeree's share of cash distributions from Your Partnership, (ii) any decreases in such Offeree's share of liabilities of Your Partnership, (iii) such Offeree's share of losses of Your Partnership, and (iv) such Offeree's share of nondeductible expenditures of Your Partnership that are not chargeable to capital. For purposes of determining an Offeree's adjusted tax basis in its Units immediately prior to a disposition of such Units, its adjusted tax basis in such Units will include its allocable share of Your Partnership's income, gain or loss for the taxable year of disposition. If an Offeree's adjusted tax basis is less than its share of Your Partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of its Unit), such Offeree's gain recognized pursuant to the Offer will exceed the cash proceeds realized upon the sale of such Unit. The initial adjusted tax basis of the OP Units received by an Offeree in exchange for its Units pursuant to the Offer will be equal to (i) the sum of its adjusted tax basis in such transferred Units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.



CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER



     Except as described below, the gain or loss recognized by an Offeree on a sale or exchange of a Unit pursuant to the Offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if the tendering Offeree's holding period for the Unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum federal income tax rate of 20%. If the amount realized with respect to a Unit attributable to an Offeree's share of "unrealized receivables" of Your Partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum federal income tax rate applicable to Offerees who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as Your Partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."



     A tendering Offeree will be allocated a share of Your Partnership's taxable income or loss for the year of tender with respect to any Units sold or exchanged. Thus, an Offeree will recognize ordinary income or loss in an amount equal to Your Partnership's accreted income or loss allocable to such Unit. Although such an Offeree will not receive a distribution with respect to any accreted income, the Offer Price includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution to Offerees under the terms of The AIMCO Operating Partnership Agreement. Such allocation and any cash distributed by Your Partnership to the Offeree for that year will affect the Offeree's adjusted tax basis in its Unit and, therefore, the amount of such Offeree's taxable gain or loss upon a sale of a Unit pursuant to the Offer.



PASSIVE ACTIVITY LOSSES



     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the Units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if an Offeree's investment in Your Partnership is treated as a passive activity, an Offeree may be able to shelter gain from the sale of its Units pursuant to the Offer with such losses in the manner described below. An Offeree that sells all or a portion of its Units pursuant to the Offer and recognizes a gain on such sale will be entitled to use its current and "suspended" passive activity losses (if any) from Your Partnership and other passive sources to offset that gain. An Offeree that sells all or a portion of its Units pursuant to the Offer and recognizes a loss on such sale will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of the Offeree's passive activity income from Your Partnership for that year (if any) plus any passive activity income from other sources for that year. If an Offeree sells all of its Units pursuant to the Offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by such Offeree against any other income of such Offeree for that year, regardless of the character of that income. Accordingly, each Offeree should consult its tax advisor concerning whether, and the extent to which, the Offeree has available suspended passive activity losses from Your Partnership or other investments that may be used to offset gain from the sale of its Units pursuant to the Offer.



FOREIGN OFFEREES



     Gain recognized by a foreign Offeree on a transfer of a Unit for cash, OP Units, or a combination thereof, pursuant to the Offer will be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign Offeree on the disposition. Amounts would be creditable against a foreign Offeree's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.



     EACH HOLDER OF UNITS SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO SUCH HOLDER AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.



                               VALUATION OF UNITS



     We determined the Offer Price by estimating the proceeds that you would receive if Your Partnership were liquidated. For this purpose, we estimated the value of the property owned by Your Partnership using the direct capitalization method. This method involves applying a capitalization rate to Your Partnership's annual forecasted net operating income. However, there are a number of available methods to value real estate, each of which requires judgments about certain variables. We used our best judgment for these variables, but our valuation is ultimately an estimate. The proceeds that you would receive if you sold your Units to someone else or if Your Partnership were actually liquidated might be higher or lower than our Offer Price. We determined our offer price as follows:



     - First, we calculated the value of the property owned by Your Partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's forecasted annual net operating income of
       $          for the period from January 1, 1998 to December 31, 1998 to
       derive a gross property value of $          . We selected a
       capitalization rate of      %, based on our experience in valuing similar
       properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated Your Partnership Property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms'-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We added to this gross valuation capital
       expenditures of $          to derive a purchase price for the property of
       $          .

     - Second, we calculated the value of the equity of Your Partnership by adding the property value calculated in the first step and the value, as of June 30, 1998, of the assets of Your Partnership, deducting liabilities of Your Partnership, including mortgage debt and debt owed by Your Partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including initial capital expenditures and deferred maintenance to derive a net equity value for Your Partnership of
       $          .



     - Third, using this net equity value, we determined the proceeds that would be paid to holders of Units in the event of a liquidation of Your Partnership, based on the terms of Your Partnership Agreement. Our cash Offer Price represents the per Unit liquidation proceeds determined in this manner.



     - In order to determine the number of Preferred OP Units we are offering you, we divided the per Unit liquidation proceeds by a price of $100 per unit for the Preferred OP Units.



     - In order to determine the number of Common OP Units we are offering you, we divided the per Unit liquidation proceeds by a price of
       $               per Unit for the Common OP Units. We determined the value
       of the Common OP Units based on the trading price of AIMCO's Class A Common Stock. The last reported closing sales price of AIMCO's Class A Common Stock on the New York Stock Exchange was $33 3/4 on September 16, 1998.



Forecasted net operating income (January 1, 1998 to December
  31, 1998).................................................  $ 2,535,146
Capitalization rate.........................................
Gross valuation of Your Partnership Property................
Plus: Capital Expenditures..................................       64,200
PURCHASE PRICE OF YOUR PARTNERSHIP PROPERTY.................
Plus: Cash and cash equivalents.............................      432,412
Plus: Other Partnership assets, net of security deposits....      565,912
Less: Mortgage debt, including accrued interest.............   13,910,041
Less: Notes payable, including accrued interest.............    6,948,217
Less: Accounts payable and accrued expenses.................      486,991
Less: Other liabilities.....................................      869,063
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................            0
Less: Initial Capital Expenditures and Deferred
  Maintenance...............................................    1,100,000
Less: Municipal Transfer taxes..............................      176,153
Less: Closing Costs.........................................      251,647
Net valuation of Your Partnership...........................
Net valuation of Units......................................
          Total number of Units.............................           99
Valuation per Unit..........................................  $
                                                              -----------
Cash Consideration per Unit.................................
                                                              -----------
Valuation of one Preferred OP Unit..........................  $
Valuation of one Common OP Unit.............................
NUMBER OF PREFERRED OP UNITS PER UNIT.......................
NUMBER OF COMMON OP UNITS PER UNIT..........................

                             FAIRNESS OF THE OFFER



POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS



     The general partner of Your Partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of Your Partnership makes no recommendation to any Offeree to tender or to refrain from tendering his or her Units. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the Offer and to render an opinion to the Company as to the fairness to Offerees of the Offer Price from a financial point of view. Stanger is unaffiliated with the Company and unaffiliated with Your Partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, much of the information used by Stanger in forming its fairness opinion was provided by either the Company or Your Partnership. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." No person has been authorized to make any recommendation on behalf of the general partner of Your Partnership with respect to the Offer. Each Offeree must make his or her own decision whether to tender based upon a number of factors, including the Offeree's own financial needs, other financial opportunities and tax position.



     The terms of the Offer, and in particular the exchange ratios, have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations between the AIMCO Operating Partnership and Your Partnership. In evaluating the fairness of the Offer, the general partner of Your Partnership and the AIMCO Operating Partnership have considered the following factors and information:



        1. The opportunity for each Offeree to make an individual decision on whether to tender Units in the Offer and that the Offer allows each Offeree to continue to hold his Units.



        2. The estimated value of Your Partnership Property has been determined based on a method believed to be used by buyers of such assets in the market.



        3. An analysis of the possible alternatives including liquidation and continuation without the option of the Offer. See "Background and Reasons for the Offer -- Alternatives Considered."



        4. An evaluation of the financial condition and results of operations of Your Partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The Offer is not expected to have a material effect on Your Partnership's financial condition or results of operations.



        5. The method of determining the exchange ratios which are designed to provide an Offeree with OP Units or cash which is generally financially equivalent to his or her interest in Your Partnership, adjusted to reflect the expenses of the Offer. See "Valuation of Units."



        6. The opinion of Stanger, a third party expert, that the Offer Price is fair to holders of Units from a financial point of view. See "Stanger Analysis"



        7. The fact that the Units are illiquid and the Offer provides holders of Units with liquidity.



        8. The fact that the Offer provides holders of Units with the opportunity to receive both cash and OP Units together.



        9. The fact that the Offer provides holders of Units with the opportunity to defer taxes.



        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and Units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.



        11. The estimated Unit value based on estimated Partnership Property
     value is        . The general partner of Your Partnership has no present
     intention to liquidate Your Partnership or to sell or finance Your Partnership Property. See "Background and Reasons for the Offer".



          12. Based on anticipated annualized distributions of $     with
     respect to the Preferred OP Units, current annualized distributions with respect to the Common OP Units and the estimated 1998 distributions of $0 with respect to the Units, distributions with respect to the Preferred OP Units and Common OP Units to be received in the Offer are expected to be greater, immediately following the Offer, than the distributions with respect to Units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."



     In evaluating these factors, the general partner of Your Partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them. The general partner of Your Partnership has a conflict of interest with respect to the Offer's completion. See "Conflicts of Interest."



FAIRNESS TO OFFEREES EXCHANGING UNITS



     The general partner of Your Partnership makes no recommendation to any Offeree to tender or to refrain from tendering Units. The terms of the Offer, and in particular the exchange ratios, have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations between the AIMCO Operating Partnership and Your Partnership. See "Conflicts of Interest." The general partner of Your Partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of Units.



     The future value of the OP Units received in the Offer will depend on some of the same factors that will affect the value of the Units, primarily the condition of the real estate markets. However, Offerees who become holders of OP Units will be able to liquidate their investment only by tendering their OP Units for redemption after a one-year holding period or by selling their OP Units, which may preclude them from realizing the full value of their investment.



FAIRNESS TO NON-TENDERING OFFEREES



     The general partner of Your Partnership makes no recommendation to any Offeree to tender or to refrain from tendering Units. If an Offeree chooses not to tender any Units, his interest in Your Partnership remains effectively unchanged. Only the identity of the other limited partners of Your Partnership will change such that the AIMCO Operating Partnership will own a larger share of the limited partnership interests in Your Partnership than it did before the Offer. If the AIMCO Operating Partnership acquires a substantial number of Units pursuant to the Offer, the Company may be in a position to influence voting decisions with respect to Your Partnership. The Company has no present intention to liquidate, sell, finance or refinance the Partnership Property within any specified time period.



COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION



  General



     To assist holders of Units in evaluating the Offer, the general partner of Your Partnership has attempted to compare the cash Offer Price against: (a) the prices at which the Units have been sold in the illiquid secondary market and
(b) estimates of the value of the Units on a liquidation basis. The estimated value of Your Partnership on a going concern basis could result in proceeds on a per unit basis which could be higher or lower than the Offer Price. The general partner of Your Partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."



     The results of these comparative analyses are summarized in the following chart. Offerees should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of Your Partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of Your Partnership; the capitalization rates that will be used by prospective buyers when Your

     Partnership's assets are liquidated; and appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows that may be received with respect to Units.



     In addition, these estimates are based upon certain information available to the general partner of Your Partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the Offer. The assumptions used have been determined by the general partner of Your Partnership in good faith, and, where appropriate, are based upon current and historical information regarding Your Partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of Your Partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which Your Partnership Property is sold and changes in availability of capital to finance acquisitions of apartment properties.



                                COMPARISON TABLE



Cash Offer Price............................................  $
Alternatives:
  Prices on Secondary Market................................  $2,648 through $21,668
  Estimated Liquidation Value...............................  $
                                                              ----------------------



  Prices on Secondary Market



     There is no active market for the Units. The general partner of Your Partnership is unaware of any secondary market activity in the Units. However, we have made two prior tender offers for Units. In the first offer, made in August 1997, we offered to acquire all Units of Your Partnership at a price of $2,648 per Unit in cash. In June, 1998, we offered to acquire all Units of Your Partnership at a price of $21,668 per Unit in cash.



  Estimated Liquidation Value



     Liquidation value is a measure of the price at which the assets of Your Partnership would sell if disposed of in an arms'-length transaction between a willing buyer and Your Partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of Your Partnership estimated the liquidation value of Units using the same direct capitalization method and assumptions as we did in valuing the Units for the cash Offer Price. See "Valuation of Units." The only significant difference is that the general partner of Your Partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of Your Partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that the Partnership Property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of Your Partnership were sold at their book value, and that the net proceeds of sale were allocated between the general partners and Offerees in accordance with Your Partnership Agreement.



     The liquidation analysis assumes that the assets of Your Partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because Your Partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION



     The Company has allocated the consideration for the Offer to the Offerees in accordance with the liquidation provisions of Your Partnership Agreement. The general partner of Your Partnership owns a 5.50% stake in Your Partnership, the special limited partners own a 19.50% stake in Your Partnership, and the Offerees own a 75.00% stake in Your Partnership according to Your Partnership Agreement. The Offerees have certain liquidation preferences under Your Partnership Agreement such that the general partner and the special limited partners will receive liquidation proceeds only if certain performance thresholds are met. Since such thresholds have not been met, 100% of the consideration for the Offer is being allocated to the Offerees. See "Valuation of Units."



                                STANGER ANALYSIS



     Stanger, an independent investment banking firm, was engaged by the Company to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the cash component of the Offer Price for the Units is fair, from a financial point of view, to the Offerees. The Company selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of the Offer.



     Stanger has advised the Company that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the Offer Price for the Units is fair, from a financial point of view, to the Offerees. The Offer Price was determined solely by the Company, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid to the Offerees in connection with the Offer.



     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix B-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.



     The Company imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." AIMCO has agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.



EXPERIENCE OF STANGER



     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.



     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED



     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the Offer in substantially the form which will be distributed to Offerees; (ii) reviewed Your Partnership's operating statements ending June 30, 1998, which reports Your Partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning the Partnership Property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for Your Partnership Property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for Your Partnership Property for 1998, as prepared by Your Partnership; (vi) reviewed information prepared by management relating to any debt encumbering Your Partnership Property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of Your Partnership Property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by Your Partnership of the estimated current net liquidation value of Your Partnership; and (ix) conducted other studies, analysis and inquiries as Stanger deemed appropriate.



     In addition, Stanger discussed with management of Your Partnership and the Company the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by Your Partnership, historical, current and projected operations and performance of the Partnership Property and Your Partnership, the physical condition of Your Partnership Property including any deferred maintenance, and other factors influencing value of Your Partnership Property and Your Partnership. Stanger also performed a site inspection of Your Partnership Property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to the Partnership Property.



SUMMARY OF REVIEWS



     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.



     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of Your Partnership Property during September 1998. In the course of the site visit, the physical facilities of Your Partnership Property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning Your Partnership Property and local market conditions. Stanger also reviewed and relied upon information provided by Your Partnership and the Company, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.



     Stanger also reviewed historical operating statements for Your Partnership Property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by Your Partnership and discussed with management the current and anticipated operating results of Your Partnership Property.



     In addition, Stanger interviewed management personnel of Your Partnership and the Company. Such interviews included discussions of conditions in the local market, economic and development trends affecting Your Partnership Property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of Your Partnership Property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering Your Partnership Property, and expectations of management regarding operating results of Your Partnership Property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by Your Partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.



     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of Your Partnership of the estimated liquidation values of Units utilizing estimates prepared by Your Partnership of expenses associated with such a liquidation. The liquidation analysis assumed that the Partnership Property was sold to an independent third-party buyer at the current property value estimated by the management of Your Partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of Your Partnership were sold at their book value, and that the net proceeds of sale were allocated between the General Partners and Offerees in accordance with Your Partnership Agreement.



CONCLUSIONS



     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the Offer Price to be paid for the Units in connection with the Offer is fair to the Offerees from a financial point of view.



ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS



     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by Your Partnership, the Company, or the management of the Partnership Property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of Your Partnership. Stanger relied upon the representations of Your Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of Your Partnership, the allocation of Your Partnership's net values between the general partner, special limited partner and limited partners of Your Partnership, the terms and conditions of any debt encumbering the Partnership Property, and the transaction costs and fees associated with a sale of the Property. Stanger also relied upon the assurance of Your Partnership, the Company, and the management of the Partnership Property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of Your Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Partnership Property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that Your Partnership, the Company, and the management of the Partnership Property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the Partnership Property is as improved; and that all calculations were made in accordance with the terms of Your Partnership Agreement.



     Stanger was not requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price; (ii) make any recommendation to Your Partnership or its partners with respect to whether to accept or reject the proposed Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of Your Partnership or all or any part of Your Partnership; or (iv) express any opinion as to (a) the tax consequences of the Offer to the Offerees, (b) the terms of Your Partnership Agreement or the terms of any agreements or contracts between Your Partnership or the Company; (c) the Company's or the general partner's business decision to effect the Offer, or alternatives to the Offer, (d) the amount or allocation of expenses relating to the Offer between the Company and Your Partnership or tendering Offerees; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer;

     and (f) any adjustments made to determine the Offer Price and the net amounts distributable to the Offerees, including but not limited to, balance sheet adjustments to reflect Your Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by Your Partnership subsequent to the date of the initial Offer.



     Stanger is not expressing any opinion as to the fairness of any terms of the Offer other than the cash component of the Offer Price for the Units. Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the Offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed Offer could affect the Partnership Property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.



     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix B-1.



COMPENSATION AND MATERIAL RELATIONSHIPS



     Stanger has been retained by AIMCO to provide fairness opinions to Your Partnership and to other partnerships which are or will be the subject of similar Offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to Your Partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under federal securities laws. No portion of Stanger's fee is contingent upon consummation of the Offer or the content of Stanger's opinion. Stanger has performed other services for the Company in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP



     The information below highlights a number of the significant differences between Your Partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of Units with Common OP Units and Preferred OP Units. These comparisons are intended to assist Offerees in understanding how their investments will be changed if, as a result of the Offer, their Units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.



                                YOUR PARTNERSHIP


                          AIMCO OPERATING PARTNERSHIP



                     Form of Organization and Assets Owned


Your Partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Florida law for the purpose of owning and              Delaware limited partnership. The AIMCO Operating
managing the Partnership Property.                           Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.



                             Duration of Existence


Your Partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of Your               Partnership is dissolved sooner pursuant to the terms
Partnership's Net Cash Flow. The termination date of         of the AIMCO Operating Partnership Agreement or as
Your Partnership is December 31, 2038.                       provided by law. See "Description of OP
                                                             Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.



                        Purpose and Permitted Activities


Your Partnership has been formed to develop, market,         The purpose of the AIMCO Operating Partnership is to
lease, operate, finance, and sell the Partnership            conduct any business that may be lawfully conducted by
Property. Subject to restrictions contained in Your          a limited partnership organized pursuant to the
Partnership Agreement, Your Partnership may perform all      Delaware Limited Partnership Act, provided that such
acts necessary or appropriate in connection therewith        business is to be conducted in a manner that permits
and reasonably related thereto, including borrowing          AIMCO to be qualified as a REIT, unless AIMCO ceases to
money, creating liens and investing funds in financial       qualify as a REIT. The AIMCO Operating Partnership is
instruments.                                                 authorized to perform any and all acts for the
                                                             furtherance of the purposes and business of the AIMCO
                                                             Operating Partnership, provided that the AIMCO
                                                             Operating Partnership may not take, or refrain from
                                                             taking, any action which, in the judgment of the AIMCO
                                                             GP could (i) adversely affect the ability of AIMCO to
                                                             continue to qualify as a REIT, (ii) subject AIMCO to
                                                             certain income and excise taxes, or (iii) violate any
                                                             law or regulation of any governmental body or agency
                                                             (unless such action, or inaction, is specifically
                                                             consented to by AIMCO). Subject to the foregoing, the
                                                             AIMCO Operating Partnership may invest in or enter into
                                                             partnerships, joint ventures, or similar arrangements.
                                                             The AIMCO Operating partnership currently invests, and
                                                             intends to continue to invest, in a real estate
                                                             portfolio primarily consisting of multifamily rental
                                                             apartment properties.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP



                               Additional Equity


The general partner of Your Partnership is authorized        The AIMCO GP is authorized to issue additional
to admit two special limited partners specified in Your      partnership interests in the AIMCO Operating
Partnership Agreement, issue additional limited              Partnership for any partnership purpose from time to
partnership interests in Your Partnership and may admit      time to the limited partners and to other persons, and
additional limited partners by selling not less than         to admit such other persons as additional limited
86 1/2 Units nor more than 100 Units for cash and notes      partners, on terms and conditions and for such capital
to selected persons who fulfill the requirements set         contributions as may be established by the AIMCO GP in
forth in Your Partnership Agreement. The capital             its sole discretion. The net capital contribution need
contribution need not be equal for all limited partners      not be equal for all OP Unitholders. No action or
and no action or consent is required in connection with      consent by the OP Unitholders is required in connection
the admission of any additional limited partners.            with the admission of any additional OP Unitholder. See
                                                             "Description of OP Units -- Management by the AIMCO GP"
                                                             in the accompanying Prospectus. Subject to Delaware
                                                             law, any additional partnership interests may be issued
                                                             in one or more classes, or one or more series of any of
                                                             such classes, with such designations, preferences and
                                                             relative, participating, optional or other special
                                                             rights, powers and duties as shall be determined by the
                                                             AIMCO GP, in its sole and absolute discretion without
                                                             the approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.



                  Restrictions Upon Related Party Transactions


The general partner of Your Partnership may contract         The AIMCO Operating Partnership may lend or contribute
with affiliated persons, provided that such contracts        funds or other assets to its subsidiaries or other
are on commercially reasonable terms in accordance with      persons in which it has an equity investment, and such
industry custom and as if between unrelated parties          persons may borrow funds from the AIMCO Operating
negotiating at arms' length. However, the general            Partnership, on terms and conditions established in the
partner may not grant to itself or any affiliate an          sole and absolute discretion of the AIMCO GP. To the
exclusive listing for the sale of Your Partnership's         extent consistent with the business purpose of the
assets nor act for compensation as a finance broker on       AIMCO Operating Partnership and the permitted
behalf of Your Partnership. The general partner and its      activities of the AIMCO GP, the AIMCO Operating
affiliates may lend money to Your Partnership which          Partnership may transfer assets to joint ventures,
will be repaid with interest at the then prevailing          limited liability companies, partnerships,
rate for loans of a similar nature.                          corporations, business trusts or other business
                                                             entities in which it is or thereby becomes a
                                                             participant upon such terms and subject to such
                                                             conditions consistent with the AIMCO Operating Part-
                                                             nership Agreement and applicable law as the AIMCO GP,
                                                             in its sole and absolute discretion, believes to be
                                                             advisable. Except as expressly permitted by the AIMCO
                                                             Operating Partnership Agreement, neither the AIMCO GP
                                                             nor any of its affiliates shall sell, transfer or
                                                             convey any property to the AIMCO Operating Part-
                                                             nership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the AIMCO GP in
                                                             good faith to be fair and reasonable.



                               Borrowing Policies


The general partner of Your Partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money and, if security is required therefore,      restrictions on borrowings, and the AIMCO General
to mortgage or subject any partnership asset or              Partner has full power and authority to borrow money on
investment to any security device so long as such acts       behalf of the AIMCO Operating Partnership. The BOA
are do not violate the terms of any outstanding debt.        Credit Facility restricts, among other things, the
Your Partnership may not incur any indebtedness wherein      AIMCO Operating Partnership's ability to incur
the lender will have or acquire at any time, as a            indebtedness. See "Risk Factors -- Risks of Sig-
result of making of the loan, any direct or indirect         nificant Indebtedness" in the accompanying Prospectus.
interest in the profits, capital or property of Your
Partnership other than as a secured creditor.



                            Review of Investor Lists


Your Partnership Agreement entitles the limited              Each OP Unitholder has the right, upon written demand
partners or their designated representative to examine       with a statement of the purpose of such demand and at
and copy, at such limited                                    such

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP


partners' expense, the books of account, all                 OP Unitholder's own expense, to obtain a current list
correspondence papers and other documents at the             of the name and last known business, residence or
offices of Your Partnership at all reasonable times.         mailing address of the AIMCO GP and each other OP
                                                             Unitholder.



                               Management Control


The general partner of Your Partnership has control          All management powers over the business and affairs of
over the day-to-day management of Your Partnership and       the AIMCO Operating Partnership are vested in the AIMCO
has the duty and responsibility of providing continuing      GP. No OP Unitholder has any right to participate in or
administrative and executive support, advice,                exercise control or management power over the business
consultation, analysis and supervision with respect to       and affairs of the AIMCO Operating Partnership. The OP
the functions of Your Partnership as owner of the            Unitholders have the right to vote on certain matters
Partnership Property. Subject to the limitations under       described under "Comparison of Ownership of Your Units
applicable law and the terms and provisions of Your          and AIMCO OP Units -- Voting Rights" below. The AIMCO
Partnership Agreement, the general partner has the           GP may not be removed by the OP Unitholders with or
power to do all management acts by its own signature         without cause.
and has the right, authority, power and duty to carry
out the purposes and business of Your Partnership. The       In addition to the powers granted a general partner of
limited partners have no right to take part in the           a limited partnership under applicable law or that are
control of Your Partnership business or to sign for or       granted to the AIMCO GP under any other provision of
to bind Your Partnership.                                    the AIMCO Operating Partnership Agreement, the AIMCO
                                                             GP, subject to the other provisions of the AIMCO
                                                             Operating Partnership Agreement, has full power and
                                                             authority to do all things deemed necessary or
                                                             desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the AIMCO GP determines to be appropriate, and
                                                             may perform such other acts and duties for and on
                                                             behalf of the AIMCO Operating Partnership as are
                                                             provided in the AIMCO Operating Partnership Agreement.
                                                             The AIMCO GP is authorized to execute, deliver and
                                                             perform certain agreements and transactions on behalf
                                                             of the AIMCO Operating Partnership without any further
                                                             act, approval or vote of the OP Unitholders.



                    Management Liability and Indemnification


Under Your Partnership Agreement, the general partner        Notwithstanding anything to the contrary set forth in
and its affiliates are not liable to Your Partnership        the AIMCO Operating Partnership Agreement, the AIMCO GP
or to any partner for any loss suffered by Your              is not liable to the AIMCO Operating Partnership for
Partnership which arises out of any action or inaction       losses sustained, liabilities incurred or benefits not
of the general partner or its affiliates if the general      derived as a result of errors in judgment or mistakes
partner or its affiliates, in good faith, determined         of fact or law of any act or omission if the AIMCO GP
that such course of conduct was in the best interest of      acted in good faith. The AIMCO Operating Partnership
Your Partnership and such course of conduct did not          Agreement provides for indemnification of AIMCO, or any
constitute negligence or misconduct of the general           director or officer of AIMCO (in its capacity as the
partner or its affiliates. The general partner of Your       previous general partner of the AIMCO Operating
Partnership and its affiliates are entitled to               Partnership), the AIMCO GP, any officer or director of
indemnification from Your Partnership against any            AIMCO GP or the AIMCO Operating Partnership and such
expense, liability, judgement, loss and amounts paid in      other persons as the AIMCO GP may designate from and
settlement of any claims sustained by them in                against all losses, claims, damages, liabilities, joint
connection with Your Partnership, provided that the          or several, expenses (including legal fees), fines,
same were not the result of negligence or misconduct on      settlements and other amounts incurred in connection
the part of the general partner or its affiliates.           with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other person from and against any and all claims and
                                                             demands whatsoever. It is the position of the
                                                             Commission that indemnification of directors and
                                                             officers for liabilities arising under the Securities
                                                             Act

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP


                                                             is against public policy and is unenforceable pursuant
                                                             to Section 14 of the Securities Act.



                            Anti-Takeover Provisions


Under Your Partnership Agreement, the limited partners       Except in limited circumstances, the AIMCO GP has
may remove a general partner upon a vote of the limited      exclusive management power over the business and
partners owning at least 80% of the outstanding Units.       affairs of the AIMCO Operating Partnership. The AIMCO
A vote of a majority of the outstanding Units is             GP may not be removed as general partner of the AIMCO
required to elect a successor general partner. The           Operating Partnership by the OP Unitholders with or
general partner may not voluntarily transfer its             without cause. Under the AIMCO Operating Partnership
general partner interest. A limited partner may not          Agreement, the AIMCO GP, as a general partner, may, in
transfer its interests without first offering the            its sole discretion, prevent a transferee of an OP Unit
general partner the option to purchase such interests        from becoming a substituted OP Unitholder pursuant to
on the terms of the offer received by the limited            the AIMCO Operating Partnership Agreement. The AIMCO GP
partner.                                                     may exercise this right of approval to deter, delay or
                                                             hamper attempts by persons to acquire a controlling
                                                             interest in the AIMCO Operating Partnership.
                                                             Additionally, the AIMCO Operating Partnership Agreement
                                                             contains restrictions on the ability of OP Unitholders
                                                             to transfer their OP Units. See "Description of OP
                                                             Units -- Transfers and Withdrawals" in the accompanying
                                                             Prospectus.



                    Amendment of Your Partnership Agreement


Your Partnership Agreement may be amended by the             With the exception of certain circumstances set forth
general partner if such amendment is solely for the          in the AIMCO Operating Partnership Agreement, whereby
purpose of clarification and does not change the             the AIMCO GP may, without the consent of the OP
substance thereof, is for the purpose of substituting        Unitholders, amend the AIMCO Operating Partnership
limited partners or is required by law. All other            Agreement, amendments to the AIMCO Operating
amendments must be approved by the all limited               Partnership Agreement require the consent of the
partners.                                                    holders of a majority of the outstanding Common OP
                                                             Units, excluding the Special Limited Partner and
                                                             certain other limited exclusions (a "Majority in
                                                             Interest"). Amendments to the AIMCO Operating
                                                             Partnership Agreement may be proposed by the AIMCO GP
                                                             or by holders of a Majority in Interest. Following such
                                                             proposal, the AIMCO GP will submit any proposed
                                                             amendment to the OP Unitholders. The AIMCO GP will seek
                                                             the written consent of the OP Unitholders on the
                                                             proposed amendment or will call a meeting to vote
                                                             thereon. See "Description of OP Units -- Amendment of
                                                             the AIMCO Operating Partnership Agreement" in the
                                                             accompanying Prospectus.



                             Compensation and Fees


In addition to the right to distributions in respect of      The AIMCO GP does not receive compensation for its
its partnership interest and reimbursement for all fees      services as general partner of the AIMCO Operating
and expenses as set forth in Your Partnership                Partnership. However, the AIMCO GP is entitled to
Agreement, the general partner receives $2,083 per           payments, allocations and distributions in its capacity
month, payable on the 10th of each month, as                 as general partner of the AIMCO Operating Partnership.
compensation for the management of Your Partnership.         In addition, the AIMCO Operating Partnership is
Moreover, upon the occurrence of certain events, the         responsible for all expenses incurred relating to the
general partner or certain affiliates may be entitled        AIMCO Operating Partnership's ownership of its assets
to compensation for services rendered in connection          and the operation of the AIMCO Operating Partnership
with such transactions.                                      and reimburses the AIMCO GP for such expenses paid by
                                                             the AIMCO GP. The employees of the AIMCO Operating
                                                             Partnership receive compensation for their services.



                             Liability of Investors


Under Your Partnership Agreement, the liability of the       Except for fraud, willful misconduct or gross
limited partners in all respects is limited to the           negligence, no OP Unitholder has personal liability for
capital contributions paid                                   the AIMCO Operating

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP


or to be paid by such limited partners under the             Partnership's debts and obligations, and liability of
provisions of Your Partnership Agreement, except as          the OP Unitholders for the AIMCO Operating
required by applicable law and certain additional            Partnership's debts and obligations is generally
capital contributions required by limited partners in        limited to the amount of their investment in the AIMCO
certain circumstances as set forth in Your Partnership       Operating Partnership. However, the limitations on the
Agreement.                                                   liability of limited partners for the obligations of a
                                                             limited partnership have not been clearly established
                                                             in some states. If it were determined that the AIMCO
                                                             Operating Partnership had been conducting business in
                                                             any state without compliance with the applicable
                                                             limited partnership statute, or that the right or the
                                                             exercise of the right by the holders of OP Units as a
                                                             group to make certain amendments to the AIMCO Operating
                                                             Partnership Agreement or to take other action pursuant
                                                             to the AIMCO Operating Partnership Agreement
                                                             constituted participation in the "control" of the AIMCO
                                                             Operating Partnership's business, then a holder of OP
                                                             Units could be held liable under certain circumstances
                                                             for the AIMCO Operating Partnership's obligations to
                                                             the same extent as the AIMCO GP.



                                Fiduciary Duties


The general partner has the fiduciary responsibility         Unless otherwise provided for in the relevant
for the safekeeping and use of all funds and assets of       partnership agreement, Delaware law generally requires
Your Partnership. Your Partnership Agreement provides        a general partner of a Delaware limited partnership to
that the general partner and its affiliates are not          adhere to fiduciary duty standards under which it owes
required to devote their full time to the conduct of         its limited partners the highest duties of good faith,
the affairs of Your Partnership, but are required to         fairness and loyalty and which generally prohibit such
use their best efforts in carrying out and implementing      general partner from taking any action or engaging in
the purposes of Your Partnership and to devote to the        any transaction as to which it has a conflict of
conduct of the affairs of Your Partnership such time         interest. The AIMCO Operating Partnership Agreement
and activity as they, in their discretion, deem              expressly authorizes the AIMCO GP to enter into, on
reasonably necessary therefor. Once the Partnership          behalf of the AIMCO Operating Partnership, a right of
Property is at a 90% occupancy rate, the general             first opportunity arrangement and other conflict
partner may construct and develop any new adult              avoidance agreements with various affiliates of the
congregate living facility in the market area of the         AIMCO Operating Partnership and the AIMCO GP, on such
Partnership Property.                                        terms as the AIMCO GP, in its sole and absolute
                                                             discretion, believes are advisable. The AIMCO Operating
                                                             Partnership Agreement expressly limits the liability of
                                                             the AIMCO GP by providing that the AIMCO GP, and its
                                                             officers and directors will not be liable or
                                                             accountable in damages to the AIMCO Operating
                                                             Partnership, the limited partners or assignees for
                                                             errors in judgment or mistakes of fact or law or of any
                                                             act or omission if the AIMCO GP or such director or
                                                             officer acted in good faith. See "Description of OP
                                                             Units -- Fiduciary Responsibilities" in the
                                                             accompanying Prospectus.



                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of Your Partnership and the AIMCO Operating                  federal income taxes. Instead, each OP Limited Partner
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and loss from the AIMCO Operating
                                                             Partnership can only be offset against other income and
                                                             loss from the AIMCO Operating Partnership). Income of
                                                             the AIMCO Operating Partnership, however, attributable
                                                             to dividends from the Management Subsidi-

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP


                                                             aries (as defined below) or interest paid by the
                                                             Management Subsidiaries does not qualify as passive
                                                             activity income and cannot be offset against losses
                                                             from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to an OP Limited Partner except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Limited Partner's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Limited Partners will receive a Schedule
                                                             K-1 tax form containing tax information for inclusion
                                                             in preparing their federal income tax returns.
                                                             OP Limited Partners are required, in some cases, to
                                                             file state income tax returns and/or pay state income
                                                             taxes in the states in which the AIMCO Operating
                                                             Partnership owns property or transacts business, even
                                                             if they are not residents of those states. AIMCO
                                                             Operating Partnership may be required to pay state
                                                             income taxes in certain states.



                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS



                                   YOUR UNITS


                               PREFERRED OP UNITS


                                COMMON OP UNITS



                              Nature of Investment


The partnership interests in Your        The Preferred OP Units constitute        The Common OP Units constitute
Partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the Board of          rata share of cash distributions
butions to be made to the partners       Directors of the general partner of      made from Available Cash (as such
of Your Partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including the
                                                                                  Company).



                                 Voting Rights


Under Your Partnership Agreement,        Except as otherwise required by          Under the AIMCO Operating Partner-
the limited partners owning a            applicable law or in the AIMCO           ship Agreement, the OP Unitholders
majority of the outstanding Units        Operating Partnership Agreement,         have voting rights only with
may alter the primary purpose of         the holders of the Preferred OP          respect to certain limited matters
Your Partnership, elect a suc-           Units will have the same voting          such as certain amendments and
cessor general partner to replace a      rights as holders of the Common OP       termination of the AIMCO Operating
removed general partner and approve      Units. See "Description of OP            Partnership Agreement and certain
or disapprove the sale of the            Units" in the accompanying               transactions such as the
Partnership Property made during         Prospectus. So long as any               institution of bankruptcy
the time period specified in Your        Preferred OP Units are outstand-         proceedings, an assignment for the
Partnership Agreement or pursuant        ing, in addition to any other vote       benefit of creditors and certain
to the general partner's right of        or consent of partners required by       transfers by the AIMCO GP of its
first refusal in certain                 law or by the AIMCO Operating            interest in the AIMCO Operating
circumstances. The approval of the       Partnership Agreement, the               Partnership or the admission of a
limited partners owning at least         affirmative vote or consent of           successor general partner.
80% of the Units is required to          holders of at least 50% of the
remove the general partner for           outstanding Preferred OP Units will      Under the AIMCO Operating Partner-
misconduct and also to dissolve          be necessary for effecting any           ship Agreement, the AIMCO GP has
Your Partnership upon such               amendment of any of the provisions       the power to effect the
misconduct. The consent of all           of the Partnership Unit Desig-           acquisition, sale, trans-
limited partners is required for         nation of the Preferred OP Units
Your Part-                               that

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS


nership to engage in business other      materially and adversely affects         fer, exchange or other disposition
than that set forth in Your              the rights or preferences of the         of any assets of the AIMCO
Partnership Agreement and to amend       holders of the Preferred OP Units.       Operating Partnership (including,
Your Partnership Agreement, subject      The creation or issuance of any          but not limited to, the exercise or
to certain exceptions.                   class or series of Operating Part-       grant of any conversion, option,
                                         nership units, including, without        privilege or subscription right or
A general partner may cause the          limitation, any Operating                any other right available in
dissolution of Your Partnership if       Partnership units that may have          connection with any assets at any
it is unable to serve in such            rights senior or superior to the         time held by the AIMCO Operating
capacity. However, Your Partnership      Preferred OP Units, shall not be         Partnership) or the merger,
may continue if the limited              deemed to materially adversely           consolidation, reorganization or
partners holding a majority of the       affect the rights or preferences of      other combination of the AIMCO
Units choose to do so and elect a        the holders of Preferred OP Units.       Operating Partnership with or into
new general partner within 120 days      With respect to the exercise of the      another entity, all without the
of such dissolution.                     above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The AIMCO GP may cause the dissolu-
                                                                                  tion of the AIMCO Operating
                                                                                  Partnership by an event of
                                                                                  withdrawal as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest" (as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act) agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The AIMCO GP may elect to
                                                                                  dissolve the AIMCO Operating
                                                                                  Partnership in its sole and
                                                                                  absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.



                                 Distributions


Your Partnership Agreement               Holders of Preferred OP Units will       Subject to the rights of holders of
specifies how the cash available         be entitled to receive, when and as      any outstanding Preferred OP Units,
for distribution, whether arising        declared by the Board of Directors       the AIMCO Operating Partnership
from operations or sales or              of the general partner of the AIMCO      Agreement requires the AIMCO GP to
refinancing, is to be shared among       Operating Partnership, quarterly         cause the AIMCO Operating
the partners. Distributions of Net       cash distributions at the rate of        Partnership to distribute quarterly
Cash Flow (as defined in Your            $      per Preferred OP Unit;            all, or such portion as the AIMCO
Partnership Agreement) are to be         provided, however, that at any time      GP may in its sole and absolute
distributed periodically, but no         and from time to time on or after        discretion determine, of Available
less frequently than annually. The       the fifth anniversary of the issue       Cash (as defined in the AIMCO
distributions payable to the             date of the Preferred OP Units, the      Operating Partnership Agreement)
partners are not fixed in amount         AIMCO Operating Partnership may          generated by the AIMCO Operating
and depend upon the operating            adjust the annual distribution rate      Partnership during such quarter to
results and net sales or refinanc-       on the Preferred OP Units to the         the AIMCO GP, the Special Limited
ing proceeds available from the          lower of (i)     % plus the annual       Partner and the holders of Common
disposition of Your Partnership's        interest rate then applicable to         OP Units on the record date
assets. Your Partnership has not         U.S. Treasury notes with a maturity      established by the AIMCO GP with
made any distributions in the past       of five years, and (ii) the annual       respect to such quarter, in
and is not projecting to make any        dividend rate on the most recently       accordance with their respective
distributions in 1998. No limited        issued AIMCO non-convertible             interests in the AIMCO Operating
partner has priority over any other      preferred stock which ranks on a         Partnership on such record date.
limited partner in respect to            parity with its Class H Cumu-            Holders of any other Preferred OP
distributions.                           lative Preferred Stock. Such             Units issued in the future may have
                                         distributions will be cumulative         priority over the AIMCO GP, the
                                         from the date of original issue.         Special Limited Partner and holders
                                         Holders of Preferred OP Units will       of Common OP Units with respect to
                                         not be entitled to receive any           distributions of Available Cash,
                                         distributions in excess of               distributions upon liquidation or
                                         cumulative distributions on the          other distributions. See "Per
                                         Preferred OP Units. No interest, or

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS


                                         sum of money in lieu of interest,        Share and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The AIMCO GP in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the AIMCO GP to
                                         the respective amounts of                take such reasonable efforts, as
                                         distributions accumulated, accrued       determined by it in its sole and
                                         and unpaid on the Preferred OP           absolute discretion and consistent
                                         Units and such Parity Units. Unless      with AIMCO's qualification as a
                                         full cumulative distributions on         REIT, to cause the AIMCO Operating
                                         the Preferred OP Units have been         Partnership to distribute
                                         declared and paid, except in             sufficient amounts to enable the
                                         limited circumstances, no                AIMCO GP to transfer funds to AIMCO
                                         distributions may be declared or         and enable AIMCO to pay stockholder
                                         paid or set apart for payment by         dividends that will (i) satisfy the
                                         the AIMCO Operating Partnership and      requirements for qualifying as a
                                         no other distribution of cash or         REIT under the Code and the
                                         other property may be declared or        Treasury Regulations and (ii) avoid
                                         made, directly or indirectly, by         any federal income or excise tax
                                         the AIMCO Operating Partnership          liability of AIMCO. See
                                         with respect to any Junior Units,        "Description of OP
                                         nor shall any Junior Units be re-        Units -- Distributions" in the
                                         deemed, purchased or otherwise           accompanying Prospectus.
                                         acquired for consideration, nor
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."



                Liquidity and Transferability/Redemption Rights


The general partner may, in its          There is no public market for the        There is no public market for the
discretion, transfer all of the          Preferred OP Units and the               OP Units. The AIMCO Operating Part-
Units in lieu of a transfer of all       Preferred OP Units are not listed        nership Agreement restricts the
of the assets of Your Partnership        on any securities exchange. The          transferability of the OP Units.
in the event of a sale in                Preferred OP Units are                   Until the expiration of one year
accordance with the terms of Your        transferable, subject to certain         from the date on which an OP
Partnership. Upon receiving an           restrictions set forth in the AIMCO      Unitholder acquired OP Units,
offer to purchase Units held by a        Operating Partnership Agreement, as      subject to certain exceptions, such
limited partner, such limited            registered securities under the          OP Unitholder may not transfer all
partner must first offer to sell         Securities Act restrictions              or any portion of its OP Units to
such Units to the general partner        pursuant to exemptions from              any transferee without the consent
for a period of fifteen day period       registration or upon registration.       of the AIMCO GP, which consent may
on the same terms as the offer                                                    be withheld in its sole and
received. If the general partner         Pursuant to the AIMCO Operating          absolute discretion. After the
does not exercise the right to           Partnership Agreement, until the         expiration of one year, such OP
purchase such Units, the limited         expiration of one year from the          Unitholder has the right to
partner may accept the offer and         date on which a holder of Preferred      transfer all or any portion of its
transfer such Units to the               OP Units acquired Preferred OP           OP Units to any person, subject to
transferee. A transferee may become      Units, subject to certain                the satisfaction of certain
a substitute limited partner, if:        exceptions, such holder of               conditions specified in the AIMCO
(1) the transferee is not a minor,       Preferred OP Units may not transfer      Operating Partnership Agreement,
an incompetent, a nonresident alien      all or any portion of its Pre-           including the AIMCO GP's right of
or foreign partnership, (2) such         ferred OP Units to any transferee        first refusal. See "Description of
transfer will not result in the          without the consent of the AIMCO         OP Units -- Transfers and
dissolution of Your Partnership for      GP, which consent may be withheld        Withdrawals" in the accompanying
tax purposes, (3) such transfer          in its sole and absolute                 Prospectus.
does not violate applicable              discretion. After the expiration of
securities laws, (4) the general         one year, such holders of Preferred      After the first anniversary of
partner approves, which approval         OP Units has the right to transfer       becoming a holder of Common OP
may be withheld for any reason, (5)      all or any portion of its Preferred      Units, an OP Unitholder has the
the transferee agrees to be bound        OP Units to any person, subject to       right, subject to the terms and
by Your Partnership Agreement and        the satisfaction of certain              conditions of the AIMCO Operating
(6) the transferee reimburses Your       conditions specified in the AIMCO        Partnership Agreement, to require
Partnership for any costs incurred       Operating Partnership Agreement,         the AIMCO Operating Partnership
in connection with the transaction.      including the AIMCO GP's right of

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS


                                         first refusal.                           to redeem all or a portion of the
                                                                                  Common OP Units held by such party
                                         After a one-year holding period, a       in exchange for a cash amount based
                                         holder may redeem Preferred OP           on the value of shares of Class A
                                         Units and receive in exchange            Common Stock. See "Description of
                                         therefor, at the AIMCO Operating         OP Units -- Redemption Rights" in
                                         Partnership's option, (i) subject        the accompanying Prospectus. Upon
                                         to the terms of any Senior Units,        receipt of a notice of redemption,
                                         cash in an amount equal to the           the AIMCO GP may, in its sole and
                                         Liquidation Preference of the            absolute discretion but subject to
                                         Preferred OP Units tendered for          the restrictions on the ownership
                                         redemption, (ii) a number of shares      of Class A Common Stock imposed
                                         of Class I Cumulative Preferred          under the Charter and the transfer
                                         Stock of AIMCO that pay an               restrictions and other limitations
                                         aggregate amount of dividends yield      thereof, elect to cause AIMCO to
                                         equivalent to the distributions on       acquire some or all of the tendered
                                         the Preferred OP Units tendered for      Common OP Units in exchange for
                                         redemption and are part of a class       Class A Common Stock, based on an
                                         or series of preferred stock that        exchange ratio of one share of
                                         is then listed on the New York           Class A Common Stock for each
                                         Stock Exchange or another national       Common OP Unit, subject to
                                         securities exchange, or (iii) a          adjustment as provided in the AIMCO
                                         number of shares of Class A Common       Operating Partnership Agreement.
                                         Stock of AIMCO that is equal in
                                         Value to the Liquidation Preference
                                         of the Preferred OP Units tendered
                                         for redemption. The Preferred OP
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

                             CONFLICTS OF INTEREST



CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER



     The general partner of Your Partnership became a subsidiary of the Company in June 1997, when the Company acquired NHP. Accordingly, the general partner of Your Partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the Offer. The general partner of Your Partnership has a fiduciary obligation to obtain a fair Offer Price for you, even as a subsidiary of the Company. It also has a duty to remove the Property Manager, under certain circumstances, even though the Property Manager is also an affiliate of the Company. The conflicts of interest include the fact that a decision of the Offerees to remove, for any reason, the general partner of Your Partnership from its current position as a general partner of Your Partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of Your Partnership for managing Your Partnership Property owned by Your Partnership. The general partner of Your Partnership makes no recommendation to any Offeree as to whether to tender or to refrain from tendering Units. Such conflicts of interest in connection with the Offer and the operation of the Company differ from those conflicts of interest that currently exist for Your Partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the
Offer -- Conflicts of Interest with Respect to the Offer."



CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP



     We own the general partner of Your Partnership and a 95% non-voting interest in the manager of Your Partnership Property, which received management fees of $427,385 in 1996, $437,571 in 1997 and $215,708 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of Your Partnership Property. The general partner of Your Partnership receives a fee of $2,083 per month from Your Partnership.



COMPETITION AMONG PROPERTIES



     Because the Company and Your Partnership both invest in apartment properties, these properties may compete with one another for tenants. The Company's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that the Company anticipates acquiring properties in general market areas where Your Partnership Property is managed by Your Partnership. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing the Company's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.



FEATURES DISCOURAGING POTENTIAL TAKEOVERS



     Certain provisions of the Company's governing documents, as well as statutory provisions under certain state laws, could be used by the Company's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, the Company. See "Comparison of Your Partnership and the AIMCO Operating Partnership."



FUTURE EXCHANGE OFFERS



     If the results of operations were to improve for Your Partnership under the Company's management, the Company might be required to pay a higher price for any future exchange offers it may make for Units of Your Partnership. We conducted two prior tender offers for Units of Your Partnership. In August, 1997 we acquired a 0.7576% interest in Your Partnership through the first tender offer. In June 1998, we acquired an additional 0.3788% interest in Your Partnership through the second tender offer. Although we have no current plans to conduct future exchange offers for your Units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

                                YOUR PARTNERSHIP



GENERAL



     Your Partnership is a Florida limited partnership which raised approximately $7,400,000 in 1988 through a private offering. The promoter for the private offering of Your Partnership was Stephen A. Goldberg. NHP acquired Your Partnership in July 1996. The Company acquired NHP in June 1997. Your Partnership is in the business of owning and managing residential housing. Currently, Your Partnership owns and manages the single property described below. Your Partnership has no employees.



YOUR PARTNERSHIP AND ITS PROPERTY



     Your Partnership was formed on August 26, 1988 for the purpose of owning and operating an assisted living apartment property located in Boca Raton, Florida, known as "Casa Del Mar." Your Partnership Property consists of 214 apartment units: 141 one bedroom units with an average size of 675 square feet and 73 two bedroom units with an average size of 1,009 square feet. Assisted living services are provided in 60 units and 154 units provide independent living. The property sits on 12 acres. The apartment units included in the Partnership Property average approximately 789 square feet. Approximately 65.90% of the apartments are efficiency and one-bedroom apartments, and 34.10% are two-bedroom apartments. Your Partnership Property had an average occupancy rate of approximately 96% in 1997 and 92% during the first six months of 1998.



     Your Partnership Property provides residents with a number of amenities and services. Each apartment is equipped with a washer and dryer. There are emergency pull cords in every apartment and there is a courtesy security patrol from 5pm - 8am every day. Your Partnership Property provides transportation to doctor's appointments within a 5-mile radius of the property. Group bus trips to banks, shopping, and entertainment activities take place on pre-announced schedules. Meal service is available three times per day in addition to a snack/sandwich shop. Five course dinners are offered nightly with fourteen entree choices. Activities include billiards, fitness programs with a certified trainer, movies, swimming pool, spa, movies, lectures and live entertainment in the property's auditorium. Preferred Home Health, an affiliate of AIMCO, is a home health care agency with an office on site.



PROPERTY MANAGEMENT



     Since 1997, Your Partnership Property has been managed by an affiliate of the Company. Pursuant to the management agreement between the Property Manager and Your Partnership, the Property Manager operates Your Partnership Property, establishes rental policies and rates and directs marketing activities. The Property Manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which Your Partnership paid the Property Manager during 1996, 1997 and the first six months of 1998 were $427,385, $437,571 and $215,708, respectively.



     The manager of the Partnership Property is an affiliate of the general partner of Your Partnership and of the Company.



INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS



     Under Your Partnership Agreement, Your Partnership is permitted to raise new capital and reinvest cash in new properties. Your Partnership will terminate on December 31, 2038 unless earlier dissolved. Your Partnership has no present intention to liquidate, sell, finance or refinance Your Partnership Property within any specified time period.



     Generally, Your Partnership is authorized to acquire, develop, improve, own and operate Your Partnership Property as an investment and for income producing purposes. The investment portfolio of Your Partnership is limited to the assets acquired with the initial equity raised through the sale of Units to the limited partners of Your Partnership or the assets initially contributed to Your Partnership by the limited partners, as well as the debt financing obtained by Your Partnership within the established borrowing restrictions. Your Partnership may raise new equity only in narrow circumstances and consequently is quite limited in its ability to expand its investment portfolio.



     An investment in Your Partnership is a finite life investment, with the partners to receive regular cash distributions out of Your Partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of Your Partnership's real estate investments, if available.



CAPITAL REPLACEMENT



     Your Partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."



BORROWING POLICIES



     Your Partnership Agreement. Your Partnership Agreement allows Your Partnership to incur debt. As of June 30, 1998, Your Partnership had a current mortgage note outstanding of $13,800,862, payable to Mellon Bank MD, which bears interest at the rate of 8.12%. The mortgage debt is due in August 2005. In addition, Your Partnership had borrowed $1,714,490 (including accrued interest) from an unrelated party on an unsecured basis as of June 30, 1998. The majority of these borrowings bear interest at 9% and are due July 2006. Your Partnership Agreement also allows the general partner of Your Partnership to lend funds to Your Partnership. As of June 30, 1998, the general partner of Your Partnership had outstanding loans (including accrued and unpaid interest) of $5,906,796 to Your Partnership, which generally bear interest at a rate of 9% and mature in July 2006.



COMPETITION



     There are other residential properties within the market area of the Partnership Property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at a property and the rents that may be charged for such apartments.



LEGAL PROCEEDINGS



     Your Partnership is party to a variety of legal proceedings related to its ownership of the Partnership Property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on Your Partnership.



SELECTED FINANCIAL INFORMATION



     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. The 1996 financial statements have been audited by Arthur Andersen LLP and the 1997 financial statements have been audited by Ernst & Young LLP (the "Accountants"). OFFEREES ARE URGED TO READ THE AUDITED FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER THEIR UNITS IN THE OFFER.

     Below is selected financial information for Your Partnership taken from the financial statements described above. Certain amounts in the 1996 financial statements have been reclassified to conform to the June 30, 1998, June 30, 1997 and December 31, 1997 presentations. See "Index to Financial Statements."





                                                                           YOUR PARTNERSHIP
                                                         -----------------------------------------------------
                                                                 JUNE 30,                  DECEMBER 31,
                                                         -------------------------   -------------------------
                                                            1998          1997          1997          1996
                                                         -----------   -----------   -----------   -----------
                                                         (UNAUDITED)   (UNAUDITED)    (AUDITED)     (AUDITED)
BALANCE SHEET DATA
Real estate, net of accumulated depreciation...........  $16,635,564   $16,604,478   $16,793,217   $16,780,268
Cash and cash equivalents..............................      184,927        41,820        32,413        43,412
Receivables............................................       42,630        15,065        32,102        17,079
Tenant security deposits...............................      107,054        73,253       106,406        70,783
Escrow deposits........................................      531,773       516,145       335,162       320,590
Deferred costs, net....................................      254,235       288,133       271,184       305,082
Other assets...........................................       95,324        89,733        85,760        71,974
                                                         -----------   -----------   -----------   -----------
         Total Assets..................................  $17,851,507   $17,628,627   $17,656,244   $17,609,188
                                                         ===========   ===========   ===========   ===========
LIABILITIES AND PARTNERS' DEFICIT
Mortgage Note payable..................................  $13,800,862   $14,019,912   $13,910,041   $14,120,604
Notes payable and accrued interest to related
  parties..............................................    5,906,796     5,029,089     5,259,171     5,162,446
Notes and accrued interest -- other....................    1,714,490     1,594,875     1,652,243     1,541,382
Tenant security deposits...............................      537,902       536,123       557,395       584,373
Accounts payable and accrued expenses..................      280,418       413,535       486,989       262,056
Accounts payable -- affiliates.........................      217,643        74,310       145,857        75,277
Accrued interest payable...............................       93,386        94,834        94,125        95,515
Unearned rent..........................................           --            --         8,210        15,678
Other liabilities......................................       77,649       138,899        77,737       138,944
                                                         -----------   -----------   -----------   -----------
                                                          22,629,146    21,901,577    22,191,768    21,996,275
Partners' Deficit......................................   (4,777,639)   (4,272,950)   (4,535,524)   (4,387,087)
                                                         -----------   -----------   -----------   -----------
         Total Liabilities and Partners' Deficit.......  $17,851,507   $17,628,627   $17,656,244   $17,609,188
                                                         ===========   ===========   ===========   ===========

                                                                             YOUR PARTNERSHIP
                                                            ---------------------------------------------------
                                                            FOR THE SIX MONTHS ENDED      FOR THE YEARS ENDED
                                                                    JUNE 30,                 DECEMBER 31,
                                                            -------------------------   -----------------------
                                                               1998          1997          1997         1996
                                                            -----------   -----------   ----------   ----------
                                                            (UNAUDITED)   (UNAUDITED)   (AUDITED)    (AUDITED)
Revenues:
  Rental Income...........................................  $3,462,716    $3,497,182    $6,958,953   $6,685,843
  Other Income............................................     170,907       202,747       370,584      275,686
                                                            ----------    ----------    ----------   ----------
         Subtotal.........................................   3,633,623     3,699,929     7,329,537    6,961,529
Interest Income...........................................       4,274         2,643         6,290        1,659
                                                            ----------    ----------    ----------   ----------
                                                             3,637,897     3,702,572     7,335,827    6,963,188
Expenses:
  Payroll and related expenses............................   1,156,225     1,098,446     2,226,739    2,169,722
  Utilities...............................................     123,311       130,435       257,735      266,593
  Repairs and maintenance.................................     249,526       206,028       439,006      460,680
  Advertising.............................................      79,936        12,290       120,584       17,218
  Real estate and personal property taxes.................     156,960       155,220       298,946      295,661
  Insurance...............................................      20,235        17,190        47,241       68,867
  Health center expenses..................................     370,393       414,924       873,779      833,260
                                                            ----------    ----------    ----------   ----------
         Subtotal.........................................   2,156,586     2,034,533     4,264,030    4,112,001
General and administrative................................     138,306       177,149       293,600      270,143
Management fees...........................................     215,708       222,929       437,571      427,385
Interest..................................................     905,975       894,580     1,762,404    1,824,452
Depreciation and amortization.............................     463,437       463,268       930,683    1,078,157
                                                            ----------    ----------    ----------   ----------
                                                             3,880,012     3,792,459     7,688,288    7,712,138
                                                            ----------    ----------    ----------   ----------
Loss before extraordinary item............................    (242,115)      (89,887)     (352,461)    (748,950)
Extraordinary item -- gain on restructuring of debt.......          --            --            --      350,257
                                                            ----------    ----------    ----------   ----------
         Net Loss.........................................  $ (242,115)   $  (89,887)   $ (352,461)  $ (398,693)
                                                            ==========    ==========    ==========   ==========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OF YOUR PARTNERSHIP



  Overview



     The following discussion and analysis of the results of operations and financial condition of Your Partnership should be read in conjunction with the audited and unaudited financial statements included elsewhere herein.



  Results of Operations



     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997



     Net Loss



     Your Partnership recognized net loss of $242,115 for the six months ended June 30, 1998, compared to net loss of $89,887 for the six months ended June 30, 1997. The increased net loss of $152,228, or 169%, was primarily due to decreased rental and other property revenues and increased operating expenses and general administrative expenses discussed below.



     Revenues



     Rental and other property revenues of Your Partnership totaled $3,633,623 for the six months ended June 30, 1998, compared to $3,699,929 for the six months ended June 30, 1997, a decrease of $66,306, or 2%. This decline was related to higher vacancy rates during 1998 than 1997.



     Expenses



     Operating expenses of Your Partnership, consisting of utilities (net of reimbursements received from tenants), contract services, payroll, turnover costs, repairs and maintenance, advertising and marketing, property taxes, insurance and health center expenses, totaled $2,156,586 for the six months ended June 30, 1998, compared to $2,034,533 for the six months ended June 30, 1997, an increase of $122,053, or 6%. This increase was due to higher payroll and related expenses, repairs and maintenance costs and advertising costs, which were somewhat offset by reduced health center expenses, during 1998. 401(k) eligibility requirements changed when the Company purchased the general partner and the Property Manager from NHP in 1997. As a result, the number of eligible employees increased resulting in higher payroll expenses. During 1998, a new advertising agency was hired to develop a marketing strategy to improve occupancy. 1998 repairs and maintenance increased over the prior period due to repairs related to the kitchen located on the premises, as well as cost associated with the turnover of vacant units. In March 1998, the Company contracted with a new food service to provide a lower cost food service program. As a result, health center expenses decreased in 1998 by $44,531. Your Partnership's management expenses totaled $215,708 for the six months ended June 30, 1998, compared to $222,929 for the six months ended June 30, 1997, a decrease of $7,221, or 3%. Management fees are based on 6% of collected revenues, which decreased in 1998.



     General and Administrative Expenses



     General and administrative expenses decreased to $138,306 for the six months ended June 30, 1998 from $177,149 for the six months ended June 30, 1997, a decrease of $38,843, or 22%. This was primarily due to recruiting expense of $27,117 incurred in 1997, but not in 1998.



     Interest Expense



     Interest expense totaled $905,975 for the six months ended June 30, 1998, compared to $894,580 for the six months ended June 30, 1997, an increase of $11,395 or 1%.

     Interest Income



     Interest income totaled $4,274 for the six months ended June 30, 1998, compared to $2,643 for the six months ended June 30, 1997, an increase of $1,631 or 62%. This increase was related to interest income earned on operating funds.



     Comparison of the year ended December 31, 1997 to the year ended December 31, 1996



     Net Loss



     Your Partnership recognized loss before extraordinary item of $352,461 for the year ended December 31, 1997, compared to loss before extraordinary item of $748,950 for the year ended December 31, 1996. The decrease in loss before extraordinary item of $396,489, or 53%, was primarily due to increased rental and other property revenues in 1997. Your Partnership recognized net loss of $352,461 for the year December 31, 1997, compared to net loss of $398,693 for the year ended December 31, 1996, a decrease in net loss of $46,232, or 12%. The reasons for these variances are discussed below.



     Revenues



     Rental and other property revenues of Your Partnership totaled $7,329,537 for the year ended December 31, 1997, compared to $6,961,529 for the year ended December 31, 1996, an increase of $368,008, or 5%. This increase was primarily a result of an increase in 1997 average rental rates.



     Expenses



     Operating expenses of Your Partnership, consisting of, utilities (net of reimbursement received from tenants), contract services, payroll, turnover costs, repairs and maintenance, advertising and marketing, property taxes, insurance and health center expenses, totaled $4,264,030 for the year ended December 31, 1997, compared to $4,112,001 for the year ended December 31, 1996, an increase of $152,029, or 4%. 401(k) eligibility requirements changed when NHP purchased the general partner of Your Partnership and assumed management of Your Partnership in July 1996. As a result, the number of eligible employees increased resulting in increased payroll expenses of $57,017. An accelerated marketing strategy was implemented to reduce vacancies in late 1997, resulting in an increase in advertising expenses of $103,366. Your Partnership management expenses totaled $437,571 for the year December 31, 1997, compared to $427,385 for the year ended December 31, 1996, an increase of $10,186, or 2%. Depreciation and amortization totaled $930,683 in 1997 compared to $1,078,157 in 1996, a decrease of $147,474 or 14%. This decrease in depreciation and amortization was due to numerous assets becoming fully depreciated during 1997.



     General and Administrative Expenses



     General and administrative expenses increased to $293,600 for the year ended December 31, 1997 from $270,143 for the year ended December 31, 1996, an increase of $23,457, or 9%. This was due primarily to recruiting expense of $27,117 incurred in 1997, but not in 1996.



     Interest Expense



     Interest expense totaled $1,762,404 for the year ended December 31, 1997, compared to $1,824,452 for the year ended December 31, 1996, a decrease of $62,048 or 3%. This decrease in interest expense was due to the forgiveness of debt of $452,369 and the reduction of the interest rates charged on Your Partnership's notes payable to related parties and notes payable to others from 13% to 9% per annum.



     Interest Income



     Interest income totaled $6,290 for the year ended December 31, 1997, compared to $1,659 for the year ended December 31, 1996, an increase of $4,631, or 279%. This increase is related to interest earned on operating funds.

Liquidity and Capital Resources



     Your Partnership has periodically required loans from the partners to cover cash flow deficiencies; however, the partners are not obligated to provide additional funds to cover further cash flow deficiencies. Accordingly, Your Partnership's ability to continue operating in its present form is dependent upon its ability to generate sufficient cash flow from operations to fund necessary capital improvements, debt service and other cash flow needs that may arise or to arrange for further loans from partners or other sources.



FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP



     Under applicable law, the general partner of Your Partnership is accountable to Your Partnership as a fiduciary. Your Partnership Agreement provides that neither the general partner of Your Partnership nor any of its affiliates performing services on behalf of Your Partnership will be liable to Your Partnership or any of the Offerees for any act or omission by any such person if such person, in good faith, determined that such course of conduct was in the best interests of Your Partnership, provided that such act or omission did not constitute misconduct or negligence on the part of such person. As a result, Offerees might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in Your Partnership Agreement. The general partner of Your Partnership is owned by the Company. See "Conflicts of Interest".



     Your Partnership Agreement also provides that the general partner of Your Partnership and certain related parties are indemnified from losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with Your Partnership (except to the extent indemnification is prohibited by law) provided that the course of conduct did not constitute negligence or misconduct on the part of the general partner or its affiliates. Notwithstanding the foregoing, none of the above-mentioned persons is to be indemnified by Your Partnership from liability, loss, damage, cost or expense incurred by him in connection with any claim involving allegations that such person violated federal or state securities laws unless (a) there has been a successful adjudication on the merits of the claims of each count involving alleged securities law violations as to the person seeking indemnification, (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, or (c) a court of competent jurisdiction has approved a settlement of the claims against the person seeking indemnification. In each of the foregoing situations, the court of law considering the request for indemnification must be advised as to the position of the Commission and any other applicable regulatory authority regarding indemnification for violations of securities laws. Indemnification may not be enforceable as to certain liabilities arising from claims under the Securities Act and state securities laws; and, in the opinion of the Commission, such indemnification is contrary to the public policy and is therefore unenforceable.



     Your Partnership does not pay for any insurance, other than public liability insurance, covering liability of the general partner of Your Partnership or any other indemnified person for acts or omissions for which indemnification is not permitted by Your Partnership Agreement. As part of its assumption of liabilities in the consolidation, the Company will indemnify the general partner of Your Partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of Your Partnership Agreement and applicable law.



DISTRIBUTIONS AND TRANSFERS OF UNITS



  Distributions



     The following table sets forth the distributions paid per Unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of Your Partnership during the preceding quarter. The original cost per Unit was $74,000. Your Partnership has not made any distributions in the past and is not projecting to make any distributions in 1998.

  Transfers



     The Units are not listed on any national securities exchange or quoted on the National Association of Securities Dealers Automated Quotations (the "NASDAQ System"), and there is no established public trading market for the Units. Secondary sales activity for the Units has been limited and sporadic. The general partner of Your Partnership monitors transfers of the Units (a) because the admission of the transferee as a substitute limited partner in Your Partnership requires the consent of the general partner of Your Partnership under Your Partnership Agreement, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of Your Partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the Units have been effectuated. The general partner of Your Partnership estimates, based solely on the transfer records of Your Partnership (or Your Partnership's transfer agent), that the number of Units transferred in sale transactions (i.e., excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:



                               NUMBER OF UNITS   PERCENTAGE OF TOTAL UNITS    NUMBER OF
YEAR                             TRANSFERRED            OUTSTANDING          TRANSACTIONS
----                           ---------------   -------------------------   ------------
1996.........................        0.0                   0.00%                  0
1997.........................        1.0                   0.76%                  1
1998 (through June 30).......        0.5                   0.38%                  1



COMPENSATION AND DISTRIBUTIONS TO GENERAL PARTNER AND THE COMPANY



     The general partner of Your Partnership received compensation and distributions from Your Partnership as described in the following table:



YEAR                                                  COMPENSATION   DISTRIBUTIONS
----                                                  ------------   -------------
1996................................................    $24,996           $0
1997................................................     24,996            0
1998 (through June 30)..............................     12,498            0



     The Company, which is an affiliate of the general partner of Your Partnership has not received any distributions in its capacity as a limited partner of Your Partnership from Your Partnership.



     The Property Manager, which is a subsidiary of the Company received compensation from Your Partnership as described in the following table:



YEAR                                              COMPENSATION
----                                              ------------
1996...........................................     $427,385
1997...........................................      437,571
1998 (through June 30).........................      215,708



     If the Offer had been made in such prior periods, there would not have been any material difference in the compensation and distributions that would have been paid to the general partner of Your Partnership, the Property Manager or the Company and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES



     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the Units sought in the Offer, if such Units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.



     Below is an itemized statement of the estimated expenses incurred and to be incurred in the Offer by the Company:



Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Other.......................................................  $



                                 LEGAL MATTERS



     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.



     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a Offeree or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.



                                    EXPERTS



     The audited financial statements of Casa Del Mar Associates Limited Partnership at December 31, 1997 and for the year then ended, appearing in this Prospectus Supplement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



     The audited financial statements of Casa Del Mar Associates Limited Partnership at December 31, 1996 and for the year then ended, appearing in this Prospectus Supplement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS



FINANCIAL STATEMENTS OF CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP



                                                              PAGE
                                                              ----
Report of Independent Auditors..............................    F-2
Statements of Operations for the year ended December 31,
  1997 and the six months ended June 30, 1998 (Unaudited)
  and 1997 (Unaudited)......................................    F-3
Balance Sheets as of December 31, 1997 and June 30, 1998
  (Unaudited)...............................................    F-4
Statements of Partners' Capital Deficit for the year ended
  December 31, 1997 and the six months ended June 30, 1998
  (Unaudited)...............................................    F-5
Statements of Cash Flows for the year ended December 31,
  1997 and the six months ended June 30, 1998 (Unaudited)
  and 1997 (Unaudited)......................................    F-6
Notes to Financial Statements...............................    F-7
Report of Independent Public Accountants....................   F-10
Balance Sheet as of December 31, 1996.......................   F-11
Statement of Operations for the year ended December 31,
  1996......................................................   F-12
Statement of Changes in Partners' Deficit for the year ended
  December 31, 1996.........................................   F-13
Statement of Cash Flows for the year ended December 31,
  1996......................................................   F-14
Notes to Financial Statements...............................   F-15

                         REPORT OF INDEPENDENT AUDITORS



To the Partners


Casa Del Mar Associates Limited Partnership



     We have audited the accompanying balance sheet of Casa Del Mar Associates Limited Partnership, a limited partnership, as of December 31, 1997, and the related statements of operations, partners' capital deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Casa Del Mar Associates Limited Partnership at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



     As discussed in Note 3 to the financial statements, the Partnership's recurring deficiencies in cash flow raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                            /s/ ERNST & YOUNG LLP


                                            ------------------------------------

                                            ERNST & YOUNG LLP



Indianapolis, Indiana


March 20, 1998

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP



                            STATEMENTS OF OPERATIONS



                                                              SIX MONTHS ENDED
                                                          -------------------------    YEAR ENDED
                                                           JUNE 30,      JUNE 30,     DECEMBER 31,
                                                             1998          1997           1997
                                                          -----------   -----------   ------------
                                                          (UNAUDITED)   (UNAUDITED)
REVENUES
Rental income..........................................   $3,462,716    $3,497,182     $6,958,953
Interest income........................................        4,274         2,643          6,290
Other income...........................................      170,907       202,747        370,584
                                                          ----------    ----------     ----------
                                                           3,637,897     3,702,572      7,335,827
EXPENSES
Payroll and related expenses...........................    1,156,225     1,098,446      2,226,739
Utilities..............................................      123,311       130,435        257,735
Repairs and maintenance................................      249,526       206,028        439,006
Advertising............................................       79,936        12,290        120,584
Real estate and personal property taxes................      156,960       155,220        298,946
Insurance..............................................       20,235        17,190         47,241
General and administrative.............................      138,306       177,149        293,600
Management fees........................................      215,708       222,929        437,571
Health center expenses.................................      370,393       414,924        873,779
Interest...............................................      905,975       894,580      1,762,404
Depreciation and amortization..........................      463,437       463,268        930,683
                                                          ----------    ----------     ----------
                                                           3,880,012     3,792,459      7,688,288
                                                          ----------    ----------     ----------
          Net loss.....................................   $ (242,115)   $  (89,887)    $ (352,461)
                                                          ==========    ==========     ==========



                            See accompanying notes.

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP



                                 BALANCE SHEETS



                                     ASSETS



                                                               JUNE 30,     DECEMBER 31,
                                                                 1998           1997
                                                              -----------   ------------
                                                              (UNAUDITED)
Real Estate
  Land......................................................  $ 4,564,484   $ 4,564,484
  Buildings and improvements................................   16,448,785    16,159,949
  Furniture, fixture and equipment..........................    3,661,852     3,661,852
                                                              -----------   -----------
                                                               24,675,121    24,386,285
  Less accumulated depreciation.............................    8,039,557     7,593,068
                                                              -----------   -----------
                                                               16,635,564    16,793,217
Cash and cash equivalents...................................      184,927        32,413
Receivables from tenants, net of allowance..................       35,580        28,052
Receivables -- other........................................        4,050         4,050
Tenant security deposits....................................      107,054       106,406
Escrow deposits.............................................      531,773       335,162
Deferred costs, net.........................................      254,235       271,184
Other assets................................................       95,324        85,760
                                                              -----------   -----------
          Total assets......................................  $17,851,507   $17,656,244
                                                              ===========   ===========

                       LIABILITIES AND PARTNERS' CAPITAL DEFICIT

Mortgage note payable.......................................  $13,800,862   $13,910,041
Notes and accrued interest payable..........................    1,714,490     1,652,243
Notes payable and accrued interest to related parties.......    5,906,796     5,259,171
Tenant security deposits....................................      537,902       557,395
Accounts payable and accrued expenses.......................      123,458       486,989
Accounts payable -- affiliates..............................      217,643       145,857
Accrued mortgage interest payable...........................       93,386        94,125
Unearned rent...............................................           --         8,210
Accrued real estate taxes...................................      156,960            --
Other liabilities...........................................       77,649        77,737
                                                              -----------   -----------
                                                               22,629,146    22,191,768
Partners' capital deficit...................................   (4,777,639)   (4,535,524)
                                                              -----------   -----------
          Total liabilities and partners' capital deficit...  $17,851,507   $17,656,244
                                                              ===========   ===========



                             See accompanying notes

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP



                    STATEMENTS OF PARTNERS' CAPITAL DEFICIT


                          YEAR ENDED DECEMBER 31, 1997


                       AND SIX MONTHS ENDED JUNE 30, 1998






                                                                     SPECIAL      PREFERRED
                                                        GENERAL      LIMITED       LIMITED
                                                        PARTNER      PARTNER       PARTNER        TOTAL
                                                       ---------   -----------   -----------   -----------
Partners' capital deficit at January 1, 1997 (Note
  2).................................................  $(473,533)  $(2,040,919)  $(1,668,611)  $(4,183,063)
Net loss.............................................    (19,385)      (68,730)     (264,346)     (352,461)
                                                       ---------   -----------   -----------   -----------
Partners' capital deficit at December 31, 1997.......  $(492,918)  $(2,109,649)  $(1,932,957)  $(4,535,524)
Net loss (unaudited).................................    (13,280)      (47,083)     (181,090)     (241,453)
                                                       ---------   -----------   -----------   -----------
Partners' capital deficit at June 30, 1998
  (unaudited)........................................  $(506,198)  $(2,156,732)  $(2,114,047)  $(4,776,977)
                                                       =========   ===========   ===========   ===========



                            See accompanying notes.

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP



                            STATEMENTS OF CASH FLOWS



                                                                  SIX MONTHS ENDED
                                                              -------------------------    YEAR ENDED
                                                               JUNE 30,      JUNE 30,     DECEMBER 31,
                                                                 1998          1997           1997
                                                              -----------   -----------   ------------
                                                              (UNAUDITED)   (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES
Revenue
  Rental income.............................................  $ 3,443,978   $ 3,483,518   $ 6,938,914
  Interest..................................................        4,274         2,643         6,290
  Other.....................................................      170,907       202,747       370,584
                                                              -----------   -----------   -----------
                                                                3,619,159     3,688,908     7,315,788
Expenses
  Payroll and related expenses..............................   (1,244,955)   (1,098,447)   (2,049,914)
  Utilities.................................................     (123,311)     (130,435)     (257,735)
  Repairs and maintenance...................................     (417,405)     (209,789)     (412,210)
  Advertising...............................................      (79,936)      (12,290)     (120,584)
  Real estate and personal property taxes...................           --            --      (298,946)
  Insurance.................................................      (29,798)      (34,949)      (69,628)
  General and administrative................................     (173,941)     (177,149)     (293,601)
  Management fee............................................     (168,241)     (223,897)     (332,082)
  Health center.............................................     (417,338)     (414,924)     (865,178)
  Interest..................................................     (587,292)     (883,647)   (1,499,000)
  Investor service fee......................................           --            --       (10,415)
                                                              -----------   -----------   -----------
                                                               (3,242,217)   (3,185,527)   (6,209,293)
                                                              -----------   -----------   -----------
         Net cash provided by operating activities..........      376,942       503,381     1,106,495
CASH FLOW FROM INVESTING ACTIVITIES
Tenant security deposits (asset)............................         (648)      (56,729)      (89,881)
Funding of escrow deposits..................................      (26,750)      (24,075)      (49,933)
Escrow deposits, other......................................     (169,861)     (117,221)       89,620
Real estate additions.......................................     (288,836)      (66,505)     (705,710)
Sundry......................................................         (112)          (23)      (44,443)
                                                              -----------   -----------   -----------
         Net cash used in investing activities..............     (486,207)     (264,553)     (800,347)
CASH FLOW FROM FINANCING ACTIVITIES
Tenant security deposits (liability)........................      (19,493)      (48,250)      (26,978)
Mortgage principal payments.................................     (109,179)     (100,692)     (210,563)
Advances on notes payable to related parties................      442,237            --        44,118
Repayments on note payable to related parties...............      (51,786)      (91,478)      (81,627)
Repayments on notes payable.................................           --            --       (19,700)
Sundry......................................................           --            --       (22,397)
                                                              -----------   -----------   -----------
         Net cash used in financing activities..............      261,779      (240,420)      317,147
                                                              -----------   -----------   -----------
Net increase (decrease) in cash and cash equivalents........      152,514        (1,592)      (10,999)
Cash and cash equivalents at beginning of year..............       32,413        43,412        43,412
                                                              -----------   -----------   -----------
Cash and cash equivalents at end of year....................  $   184,927   $    41,820   $    32,413
                                                              -----------   -----------   -----------
RECONCILIATION OF NET LOSS TO NET CASH PROVIDED BY OPERATING
  ACTIVITIES
Net loss....................................................  $  (241,453)  $   (89,887)  $  (352,461)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................      463,437       463,268       930,683
  Changes in operating assets and liabilities
    Receivable from tenants.................................      (10,528)        2,014       (12,571)
    Other assets............................................       (9,563)      (17,759)      (13,786)
    Accounts payable and accrued expenses...................     (291,722)       (4,730)      298,694
    Accrued mortgage interest payable.......................         (739)      (54,231)      (54,941)
    Accrued interest on notes payable.......................       71,906       120,222       133,890
    Accrued interest on notes payable to related parties....      247,516       (55,058)      184,455
    Accrued real estate taxes...............................      156,960       155,220            --
    Unearned rent...........................................       (8,210)      (15,678)       (7,468)
                                                              -----------   -----------   -----------
         Net cash provided by operating activities..........  $   377,604   $   503,381   $ 1,106,495
                                                              ===========   ===========   ===========



                            See accompanying notes.

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP



                         NOTES TO FINANCIAL STATEMENTS


                               DECEMBER 31, 1997



NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES



     Casa Del Mar Associates Limited Partnership (the "Partnership") was formed as a limited partnership under the laws of the state of Florida on August 26, 1988, to own and operate a senior living community consisting of a 154 unit retirement center of individual apartments and a 60 unit personal care facility for individuals requiring some additional assistance with the activities of daily living. The community is known as Casa Del Mar located in Palm Beach County, Florida.



     Allocations of cash distributions and net income and losses are made in accordance with the Partnership Agreement.



     Real estate is recorded on the basis of cost and represents collateral for the mortgage note payable. Depreciation is computed generally by the straight-line method over the estimated useful lives of the related assets.



     Cash equivalents are defined as short-term, highly liquid investments with original maturities of three months or less. The affiliated management company maintains cash concentration accounts on behalf of affiliated entities which are included in cash and cash equivalents.



     Deferred costs consist primarily of financing fees which are amortized over the related term of the note.



     No provision has been made for income taxes or related credits, as the results of operations are includable in the tax returns of the partners.



     Preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.



     The accompanying unaudited financial statements of the Partnership as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.



     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods presented are not necessarily indicative of the results for the entire year.



NOTE 2 -- PARTNERS' CAPITAL DEFICIT ADJUSTMENT



     Partners' capital deficit as of January 1, 1997 has been restated for the overstatement of depreciation expense in prior years. The following is a restatement of partners' capital deficit at January 1, 1997:



January 1, 1997 partners' capital deficit, as previously
  reported..................................................   $(4,387,087)
Restatement.................................................       204,024
                                                               -----------
January 1, 1997 partners' capital deficit, as restated......   $(4,183,063)
                                                               ===========



NOTE 3 -- GOING CONCERN



     The partnership has incurred deficiencies in cash flow which have been funded by notes from the partners; however, the partners are not obligated to provide additional funds to cover future deficiencies in

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP cash flow. Continuation of the partnership operations in the present form is dependent upon its ability to achieve cash flow, the partners providing additional notes or obtaining other funds. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



NOTE 4 -- MORTGAGE NOTE PAYABLE



     The mortgage note payable is due in monthly installments of $112,016, including interest at 8.12% through August 1, 2005. The monthly payment is based on a 25 year amortization with a final payment due of $11,669,929. The mortgage may be prepaid with the payment of a fee as outlined in the note agreement. Maturities for the next five years are as follows:



1998.....................................................   $222,867
1999.....................................................    241,653
2000.....................................................    262,022
2001.....................................................    284,108
2002.....................................................    308,056



NOTE 5 -- NOTES PAYABLE AND ACCRUED INTEREST



     The notes payable are unsecured and summarized as follows:



Note payable to prior partner, due 2006, interest rate of
  9%, principal and interest due monthly to the extent of
  net cash flow, as defined.................................   $1,428,000
Note payable for equipment purchase, payable in monthly
  installments of $1,199 through October 1999, interest rate
  of 11.01%.................................................       20,766
Note payable for equipment purchase, payable in monthly
  installments of $901 through November 1999, interest rate
  of 13.51%.................................................       16,037
                                                               ----------
                                                                1,464,803
Accrued interest............................................      187,440
                                                               ----------
                                                               $1,652,243
                                                               ==========



     Aggregate maturities for 1998 and 1999 are $21,293 and $15,510, respectively.



NOTE 6 -- NOTES PAYABLE AND ACCRUED INTEREST TO RELATED PARTIES



     The notes payable are unsecured and summarized as follows:



Note payable to an affiliate of a general partner, due July
  12, 2006, interest rate of 9%, principal and interest due
  monthly to the extent of net cash flow, as defined........  $5,026,373
Note payable to partner, payable from operations, interest
  rate of Prime +2%.........................................      44,118
                                                              ----------
                                                              $5,070,491
                                                              ==========
Accrued interest............................................     188,680
                                                              ----------
                                                              $5,259,171
                                                              ==========



NOTE 7 -- RELATED PARTY TRANSACTIONS



     NHP Florida Management Co., Inc., the managing agent, is an indirectly owned subsidiary of Apartment Investment and Management Company ("AIMCO"). Personnel working at the project are employees of affiliates of AIMCO. The Partnership reimburses the affiliates for the actual salaries and related benefits, as

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP reflected in the accompanying financial statements. Following are the related party transactions for the described services provided to the project:



                                                                 AMOUNT
                                                                 ------
NHP Florida Management Co., Inc.:
  Management fee............................................    $437,571
Partners:
  Investor Service Fee......................................      24,996
AIMCO and/or its affiliates:
  Insurance policy and claims administration and loss
     control................................................       7,666
  Group purchasing organization fee for vendor discounts....       1,541
  Interest Expense..........................................     133,890



     One-third of the monthly management fee is subordinated and payable on January 10 of the following year. At December 31, 1997, the subordinated management fee was $145,857 and is included in accounts payable -- affiliates on the balance sheet.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of


Casa Del Mar Associates Limited Partnership:



     We have audited the accompanying balance sheet of Casa Del Mar Associates Limited Partnership (a Florida limited partnership, the "Partnership"), as of December 31, 1996, and the related statements of operations, changes in partners' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     As indicated in Note 8, the Partnership has experienced deficiencies in cash flow and has required funding from its partners in the year ended December 31, 1997 and the six months ended June 30, 1998. Continuation of the Partnership's operations in the present form is dependent on its ability to achieve cash flow, additional funding from partners, or funding from other sources.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Casa Del Mar Associates Limited Partnership as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                            /s/ ARTHUR ANDERSEN LLP



Washington, D.C.


April 4, 1997 (except with respect


to the matter discussed in Note 8, as to


which the date is September 14, 1998)

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP



                                 BALANCE SHEET


                            AS OF DECEMBER 31, 1996



                                     ASSETS



CASH AND CASH EQUIVALENTS...................................   $   43, 412
TENANT RECEIVABLES, net of allowance for doubtful accounts
  of $41,247................................................        17,079
TENANTS' SECURITY DEPOSITS..................................        70,783
PREPAID INSURANCE...........................................         8,338
FOOD AND LINEN INVENTORY....................................        26,789
OTHER DEPOSITS..............................................        33,130
MORTGAGE ESCROW DEPOSITS:
  Real estate taxes and insurance...........................       183,149
  Replacement reserve.......................................       137,441
                                                               -----------
                                                                   320,590
                                                               -----------
RENTAL PROPERTY, AT COST:
  Land and improvements, net of accumulated depreciation of
     $388,067...............................................     4,943,802
  Buildings and improvements, net of accumulated
     depreciation of $3,762,804.............................    11,463,811
  Furniture, fixtures and equipment, net of accumulated
     depreciation of $2,749,436.............................       372,655
                                                               -----------
                                                                16,780,268
                                                               -----------
DEFERRED RENTAL COSTS.......................................         3,717
DEFERRED FINANCE COSTS, net of accumulated amortization of
  $33,898...................................................       305,082
                                                               -----------
          Total assets......................................   $17,609,188
                                                               ===========

                    LIABILITIES AND PARTNERS' DEFICIT

ACCOUNTS PAYABLE AND ACCRUED EXPENSES:
  Trade payables............................................   $   235,820
  Accrued wages and payroll taxes...........................        74,460
  Accrued interest on mortgage note and notes payable.......       152,394
  Accrued interest on advances from affiliate...............        54,446
  Accrued management fee....................................       165,997
                                                               -----------
                                                                   683,117
TENANTS' SECURITY DEPOSITS PAYABLE..........................       584,373
RENTS RECEIVED IN ADVANCE...................................        15,678
MORTGAGE NOTE PAYABLE.......................................    14,120,604
ADVANCES FROM AFFILIATE.....................................     5,108,000
NOTES PAYABLE...............................................     1,484,503
PARTNERS' DEFICIT...........................................    (4,387,087)
                                                               -----------
          Total liabilities and partners' deficit...........   $17,609,188
                                                               ===========



       The accompanying notes are an integral part of this balance sheet.

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP



                            STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 1996



REVENUE:
  Rental income.............................................   $6,728,184
  Other operating income....................................      230,617
  Operating interest income.................................        1,856
                                                               ----------
          Total revenue.....................................    6,960,657
                                                               ----------
OPERATING EXPENSES:
  Food services.............................................    1,521,908
  Administrative............................................    1,162,478
  Building services.........................................      765,604
  Housekeeping..............................................      359,673
  Health services...........................................      322,300
  Social activities.........................................      209,743
  Property taxes and insurance..............................      364,527
  Marketing.................................................       82,831
                                                               ----------
          Total operating expenses..........................    4,789,064
                                                               ----------
  Net operating income......................................    2,171,593
                                                               ----------
OTHER EXPENSE:
  Interest expense..........................................    1,858,350
  Depreciation..............................................    1,044,259
  Other expense.............................................       17,934
                                                               ----------
          Total other expense...............................    2,920,543
                                                               ----------
LOSS BEFORE EXTRAORDINARY ITEM..............................     (748,950)
EXTRAORDINARY ITEM -- GAIN ON RESTRUCTURING OF DEBT.........      350,257
                                                               ----------
          NET LOSS..........................................   $ (398,693)
                                                               ==========



    The accompanying notes are an integral part of this financial statement.

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP



                   STATEMENT OF CHANGES IN PARTNERS' DEFICIT


                      FOR THE YEAR ENDED DECEMBER 31, 1996



                                                          SPECIAL      PREFERRED
                                             GENERAL      LIMITED       LIMITED
                                             PARTNER      PARTNER      PARTNERS        TOTAL
                                            ---------   -----------   -----------   -----------
BALANCE, January 1, 1996..................  $(564,938)  $(2,002,959)  $(1,522,609)  $(4,090,506)
  Net loss................................    (21,928)      (77,745)     (299,020)     (398,693)
  Capital contribution resulting from
     forgiveness of general partner
     advance..............................    102,112            --            --       102,112
                                            ---------   -----------   -----------   -----------
BALANCE, December 31, 1996................  $(484,754)  $(2,080,704)  $(1,821,629)  $(4,387,087)
                                            =========   ===========   ===========   ===========
PERCENTAGE INTEREST, as of December 31,
  1996....................................       5.5%         19.5%         75.0%
                                            =========   ===========   ===========



    The accompanying notes are an integral part of this financial statement.

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP



                            STATEMENT OF CASH FLOWS


                      FOR THE YEAR ENDED DECEMBER 31, 1996



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (398,693)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation...........................................   1,044,259
     Amortization of deferred finance costs.................      33,898
     Gain on restructuring of debt..........................    (350,257)
     Change in tenant receivables...........................      40,211
     Change in tenants' security deposits...................     (20,783)
     Change in prepaid insurance............................      31,147
     Change in food and linen inventory.....................          60
     Change in real estate tax and insurance escrow.........    (135,494)
     Change in deferred rental costs........................      (3,717)
     Change in other deposits...............................      (7,230)
     Change in accounts payable and accrued expenses........      (6,549)
     Change in accrued interest.............................     336,106
     Change in accrued management fee.......................     109,661
     Change in tenants' security deposits payable...........      37,432
     Change in rents received in advance....................      15,678
                                                              ----------
          Net cash provided by operating activities.........     725,729
                                                              ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of furniture, fixtures and equipment.............    (115,465)
  Proceeds from disposition of asset........................      18,777
  Payments to replacement reserve...........................     (51,176)
  Withdrawals from replacement reserve......................      10,956
                                                              ----------
          Net cash used in investing activities.............    (136,908)
                                                              ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on mortgage note payable.........................    (184,542)
  Payments on advances from affiliates......................    (270,000)
  Payments on notes payable.................................    (205,434)
                                                              ----------
          Net cash used in financing activities.............    (659,976)
                                                              ----------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................     (71,155)
CASH AND CASH EQUIVALENTS, beginning of year................     114,567
                                                              ----------
CASH AND CASH EQUIVALENTS, end of year......................  $   43,412
                                                              ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $1,488,346
                                                              ==========
NONCASH FINANCING ACTIVITIES:
  Transfer of accrued interest into mortgage note payable
     resulting from refinancing.............................  $  250,746
                                                              ==========
  Capital contribution resulting from forgiveness of general partner advance........................................  $  102,112
                                                              ==========



    The accompanying notes are an integral part of this financial statement.

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP



                          NOTE TO FINANCIAL STATEMENTS


                            AS OF DECEMBER 31, 1996



1. THE PARTNERSHIP:



     Casa Del Mar Associates Limited Partnership (the "Partnership") was organized as of August 26, 1988 pursuant to the laws of the state of Florida, and according to the Agreement of Limited Partnership (the "Partnership Agreement"), shall continue until December 31, 2038, unless sooner dissolved in accordance with the Partnership Agreement.



     The Partnership operates a senior living community consisting of 214 apartment units in Palm Beach County, Florida (the "Facility"). The Facility consists of two self-contained buildings. The first building is a 154-unit retirement center consisting of a central amenity building and two wings of individual apartments. The second building is a 60-unit personal care facility, for those individuals requiring some additional assistance with the activities of daily living.



     On July 12, 1996, a controlling interest in the Partnership's general partner was acquired by NHP Real Estate Corporation, an affiliate of NHP Incorporated (see Note 7).



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



USE OF ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



CASH AND CASH EQUIVALENTS



     The Partnership considers all highly liquid investments with initial maturities of 90 days or less to be cash equivalents.



     NHP Management Company ("NHPMC"), a wholly owned subsidiary of NHP Incorporated, assumed property management responsibility for the Facility as part of the purchase effective July 12, 1996. NHPMC maintains at banks concentrated cash and cash equivalent accounts of affiliated entities for which it provides property management services. As of December 31, 1996, NHPMC did not hold any cash on behalf of the Partnership.



RENTAL REVENUE



     Property owned by the Partnership is subject to numerous tenant leasing arrangement having initial terms of one year or less. Rental revenue from these arrangements is recognized on a straight line basis over the appropriate lease term.



DEPRECIATION



     Depreciation of the land improvements and building and improvements are computed using the straight line method, assuming a 15 year and 27.5 year life, respectively. Furniture, fixtures and equipment are depreciated using an accelerated method, assuming an estimated useful life of 5 to 7 years.

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP

AMORTIZATION



     Deferred finance costs are amortized over the appropriate mortgage loan period using the straight-line method, which approximates the effective interest method. The related amortization is recorded within interest expense in the accompanying statement of operations.



INCOME TAXES



     The Partnership is not a tax paying entity and, accordingly, no provision has been recorded for Federal or state income tax purposes. The partners are individually responsible for reporting their share of the Partnership's taxable income on their income tax returns. In the event of an examination of the Partnership's tax return by the Internal Revenue Service, the tax liability of the partners could be changed if an adjustment in the Partnership's income is ultimately sustained by the taxing authorities.



     Certain transactions of the Partnership may be subject to accounting methods for income tax purposes that differ from the accounting methods used in preparing these financial statements in accordance with generally accepted accounting principles. Accordingly, the net income or loss of the Partnership and the resulting balances in the partners' capital accounts reported for income tax purposes may differ from the balances reported for those same items in these financial statements.



IMPLEMENTATION OF NEW ACCOUNTING STANDARD



     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed Of," which the Partnership implemented on January 1, 1996. The adoption of this statement did not have an effect on the Partnership's financial position or results of operations.



3. PARTNERSHIP PROFITS AND LOSSES AND DISTRIBUTIONS:



     Net income of the Partnership is allocated to the partners, pro rata, based on any negative capital account balances, until such negative capital balances are eliminated; any remaining income is allocated to the partners, pro rata, based on their respective percentage interests. Net losses are allocated to the partners, pro rata, based on any positive capital balances, until such positive capital balances are eliminated. Any remaining losses are allocated to the partners, pro rata, based on their respective percentage interests. Net cash flow is to be distributed, pro rata to the Preferred Limited Partners, until each Preferred Limited Partner has received distributions equal to a cumulative, simple 12% annual return on his net cash investment, as defined in the Partnership Agreement. Any remaining net cash flow will be distributed in accordance with the percentage interests.



4. MORTGAGE NOTES PAYABLE:



     The Partnership is indebted to Washington Capital DUS, Inc. for a first mortgage note payable (the "First Mortgage Note") in the original amount of $14,365,000 issued in September 1995. As of December 31, 1996, the First Mortgage Note had an outstanding balance of $14,120,604. The First Mortgage note is payable in monthly principal and interest payments of $112,016, with an interest rate of 8.12% per annum until

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP

August 1, 2005, at which time the full unpaid balance is due and payable. Minimum annual principal payments are as follows:



1997............................................  $   205,563
1998............................................      222,867
1999............................................      241,652
2000............................................      262,022
2001............................................      284,078
Thereafter......................................   12,904,422
                                                  -----------
                                                  $14,120,604
                                                  ===========



     In connection with the issuance of the First Mortgage Note, the Partnership capitalized deferred finance costs of $338,980, which is shown net of accumulated amortization of $33,898 as of December 31, 1996.



     The First Mortgage Note is secured by the buildings and improvements, as well as other amounts deposited with the lender.



5. ADVANCES FROM AFFILIATE:



     Prior to July 12, 1996, the Partnership had been advanced funds from the general partner. These advances bore interest at 9 percent per annum and were to become due on December 31, 2002. In connection with the sale of the general partner interest described in Note 1, any previously accrued and unpaid interest was added to the principal balance, and the note was assigned to NHP Incorporated. In addition, $102,112 in principal and accrued interest was forgiven, resulting in a newly stated outstanding balance of $5,108,000. The gain on forgiveness of debt is reflected as a capital contribution in the accompanying statement of changes in partners' deficit. The new advance bears interest at 9.75 percent per annum, with amounts payable monthly from net cash flow, as defined in the note agreement. All unpaid principal and interest are due and payable on July 12, 2006.

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP

6. NOTES PAYABLE:



     Prior to July 12, 1996, the Partnership was liable to Casa Del Mar Participation Corporation, an affiliate of the Partnership, for a note payable in the original amount of $2,000,000. This note bore interest at a rate of 13 percent, with variable monthly principal and interest payments, until September 1, 2002, when all unpaid amounts were to become due and payable. In connection with the sale of the general partner interest described in Note 1, this note payable was restructured such that any previously accrued and unpaid interest was added to the principal balance and was assigned to Stephen A. Goldberg. In addition, $350,257 in principal and accrued interest was forgiven, resulting in newly stated principal balance of $1,428,000. This gain on forgiveness of debt is reflected as an extraordinary item on the statement of operations. The new note payable bears interest at 9.00 percent per annum, with amounts payable monthly from net cash flow, as defined in the loan agreement. All unpaid principal and interest are due and payable in July 2006.



     In addition, as of December 31, 1996, the Partnership was liable for two notes payable, in the aggregate amount of $56,503, issued for the purpose of acquiring business equipment. The loans accrued interest at 13.87 percent and
11.54 percent annually, with combined monthly payments of $2,668 and maturities of October and November 1999, respectively.



7. RELATED-PARTY TRANSACTIONS:



     NHPMC is the project management agent under an agreement which extends, subject to certain conditions, to the year 2020. Certain stockholders owning approximately 60 percent of the voting stock of NHP Incorporated also control the entity which holds the general partnership interest in the Partnership.



     During 1996, personnel working at the Facility were employees of NHP Incorporated, and therefore the Facility reimbursed NHP Incorporated for the actual salaries and related benefits, as reflected in the accompanying financial statements. At December 31, 1996, trade payables include $196 due to NHP Incorporated.



     During 1996, NHPMC received a fee of $106,187 for its services as management agent for the period from July 12, 1996 through December 31, 1996. As part of the management agreement, management fees are calculated as 6 percent of the Facility's rental collections, with 4 percent paid currently, and the remaining 2 percent deferred until January of the following year. As of December 31, 1996, $142,462 of deferred management fees is included in accrued management fee on the accompanying balance sheet.



8. SUBSEQUENT EVENT:



     The Partnership has experienced deficiencies in cash flow and has required funding from its partners in the year ended December 31, 1997 and the six months ended June 30, 1998. Continuation of the Partnership's operations in the present form is dependent on its ability to achieve cash flow, additional funding from partners, or funding from other sources.

                                                                    APPENDIX A-1

                                    GLOSSARY

     Unless the context requires otherwise, the following terms used in this Prospectus Supplement have the respective meanings set forth below. Terms which have been defined in the Glossary of the accompanying Prospectus are not defined below.


     "Accountants" means Arthur Andersen LLP and Ernst & Young LLP.


     "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     "Common OP Units" or "Tax-Deferral Common OP Units" or "Partnership Common Units" means the partnership common units of the AIMCO Operating Partnership.

     "Delaware Limited Partnership Act" means the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, or any successor to such statute).


     "Determination Date" means                  , 1998, which is the date used
for determining the holders of Units for purposes of the Offer.


     "Eligible Institution" means a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States.


     "Expiration Date" means                  ,               , unless the AIMCO
Operating Partnership in its sole discretion shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" with respect to the Offer shall mean the latest time and date on which the Offer, as extended by the AIMCO Operating Partnership, shall expire.



     "Information Agent" means                ,                , facsimile:
(   )              , telephone: (   )


     "Letter of Transmittal" means the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time.

     "Majority in Interest" means the holders of a majority of the outstanding Common OP Units, excluding the Special Limited Partner.

     "NASDAQ System" means the National Association of Securities Dealers Automated Quotations.

     "New Withholding Regulations" means the final Treasury Regulations issued by the United States Treasury Department on October 7, 1997, governing the procedures to be followed by a partnership in complying with United States federal withholding, backup withholding and information reporting rules.

     "Offer" means the offer of AIMCO Operating Partnership to acquire up to Units for the Offer Price.

     "Offeree" means any holder of a Unit.

     "Offer Price" means, for each Unit, 244.53 Preferred OP Units,
Common OP Units, or $       in cash.

     "OP Units" means the Preferred OP Units and the Common OP Units.


     "Preferred OP Units" or "Tax-Deferral   % Preferred OP Units" means the 7%
Tax-Deferral Partnership Preferred Units of the AIMCO Operating Partnership.



     "Stanger" means Robert A. Stanger & Co., Inc.


     "TIN" means a taxpayer identification number.

     "Unit" means a unit of limited partnership interest in Your Partnership.


     "Your Partnership" means Casa Del Mar Associates Limited Partnership.


     "Your Partnership Agreement" means the partnership agreement governing Your Partnership.


     "Your Partnership Property" or the "Partnership Property" means the property owned by Your Partnership.



     "Your Property Manager" or the "Property Manager" means the manager of the Partnership Property.

                                                                    APPENDIX B-1

                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  Casa Del Mar Associates, L.P.

Gentlemen:


     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of Casa Del Mar Associates Limited Partnership (the "Partnership") (the Purchaser, AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Partnership Common Units of the Purchaser, or        Partnership Preferred Units
of the Purchaser, or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash offered per Unit is referred to herein as the "Offer Price."


     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;


          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;


          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 1998


PROSPECTUS




                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                $600,000,000 OF


                              PREFERRED STOCK AND

                              CLASS A COMMON STOCK

                             AIMCO PROPERTIES, L.P.

                  $200,000,000 OF PARTNERSHIP PREFERRED UNITS


                    $200,000,000 OF PARTNERSHIP COMMON UNITS



     We may offer and issue these securities in connection with acquisitions of businesses, properties, securities or other assets. In addition, we may issue our Class A Common Stock upon conversion of shares our Preferred Stock, and we may also issue shares of our Preferred Stock and shares of our Class A Common Stock in exchange for our Partnership Preferred Units or our Partnership Common Units tendered for redemption.



     Apartment Investment and Management Company has elected to be taxed for federal income tax purposes as a REIT. Our Class A Common Stock is listed on the New York Stock Exchange under the symbol "AIV." On September 16, 1998, the last reported sales price of our Class A Common Stock on the NYSE was $33 3/4 per share. There is no public market for our Partnership Preferred Units or our Partnership Common Units. However, after a one-year holding period, each of our Partnership Common Units may be redeemed in exchange for a share of our Class A Common Stock, or at our option, a cash amount equal to the market value of one share of our Class A Common Stock at the time of the redemption (subject to antidilution adjustments).



     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF MATERIAL RISKS IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES, INCLUDING WITHOUT LIMITATION, THE FOLLOWING RISKS:



     - Our acquisition and development activities expose us to several negative factors, including difficulty in managing our rapid growth, the incurrence of unforeseen costs, possible failure to realize projected occupancy and rental rates.



     - Our organizational documents do not limit the amount of debt that we may incur, and our Board of Directors may change our leverage policy at any time. Our cash flow from operations might be insufficient to make required debt payments, and we might be unable to refinance our debt at all or on terms as favorable as the terms of our existing debt. In addition, we are subject to debt covenants that may restrict our ability to make distributions to investors.



     - Our real estate investment and management activities expose us to several potentially negative factors that are beyond our control such as local economic conditions, intense competition, potential environmental liabilities and change of laws, any of which could negatively affect our financial condition or results of operations.



     - We and certain of our officers and/or directors and unconsolidated subsidiaries have entered into, and may in the future into certain transactions that may result in conflicts of interest between the us and such officers and/or directors and unconsolidated subsidiaries.



     - If Apartment Investment and Management Company fails to qualify as a REIT, it (i) would not be allowed a deduction for dividends it pays, (ii) would be subject to federal income tax at corporate rates, (iii) might need to borrow funds or liquidate investments on unfavorable terms in order to pay the applicable tax and (iv) would no longer be required to make distributions to stockholders.



     - Our charter limits the number of shares of our stock that may be held by any one investor. Consequently, our stockholders are limited in their ability to effect a change of our control.



     - Investors in our partnership units must hold their units for one year, subject to certain exceptions. Thereafter investors may transfer such partnership units, subject to the satisfaction of certain conditions, including the general partner's right of first refusal. Holders of our partnership units do not have the ability to vote for or remove the general partner, and therefor they can not effect a change of control of AIMCO Properties, L.P.



     To the extent not otherwise described herein, the form in which the securities are to be issued, and the terms of such securities, including without limitation, their specific designation, or aggregate initial offering price, rate and times of payment of dividends, if any, redemption, conversion and exchange terms, if any, voting or other rights, if any, and other specific terms will be set forth in a Prospectus Supplement, together with the terms of offering of such securities.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


               The date of this Prospectus is             , 1998.

                               TABLE OF CONTENTS


                                                  PAGE
                                                  ----
FORWARD-LOOKING STATEMENTS......................    1
AVAILABLE INFORMATION...........................    1
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE.....................................    2
THE COMPANY.....................................    3
RECENT DEVELOPMENTS.............................    3
  Ambassador Merger.............................    3
  Insignia Merger...............................    3
RISK FACTORS....................................    5
  Risks of Acquisition and Development
    Activities..................................    5
  Risks Associated With Debt Financing..........    6
  Increases in Interests Rates May Increase our
    Interest Expense............................    6
  Risks of Interest Rate Hedging Arrangements...    6
  Covenant Restrictions May Limit Our Ability to
    Make Payments to Our Investors..............    6
  We Depend on Distributions and Other Payments
    from Our Subsidiaries.......................    7
  Real Estate Investment Risks..................    7
  Possible Environmental Liabilities............    7
  Laws Benefitting Disabled Persons May Result
    in Unanticipated Expenses...................    7
  Risks Relating to Regulation of Affordable
    Housing.....................................    8
  The Loss of Property Management Contracts
    Would Reduce Our Revenues...................    8
  Dependence on Certain Executive Officers......    8
  Possible Conflicts of Interest; Transactions
    with Affiliates.............................    8
  Tax Risks.....................................    9
  Possible Adverse Consequences of Limits on
    Ownership of Shares.........................   10
  Our Charter and Maryland Law May Limit the
    Ability of a Third Party to Acquire Control
    of the Company..............................   10
  Risks Associated With an Investment in OP
    Units.......................................   11
SECURITIES COVERED BY THIS PROSPECTUS...........   16
RATIO OF EARNINGS TO FIXED CHARGES..............   17
SELECTED HISTORICAL FINANCIAL DATA..............   19
PER SHARE AND PER UNIT DATA.....................   23
  Per Share Data................................   23
  Per Unit Data.................................   23
  Stock Prices, Dividends and Distributions.....   24
BUSINESS OF THE COMPANY.........................   25
  Operating and Financial Strategies............   25
  Growth Strategies.............................   26
  Property Management Strategies................   29
  Accounting Policies and Definitions...........   31
  Policies of the Company with Respect to
    Certain Other Activities....................   32
  Recent Property Acquisitions and
    Dispositions................................   34
  Year 2000 Compliance..........................   35
  Recent Contracts..............................   36
  Recent Credit Agreements......................   36
DESCRIPTION OF PREFERRED STOCK..................   37
  General.......................................   37
  Dividends.....................................   38
  Convertibility................................   38
  Redemption and Sinking Fund...................   38



                                                  PAGE
                                                  ----
  Liquidation Rights............................   39
  Voting Rights.................................   39
  Miscellaneous.................................   40
  Other Rights..................................   40
  Transfer Agent and Registrar..................   40
  Class B Preferred Stock.......................   40
  Class C Preferred Stock.......................   41
  Class D Preferred Stock.......................   43
  Class E Preferred Stock.......................   44
  Class G Preferred Stock.......................   46
  Class H Preferred Stock.......................   47
DESCRIPTION OF COMMON STOCK.....................   49
  General.......................................   49
  Class A Common Stock..........................   49
  Restrictions on Transfer......................   50
  Class B Common Stock..........................   51
  Business Combinations.........................   52
  Control Share Acquisitions....................   52
DESCRIPTION OF OP UNITS.........................   53
  General.......................................   53
  Purpose and Business..........................   53
  Management by the AIMCO GP....................   54
  Management Liability and Indemnification......   55
  Compensation and Fees.........................   55
  Fiduciary Responsibilities....................   55
  Class B Partnership Preferred Units...........   56
  Class C Partnership Preferred Units...........   56
  Class D Partnership Preferred Units...........   56
  Class E Partnership Preferred Units...........   57
  Class G Partnership Preferred Units...........   57
  Class H Partnership Preferred Units...........   57
  High Performance Units........................   57
  Distributions.................................   58
  Allocations of Net Income and Net Loss........   59
  Withholding...................................   60
  Return of Capital.............................   60
  Redemption Rights.............................   60
  Partnership Right to Call Common OP Units.....   61
  Transfers and Withdrawals.....................   61
  Issuance of Capital Stock by AIMCO............   62
  Dilution......................................   62
  Amendment of the AIMCO Operating Partnership
    Agreement...................................   62
  Procedures for Actions and Consents of
    Partners....................................   63
  Records and Accounting; Fiscal Year...........   63
  Reports.......................................   63
  Tax Matters...................................   64
  Dissolution and Winding Up....................   64
COMPARISON OF THE AIMCO OPERATING PARTNERSHIP
  AND AIMCO.....................................   65
COMPARISON OF COMMON OP UNITS AND CLASS A COMMON
  STOCK.........................................   72
FEDERAL INCOME TAXATION OF AIMCO AND AIMCO
  STOCKHOLDERS..................................   74
  General.......................................   74
  Tax Aspects of AIMCO's Investments in
    Partnerships................................   79
  Taxation of Management Subsidiaries...........   80

                                                  PAGE
                                                  ----
  Taxation of Taxable Domestic Stockholders.....   80
  Taxation of Foreign Stockholders..............   81
  Information Reporting Requirements and Backup
    Withholding.................................   83
  Taxation of Tax-Exempt Stockholders...........   83
FEDERAL INCOME TAXATION OF THE AIMCO OPERATING
  PARTNERSHIP AND OP UNITHOLDERS................   84
  Partnership Status............................   84
  Taxation of OP Unitholders....................   86
  Allocations of AIMCO Operating Partnership
    Profits and Losses..........................   86
  Tax Basis of a Partnership Interest...........   86
  Cash Distributions............................   87
  Tax Consequences Upon Contribution of Property
    to the AIMCO Operating Partnership..........   87
  Limitations on Deductibility of Losses........   88



                                                  PAGE
                                                  ----
  Section 754 Election..........................   89
  Depreciation..................................   89
  Sale, Redemption, or Exchange of OP Units.....   90
  Termination of the AIMCO Operating
    Partnership.................................   90
  Alternative Minimum Tax.......................   91
  Information Returns and Audit Procedures......   91
  Taxation of Foreign OP Unitholders............   92
OTHER TAX CONSEQUENCES..........................   92
  Possible Legislative or Other Actions
    Affecting REITs.............................   92
  State, Local and Foreign Taxes................   92
LEGAL MATTERS...................................   92
EXPERTS.........................................   93
GLOSSARY........................................  A-1
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED
  PARTNERSHIP OF AIMCO PROPERTIES, L.P..........  B-1

                           FORWARD-LOOKING STATEMENTS


     Certain statements in this Prospectus (this "Prospectus") and in any accompanying Prospectus Supplement contain or may contain information that is forward-looking, including, without limitation, statements regarding the effect of acquisitions, the future financial performance of Apartment Investment and Management Company ("AIMCO" and together with its consolidated subsidiaries and its majority owned subsidiaries, the "Company") and AIMCO Properties, L.P. (the "AIMCO Operating Partnership"), the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the effect of government regulations. Actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors including, without limitation, national and local economic conditions, the general level of interest rates, terms of governmental regulations that affect AIMCO and the AIMCO Operating Partnership and interpretations of those regulations, the competitive environment in which AIMCO and the AIMCO Operating Partnership operate, financing risks, real estate risks, including variations of real estate values and the general economic climate in local markets and competition for tenants in such markets, acquisition and development risks, including failure of such acquisitions and developments to perform in accordance with projections, and possible environmental liabilities, including costs which may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by AIMCO or the AIMCO Operating Partnership. Readers should carefully review this Prospectus and any accompanying Prospectus Supplement in their entirety, including but not limited to the information incorporated by reference herein.


                             AVAILABLE INFORMATION


     Each of AIMCO and the AIMCO Operating Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by AIMCO or the AIMCO Operating Partnership with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Such material relating to AIMCO can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. AIMCO also maintains a site on the World Wide Web at http://www.aimco.com.


     AIMCO and the AIMCO Operating Partnership have filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Such additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Prospectus, in any Prospectus Supplement or in any document incorporated or deemed to be incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated or deemed to be incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, previously filed by AIMCO with the Commission pursuant to the Exchange Act (File No. 1-13232), are incorporated herein by reference:

          (i) Annual Report on Form 10-K/A of AIMCO for the year ended December 31, 1997;

          (ii) Quarterly Report on Form 10-Q/A of AIMCO for the quarter ended March 31, 1998;


          (iii) Quarterly Report on Form 10-Q of AIMCO for the quarter ended June 30, 1998; and



          (iv) Current Reports on Form 8-K of AIMCO dated December 23, 1997 (and Amendment No. 1 thereto filed February 6, 1998 and Amendment No. 2 thereto filed May 22, 1998), January 31, 1998 and March 17, 1998 (and Amendment No. 1 thereto filed April 3, 1998, Amendment No. 2 thereto filed June 22, 1998, Amendment No. 3 thereto filed July 2, 1998, Amendment No. 4 thereto filed August 6, 1998, Amendment No. 5 thereto filed September 4, 1998).


     The following document, previously filed by the AIMCO Operating Partnership with the Commission pursuant to the Exchange Act (File No. 000-24497) is incorporated herein by reference:


          (i) Registration Statement on Form 10, dated September 4, 1998, of the AIMCO Operating Partnership.



     All documents filed by AIMCO pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Securities made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.


     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     Copies of all documents that are incorporated herein by reference (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference herein), will be provided without charge to any person to whom this Prospectus has been delivered, upon request. Requests for such copies should be directed to Apartment Investment and Management Company, 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, Attention: Corporate Secretary, telephone number (303) 757-8101.

                             ---------------------

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus or any Prospectus Supplement and, if given or made such information or representation must not be relied upon as having been authorized by AIMCO or the AIMCO Operating Partnership or any underwriter or agent. This Prospectus and any Prospectus Supplement do not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information herein or therein is correct as of any time subsequent to their respective dates.

                                  THE COMPANY

     AIMCO, a Maryland corporation formed on January 10, 1994, is a self-administered and self-managed REIT engaged in the ownership, acquisition, development, expansion and management of multi-family apartment properties. AIMCO is the second largest owner and manager of multifamily apartment properties in the United States, based on apartment unit data compiled by the National Multi Housing Council as of January 1, 1998.


     As of June 30, 1998, through its controlling interests in the AIMCO Operating Partnership and other limited partnerships and limited liability companies (collectively, the "Subsidiary Partnerships"), AIMCO owned or controlled 58,345 units in 210 apartment properties (the "Owned Properties"), held an equity interest in 74,318 units in 478 apartment properties (the "Equity Properties"), and managed 68,248 units in 357 apartment properties for third party owners and affiliates (the "Managed Properties" and, together with the Owned Properties and Equity Properties, the "AIMCO Properties"), bringing the total portfolio to 200,911 units in 1,045 apartment properties as of June 30, 1998. The AIMCO Properties are located in 42 states, the District of Columbia and Puerto Rico.



     Substantially all of the operations of AIMCO are conducted through the AIMCO Operating Partnership and its subsidiaries. As of June 30, 1998, AIMCO, through its wholly owned subsidiaries, AIMCO-GP, Inc., the sole general partner of the AIMCO Operating Partnership (the "AIMCO GP"), and AIMCO-LP (the "Special Limited Partner"), a limited partner in the AIMCO Operating Partnership, held approximately an 89% interest in the AIMCO Operating Partnership. AIMCO, together with its consolidated subsidiaries, including the AIMCO Operating Partnership, is herein sometimes referred to as the "Company."


     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                              RECENT DEVELOPMENTS

AMBASSADOR MERGER

     On May 8, 1998, Ambassador Apartments, Inc. ("Ambassador") was merged into AIMCO (the "Ambassador Merger"), and the outstanding shares of common stock, par value $.01 per share, of Ambassador (the "Ambassador Common Stock"), were converted into a total of 6,578,833 shares of Class A Common Stock. Upon the consummation of the Ambassador Merger, Ambassador and its subsidiaries had aggregate outstanding indebtedness of approximately $406.1 million, which by operation of law became indebtedness of AIMCO or its subsidiaries upon consummation of the Ambassador Merger. Ambassador was a self-managed REIT engaged in the ownership and management of garden style apartment properties leased primarily to middle income tenants. As of the consummation of the Ambassador Merger, Ambassador owned 52 apartment communities with a total of 15,728 units located in Arizona, Colorado, Florida, Georgia, Illinois, Tennessee and Texas. In addition, Ambassador managed one property containing 252 units for an unrelated third party.

INSIGNIA MERGER

     AIMCO and the AIMCO Operating Partnership have entered into a merger agreement (the "Insignia Merger Agreement") with Insignia Financial Group, Inc. ("Insignia") and Insignia/ESG Holdings, Inc. ("Holdings") pursuant to which Insignia will be merged into AIMCO (the "Insignia Merger"). Insignia is a fully integrated real estate services organization specializing in the ownership and operation of securitized real estate assets. Insignia is the largest manager of multifamily residential properties in the United States according to the 1998 National Multi Housing Counsel 50 Report published in March 1998. Insignia performs property management, asset management, investor services, partnership accounting, real estate investment banking, and real estate brokerage services for various types of property owners, including approximately 900 limited partnerships having approximately 350,000 limited partners. Insignia provides property management services for approximately 192,000 multifamily units, consisting of 115,000 units which are controlled by

Insignia and 77,000 units owned by third parties. The Insignia Merger was approved by the AIMCO stockholders and the Insignia stockholders on September 14, 1998 and is subject to customary closing conditions. It is expected that the Insignia Merger will be completed in October 1998.



     At the time of the Insignia Merger, Insignia will consist principally of:
(i) Insignia's interests in Insignia Properties Trust, a Maryland REIT, which is a majority owned subsidiary of Insignia ("IPT"), and Insignia Properties, L.P., IPT's operating partnership ("IPLP"); (ii) 100% of the ownership of the Insignia entities that provide multifamily property management and partnership administrative services; (iii) Insignia's interest in multifamily coinvestments;
(iv) Insignia's ownership of subsidiaries that control multifamily properties not included in IPT; (v) Insignia's limited partner interests in public and private syndicated real estate limited partnerships; and (vi) assets incidental to the foregoing businesses. The remaining businesses of Insignia were transferred to Holdings and all of the capital stock of Holdings was distributed to Insignia's stockholders (the "Distribution").



     The outstanding shares of Insignia's common stock will be converted into the right to receive, in the aggregate, approximately $303 million of AIMCO's Class E Preferred Stock (as defined below), (and, in certain cases, cash which AIMCO, in its sole discretion, may elect to pay if the average trading price of Class A Common Stock over a 20-day period ended five trading days prior to the effective time of the Insignia Merger (the "Effective Time"), but in no event greater than $38.00 (the "AIMCO Index Price") is less than $36.50). In addition to receiving the same dividends as holders of shares of Class A Common Stock, holders of Class E Preferred Stock will be entitled to receive a pro rata share of a special dividend of $50 million in the aggregate (the "Special Dividend"). When the Special Dividend is paid in full, each share of Class E Preferred Stock will automatically convert into one share of Class A Common Stock (subject to certain antidilution adjustments). In addition, after the Insignia Merger, approximately $458 million in outstanding debt and other liabilities of Insignia and its subsidiaries will remain outstanding and become consolidated liabilities of AIMCO and its affiliates.



     If the AIMCO Index Price is less than $36.50, then AIMCO may elect in its sole discretion to pay part of the Merger Consideration received by Insignia stockholders in cash by giving notice to Insignia that it has elected to do so, which notice shall set forth the aggregate amount AIMCO has elected to pay in cash (the "Aggregate Cash Amount"); provided, however, that the Aggregate Cash Amount may not exceed the lesser of (i) $15,000,000 and (ii) the product of (x) $36.50 less the AIMCO Index Price, multiplied by (y) the sum of the number of shares of Insignia common stock outstanding at the Effective Time plus the number of shares of Insignia common stock for which outstanding Insignia Convertible Securities (see "Glossary") are exercisable, whether or not vested, at the Effective Time.



     As of the date hereof, Insignia and its subsidiaries own approximately   %
of the outstanding shares of beneficial interest, par value $.01 per share, of IPT ("IPT Shares"). The Insignia Merger Agreement requires AIMCO to propose to acquire (by merger) all of the IPT Shares not owned by Insignia and its subsidiaries, and to use its reasonable best efforts to consummate such merger within three months following the Insignia Merger at a purchase price of not less than $13.25 per IPT Share, payable in cash. Assuming a price of $13.25 per
IPT Share, the remaining   % of IPT, owned principally by private investors and
certain executives of Insignia, is valued at approximately $153.8 million.



     After consummation of the Insignia Merger, the AIMCO Operating Partnership intends to offer to purchase limited partnership interests in syndicated real estate limited partnerships in which AIMCO holds partnership interests. The AIMCO Operating Partnership, subject to applicable law, plans to offer to purchase certain of such limited partnership interests in exchange for (i) equity securities of the AIMCO Operating Partnership to be issued pursuant to the Registration Statement of which this Prospectus forms a part, (ii) cash or
(iii) a combination of such equity securities and cash. Such offers are expected to include terms that will allow limited partners to continue to hold their limited partnership interests.

                                  RISK FACTORS


     Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase our securities.



     Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.



RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES



     Generally. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions that are accretive on a per share basis, acquisitions may fail to perform in accordance with our expectations. When we develop or expand properties, we are subject to the risks that:



     - costs may exceed original estimates;



     - projected occupancy and rental rates at the property may not be realized;



     - financing may not be available on favorable terms;



     - construction and lease-up may not be completed on schedule;



     - we may experience difficulty or delays in obtaining necessary zoning, land-use, building, occupancy, and other governmental permits and authorizations.



     We May Have Difficulty Managing Our Rapid Growth. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of AIMCO Properties from 132 properties with 29,296 units to 1,045 properties with 200,911 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The proposed Insignia Merger will be our largest acquisition so far. Our ability to successfully integrate acquired businesses and properties depends on our ability to:



     - attract and retain qualified personnel;



     - maintain uniform standards, controls, procedures and policies; and



     - maintain adequate accounting and information systems.



     We can provide no assurance that we will be able to accomplish these goals and successfully integrate any acquired businesses or properties.



     We May Incur Additional Expenses if the Proposed Insignia Merger is Terminated. We are obligated to pay Insignia $50 million in liquidated damages if the Insignia Merger Agreement is terminated as a result of our breach of certain representations, warranties or covenants, or our failure to satisfy certain conditions to closing. Also, if the Insignia Merger Agreement is terminated due to a breach by us, certain Insignia executives have the right to require us to purchase certain of their shares of Insignia common stock. If all such executives exercised this right, we would be required to purchase approximately 6% of the shares of common stock of Insignia outstanding as of July 31, 1998, at a cost of approximately $46.9 million.

     Litigation Associated with Partnership Acquisitions. We have engaged in, and intend to continue to engage in, the selective acquisition of interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement. Although we intend to comply with our fiduciary obligations and relevant partnership agreements, we may incur defense and settlement costs in connection with such litigation. In some cases, such litigation may adversely affect our desire to proceed with, or our ability to complete, a particular transaction.



RISKS ASSOCIATED WITH DEBT FINANCING



     Our strategy is generally to incur debt to increase the return on our equity while maintaining acceptable interest coverage ratios. We seek to maintain a ratio of free cash flow to combined interest expense and preferred stock dividends of between 2:1 and 3:1. However, our Board of Directors could change this strategy at any time and increase our leverage. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. We are also subject to the risk that our cash flow from operations will be insufficient to make required payments of principal and interest, and the risk that existing indebtedness may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us. As of June 30, 1998, 94% of our Owned Properties and 43% of our assets were encumbered by debt.



INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE



     As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.



RISKS OF INTEREST RATE HEDGING ARRANGEMENTS



     From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline. These agreements involve the following risks:



     - interest rate movements during the term of the agreement may result in a gain or loss to us;



     - we may be exposed to losses if the hedge is not indexed to the same rate as the debt anticipated to be incurred; and



     - if the counterparty to the agreement fails to pay, we may incur a loss.



COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS



     Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us. Our primary credit facility provides that we may make distributions to our investors during any 12-month period in an aggregate amount that does not exceed the greater of 80% of our funds from operations for such period or such amount as may be necessary to maintain our REIT status. This credit facility prohibits all distributions if certain financial ratios and tests are not satisfied. If the Insignia Merger is completed, some of Insignia's debt securities and the preferred stock that we will issue in the merger will prohibit the payment of dividends on our capital stock if we fail to make the payments required by those securities.

WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES



     All of our properties are owned, and all of our operations are conducted, by the Operating Partnership and our other subsidiaries. As a result, we depend on distributions and other payments from the Operating Partnership and other subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the AIMCO Operating Partnership and other subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations. As an equity investor in the AIMCO Operating Partnership and other subsidiaries, our right to receive assets upon their liquidation or reorganization will be effectively subordinated to the claims of their creditors. To the extent that we are recognized as a creditor of the AIMCO Operating Partnership or such subsidiaries, our claims would still be subordinate to any security interest in or other lien on their assets and to any of their debt or other obligations that are senior to us.



REAL ESTATE INVESTMENT RISKS



     Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control. Such events or conditions could include:



     - the general economic climate;



     - competition from other apartment communities and alternative housing;



     - local conditions, such as an increase in unemployment or an oversupply of apartments, that might adversely affect apartment occupancy or rental rates;



     - increases in operating costs (including real estate taxes) due to inflation and other factors, which may not necessarily be offset by increased rents;



     - changes in governmental regulations and the related costs of compliance;



     - changes in tax laws and housing laws, including the enactment of rent control laws or other laws regulating multifamily housing;



     - changes in interest rate levels and the availability of financing; and



     - the relative illiquidity of real estate investments.


POSSIBLE ENVIRONMENTAL LIABILITIES


     Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties. In addition to the costs associated with investigation and remediation actions brought by governmental agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. Various laws also impose, on persons who arrange for the disposal or treatment of hazardous or toxic substances, liability for the cost of removal or remediation of hazardous substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility.



LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED EXPENSES



     Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional Federal, state and local laws exist which also may require modifications to our properties, or restrict certain further renovations of the properties, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with the ADA and FHAA.


RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING


     As of June 30, 1998, our portfolio included 375 Owned Properties, 96 Equity Properties, and 81 Managed Properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the United States Department of Housing and Urban Development ("HUD") or state housing finance agencies, typically provide mortgage insurance, favorable financing terms, or rental assistance payments to the property owners. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue. We usually need to obtain the approval of HUD in order to manage, or acquire a significant interest in, a HUD-assisted or HUD-insured property. We can make no assurance that we will always receive such approval.



THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES



     We manage some properties owned by third parties. For the year ended December 31, 1997, we and Insignia derived approximately 2% and 15%, respectively, of our gross revenues from management of properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based declines. In general, management contracts may be terminated or otherwise lost as a result of:



     - a disposition of the property by the owner in the ordinary course or as a result of financial distress of the property owner;



     - the property owner's determination that our management of the property is unsatisfactory;



     - willful misconduct, gross negligence or other conduct that constitutes grounds for termination; or



     - with respect to certain affordable properties, termination of such contracts by HUD or state housing finance agencies, generally at their discretion.



DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS



     Although we have entered into employment agreements with each of Terry Considine, Peter K. Kompaniez and Steven D. Ira, the loss of any of their services could have an adverse effect on our operations.



POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES



     We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. For example, in order to satisfy certain REIT requirements, Messrs. Considine and Kompaniez directly or indirectly control the companies that manage properties for third parties and affiliates. Although we own a 95% non-voting interest in these management companies, we have no control over them or their operations. As a result, the management companies could implement business decisions or policies that are not in our best interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority of our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

TAX RISKS



     Adverse Consequences of Failure to Qualify as a REIT. We believe that we operate in a manner that enables us to meet the requirements for qualification as a REIT for Federal income tax purposes. Although we do not plan to request a ruling from the IRS that we qualify as a REIT, we have received an opinion from the law firm of Skadden, Arps, Slate, Meagher & Flom LLP that we met the requirements for qualification as a REIT for the taxable years ended December 31, 1994 through 1997, and that we are in a position to continue such qualification.



     You should be aware that the opinion of our counsel is based upon certain assumptions and representations and covenants made by us regarding the nature of our business operations. Opinions of counsel are not binding on the IRS or any court. Furthermore, our opinion of counsel is conditioned on, and our continued qualification as a REIT will depend on, our ability to meet, through yearly operating results, the various REIT qualification tests. Such requirements are discussed in more detail under the heading "Federal Income Taxation of AIMCO and AIMCO Stockholders -- General."



     If we fail to qualify as a REIT, we would not be allowed a deduction for dividends to shareholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved. See "Federal Income Taxation of AIMCO and AIMCO Stockholders -- General -- Failure to Qualify." Also, if we fail to qualify as a REIT, we would be obligated to repurchase 750,000 shares of our preferred stock at a price of $105 per share, plus accrued and unpaid dividends to the date of repurchase. See "Federal Income Taxation of AIMCO and AIMCO Stockholders -- Failure to Qualify."



     For example, we will qualify as a REIT only if, as of the close of any year in which we acquire a corporation that is a C Corporation (a corporation that does not qualify for taxation as a REIT, such as Insignia), we have no "earnings and profits" acquired from such C Corporation. In the Insignia Merger, we will succeed to the earnings and profits of Insignia and, therefore, we must distribute such earnings and profits effective on or before December 31, 1998. Insignia has retained independent certified public accountants to determine Insignia's earnings and profits through the effective time of the Insignia Merger for purposes of this requirement. The determination of the independent certified public accountants will be based upon Insignia's tax returns as filed with the IRS and other assumptions and qualifications set forth in the reports issued by such accountants. Any adjustments to Insignia's income for taxable years ending on or before the closing of the Insignia Merger including as a result of an examination of its returns by the IRS and the receipt of certain indemnity or other payments could affect the calculation of Insignia's earnings and profits. Furthermore, the determination of earnings and profits requires the resolution of certain technical tax issues with respect to which there is no authority directly on point and, consequently, the proper treatment of these issues for earnings and profits purposes is not free from doubt. There can be no assurance that the IRS will not examine the tax returns of Insignia and propose adjustments to increase its taxable income and therefore its earnings and profits. In this regard, the IRS can consider all taxable years of Insignia as open for review for purposes of determining the amount of such earnings and profits. Additionally, if the Special Dividend is not treated as a dividend under the Code, AIMCO may, depending upon the amount of other distributions made by AIMCO subsequent to the Insignia Merger (if consummated), fail to distribute an amount equal to Insignia's earnings and profits. AIMCO's failure to distribute an amount equal to such earnings and profits effective on or before December 31, 1998, would result in AIMCO's failure to qualify as a REIT.



     Effect of Distribution Requirements. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth. See "Federal Income Taxation of AIMCO and AIMCO Stockholders -- Annual Distribution Requirements."



     Possible Legislative or Other Actions Affecting REITs. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax law could adversely affect our investors. For example, a proposal issued by President Clinton on February 2, 1998, if enacted into law, may adversely affect our ability to expand the present activities of our management subsidiaries. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to us or our investors will be changed.



     Other Tax Liabilities. Even if we qualify as a REIT, we and our subsidiaries may be subject to certain Federal, state and local taxes on our income and property that could reduce operating cash flow.



POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES



     Our Charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). The Charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of our shares or in five or fewer persons, applying certain broad attribution rules of the Internal Revenue Code, owning 50% or more of our shares. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for
REITs:



     - the transfer will be considered null and void;



     - we will not reflect the transaction on our books;



     - we may institute legal action to enjoin the transaction;



     - we may demand repayment of any dividends received by the affected person on those shares;



     - we may redeem the shares at their then current market price;



     - the affected person will not have any voting rights for those shares; and



     - the shares (and all voting and dividend rights of the shares) will be held in trust for the benefit of one or more charitable organizations designated by us.



     We may purchase the shares held in trust at a price equal to the lesser of the price paid by the transferee of the shares or the then current market price. If the trust transfers any of the shares, the affected person will receive the lesser of the price he paid for the shares or the then current market price. An individual who acquires shares that violate the above rules bears the risk that:



     - he may lose control over the power to dispose of the shares;



     - he may not recognize profit from the sale of such shares if the market price of the shares increases; and



     - he may be required to recognize a loss from the sale of such shares if the market price decreases.



OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF THE COMPANY



     Ownership Limit. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our Board of Directors.



     Preferred Stock. Our Charter authorizes our Board of Directors to issue up to 510,750,000 shares of capital stock. As of August 31, 1998, 496,027,500 shares were classified as Class A Common Stock, 262,500 shares were classified as Class B Common Stock and 14,460,000 were classified as preferred stock. Under the Charter, our Board of Directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as the Board of Directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our shareholders' best interests.



     Maryland Business Statutes. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders' best interests. The Maryland General

Corporation Law restricts mergers and other business combination transactions between us and any person who acquires beneficial ownership of shares of our stock representing 10% or more of the voting power without our Board of Directors' prior approval. Any such business combination transaction could not be completed until five years after the person acquired such voting power, and only with the approval of shareholders representing 80% of all votes entitled to be cast and 66% of the votes entitled to be cast, excluding the interested shareholder. Maryland law also provides that a person who acquires shares of our stock that represent 20% or more of the voting power in electing directors will have no voting rights unless approved by a vote of two-thirds of the shares eligible to vote.


RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS


     Restrictions on Transferability of OP Units. There is no public market for our OP Units (see "Glossary"). In addition, our partnership agreement restricts the transferability of OP Units. Until the expiration of a one year holding period, subject to certain exceptions, investors may not transfer OP Units without the consent of the general partner of the AIMCO Operating Partnership. Thereafter investors may transfer such OP Units subject to the satisfaction of certain conditions, including the general partner's right of first refusal. See "Description of OP Units -- Transfers and Withdrawals." We have no plans to list our OP Units on a securities exchange. It is unlikely that any person will make a market in our OP Units, or that an active market for our OP Units will develop. If a market for our OP Units develops and our OP Units are considered "readily tradable" on a "secondary market (or the substantial equivalent thereof)," the AIMCO Operating Partnership would be classified as a publicly traded partnership for federal income tax purposes. See "-- Tax Treatment is Dependent on Partnership Status; Publicly Traded Partnership Risks."



     Cash Distributions Are Not Guaranteed and May Fluctuate with Partnership Performance. Although we make quarterly distributions on our OP Units, there can be no assurance regarding the amounts of available cash that the AIMCO Operating Partnership will generate or the portion that the general partner will choose to distribute. The actual amounts of available cash will depend upon numerous factors, including profitability of operations, required principal and interest payments on our debt, the cost of acquisitions (including related debt service payments), our issuance of debt and equity securities, fluctuations in working capital, capital expenditures, adjustments in reserves, prevailing economic conditions and financial, business and other factors, some of which may be beyond the our control. Cash distributions are dependent primarily on cash flow, including from reserves, and not on profitability, which is affected by non-cash items. Therefore, cash distributions may be made during periods when the we record losses and may not be made during periods when we record profits. We make quarterly distributions to holders of Common OP Units (on a per unit basis) that generally are equal to the dividends paid on the Class A Common Stock (on a per share basis). However, such distributions will not necessarily continue to be equal to such dividends.



     Our partnership agreement gives our general partner discretion in establishing reserves for the proper conduct of the partnership's business that will affect the amount of available cash. We are required to make reserves for the future payment of principal and interest under our credit facilities and other indebtedness. In addition, our credit facilities limit our ability to distribute cash to holders of our OP Units. As a result of these and other factors, there can be no assurance regarding our actual levels of cash distributions on our OP Units, and our ability to distribute cash may be limited during the existence of any events of default under any of our debt instruments.



     The AIMCO GP Manages and Operates the AIMCO Operating Partnership; OP Unitholders Have Limited Voting Rights. The AIMCO GP manages and operates the AIMCO Operating Partnership. Unlike the holders of common stock in a corporation, OP Unitholders have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. OP Unitholders (see "Glossary") have no right to elect the AIMCO GP on an annual or other continuing basis, and the AIMCO GP may not be removed by OP Unitholders. As a result, OP Unitholders have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of the AIMCO Operating Partnership.

     The AIMCO Operating Partnership May Issue Additional Interests, Diluting OP Unitholders' Interests. We may issue an unlimited number of additional OP Units or other limited partner interests of the AIMCO Operating Partnership, for such consideration and on such terms as may be established by the AIMCO GP in its sole discretion, without your approval. The effect of any such issuance may be to dilute the interests of OP Unitholders in distributions by the AIMCO Operating Partnership.



     OP Unitholders May Not Have Limited Liability in Certain Circumstances. The limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in some states. If it were determined that the AIMCO Operating Partnership had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right or the exercise of the right by the OP Unitholders as a group to make certain amendments to the AIMCO Operating Partnership Agreement or to take other action pursuant to the AIMCO Operating Partnership Agreement constituted participation in the "control" of the AIMCO Operating Partnership's business, then an OP Unitholder could be held liable under certain circumstances for the AIMCO Operating Partnership's obligations to the same extent as the AIMCO GP.


     Conflicts of Interest and Fiduciary Responsibility. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the AIMCO GP and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the AIMCO GP have fiduciary duties to manage the AIMCO GP in a manner beneficial to AIMCO, as the sole stockholder of the AIMCO GP. At the same time, the AIMCO GP, as general partner, has fiduciary duties to manage the AIMCO Operating Partnership in a manner beneficial to the AIMCO Operating Partnership and its partners. The duties of the AIMCO GP, as general partner, to the AIMCO Operating Partnership and its partners, therefore, may come into conflict with the duties of the directors and officers of the AIMCO GP to its sole stockholder, AIMCO. Such conflicts of interest might arise in the following situations, among others:


     - Decisions of the AIMCO GP with respect to the amount and timing of cash expenditures, borrowings, issuances of additional interests and reserves in any quarter will affect whether or the extent to which there is available cash to make distributions in a given quarter.



     - Under the terms of its partnership agreement, the AIMCO Operating Partnership will reimburse the AIMCO GP and its affiliates for costs incurred in managing and operating the AIMCO Operating Partnership, including compensation of officers and employees.


     - Whenever possible, the AIMCO GP seeks to limit the AIMCO Operating Partnership's liability under contractual arrangements to all or particular assets of the AIMCO Operating Partnership, with the other party thereto to have no recourse against the AIMCO GP or its assets.


     - Any agreements between the AIMCO Operating Partnership and the AIMCO GP and its affiliates will not grant to the OP Unitholders, separate and apart from the AIMCO Operating Partnership, the right to enforce the obligations of the AIMCO GP and such affiliates in favor of the AIMCO Operating Partnership. Therefore, the AIMCO GP, in its capacity as the general partner of the AIMCO Operating Partnership, will be primarily responsible for enforcing such obligations.



     - Under the terms of the AIMCO Operating Partnership Agreement, the AIMCO GP is not restricted from causing the AIMCO Operating Partnership to pay the AIMCO GP or its affiliates for any services rendered on terms that are fair and reasonable to the AIMCO Operating Partnership or entering into additional contractual arrangements with any of such entities on behalf of the AIMCO Operating Partnership. Neither the AIMCO Operating Partnership Agreement nor any of the other agreements, contracts and arrangements between the AIMCO Operating Partnership, on the one hand, and the AIMCO GP and its affiliates, on the other, are or will be the result of arms-length negotiations.


     Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The

AIMCO Operating Partnership Agreement expressly authorizes the AIMCO GP to enter into, on behalf of the AIMCO Operating Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various affiliates of the AIMCO Operating Partnership and the AIMCO GP, on such terms as the AIMCO GP, in its sole and absolute discretion, believes are advisable. The latitude given in the AIMCO Operating Partnership Agreement to the AIMCO GP in resolving conflicts of interest may significantly limit the ability of an OP Unitholder to challenge what might otherwise be a breach of fiduciary duty. The AIMCO GP believes, however, that such latitude is necessary and appropriate to enable it to serve as the general partner of the AIMCO Operating Partnership without undue risk of liability.


     The AIMCO Operating Partnership Agreement expressly limits the liability of the AIMCO GP by providing that the AIMCO GP, and its officers and directors will not be liable or accountable in damages to the AIMCO Operating Partnership, the limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if the AIMCO GP or such director or officer acted in good faith. In addition, the AIMCO Operating Partnership is required to indemnify the AIMCO GP, its affiliates and their respective officers, directors, employees and agents to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines and other actions incurred by the AIMCO GP or such other persons, provided that the AIMCO Operating Partnership will not indemnify for
(i) willful misconduct or a knowing violation of the law or (ii) for any transaction for which such person received an improper personal benefit in violation or breach of any provision of the AIMCO Operating Partnership Agreement.

     The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and the AIMCO GP has not obtained an opinion of counsel covering the provisions set forth in the AIMCO Operating Partnership Agreement that purport to waive or restrict the fiduciary duties of the AIMCO GP that would be in effect under common law were it not for the AIMCO Operating Partnership Agreement.


     Certain Tax Risks Associated with an Investment in the OP Units. For a general discussion of certain federal income tax consequences resulting from the acquisition, holding, exchanging, and otherwise disposing of OP Units, see "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders."



     Tax Treatment is Dependent on Partnership Status; Publicly Traded Partnership Risks. The availability to an OP Unitholder of the federal income tax benefits of an investment in the AIMCO Operating Partnership depends on the classification of the AIMCO Operating Partnership as a partnership for federal income tax purposes. In the opinion of our legal counsel, which opinion is based upon certain assumptions and representations by the AIMCO Operating Partnership and on opinions of local counsel, with respect to matters of local law, the AIMCO Operating Partnership will be classified as a partnership for federal income tax purposes. The opinion is expressed as of its date and our counsel has no obligation to advise OP Unitholders of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. No advance ruling has been or will be sought from the IRS as to the classification of the AIMCO Operating Partnership as a partnership. An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the AIMCO Operating Partnership as a partnership.



     If a market for the OP Units develops and the OP Units are considered "readily tradable" on a "secondary market (or the substantial equivalent thereof)," the AIMCO Operating Partnership would be classified as a publicly traded partnership. We believe and intend to take the position that the AIMCO Operating Partnership should not be classified as a publicly traded partnership because (i) our OP Units are not traded on an established securities market and
(ii) our OP Units should not be considered readily tradable on a secondary market or the substantial equivalent thereof. The determination of whether interests in a partnership are readily tradable on a secondary market or the substantial equivalent thereof, however, depends on various facts and circumstances (including facts that are not within the control of the AIMCO Operating Partnership). Although the Treasury regulations promulgated by the U.S. Treasury Department under the Code (the "Treasury Regulations") and an IRS pronouncement provide limited safe harbors, which, if satisfied, will prevent a partnership's interests from being treated as readily tradable on a secondary market or the substantial equivalent thereof, the AIMCO Operating Partnership may not have satisfied any of these safe harbors in its previous tax years. In addition, because the AIMCO Operating Partnership's ability to satisfy a safe harbor may involve facts that are not within its control, it is impossible to predict whether the AIMCO Operating Partnership will satisfy a safe harbor in future tax years. Such safe harbors are not intended to be substantive rules for the determination of whether partnership interests are readily tradable on a secondary market or the substantial equivalent thereof, and consequently, the failure to meet these safe harbors will not necessarily cause the AIMCO Operating Partnership to be treated as a publicly traded partnership. No assurance can be given, however, that the IRS will not assert that partnerships such as the AIMCO Operating Partnership constitute publicly traded partnerships, or that facts and circumstances will not develop which could result in the AIMCO Operating Partnership being treated as a publicly traded partnership.


     If the AIMCO Operating Partnership were characterized as a publicly traded partnership, it would nevertheless not be taxable as a corporation as long as 90% or more of its gross income consists of "qualifying income." In general, qualifying income includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property. We believe that more than 90% of the gross income of the AIMCO Operating Partnership consists of qualifying income and we expect that more than 90% of its gross income in future tax years will consist of qualifying income. In such event, even if the AIMCO Operating Partnership were characterized as a publicly traded partnership, it would not be taxable as a corporation. If the AIMCO Operating Partnership were characterized as a publicly traded partnership, however, each OP Unitholder would be subject to special rules under section 469 of the Code. See "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Limitations on Deductibility of Losses; "Passive Activity Loss" Limitation." No assurance can be given that the actual results of the AIMCO Operating Partnership's operations for any one taxable year will enable it to satisfy the qualifying income exception.



     If the AIMCO Operating Partnership were characterized as an association or publicly traded partnership taxable as a corporation (because it did not meet the qualifying income exception discussed above), it would be subject to tax at the entity level as a regular corporation and OP Unitholders would be subject to tax in the same manner as stockholders of a corporation. Thus, the AIMCO Operating Partnership would be subject to federal tax (and possibly state and local taxes) on its net income, determined without reduction for any distributions made to the OP Unitholders, at regular federal corporate income tax rates, thereby reducing the amount of any cash available for distribution to the OP Unitholders, which reduction could also materially and adversely impact the liquidity and value of the OP Units. In addition, the AIMCO Operating Partnership's items of income, gain, loss, deduction and credit would not be passed through to the OP Unitholders and the OP Unitholders would not be subject to tax on the income earned by the AIMCO Operating Partnership. Distributions received by an OP Unitholder from the AIMCO Operating Partnership, however, would be treated as dividend income for federal income tax purposes, subject to tax as ordinary income to the extent of current and accumulated earnings and profits of the AIMCO Operating Partnership, and the excess, if any, as a nontaxable return of capital to the extent of the OP Unitholder's adjusted tax basis in his AIMCO Operating Partnership interest (without taking into account Partnership liabilities), and thereafter as gain from the sale of a capital asset. Characterization of the AIMCO Operating Partnership as an association or publicly traded partnership taxable as a corporation would also result in the termination of AIMCO's status as a REIT for federal income tax purposes which would have a material adverse impact on AIMCO. See "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Partnership Status." No assurances can be given that the IRS would not challenge the status of the AIMCO Operating Partnership as a "partnership" which is not "publicly traded" for federal income tax purposes or that a court would not reach a result contrary to such positions. Accordingly, each prospective investor is urged to consult his tax advisor regarding the classification and treatment of the AIMCO Operating Partnership as a "partnership" for federal income tax purposes.


     Consequences of Exchanging Property for OP Units. In general, no gain or loss will be recognized for federal income tax purposes by a person contributing property to the AIMCO Operating Partnership (the "Contributing Partner") in exchange for OP Units, and the Contributing Partner will take a tax basis in the OP Unit received equal to his adjusted tax basis in the contributed property. Notwithstanding this general rule of nonrecognition, a Contributing Partner may recognize a gain where the property transferred is subject to liabilities, or the AIMCO Operating Partnership assumes liabilities in connection with the transfer of property, and the amount of such liabilities exceeds the amount of the AIMCO Operating Partnership liabilities allocated to such person as determined immediately after the transfer. Such excess is treated as a deemed distribution of cash to the Contributing Partner from the AIMCO Operating Partnership which, in turn, is treated as a nontaxable return of capital to the extent of the Contributing Partner's adjusted tax basis in his OP Unit and thereafter as gain from the sale of such partnership interest. If the Contributing Partner transfers property to the AIMCO Operating Partnership and the adjusted tax basis of the property differs from its fair market value, then AIMCO Operating Partnership Tax Items must be allocated, for federal income tax purposes, in a manner such that the Contributing Partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property of the time of the contribution. See "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership."



     There are a variety of transactions that the AIMCO Operating Partnership may in its sole discretion undertake following such contribution with respect to the contributed property or the debt securing such property which could cause the Contributing Partner to recognize taxable gain, even though little or no cash is distributable to him as a result thereof. Such transactions include but are not limited to (i) the sale of a particular property, which could result in an allocation of gain only to those OP Unitholders who received OP Units with respect to such property (even if cash attributable to sale proceeds were distributed proportionately to all OP Unitholders); and (ii) a reduction in the nonrecourse debt allocable to property (either because such debt becomes a recourse liability or is paid off with cash flow, new equity, or proceeds of debt secured by other property of the AIMCO Operating Partnership), which would result in a deemed distribution of money to the OP Unitholders who received OP Units with respect to such property as well as to the other OP Unitholders. See "Federal Income Taxation of the AIMCO Operating Partnership and OP
Unitholders -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" and "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Cash Distributions." The AIMCO Operating Partnership Agreement grants the AIMCO GP broad authority to undertake such transactions and does not grant the OP Unitholders affected by these actions any rights to prevent the AIMCO GP from taking such actions. Even if the AIMCO GP does not intend to sell or otherwise dispose of contributed property or to reduce the debt, if any, securing such property within any specified time period after the Contributing Partner transfers such property to the AIMCO Operating Partnership, it is possible that future economic, market, legal, tax or other considerations may cause the AIMCO Operating Partnership to dispose of the contributed property or to reduce its debt. In this regard, the AIMCO Operating Partnership Agreement provides that the AIMCO GP, while acting in its capacity as general partner of the AIMCO Operating Partnership, may, but is not required to, take into account the tax consequences to the OP Unitholders of its actions in such capacity. The AIMCO GP intends to make decisions in its capacity as general partner of the AIMCO Operating Partnership so as to maximize the profitability of the AIMCO Operating Partnership as a whole, independent of the tax effects on individual OP Unitholders.



     Tax Liability Exceeding Cash Distribution. An OP Unitholder will be required to pay federal income tax and, in certain cases, state and local income taxes, on his allocable share of the AIMCO Operating Partnership's income, even if he receives no cash distributions from the AIMCO Operating Partnership. No assurance can be given that an OP Unitholder will receive cash distributions equal to his allocable share of taxable income from the AIMCO Operating Partnership or even the tax liability to him resulting from that income. Further, upon the sale of his OP Units, an OP Unitholder may incur a tax liability in excess of the amount of cash received. See "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Taxation of OP Unitholders of AIMCO Operating Partnership," and "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Sale, Redemption, or Exchange of OP Units."



     Deductibility of Losses. An OP Unitholder's ability to use his allocable share of losses, if any, from the AIMCO Operating Partnership at the end of the taxable year in which the loss is incurred may be limited by certain provisions of the Code. See "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Limitations on Deductibility of Losses."



     Potential Audits. The AIMCO Operating Partnership's tax return may be audited, and any such audit could result in an audit of an OP Unitholder's tax return as well as increased liabilities for taxes because of adjustments resulting from the audit. No assurance can be given that the AIMCO Operating Partnership will not be audited by the IRS or various state authorities or that tax adjustments will not be made. Any adjustments in the AIMCO Operating Partnership's tax return will lead to adjustments in an OP Unitholder's tax return and may lead to audits of an OP Unitholder's tax return and adjustments of items unrelated to the AIMCO Operating Partnership. Each OP Unitholder would bear the cost of any expenses incurred in connection with an examination of such OP Unitholder's tax return. See "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Information Returns and Audit Procedures."



     State, Local and Other Tax Considerations. In addition to federal income taxes, the AIMCO Operating Partnership and its OP Unitholders may be subject to state, local and foreign taxation in various jurisdictions in which the AIMCO Operating Partnership does business, owns property or resides. See "Other Tax Consequences -- State, Local and Foreign Taxes."



     Tax Gain or Loss on Disposition of OP Units. An OP Unitholder who sells OP Units will recognize gain or loss equal to the difference between the amount realized (including his share of AIMCO Operating Partnership nonrecourse liabilities) and his adjusted tax basis in such OP Units. Thus, prior AIMCO Operating Partnership distributions in excess of cumulative net taxable income in respect of an OP Unit which decreased an OP Unitholder's tax basis in such OP Unit will, in effect, become taxable income if the OP Unit is sold at a price greater than the OP Unitholder's tax basis in such OP Units, even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income.



                     SECURITIES COVERED BY THIS PROSPECTUS



     The securities covered by this Prospectus (the "Securities") may be offered and issued from time to time by AIMCO or the AIMCO Operating Partnership in connection with acquisitions of businesses, properties, securities or other assets. In addition, AIMCO may issue (i) shares of its Class A Common Stock, par value $0.01 per share ("Class A Common Stock") covered hereby upon conversion of shares its Preferred Stock, par value $0.01 per share ("Preferred Stock"), (ii) shares of its Preferred Stock covered hereby and shares of its Class A Common Stock covered hereby, in each case in exchange for Partnership Preferred Units of the AIMCO Operating Partnership ("Preferred OP Units") tendered for redemption pursuant to the AIMCO Operating Partnership Agreement and (iii) shares of its Class A Common Stock covered hereby in exchange for Partnership Common Units of the AIMCO Operating Partnership ("Common OP Units" and together with the Preferred OP Units, the "OP Units") tendered for redemption pursuant to the AIMCO Operating Partnership Agreement.


     It is expected that the terms of acquisitions involving the issuance of the Securities will be determined by direct negotiations with owners or controlling persons of the business, properties, securities or other assets to be acquired or through exchange offers. It is expected that any shares of Class A Common Stock or Common OP Units issued will be valued at prices based on or related to market prices for the Class A Common Stock at or near the time the terms of such acquisition are established or at or near the time such Securities are delivered, or based on average market prices for periods ending at or near such times. No underwriting discounts or commissions will be paid, although brokers' or finders' fees may be paid from time to time with respect to specific acquisitions, and AIMCO or the AIMCO Operating Partnership may issue the Securities in full or partial payment of such fees. Any person receiving such fees may be deemed to be an "underwriter," within the meaning of the Securities Act.

     This Prospectus has also been prepared for use by the persons who may receive from AIMCO or the AIMCO Operating Partnership Securities covered by the Registration Statement in acquisitions and who may be entitled to offer such Securities under circumstances requiring the use of a Prospectus (such persons being referred to under this caption as "Securityholders"); provided, however, that no Securityholder will be authorized to use this Prospectus for any offer of such Security without first obtaining the consent of AIMCO and the AIMCO Operating Partnership. AIMCO and the AIMCO Operating Partnership may consent to the use of this Prospectus for a limited period of time by the Securityholders and subject to limitations and conditions which may be varied by agreement between AIMCO and the AIMCO Operating Partnership and the Securityholders. Resales of such Securities may be made on the NYSE or such other exchange on which the Securities may be listed, in the over-the-counter market, in private transactions or pursuant to underwriting agreements.

     Agreements with Securityholders permitting use of this Prospectus may provide that any such offering be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by AIMCO and the AIMCO Operating Partnership; that Securityholders enter into custody agreements with one or more banks with respect to such shares; and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required. The Securityholders may be deemed to be underwriters within the meaning of the Securities Act.

     When resales are to be made through a broker or dealer selected by AIMCO and the AIMCO Operating Partnership, it is anticipated that a member firm of the NYSE may be engaged to act as the Securityholders' agent in the sale of shares by such Securityholders. The member firm will be entitled to commissions (including negotiated commissions to the extent permissible). Sales of shares by the member firm may be made on the NYSE or other exchange from time to time at prices related to prices then prevailing. Any such sales may be by block trade. Any such member firm may be deemed to be an underwriter within the meaning of the Securities Act and any commissions earned by such member firm may be deemed to be underwriting discounts and commissions under such act.

     Upon AIMCO and the AIMCO Operating Partnership being notified by a Securityholder that any block trade has taken place, a supplementary prospectus, if required, will be filed pursuant to Rule 424 under the Securities Act, disclosing the name of the member firm, the number of shares involved, the price at which such shares were sold by such Securityholder, and the commissions to be paid by such Securityholder to such member firm.

     This Prospectus may be supplemented or amended from time to time to reflect its use for resales by persons who received Securities for whom AIMCO and the AIMCO Operating Partnership have consented to the use of this Prospectus in connection with resales of such Securities.

     In addition to the Securities offered hereby, AIMCO and the AIMCO Operating Partnership may from time to time issue additional Securities through public offerings or private placements. AIMCO and the AIMCO Operating Partnership may make such future issuances of Securities in connection with its acquisition of other businesses, properties, securities or other assets in business combination transactions or for other purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                              COMPANY               COMPANY
                                                       THE COMPANY                        PREDECESSORS(1)        PRO FORMA(6)
                                     ------------------------------------------------   -------------------   -------------------
                                      FOR THE SIX                            FOR THE    FOR THE               FOR THE
                                        MONTHS           FOR THE YEARS        PERIOD     PERIOD    FOR THE      SIX      FOR THE
                                         ENDED               ENDED           JAN. 10,   JAN. 1,      YEAR      MONTHS      YEAR
                                       JUNE 30,          DECEMBER 31,        1994 TO    1994 TO     ENDED      ENDED      ENDED
                                     -------------   ---------------------   DEC. 31,   JULY 28,   DEC. 31,   JUNE 30,   DEC. 31,
                                     1998    1997    1997    1996    1995      1994     1994(3)      1993       1998       1997
                                     -----   -----   -----   -----   -----   --------   --------   --------   --------   --------
Ratio of earning to fixed
  charges(2).......................  2.0:1   1.6:1   2.3:1   1.6:1   2.1:1    5.8:1       N/A       1.2:1      1.6:1      2.0:1
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends(4)(5)..................  1.6:1   1.6:1   2.2:1   1.6:1   1.5:1    2.0:1       N/A       1.2:1      1.3:1      1.5:1

---------------

(1) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of Class A Common Stock. On such date, AIMCO and Property Asset Management, L.L.C., and its affiliated companies and PDI Realty Enterprises, Inc. (collectively, the "Company Predecessors") engaged in a business combination and consummated a series of related transactions which enabled the Company to continue and to expand the property management and related businesses of the Company Predecessors.


(2) The ratio of earnings to fixed charges for the Company was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of income before minority interests (which includes equity in earnings of unconsolidated subsidiaries and partnerships only to the extent of dividends and distributions received) plus fixed charges (other than any interest which has been capitalized); and "fixed charges" consists of interest expense (including amortization of loan costs) and interest which has been capitalized. The ratio of earnings to fixed charges for the Company Predecessors was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of income (loss) before extraordinary items and income taxes plus fixed charges and "fixed charges" consists of interest expense (including amortization of loan costs).


(3) The earnings of the Company Predecessors for the period from January 1, 1994 to July 28, 1994 were inadequate to cover fixed charges by $1,463,000.


(4) The ratio of earnings to combined fixed charges and preferred stock dividends for the Company was computed by dividing earnings by the total of fixed charges and preferred stock dividends. For this purpose, "earnings" consists of income before minority interests (which includes equity in earnings of unconsolidated subsidiaries and partnerships only to the extent of dividends and distributions received) plus fixed charges (other than any interest which has been capitalized); "fixed charges" consists of interest expense (including amortization of loan costs) and interest which has been capitalized; and "preferred stock dividends" consists of the amount of pre-tax earnings that would be required to cover preferred stock dividend requirements.


(5) The Company Predecessors did not have any shares of preferred stock outstanding during the period from January 1, 1993 through July 28, 1994.


(6) Pro forma reflects the Ambassador Merger, the Insignia Merger and all other significant completed transactions.

                       SELECTED HISTORICAL FINANCIAL DATA


     The following table sets forth selected historical financial and operating information for the Company. The Selected Historical Financial Data for the six months ended June 30, 1998 and 1997 is based on unaudited financial statements of AIMCO as included in AIMCO's Quarterly Report on Form 10-Q for the six months ended June 30, 1998, incorporated by reference herein. Results for the quarter ended June 30, 1998 are not necessarily indicative of the results to be expected for a full year. The selected historical financial information for the years ended December 31, 1997, 1996 and 1995 is based on the audited financial statements of AIMCO incorporated by reference herein. The selected historical financial information for the period January 10, 1994 (the date of AIMCO's inception) through December 31, 1994 for AIMCO and for the period from January 1, 1994 through July 28, 1994 and for the year ended December 31, 1993 for the Company Predecessors is based on the audited financial statements of AIMCO and the Company Predecessors, respectively. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth in AIMCO's Annual Report on Form 10-K/A for the year ended December 31, 1997 and in AIMCO's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 and the historical financial statements of AIMCO and notes thereto incorporated by reference in this Prospectus.



                                                                                                              THE COMPANY'S
                                                           THE COMPANY                                       PREDECESSORS(A)
                            --------------------------------------------------------------------------   ------------------------
                                                                                            FOR THE         FOR THE
                                                                                            PERIOD          PERIOD
                                    FOR THE                       FOR THE                  JAN. 10,         JAN. 1,      FOR THE
                               SIX MONTHS ENDED                  YEAR ENDED                  1994            1994          YEAR
                                   JUNE 30,                     DECEMBER 31,                THROUGH         THROUGH       ENDED
                            -----------------------   --------------------------------     DEC. 31,        JULY 28,      DEC. 31,
                               1998         1997         1997        1996       1995         1994           1994(B)        1993
                            ----------   ----------   ----------   --------   --------   -------------   -------------   --------
                                                                                         (RESTATED)(C)   (RESTATED)(C)
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OTHER DATA)
OPERATING DATA:
RENTAL PROPERTY
  OPERATIONS:
Rental and other property
  revenues................  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947     $ 24,894         $ 5,805      $  8,056
Property operating
  expenses................     (59,643)     (31,106)     (76,168)   (38,400)   (30,150)     (10,330)         (2,263)       (3,200)
Owned property management
  expenses................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)             --            --
Depreciation..............     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)         (1,151)       (1,702)
                            ----------   ----------   ----------   --------   --------     --------         -------      --------
Income from Rental
  Property Operations.....      62,619       30,779       72,477     39,814     27,483        9,126           2,391         3,154
                            ----------   ----------   ----------   --------   --------     --------         -------      --------
SERVICE COMPANY BUSINESS:
Management fees and other
  income..................       9,562        5,605       13,937      8,367      8,132        3,217           6,533         8,069
Management and other
  expenses................      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)         (5,823)       (6,414)
Corporate overhead
  allocation..............        (196)        (294)        (588)      (590)      (581)          --              --            --
Amortization of
  Goodwill................          --           --         (948)      (500)      (428)          --              --            --
Owner and seller
  bonuses.................          --           --           --         --         --           --            (204)         (468)
Depreciation and
  amortization............          (3)        (161)        (453)      (218)      (168)        (150)           (146)         (204)
                            ----------   ----------   ----------   --------   --------     --------         -------      --------
Income from service
  business................       3,893        2,507        2,038      1,707      2,002        1,020             360           983
Minority interests in
  service company
  business................          (1)          (2)         (10)        10        (29)         (14)             --            --
                            ----------   ----------   ----------   --------   --------     --------         -------      --------
Company's shares of income
  from service company
  business................       3,892        2,505        2,028      1,717      1,973        1,006             360           983
                            ----------   ----------   ----------   --------   --------     --------         -------      --------
General and administrative
  expenses................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)             --            --
Interest income...........      11,350        1,341        8,676        523        658          123              --            --
Interest expense..........     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)         (4,214)       (3,510)
Minority interest in other
  partnerships............        (516)        (565)       1,008       (111)        --           --              --            --
Equity in earnings of
  other partnerships(d)...      (4,681)        (379)      (1,798)        --         --           --              --            --
Equity in earnings of
  Unconsolidated
  Subsidiaries(e).........       5,609          (86)       4,636         --         --           --              --            --
Amortization of
  Goodwill................      (3,394)        (474)          --         --         --           --              --            --
                            ----------   ----------   ----------   --------   --------     --------         -------      --------
Income (loss) before gain
  on disposition of
  property, extraordinary
  item, income taxes and
  minority interest in
  AIMCO Operating
  Partnership.............      35,998       11,733       30,246     15,629     14,988        7,702          (1,463)          627
                            ----------   ----------   ----------   --------   --------     --------         -------      --------
Gain on disposition of
  property................       2,526           --        2,720         44         --           --              --            --
Extraordinary (loss) --
  forgiveness of debt.....          --         (269)        (269)        --         --           --              --            --
Provisions for income
  taxes...................          --           --           --         --         --           --             (36)         (336)
                            ----------   ----------   ----------   --------   --------     --------         -------      --------
Income (loss) before
  minority interest in
  AIMCO Operating
  Partnership.............      38,524       11,464       32,697     15,673     14,988        7,702          (1,499)          291
Minority interest in AIMCO
  Operating Partnership...      (3,262)      (1,616)      (4,064)    (2,689)    (1,613)        (599)             --            --
                            ----------   ----------   ----------   --------   --------     --------         -------      --------
Net income (loss).........  $   35,262   $    9,848   $   28,633   $ 12,984   $ 13,375     $  7,143         $(1,499)     $    291
                            ==========   ==========   ==========   ========   ========     ========         =======      ========

                                                                                                              THE COMPANY'S
                                                           THE COMPANY                                       PREDECESSORS(A)
                            --------------------------------------------------------------------------   ------------------------
                                                                                            FOR THE         FOR THE
                                                                                            PERIOD          PERIOD
                                    FOR THE                       FOR THE                  JAN. 10,         JAN. 1,      FOR THE
                               SIX MONTHS ENDED                  YEAR ENDED                  1994            1994          YEAR
                                   JUNE 30,                     DECEMBER 31,                THROUGH         THROUGH       ENDED
                            -----------------------   --------------------------------     DEC. 31,        JULY 28,      DEC. 31,
                               1998         1997         1997        1996       1995         1994           1994(B)        1993
                            ----------   ----------   ----------   --------   --------   -------------   -------------   --------
                                                                                         (RESTATED)(C)   (RESTATED)(C)
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OTHER DATA)
BALANCE SHEET DATA (END OF
  PERIOD):
Real Estate, before
  accumulated
  depreciation............  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162     $406,067         $47,500      $ 46,819
Real Estate, net of
  accumulated
  depreciation............   2,287,309      945,969    1,503,922    745,145    448,425      392,368          32,270        33,701
Total assets..............   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361          39,042        38,914
Total mortgages and notes
  payable.................   1,314,475      644,457      808,503    522,146    268,692      141,315          40,873        41,893
Mandatory redeemable 1994
  Cumulative Convertible
  Senior Preferred
  Stock...................          --           --           --         --         --       96,600              --            --
Stockholder's equity......   1,394,394      388,477    1,045,300    215,749    169,032      140,319          (9,345)       (7,556)
OTHER DATA:
Total owned properties
  (end of period).........         210          107          147         94         56           48               4             4
Total owned apartment
  units (end of period)...      58,345       27,056       40,039     23,764     14,453       12,513           1,711         1,711
Equity Owned Properties...      74,318       88,690       83,431         --         --           --              --            --
Units under management
  (end of
  period).................      68,248       70,213       69,587     19,045     19,594       20,758          29,343        28,422
Basic earnings per common
  share...................  $     0.62   $     0.53   $     1.09   $   1.05   $   0.86     $   0.42             N/A           N/A
Diluted earnings per
  common share............  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86     $   0.42             N/A           N/A
Distributions paid per
  common share............  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66     $   0.29             N/A           N/A
Cash flows provided by
  operating activities....       5,838       25,035       73,032     38,806     25,911       16,825           2,678         2,203
Cash flows used in
  investing activities....    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)           (924)      (16,352)
Cash flows provided by
  (used in) financing
  activities..............     107,063       91,450      668,549     60,129     30,145      176,800          (1,032)       14,114
Funds from
  operations(f)...........  $   83,657   $   28,441   $   81,155   $ 35,185   $ 25,285     $  9,391             N/A           N/A
Weighted average number of
  common shares and OP
  Units outstanding(g)....      43,409       18,559       29,119     14,994     11,461       10,920             N/A           N/A

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of Class A Common Stock. On such date, the Company and the Company Predecessors engaged in a business combination and consummated a series of related transactions which enabled the Company to continue and expand the property management and related businesses of the Company Predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of Class A Common Stock were repurchased by AIMCO in 1995.


(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO.


(c) In the second quarter of 1996, the Company reorganized the ownership of the service company, whereby the AIMCO Operating Partnership (i) owns all of the non-voting preferred stock of the service company, PAMS Inc., representing a 95% economic interest, and (ii) owns the 1% general partnership interest in PAMS LP. PAMS Inc. owns the 99% limited partnership interest in PAMS LP. Substantially all the activity of PAMS Inc. is conducted by PAMS LP. Because the AIMCO Operating Partnership owns 95% of the economic value of PAMS Inc. and also controls the general partnership interest in PAMS LP, thereby controlling the activity of the partnership, the service company is consolidated. Prior to the reorganization, the Company reported the service company business on the equity method. The restatement has no impact on net income, but does increase third party and affiliate management and other income, management and other expenses, amortization of management company goodwill and depreciation of non-real estate assets. The Company has restated the balance sheet as of December 31, 1995 and 1994, and the statements of income and statements of cash flows for the year ended December 31, 1995 and the period from January 10, 1994 through December 31, 1994 to reflect the change.

(d) Represents the Company's share of earnings from 83,431 units in which the Company purchased an equity interest from the NHP Real Estate Companies.

(e)  Represents the Company's equity earnings in the Unconsolidated
     Subsidiaries.


(f) The Company's management believes that the presentation of funds from operations ("FFO"), when considered with the financial data determined in accordance with generally accepted accounting principles ("GAAP"), provides a useful measure of the Company's performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to the Company, nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO calculates FFO consistent with the NAREIT definition, adjusted for AIMCO's minority interest in the AIMCO Operating Partnership, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. The Company's management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of the Company's ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO's basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of income before minority interest in the AIMCO Operating Partnership to FFO:


                                 FOR THE                                        FOR THE
                               SIX MONTHS                 FOR THE                PERIOD
                                  ENDED                 YEAR ENDED            JANUARY 10,
                                JUNE 30,               DECEMBER 31,             1994 TO
                            -----------------   ---------------------------   DECEMBER 31,
                             1998      1997      1997      1996      1995         1994
                            -------   -------   -------   -------   -------   ------------
                                            (IN THOUSANDS)
Income before minority
  interest in AIMCO
Operating Partnership.....  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of
  property................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item........       --       269       269        --        --          --
Real estate depreciation,
  net of minority
  interests...............   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of
  goodwill................    4,727       474       948       500       428          76
Equity in earnings of
  Unconsolidated
  Subsidiaries:
  Real estate
     depreciation.........       --     1,263     3,584        --        --          --
  Amortization of
     management
     contracts............    3,088       150     1,587        --        --          --
  Deferred taxes..........    4,291       874     4,894        --        --          --
Equity in earnings of
  other partnerships:
  Real estate
     depreciation.........    9,131       697     6,280        --        --          --
Preferred stock
  dividends...............   (6,001)       --      (135)       --    (5,169)     (3,114)
                            -------   -------   -------   -------   -------     -------
Funds from operations.....  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                            =======   =======   =======   =======   =======     =======


(g) Generally, after a one-year holding period, Common OP Units may be tendered for redemption at the option of the holder and, upon tender, may be acquired by AIMCO for shares of Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each Common OP Unit (subject to adjustment).

                          PER SHARE AND PER UNIT DATA

PER SHARE DATA

     Set forth below are historical earnings per share of Class A Common Stock, cash dividends per share of Class A Common Stock and book value per share of Class A Common Stock data of AIMCO. The data set forth below should be read in conjunction with the AIMCO audited financial statements and unaudited interim financial statements, including the notes thereto, which are incorporated by reference herein.


                                                                        AIMCO
                                                              -------------------------
                                                              SIX MONTHS
                                                                ENDED       YEAR ENDED
                                                               JUNE 30,    DECEMBER 31,
                                                                 1998          1997
                                                              ----------   ------------
Basic earnings per weighted average share of Class A Common
  Stock outstanding.........................................    $ 0.62        $ 1.09
Diluted earnings per weighted average share of Class A
  Common Stock outstanding..................................    $ 0.61        $ 1.08
Cash dividends per weighted average share of Class A Common
  Stock outstanding.........................................    $1.125        $ 1.85
Book value per share of Class A Common Stock outstanding....    $24.01        $22.51


PER UNIT DATA

     Set forth below are historical earnings per Common OP Unit, cash distributions per Common OP Unit and book value per Common OP Unit. The data set forth below should be read in conjunction with the AIMCO Operating Partnership audited financial statements and unaudited interim financial statements, including the notes thereto, which are incorporated by reference herein.


                                                              AIMCO OPERATING PARTNERSHIP
                                                              ----------------------------
                                                               SIX MONTHS
                                                                  ENDED        YEAR ENDED
                                                                JUNE 30,      DECEMBER 31,
                                                                  1998            1997
                                                              -------------   ------------
Basic earnings per weighted average Common OP Unit
  outstanding...............................................     $ 0.61          $ 1.09
Diluted earnings per weighted average Common OP Unit
  outstanding...............................................     $ 0.61          $ 1.08
Cash distributions per Common OP Unit outstanding...........     $1.125          $ 1.85
Book value per Common OP Unit outstanding...................     $23.47          $22.33

STOCK PRICES, DIVIDENDS AND DISTRIBUTIONS

     The Class A Common Stock is listed and traded on the NYSE under the symbol "AIV." The following table sets forth, for the periods indicated, the high and low reported sales prices per share of Class A Common Stock, as reported on the NYSE Composite Tape, dividends per share declared on Class A Common Stock for the same periods, and distributions per unit declared on Common OP Units for the same periods. Common OP Units are subject to restrictions on transfer, and there is no trading market for the Common OP Units.


                                                                                COMMON
                                                   CLASS A COMMON STOCK        OP UNITS
                                                 -------------------------   ------------
               CALENDAR QUARTERS                 HIGH     LOW     DIVIDEND   DISTRIBUTION
               -----------------                 ----     ---     --------   ------------
1998
  Third Quarter (through September 15, 1998)...  $41      $30 15/16 $    --     $   --
  Second Quarter...............................   38 7/8   36 1/2 0.56250       0.5625
  First Quarter................................   38 5/8   34 1/4 0.56250       0.5625
1997
  Fourth Quarter...............................   38       32     0.56250       0.5625
  Third Quarter................................   36 3/16  28 1/8 0.46250       0.4625
  Second Quarter...............................   29 3/4   26     0.46250       0.4625
  First Quarter................................   30 1/2   25 1/2 0.46250       0.4625
1996
  Fourth Quarter...............................   28 3/8   21 1/8 0.46250       0.4625
  Third Quarter................................   22       18 3/8 0.42500       0.4250
  Second Quarter...............................   21       18 3/8 0.42500       0.4250
  First Quarter................................   21 1/8   19 3/8 0.42500       0.4250



     Because AIMCO has elected to be taxed for federal income tax purposes as a REIT, it is required to distribute annually to its stockholders at least 95% of its "REIT taxable income," which, as defined by the Code and the Treasury Regulations, is generally equivalent to net taxable ordinary income. AIMCO measures its economic profitability and pays regular dividends to its stockholders based on its operating results during the relevant period. The future payment of dividends by AIMCO will be at the discretion of the AIMCO Board (see "Glossary") and will depend on numerous factors, including financial condition, capital requirements, the annual distribution requirements under the provisions of the Code applicable to REITs and such other factors the AIMCO Board deems relevant. See "Business of the Company -- Operating and Financial Strategies; Dividend Policy."


     On January 22, 1998, the AIMCO Board voted to increase the annual dividend rate on the Class A Common Stock to $2.25 per share. Such dividend increase was effective commencing with the dividend with respect to the fourth quarter of 1997 paid on February 13, 1998 and is subject to the factors described above, including AIMCO's future results of operations. The AIMCO Operating Partnership makes quarterly distributions to holders of Common OP Units (on a per unit basis) that generally are equal to the dividends paid on the Class A Common Stock (on a per share basis). However, such distributions will not necessarily continue to be equal to such dividends. See "Risk Factors -- Risks Associated With an Investment in OP Units."

                            BUSINESS OF THE COMPANY


     The Company is the second largest owner and manager of multifamily apartment properties in the United States, based on apartment unit data compiled by the National Multi Housing Council as of January 1, 1998. As of June 30, 1998, the Company owned or managed 200,911 apartment units, owned or controlled a total of 58,345 units in 210 apartment properties, had an equity interest in non-consolidated partnerships that owned 74,318 units in 478 apartment properties and managed 68,248 units in 357 apartment communities for third parties and affiliates. In addition to the Managed Properties, the Company manages all of the Owned Properties and a majority of the Equity Properties. The AIMCO Properties are located in 42 states, the District of Columbia and Puerto Rico. AIMCO has elected to be taxed as a REIT for federal income tax purposes. AIMCO conducts substantially all of its operations through the AIMCO Operating Partnership and its subsidiaries. As of June 30, 1998, AIMCO held approximately an 89% interest in the AIMCO Operating Partnership. Certain terms used herein are defined below in "-- Accounting Policies and Definitions."


OPERATING AND FINANCIAL STRATEGIES

     The Company uses the following operating and financing strategies to attempt to meet its objective of providing long-term, predictable FFO per share:

     - Acquisition of Properties at Less Than Replacement Cost. The Company attempts to acquire properties at a significant discount to their replacement cost, which the Company believes will provide it with a competitive cost advantage in comparison to newly constructed properties.

     - Geographic Diversification. The Company operates in 42 states, the District of Columbia and Puerto Rico. This geographic diversification insulates the Company, to some degree, from inevitable downturns in any one market. Among Owned Properties and Equity Properties, Houston, Texas, the Company's largest single regional market, and Dallas, Texas, the Company's second largest regional market, accounted for approximately 13.9% and 8.0%, respectively, of the properties in which the Company has an ownership interest, on a pro rata basis.

     - Market Growth. The Company seeks to operate in markets where population and employment growth are expected to exceed the national average and where it believes it can become a regionally significant owner or manager of properties. The average annual population and employment growth rates from 1990 to 1995 in The Company's five largest regional markets were 2.3% and 2.6%, respectively, compared to national averages of 1.1% and 1.7%, respectively. For the 1996 to 1999 period, average annual population and employment growth rates in The Company's five largest regional markets are forecasted to be 2.2% and 3.6%, respectively, compared with projected national averages of 0.9% and 2.0%, respectively.

     - Product Diversification. The Company's portfolio of apartment properties also span a range of apartment community types, both within and among markets. The Company's properties are located in both urban and suburban areas and range from garden apartments to high rises and from luxury townhomes to affordable properties.


     - Capital Replacement. The Company believes that the physical condition and amenities of its apartment communities are important factors in its ability to maintain and increase rental rates. The Company also believes that a program of regular maintenance of the quality of its apartments, rather than episodic renovation, contributes to the reliability of earnings per share. The Company presently allocates approximately $300 annually per owned apartment unit for Capital Replacements and reserves unexpended amounts for future Capital Replacements. From time to time, the Company reevaluates its Capital Replacement requirements and updates the amount of its budgeted Capital Replacements per owned apartment unit accordingly. For the six months ended June 30, 1998, the Company charged approximately $6.6 million for Capital Replacements to its reserve, and spent approximately $13.5 million, and had aggregate cumulative unexpended Capital Replacement reserves of approximately $2.4 million at June 30, 1998.

     - Debt Financing. The Company's strategy is generally to incur debt to increase its return on equity while maintaining acceptable interest coverage ratios. The Company seeks to match debt maturities to the character of the assets financed. Accordingly, the Company uses predominantly long-term, fixed-rate and self-amortizing debt in order to avoid the refunding or repricing risks of short-term borrowings. The Company also uses short-term debt financing to fund acquisitions and generally expects to refinance such borrowings with proceeds from equity offerings or long-term debt financings. As of June 30, 1998, approximately 6% of the Company's outstanding debt was short-term debt and 94% was long-term debt.


     - Dispositions. From time to time, the Company sells properties that do not meet its return on investment criteria or that are located in areas where the Company does not believe that the long-term real estate values justify the continued investment in the properties. Three properties in Houston and one property in each of Dallas and Phoenix were sold in October 1997. The Company recognized a net gain of approximately $2.8 million on the sales.


            In January 1998, the Company sold the Sun Valley Apartments, an apartment community containing 430 apartment units located in Salt Lake City, Utah, for $11.5 million, less selling costs of $0.3 million. The Company recognized a $3.3 million gain on the sale. Cash proceeds from the sale were used to repay a portion of the AIMCO Operating Partnership's outstanding short-term indebtedness.



            In September 1998, the Company sold the Rillito Village Apartments, an apartment community containing 272 apartments units located in Tuscon, Arizona, for $6.8 million. The Company recognized a gain on the sale of approximately $75,000 and used the cash proceeds to pay down a portion of the outstanding balance on the Credit Facilities and to pay closing costs.


     - Dividend Policy. The Company pays dividends and distributions to share its profitability with its stockholders and limited partners. For the years ended December 31, 1997, 1996 and 1995, AIMCO distributed 66.5%, 72.3% and 75.1% of FFO to its stockholders. Amounts not distributed are available for reinvestment, stock repurchases, amortization of debt and provide a margin to insulate annual dividends from fluctuations in the Company's business. AIMCO's dividend for 1997 was $1.85 per share. It is the present policy of AIMCO to increase the dividend annually in an amount equal to one-half the rate of the projected increase in FFO, adjusted for capital replacements. In January 1998, AIMCO increased its dividend to $0.5625 per share per quarter, commencing with the February 13, 1998 dividend payment which is equivalent to an annualized dividend of $2.25 per share of Class A Common Stock. The minimum annual distribution requirement for REITs, which require the distribution of approximately 95% of "REIT taxable income" (see "Federal Income Taxation of AIMCO and AIMCO Stockholders -- General"), may result in dividends increasing at a greater rate in the future.

GROWTH STRATEGIES

     The Company seeks growth through two primary sources -- acquisition and internal expansion.


     Acquisition Strategies. The Company believes its acquisition strategies will increase profitability and predictability of earnings by increasing its geographic diversification, economies of scale and opportunities to provide traditional ancillary services to tenants at the AIMCO Properties. Since AIMCO's initial public offering in July 1994 (the "AIMCO IPO"), the Company has completed 41 acquisition transactions involving a total of 120 properties for an aggregate purchase price of approximately $1,132 million, including the assumption and incurrence of $615 million of indebtedness, through July 31, 1998.


     The Company believes that its demonstrated ability to evaluate and complete acquisitions, its property management record and its economies of scale, to the extent that the Company can operate a property more efficiently than the existing owner or some competing purchasers, all provide credibility and advantage in negotiating acquisitions. In addition, the ability to issue OP Units to sellers of properties may provide tax deferral opportunities to sellers and could give the Company an advantage over competing buyers that cannot offer such tax deferral opportunities. The Company acquires additional properties primarily in three ways:

     - Direct Acquisitions. The Company may directly acquire individual properties or portfolios and controlling interests in entities that own or control such properties or portfolios. During the year ended December 31, 1997, the Company has directly acquired 44 apartment properties for a total consideration of $467.4 million, consisting of $191.0 million in cash, approximately 1.9 million Common OP Units valued at $56.0 million and the assumption or incurrence of $220.4 million of indebtedness. See "-- Recent Property Acquisitions and Dispositions."

     - Acquisition of Managed Properties. The Company believes that its property management operations support its acquisition activities. Its relationships with owners of the Managed Properties may provide it with a means of learning of acquisition opportunities at an early stage of the sale process. In addition, its familiarity with the property and its ability to quickly evaluate the property give it an advantage in pursuing and completing any such acquisition in a timely fashion. Since the AIMCO IPO, the Company has acquired 12 properties comprising 3,530 units from its managed portfolio for $129.0 million.


     - Increasing its Interest in Partnerships. For properties where the Company owns a general partnership interest in the property-owning partnership, the Company may seek to acquire, subject to its fiduciary duties, the outstanding limited partnership interests for cash or, in some cases, in exchange for Common OP Units. After consummation of the Insignia Merger, the AIMCO Operating Partnership intends to offer to purchase limited partnership interests in syndicated real estate limited partnerships in which AIMCO holds partnership interests. The AIMCO Operating Partnership, subject to applicable law, plans to offer to purchase certain of such limited partnership interests in exchange for (i) equity securities of the AIMCO Operating Partnership to be issued pursuant to the Registration Statement of which this Prospectus forms a part, (ii) cash or (iii) a combination of such equity securities and cash. Such offers are expected to include terms that allow limited partners to continue to hold their limited partnership interests.


     - In November 1996, the Company acquired the English Partnerships, which owned 22 apartment properties. The Company subsequently purchased pursuant to tender offers to acquire all of the outstanding limited partnership interests of 25 of the English Partnerships, approximately 46%, in the aggregate, of the outstanding limited partnership interests in such partnerships for $15.0 million in cash and approximately 71,500 OP Units valued at $1.7 million.

     - As of December 31, 1997, the Company has also commenced tender offers to acquire all of the outstanding limited partnership interests in 26 partnerships owning 25 properties for an aggregate amount of approximately $79.0 million. Through September 30, 1997, pursuant to such tender offers, the Company has purchased approximately 20.2%, in the aggregate, of the outstanding limited partnership interests for $16.0 million in cash.

     Internal Growth Strategies. The Company pursues internal growth through the following strategies:

     - Revenue Increases. The Company increases rents where feasible and seeks to improve occupancy rates. The Company believes that its policy of capital improvements, amenities and customer service allows it to maintain demand and to increase its rents above the rate of inflation in the local market. The Company's "same store" revenues from the Owned Properties (based on properties owned from period to period) have grown by 3.3% from the fiscal year ended December 31, 1995 to that ended December 31, 1996, and by 2.1% from the year ended December 31, 1996 to that ended December 31, 1997, compared to an urban consumer price inflation rate of 2.8% and 2.3% over the same periods.

     - Redevelopment of Properties. The Company believes redevelopment of selected properties in superior locations provides advantages over development of new properties, because, compared with new development, redevelopment generally can be accomplished with relatively lower financial risk, in less time and with reduced delays attributable to governmental regulation. Recently the Company acquired and redeveloped Sun Katcher, a 360-unit property in Jacksonville, Florida, at a cost of $8.9 million, including $4.9 million in redevelopment costs. The Company also recently commenced the renovation and upgrading of Bay West, a 376-unit property in Tampa, Florida, for a projected cost of $4.8 million, to reposition the property in the marketplace. In addition, the Company expects to undertake a major renovation of the Morton Towers apartments, a 1,277 unit property located in Miami Beach, Florida, at an estimated cost of $35 million. The Company generally finances redevelopment initially with borrowings from the Credit Facilities, and subsequently arranges permanent financing.

     - Expansion of Properties. The Company believes that expansion within or adjacent to existing AIMCO Properties also provides growth opportunities at lower risk than new development. Such expansion can offer cost advantages to the extent common area amenities and on-site management personnel can service the expanded property. Recently the Company constructed 92 additional units at Fairways, in Phoenix, Arizona, at a cost of $6.5 million. The Company is planning the construction of 42 additional units at Township, in Littleton, Colorado, for a projected cost of more than $3.0 million. In addition, the Company owns or controls approximately 136 acres of vacant land, adjacent to existing Owned Properties or Equity Properties, which the Company believes is suitable for the development of approximately 1,300 apartment units. The Company generally finances expansions initially with borrowings from the Credit Facilities, and subsequently arranges permanent financing.

     - Conversion of Affordable Properties; Improvement of Performance. The Company believes that it may be able to significantly increase its return from its portfolio of affordable properties by improving operations at some of its properties or by converting some of its properties to conventional properties. While management of the Company has commenced review of the affordable properties, it has not yet made any determination as to the conversion of any affordable property.


     - Ancillary Services. The Company's management believes that its ownership and management of the AIMCO Properties provides it with unique access to a customer base for the sale of additional services which generate incremental revenues. The Company currently provides cable television, telephone services and carport, garage and storage space rental at certain AIMCO Properties. For example, as of June 30, 1998, the Company has installed cable television service to 12,600 units and currently has more than 7,400 subscribers.


     - Controlling Expenses. Cost reductions are accomplished by exploiting economies of scale. As a result of the size of its portfolio and its creation of regional concentrations of properties, the Company has the ability to leverage fixed costs for general and administrative expenditures and certain operating functions, such as insurance, information technology and training, over a larger property base. For example, the Company's insurance subsidiary provides workers' compensation and employer liability insurance company-wide, without incurring material incremental costs as the Company's property assets grow.

     The Company also instills cost discipline in its property managers by benchmarking their operations against the local market and other AIMCO Properties.

PROPERTY MANAGEMENT STRATEGIES


     Regional Hubs. The Company's property management strategy is to achieve improvements in operating results by combining centralized financial control and uniform operating procedures with localized property management decision making and market knowledge. The Company's management operations are organized into 12 regional hubs, each supervised by a Regional Vice President, who have on average 17 years of experience in apartment management.



                                                      APARTMENT      APARTMENT
                                                        UNITS       COMMUNITIES
                   REGIONAL HUBS                      MANAGED(1)    MANAGED(1)
                   -------------                      ----------    -----------
East................................................     9,687           46
Florida.............................................    21,589           75
Mid Atlantic........................................    22,720          108
Midwest.............................................    17,409          100
North Texas.........................................    21,448          110
Northeast...........................................     8,020           59
Rocky Mountain......................................     8,618           55
South Texas.........................................    12,001           54
South Atlantic......................................    33,074          154
Southeast...........................................    12,358           70
Southwest...........................................    11,413           42
West................................................     7,192           58
                                                       -------          ---
                                                       185,529          931
                                                       =======          ===


---------------


(1) Includes only units and apartment communities managed by the Company as of August 31, 1998. Does not include 15,188 units in 113 apartment communities in which the Company has an ownership interest but does not manage and 2,332 senior living units, all of which are managed as a separate portfolio.


     Customer Service. The Company believes that resident satisfaction is directly related to the experience and training of on-site management personnel. The Company provides on-site management trained to respond promptly to residents' needs. To improve customer service, the Company conducts annual resident satisfaction surveys, guarantees that material defects will be corrected in 24 hours and refunds related rent if that commitment is not met.

     Personnel Policies. The Company has attempted to reduce turnover and retain experienced personnel by establishing an employee mentoring program and providing managers with incentive-based compensation. In addition, managing properties for third parties, the Company believes, improves performance at Managed Properties and Owned Properties alike by subjecting property managers to market-based pricing and service standards.

     START. Properties that are behind budget or face other significant operating difficulties receive direct supervision and intervention from START, a team of professionals, led by Executive Vice President Steven Ira, a founder of the Company. Members of START focus on not more than 10 to 15 properties at any one time, which allows them to focus sharply on the subject properties. START also oversees due diligence on acquisitions and major construction activities.

     Management Incentives. The Company believes that equity ownership by management and equity- and incentive-based compensation are important factors in attracting, retaining and motivating the most qualified and experienced personnel and directors. The Company's goal is to align management's interests with those of stockholders through the use of equity-based compensation plans to direct management's efforts towards enhancing shareholder value.

     The following table reflects the ownership of Class A Common Stock and OP Units by senior management of the Company, which, as of June 30, 1998 (assuming full conversion of OP Units), represented approximately 7.5% of the outstanding Class A Common Stock.

                                            TOTAL SHARES OF
                                            COMMON STOCK AND
                                             OP UNITS OWNED     PERCENTAGE
                                            BY MANAGEMENT(1)      OWNED        INVESTMENT
                                            ----------------    ----------    ------------
AIMCO IPO.................................       926,000           8.6%       $ 17 million
December 31, 1995.........................     1,067,000           7.7%       $ 21 million
December 31, 1996.........................     2,303,000          12.5%       $ 65 million
December 31, 1997.........................     3,843,000           8.4%       $141 million
June 30, 1998.............................     4,045,000           7.5%       $160 million

---------------

     (1) Encumbered by outstanding secured partially recourse notes in the amount of $45.5 million as of May 31, 1998.


     - On July 25, 1997, eleven senior managers of AIMCO purchased 1.1 million shares of Class A Common Stock at a price of $30 per share in exchange for promissory notes secured by such stock, which notes are recourse as to 25% of the principal owed.



     - AIMCO pays a majority of the compensation to its outside directors in Class A Common Stock.



     - AIMCO issues all Stock options at the then-current market price, and requires that employees own Class A Common Stock before receiving their options. As of May 31, 1998, the number of outstanding options was 5,235,997.


     On January 21, 1998, the AIMCO Operating Partnership sold an aggregate of 15,000 OP Units designated as Class I High Performance Units (the "High Performance Units") to a joint venture formed by fourteen of the Company's officers, and to three of AIMCO's non-employee directors for an aggregate purchase price of $2,070,000, of which $1,980,300 was paid by the joint venture and an aggregate of $89,700 was paid by three non-employee directors. The purchase price of the High Performance Units was determined by the AIMCO Board, based upon the advice of an independent valuation expert that this purchase price represented the fair market value of the High Performance Units. The sale of the High Performance Units was ratified by the stockholders on May 8, 1998.

     Holders of High Performance Units have no rights to receive distributions or allocations of income or loss, or to redeem their High Performance Units prior to the date (the "Valuation Date") that is the earlier of (i) January 1, 2001, or (ii) the date on which a change of control occurs. If, on the Valuation Date, the cumulative Total Return of the Class A Common Stock from January 1, 1998 to the Valuation Date (the "Measurement Period") exceeds 115% of the cumulative Total Return (as defined below) of a peer group index over the same period, and is at least the equivalent of a 30% cumulative Total Return over three years (the "Minimum Return"), then, on and after the Valuation Date, holders of the 15,000 High Performance Units will be entitled to receive distributions and allocations of income and loss from the AIMCO Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon liquidation of the AIMCO Operating Partnership) as would holders of a number of OP Units equal to the quotient obtained by dividing (i) the product of (A) 15% of the amount by which the cumulative Total Return of the Class A Common Stock over the Measurement Period exceeds the greater of 115% of the peer group index or the Minimum Return, multiplied by (B) the weighted average market value of the Company's equity capitalization (including Class A Common Stock and OP Units) by (ii) the market value of one share of Class A Common Stock on the Valuation Date. If, on the Valuation Date, the cumulative Total Return of the Class A Common Stock does not satisfy these criteria, then, on and after the Valuation Date, holders of the 15,000 High Performance Units will be entitled to receive distributions and allocations of income and loss from the AIMCO Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon a liquidation of the AIMCO Operating Partnership) as would holders of 150 OP Units. For purposes of determining the market value of Class A Common Stock or OP Units as of any date, the average closing price of the Class A Common Stock for the 20 trading days immediately preceding such date is used. It is expected that the Morgan Stanley REIT Index, a capitalization-weighted index with dividends reinvested of the most actively traded real estate investment trusts, will be used as the peer group index for purposes of the High Performance Units.

     "Total Return" means, for any security and for any period, the cumulative total return for such security over such period, as measured by (i) the sum of
(a) the cumulative amount of dividends paid in respect of such security for such period (assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date), and (b) an amount equal to (x) the security price at the end of such period, minus (y) the security price at the beginning of such period, divided by (ii) the security price at the beginning of the measurement period; provided, however, that if the foregoing calculation results in a negative number, the "Total Return" shall be equal to zero.

     Upon the occurrence of a change of control, any holder of High Performance Units may, subject to certain restrictions, require the AIMCO Operating Partnership to redeem all or a portion of the High Performance Units held by such party in exchange for a cash payment per unit equal to the market value of a share of Class A Common Stock at the time of redemption. However, in the event that any High Performance Units are tendered for redemption, the AIMCO Operating Partnership's obligation to pay the redemption price is subject to the prior right of AIMCO to acquire such High Performance Units in exchange for an equal number of shares of Class A Common Stock (subject to certain adjustments).

ACCOUNTING POLICIES AND DEFINITIONS

     The Company has the following accounting policies and definitions:


          The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. The Company calculates FFO in a manner consistent with the NAREIT definition, which includes adjustments for minority interest in the AIMCO Operating Partnership, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payment of dividends on perpetual preferred stock. The Company's management believes that presentation of FFO provides investors with industry accepted measurements which help facilitate understanding of the Company's ability to meet required dividend payments, capital expenditures, and principal payments on its debt. There can be no assurance that the Company's basis of computing FFO is comparable with that of other REITs.


          The Company capitalizes spending for items which generally cost more than $250 and have a useful life of more than one year, such as carpet replacement, new appliances, new roofs or parking lot repaving. Capitalized spending which maintains a property is termed a "Capital Replacement." In the experience of the Company's management, this spending is better considered a recurring cost of preserving an asset rather than an additional investment.

          For financial reporting purposes, the Company consolidates entities in which it owns both a general partnership interest and controls investment decisions with respect to the underlying assets. The Company generally has a 30% to 51% economic interest in such entities. Entities in which the Company has less than a 30% economic interest or limited control are accounted for on the equity method.

          The Company policy is generally to hold Class C properties and affordable properties (substantially all of which are Class C properties) in unconsolidated partnerships. The Company accounts for these properties on the equity method in accordance with GAAP.

POLICIES OF THE COMPANY WITH RESPECT TO CERTAIN OTHER ACTIVITIES

     The following is a discussion of certain other investment objectives and policies, financing policies and other policies of the Company. These policies are determined by the officers and directors of AIMCO and may be amended or revised from time to time at their discretion without a vote of AIMCO's stockholders. As the sole general partner of the AIMCO Operating Partnership, AIMCO also determines the investment policies of the AIMCO Operating Partnership.

     Investment in Others. The Company may also participate with other entities in property ownership, through joint ventures or other types of co-ownership. Any such equity investment may be subject to existing mortgage financing and other indebtedness which would have priority over the equity of the Company in that property.

     Securities of or Interests in Persons Primarily Engaged in Real Estate Activities. The Company may also acquire securities of or interests in persons engaged in the acquisition, redevelopment and/or management of multifamily apartment properties.

     Investments in Real Estate Mortgages. While the Company generally emphasizes direct real estate investments, it may, in its discretion and subject to the percentage ownership limitations and gross income tests necessary for REIT qualification, invest in mortgage and other indirect real estate interests, including securities of other real estate investment trusts. The Company has not previously invested in mortgages or securities of other real estate investment trusts and the Company does not presently intend to invest to a significant extent in mortgages or securities of other real estate investment trusts.

     Operating and Financing Policies. The Company seeks to maintain a ratio of EBITDA (less a provision of approximately $300 per owned apartment unit) to debt (the "Debt Coverage Ratio") of at least 2 to 1, and to match debt maturities to the character of the assets financed. See "-- Operating and Financial
Strategies -- Debt Financing." The Company, however, may from time to time re-evaluate borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors. The Company may modify its borrowing policy and may increase or decrease its Debt Coverage Ratio policy.

     To the extent that the AIMCO Board determines to seek additional capital, the Company may raise such capital through additional equity offerings, debt financing or retention of cash flow (after consideration of provisions of the Code requiring the distribution by a REIT of a certain percentage of taxable income and taking into account taxes that would be imposed on undistributed taxable income), or through a combination of these sources. The Company presently anticipates that any additional borrowings will be made through the AIMCO Operating Partnership, although AIMCO might incur borrowings that would be reloaned to the AIMCO Operating Partnership. The AIMCO Operating Partnership cannot incur indebtedness that is recourse to AIMCO without AIMCO's approval. AIMCO may approve the AIMCO Operating Partnership's incurring additional debt that is recourse to the AIMCO Operating Partnership. Borrowings may be unsecured or may be secured by any or all assets of AIMCO, the AIMCO Operating Partnership, or any existing or new property and may have full or limited recourse to all or any portion of the assets of AIMCO, the AIMCO Operating Partnership, or any existing or new property.

     The Company has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole.


     AIMCO may also determine to issue securities senior to the Class A Common Stock, including preferred stock and debt securities (either of which may be convertible into capital stock or be accompanied by warrants to purchase capital stock). The Company may also determine to finance acquisitions through the exchange of properties or issuance of additional OP Units, shares of Class A Common Stock or other securities.


     If the AIMCO Board determines to raise additional equity capital, the AIMCO Board has the authority, without stockholder approval, to issue additional shares of Class A Common Stock or other capital stock (including securities senior to the Class A Common Stock) in any manner (and on such terms and for such consideration) it deems appropriate, including in exchange for property. Such issuances might cause a dilution of a stockholder's investment in AIMCO. If the AIMCO Board determines to raise additional equity capital to fund investments by the AIMCO Operating Partnership, AIMCO will contribute such funds to the AIMCO Operating Partnership as a contribution to capital and purchase of additional general partnership interests. AIMCO may issue additional shares of Class A Common Stock in connection with the acquisition of OP Units that are tendered to the AIMCO Operating Partnership for redemption.

     The AIMCO Board also has the authority to cause the AIMCO Operating Partnership to issue additional OP Units in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Any such new OP Units will be redeemable at the option of the holder, which redemption AIMCO intends to cause to be made in Class A Common Stock pursuant to the redemption rights.

     Conflict of Interest Policies. The Company has adopted certain policies designed to minimize or eliminate conflicts of interests between the Company and its executive officers and directors. Without the approval of a majority of the disinterested directors, the Company will not (i) acquire from or sell to any director, officer or employee of the Company or any entity in which a director, officer or employee of the Company owns more than a 1% interest, or acquire from or sell to any affiliate of any of the foregoing, any assets or other property of the Company, (ii) make any loan to or borrow from any of the foregoing persons, or (iii) engage in any material transaction with the foregoing. In addition, the Company has entered in to employment agreements with Messrs. Considine, Kompaniez and Ira which include provisions intended to eliminate or minimize potential conflicts of interest, and which provide that those persons will be prohibited from engaging directly or indirectly in the acquisition, development, operation or management of other multifamily apartment properties outside of the Company, except with respect to certain investments currently held by such persons, as to which investments those persons have committed to an orderly liquidation. There can be no assurance, however, that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of AIMCO's stockholders as a whole.


     Policies with Respect to Other Activities. The Company has authority to offer shares of its capital stock or other securities and to repurchase or otherwise reacquire its shares or any other securities, has done so, and may engage in such activities in the future. From its inception, the Company has made loans aggregating $5.1 million to certain entities owning properties subsequently acquired by the Company. No balances remain outstanding on such loans. In the same period, the Company has made loans aggregating $76.5 million to its officers for the purchase of Class A Common Stock and $5.1 million to its officers and other entities to acquire interests in subsidiaries of the Company. The outstanding balances on such loans as of August 31, 1998 were $42.7 million and $3.1 million, respectively. Messrs. Considine and Kompaniez have repaid in part, using $2.0 million in proceeds distributed to them from the sale of NHP Common Stock by AIMCO/NHP Holdings, Inc. ("ANHI") to AIMCO, outstanding promissory notes payable by them to ANHI in an aggregate amount of $3.2 million, which loan was made to them by ANHI to acquire their interest in ANHI. In addition, the Company from time to time advances amounts for relocation and other expenses. The Company has not engaged in underwriting securities of other issuers. Each of AIMCO and the AIMCO Operating Partnership intend to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940, as amended.


     The Company may invest in the securities of other issuers engaged in the ownership, acquisition or management of multifamily apartment properties for the purpose of exercising control.

     At all times, the Company intends to make investments in such a manner as to be consistent with the requirements of the Code for AIMCO to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the AIMCO Board determines that it is no longer in the best interest of AIMCO to qualify as a REIT.

     AIMCO, as a REIT, is required to distribute annually to holders of Class A Common Stock at least 95% of its "REIT taxable income," which, as defined by the Code and the Treasury Regulations, is generally equivalent to net taxable ordinary income. AIMCO measures its economic profitability, and intends to pay regular dividends to its stockholders, based on earnings during the relevant period. However, the future payment of dividends by AIMCO will be at the discretion of the AIMCO Board and will depend on numerous factors, including AIMCO's financial condition, its capital requirements, the annual distribution requirements under the provisions of the Code applicable to REITs and such other factors as the AIMCO Board deems relevant.

RECENT PROPERTY ACQUISITIONS AND DISPOSITIONS

     During the year ended December 31, 1997, the Company purchased or acquired control of 59 properties consisting of 17,191 apartment units. The cash portion of the purchase price for the acquisitions was funded with proceeds from equity offerings by AIMCO (which were contributed to the AIMCO Operating Partnership in exchange for Common OP Units), borrowings under the Credit Facilities, other short-term and long-term financings, and with working capital.

     The following are descriptions of property acquisitions completed by the Company since December 31, 1997:

          Crossings at Bell. In January 1998, the Company acquired the Crossings at Bell Apartments, a 160-unit apartment community located in Amarillo, Texas for $3.2 million in cash.

          Steeplechase. In February 1998, the Company acquired the Steeplechase Apartments, a 484-unit apartment community located in Tyler, Texas. Total consideration paid of $9.9 million consisted of $3.7 million in cash and the assumption of $6.2 million in mortgage indebtedness.

          Cirque Portfolio. In March 1998, the Company acquired Casa Anita, a 224-unit apartment complex, and San Marina, a 399-unit apartment complex, in Phoenix, Arizona and three apartment complexes named Cobble Creek (301 units), Rio Cancion (379 units) and Sundown Village (330 units), in Tucson, Arizona from Cirque Properties of Salt Lake City. Total consideration paid of $62.4 million consisted of 0.7 million Common OP Units valued at $21.9 million and the assumption of $40.5 million of mortgage indebtedness.

          Arbor Station. In April 1998, the Company acquired all but 24 units of a 288-unit apartment complex in Montgomery, Alabama called Arbor Station Apartments (the remaining 24 units will be acquired over the next five years). Total consideration paid of $11.4 million was comprised of $9.9 million in cash and 38,237 Common OP Units, valued at $1.5 million.

          Heather Ridge. In April 1998, the Company purchased Heather Ridge II, a 72-unit apartment community located in Arlington, Texas. Total consideration paid of $2.0 million was comprised of $0.8 million in cash and the assumption of $1.2 million in mortgage indebtedness.

          Landmark. In May 1998, the Company purchased Landmark Apartments, a 101-unit apartment community located in Albuquerque, New Mexico. Total consideration paid of $5.2 million was comprised of $1.8 million in cash and 89,964 OP Units valued at $3.4 million.

          Citrus Grove. In June 1998, the Company purchased Citrus Grove Apartments, a 198-unit apartment community located in Redlands, California, for $7.5 million in cash.

          Villa La Paz. Also in June 1998, the Company purchased Villa La Paz Apartments, a 96-unit apartment community located in Sun City, California, for $3.8 million in cash.


          Sunset Village. In July 1998, the Company acquired Sunset Village Apartments, a 114-unit apartment community located in Oceanside, California. Total consideration paid of $7.5 million consisted of $1.8 million in cash, 1,985 Common OP Units and the assumption of $5.6 million of mortgage indebtedness.



          Sunset Citrus. Also in July 1998, the Company acquired Sunset Citrus Apartments, a 97-unit apartment community located in Vista, California. Total consideration paid of $4.4 million consisted of $0.7 million in cash, 1,110 Common OP Units and the assumption of $3.6 million of mortgage indebtedness.

          Rancho Escondido. Also in July 1998, the Company acquired Rancho Escondido Apartments, a 334-unit apartment community located in Escondido, California. Total consideration paid of $20.7 million consisted of $6.6 million in cash, 5,491 Common OP Units and the assumption of $13.8 million of mortgage indebtedness.



          Atrium. In August 1998, the Company acquired Atrium Apartments, a 210-unit apartment community located in Plantation, Florida. Total consideration paid was approximately $12.3 million, consisting of $4.5 million in cash and the assumption of $7.8 million of mortgage indebtedness.



          Colony. Also in August 1998, the Company acquired Colony Apartments, a 166-unit apartment community located in Bradenton, Florida. Total consideration paid was approximately $7.5 million, consisting of $4.1 million in cash and the assumption of $3.4 million of mortgage indebtedness.



          Fisherman's Landing. In September 1998, the Company acquired Fisherman's Landing Apartments, a 256-unit apartment community located in Hillsborough County, Florida. Total consideration paid was approximately $11.0 million, consisting of $4.9 million in cash, 10,613 Common OP Units and the assumption of $5.7 million of mortgage indebtedness.


     Property Dispositions. In October 1997, the Company sold the Meadowbrook, Ashwood, Parkside, Chimney Ridge and Cobble Creek apartment properties, which consisted of an aggregate of 916 units located in Texas and Arizona, to an unaffiliated third party. Cash proceeds from the sale of approximately $22.7 million were used to repay a portion of the Company's outstanding short-term indebtedness. The Company recognized a gain of approximately $2.8 million on the disposition of these five properties.


     In January 1998, the Company sold the Sun Valley Apartments, an apartment community containing 430 apartment units located in Salt Lake City, Utah, for $11.5 million, less selling costs of $0.3 million. The Company recognized a $3.3 million gain on the sale. Cash proceeds from the sale were used to repay a portion of the AIMCO Operating Partnership's outstanding short-term indebtedness.



     In September 1998, the Company sold the Rillito Village Apartments, an apartment community containing 272 apartment units located in Tucson, Arizona, for $6.8 million. The Company recognized a gain on the sale of approximately $75,000 and used the cash proceeds to pay down a portion of the outstanding balance on the Credit Facilities and to pay closing costs.



     Properties Subject to Letter of Intent or Contract. In the ordinary course of the Company's business, the Company is engaged in discussions and negotiations with property owners regarding the purchase of apartment properties or interests in apartment properties. The Company frequently enters into letters of intent, which may be binding or nonbinding, and contracts with respect to the purchase of real property which are subject to certain conditions which permit the Company to terminate the contract in its sole and absolute discretion if it is not satisfied with the results of its due diligence investigation of the properties under contract. The Company's management believes that such contracts essentially result in the creation of an option on the property subject to the contract and give the Company greater flexibility in seeking to acquire properties. As of September 13, 1998, the Company had under letter of intent or contract an aggregate of 56 multifamily apartment properties with a maximum aggregate purchase price of $738 million, including estimated capital improvements, which, in some cases, may be paid in the form of assumption of existing debt. All such contracts are subject to termination by the Company as described above. Due diligence with respect to these properties is generally not completed and there is no assurance that any transaction will occur or that they will occur on the terms currently contemplated.



YEAR 2000 COMPLIANCE



     The Company's management has determined that it will be necessary to modify or replace certain accounting and operational software and hardware to enable its computer systems to operate properly subsequent to December 31, 1999. As a result, management has appointed a team of internal staff to research and manage the conversion or replacement of existing systems to comply with year 2000 requirements. The team's activities are designed to ensure that there is no adverse effect on the Company's core business operations, and that transactions with tenants, suppliers and financial institutions are fully supported.



     The Company utilizes numerous accounting and reporting software packages and computer hardware to conduct its business, some of which already comply with year 2000 requirements. Management estimates that the modification or replacement of non-compliant accounting and reporting software and hardware will total approximately $0.3 million.



     The Company's management also believes that certain of the Owned Properties possess operational systems (e.g. elevators, fire alarm and extinguishment systems and security systems) which also must be modified or replaced in order to function properly in the 21st century. Management is currently engaged in the identification of all non-compliant operational systems, and has not yet determined the estimated cost of replacing or modifying such systems.


RECENT CONTRACTS

     On January 31, 1998, AIMCO entered into the CK Contribution Agreement with CK and the stockholders of CK to cause certain assets of AIMCO to be contributed to CK and to distribute all outstanding stock of CK to the stockholders of AIMCO. CK is a corporation wholly-owned by Terry Considine, AIMCO's Chairman and Chief Executive Officer, and Peter Kompaniez, AIMCO's President and Vice Chairman.

     It is AIMCO's intent to use CK as a vehicle for holding property and performing services that AIMCO is limited or prohibited from holding or providing due to AIMCO's election to be taxed as a REIT. AIMCO is finalizing which assets will be contributed to CK. Any transfer of assets or services to CK will be at market rates and approved by the independent members of the AIMCO Board, and if market rates are difficult to ascertain, there can be no assurance that the pricing will favor AIMCO. It is anticipated that the assets to be contributed to CK will be immaterial compared to total assets held by AIMCO.

     Pursuant to the CK Contribution Agreement, AIMCO will contribute certain assets of AIMCO to CK and, in return, the stock of CK will be contributed to AIMCO or a subsidiary of AIMCO. Following the contribution of CK stock, AIMCO will agree to contribute additional assets to CK with the intent of creating a stand-alone entity meeting the requirements for listing on the NYSE or NASDAQ National Market, and if AIMCO is successful in listing the CK stock on the NYSE or NASDAQ National Market, the stock of CK will be distributed to the stockholders of AIMCO. If AIMCO is unable to list the CK stock on the NYSE or NASDAQ National Market, CK will remain a direct or indirect subsidiary of AIMCO and AIMCO will pay to the former stockholders of CK an amount necessary to compensate the former CK stockholders for the value of such stock on January 31, 1998. No prediction can be made as to whether or when any spinoff to AIMCO stockholders will occur. Consummation of the transaction is subject to the approval of AIMCO's independent members of the AIMCO Board.

RECENT CREDIT AGREEMENTS


     In January 1998, the Company replaced its $100 million revolving credit facility with Bank of America with a new $50 million unsecured credit facility with Bank of America and BankBoston, N.A. (the "BOA Credit Facility"). The AIMCO Operating Partnership is the borrower under the BOA Credit Facility, and all obligations thereunder are guaranteed by AIMCO and certain of its subsidiaries. On May 5, 1998, the AIMCO Operating Partnership entered into the Amended and Restated Credit Agreement with Bank of America and the lenders from time to time party thereto and increased its borrowing capacity under the BOA Credit Facility to $155.0 million for a six-month period. At the conclusion of the six-month period, the maximum borrowing capacity returns to its original $50.0 million. The BOA Credit Facility expires on January 26, 2000, unless extended for successive one-year periods, at the discretion of the lenders. The additional borrowing capacity was used to facilitate the closing of the Ambassador Merger and will be further utilized to complete the Insignia Merger.

     In February 1998, the AIMCO Operating Partnership, as borrower, and AIMCO and certain single asset wholly-owned subsidiaries of AIMCO, as guarantors, entered into the five year, $50 million secured WMF Credit Facility with Washington Mortgage, which provides for the conversion of all or a portion of such revolving credit facility to a base loan facility. The WMF Credit Facility provides that all the rights of Washington Mortgage are assigned to FNMA, but FNMA does not assume Washington Mortgage's obligations under the WMF Credit Facility. At the Company's request, the commitment amount under the WMF Credit Facility may be increased to an amount not to exceed $250 million, subject to the consent of Washington Mortgage and FNMA in their sole and absolute discretion. See "Risk Factors -- Risks of Significant Indebtedness."

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     AIMCO may issue, from time to time, shares of one or more series or classes of Preferred Stock. The following description sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The particular terms of any series of Preferred Stock that may be issued and sold pursuant hereto, and the extent, if any, to which such general provisions may apply to the series of Preferred Stock so offered will be described in the Prospectus Supplement relating to such Preferred Stock. The following summary of certain provisions of the Preferred Stock do not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of the Charter relating to a specific series of the Preferred Stock, which will be in the form filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of Preferred Stock.


     The Charter authorizes the issuance of up to 510,750,000 shares of its capital Stock. As of August 31, 1998, 496,027,500 shares were classified as Class A Common Stock, 262,500 shares were classified as Class B Common Stock, 750,000 shares were classified as Class B Cumulative Convertible Preferred Stock, par value $.01 per share ("Class B Preferred Stock"), 2,760,000 shares were classified as Class C Cumulative Preferred Stock, par value $.01 per share ("Class C Preferred Stock"), 4,600,000 shares were classified as Class D Cumulative Preferred Stock, par value $.01 per share ("Class D Preferred Stock"), 4,050,000 shares were classified as Class G Cumulative Preferred Stock, par value $.01 per share ("Class G Preferred Stock"), and 2,300,000 shares were classified as Class H Cumulative Preferred Stock, par value $.01 per share ("Class H Preferred Stock"). Under the Charter, the AIMCO Board has the authority to classify and reclassify any of its unissued capital Stock into shares of Preferred Stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital Stock including, but not limited to, ownership restrictions consistent with the Ownership Limit with respect to each series or class of capital Stock, and the number of shares constituting each series or class, and to increase or decrease the number of shares of any such series or class, to the extent permitted by the Maryland General Corporation Law (the "MGCL").


     The AIMCO Board shall be authorized to determine for each series of Preferred Stock, and the Prospectus Supplement shall set forth with respect to each series that may be issued and sold pursuant hereto: (i) the designation of such shares and the number of shares that constitute such series, (ii) the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of capital stock of AIMCO, (iii) the dividend periods (or the method of calculation thereof), (iv) the voting rights of the shares, (v) the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of AIMCO and any other rights of the shares of such series upon any liquidation or winding-up of AIMCO, (vi) whether or not and on what terms the shares of such series will be subject to redemption or repurchase at the option of AIMCO, (vii) whether and on what terms the shares of such series will be convertible into or exchangeable for other debt or equity securities of AIMCO, (viii) whether the shares of such series of Preferred Stock will be listed on a securities exchange, (ix) any special United States federal income tax considerations applicable to such series, and (x) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series not inconsistent with the Charter and the MGCL.

DIVIDENDS

     Holders of shares of Preferred Stock, shall be entitled to receive, when and as declared by the AIMCO Board, out of funds of AIMCO legally available therefor, an annual cash dividend payable at such dates and at such rates, if any, per share per annum as set forth in the applicable Prospectus Supplement.


     Each series of Preferred Stock that may be issued and sold pursuant hereto, will rank junior as to dividends to any Preferred Stock that may be issued in the future that is expressly senior as to dividends to the Preferred Stock. If at any time AIMCO has failed to pay accrued dividends on any such senior shares at the time such dividends are payable, AIMCO may not pay any dividend on the Preferred Stock or redeem or otherwise repurchase shares of Preferred Stock until such accumulated but unpaid dividends on such senior shares have been paid or set aside for payment in full by AIMCO.



     No dividends (other than in Class A Common Stock or Class B Common Stock (collectively, the "Common Stock") or other capital Stock ranking junior to the Preferred Stock of any series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of AIMCO ranking junior to or on a parity with the Preferred Stock of such series as to dividends, nor shall any Common Stock or any other capital stock of AIMCO ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by AIMCO (except by conversion into or exchange for other capital stock of AIMCO ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) unless
(i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period and
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period; provided, however, that any monies theretofore deposited in any sinking fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Preferred Stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any such junior or parity preferred stock or Common Stock may be converted into or exchanged for stock of AIMCO ranking junior to the Preferred Stock as to dividends.


     The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

CONVERTIBILITY


     The applicable Prospectus Supplement for each series of Preferred Stock that may be issued and sold pursuant hereto will set forth the terms and conditions of such series of Preferred Stock with respect to whether such series of Preferred Stock will be convertible into, or exchangeable for, other securities or property, including the initial conversion or exchange rate and any adjustments thereto, the conversion or exchange period and any other conversion or exchange provisions.


REDEMPTION AND SINKING FUND


     The applicable Prospectus Supplement for each series of Preferred Stock that may be issued and sold pursuant hereto will set forth the terms and conditions of such series of Preferred Stock with respect to redemption rights and the benefit of any sinking fund, including the dates and redemption prices of any such redemption, any conditions thereto, and any other redemption or sinking fund provisions.


LIQUIDATION RIGHTS


     In the event of any liquidation, dissolution or winding up of AIMCO, the holders of shares of each series of Preferred Stock that may be issued and sold pursuant hereto are entitled to receive out of assets of AIMCO available for distribution to stockholders, before any distribution of assets is made to holders of: (i) any other shares of Preferred Stock ranking junior to such series of Preferred Stock as to rights upon liquidation, dissolution or winding up; and (ii) shares of Common Stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable Prospectus Supplement for such series of Preferred Stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of Preferred Stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of AIMCO's capital stock ranking senior to such series of the Preferred Stock as to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of AIMCO, the amounts payable with respect to the Preferred Stock, and any other Preferred Stock ranking as to any such distribution on a parity with the Preferred Stock are not paid in full, the holders of the Preferred Stock and such other parity preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by AIMCO. Neither a consolidation or merger of AIMCO with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up of AIMCO.


VOTING RIGHTS


     Holders of Preferred Stock that may be issued and sold pursuant hereto will have the voting rights required by law and the voting rights described below. Whenever dividends on any applicable series of Preferred Stock or any other class or series of stock ranking on a parity with the applicable series of Preferred Stock with respect to the payment of dividends shall be in arrears for the equivalent of six quarterly dividend periods, whether or not consecutive, the holders of shares of such series of Preferred Stock (voting separately as a class with all other series of Preferred Stock then entitled to such voting rights) will be entitled to vote for the election of two of the authorized number of directors of AIMCO at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of Preferred Stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such Preferred Stock shall terminate immediately upon the termination of the right of the holders of such Preferred Stock to vote for directors. Holders of shares of Preferred Stock that may be issued and sold pursuant hereto will have one vote for each share held.


     So long as any shares of any series of Preferred Stock remain outstanding, AIMCO shall not, without the consent of holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, voting separately as a class with all other series of Preferred Stock of AIMCO upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Charter relating to such series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of such series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Common Stock or authorized Preferred Stock or any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock ranking on a parity with or junior to Preferred Stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

MISCELLANEOUS


     The holders of Preferred Stock will have no preemptive rights. The Preferred Stock that may be issued and sold pursuant hereto, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of Preferred Stock redeemed or otherwise reacquired by AIMCO shall resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and shall be available for subsequent issuance. The applicable Prospectus Supplement will set forth the restrictions, if any, on repurchase or redemption of the Preferred Stock while there is any arrearage on sinking fund installments. Payment of dividends on, and the redemption or repurchase of, any series of Preferred Stock may be restricted by loan agreements, indentures and other agreements entered into by AIMCO. The applicable Prospectus Supplement will describe any material contractual restrictions on such dividend payments.



OTHER RIGHTS



     The shares of a series of Preferred Stock that may be issued and sold pursuant hereto will have the preferences, voting powers or relative, participating, optional or other special rights set forth above or in the applicable Prospectus Supplement or the Charter or as otherwise required by law.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for each series of Preferred Stock that may be issued and sold pursuant hereto will be designated in the applicable Prospectus Supplement.

CLASS B PREFERRED STOCK


     On August 4, 1997, AIMCO issued 750,000 shares of its Class B Preferred Stock, to an institutional investor (the "Preferred Share Investor") in a private transaction. The Class B Preferred Stock (a) ranks prior to the Common Stock and will rank prior to the Class E Preferred Stock, if any, to be issued in the Insignia Merger, with respect to dividends, liquidation, dissolution, and winding-up, and has an aggregate liquidation value of $75 million and (b) ranks on parity with the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, and the Class H Preferred Stock. Holders of the Class B Preferred Stock are entitled to receive, when, as and if declared by the AIMCO Board, quarterly cash dividends per share equal to the greater of (i) $1.78125 (the "Base Rate") and (ii) the cash dividends declared on the number of shares of Class A Common Stock into which one share of Class B Preferred Stock is convertible. On or after August 4, 1998, each share of Class B Preferred Stock may be converted at the option of the holder into 3.28407 shares of Class A Common Stock, subject to certain anti-dilution adjustments. AIMCO may redeem any or all of the Class B Preferred Stock on or after August 4, 2002, at a redemption price of $100 per share, plus unpaid dividends accrued on the shares redeemed.



     Holders of Class B Preferred Stock, voting as a class with the holders of all AIMCO capital stock that ranks on a parity with the Class B Preferred Stock with respect to the payment of dividends or upon liquidation, dissolution, winding up or otherwise ("Class B Parity Stock"), will be entitled to elect (i) two directors of AIMCO if six quarterly dividends (regardless of whether consecutive) on the Class B Preferred Stock or any Class B Parity Stock are in arrears, and (ii) one director of AIMCO if for two consecutive quarterly dividend periods AIMCO fails to pay at least $0.4625 in dividends on the Class A Common Stock. The affirmative vote of the holders of two-thirds of the outstanding shares of Class B Preferred Stock will be required to amend the Charter in any manner that would adversely affect the rights of the holders of Class B Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class B Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise. If the IRS were to make a final determination that AIMCO does not qualify as a REIT in accordance with Sections 856 through 860 of the Code, the Base Rate for the quarterly cash dividends on the Class B Preferred Stock would increase to $3.03125 per share.


     The agreement pursuant to which AIMCO issued the Class B Preferred Stock (the "Preferred Share Purchase Agreement") provides that the Preferred Share Investor may require AIMCO to repurchase such investor's Class B Preferred Stock in whole or in part at a price of 105% of the liquidation preference thereof, plus accrued and unpaid dividends on the purchased shares, if (i) AIMCO shall fail to continue to be taxed as a REIT pursuant to Sections 856 through 860 of the Code, or (ii) upon the occurrence of a change of control (as defined in the Preferred Share Purchase Agreement). The Preferred Share Purchase Agreement also provides that, so long as the Preferred Share Investor owns Class B Preferred Stock with an aggregate liquidation preference of at least $18.75 million, neither AIMCO, the AIMCO Operating Partnership nor any subsidiary of AIMCO may issue preferred securities or incur indebtedness for borrowed money if immediately following such issuance and after giving effect thereto and the application of the net proceeds therefrom, AIMCO's ratio of aggregate consolidated earnings before interest, taxes, depreciation and amortization to aggregate consolidated fixed charges for the four fiscal quarters immediately preceding such issuance would be less than 1.5 to 1.

     Subject to certain exceptions specified in the provisions of the Charter establishing the terms of the Class B Preferred Stock, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, shares of Class B Preferred Stock with a value in excess of the excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class B Preferred Stock that are owned by such holder (the "Class B Preferred Ownership Limit"). The AIMCO Board may waive such ownership limit if evidence satisfactory to the AIMCO Board and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO Board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class B Preferred Stock in excess of the Class B Preferred Ownership Limit, or shares of Class B Preferred Stock which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Class B Preferred Stock transferred in excess of the Class B Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class B Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of
(a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that AIMCO determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class B Preferred Stock bear a legend referring to the restrictions described above.

CLASS C PREFERRED STOCK


     On December 23, 1997, AIMCO issued 2,400,000 shares of its 9% Class C Preferred Stock, in an underwritten public offering, for net proceeds of approximately $57.9 million. The Class C Preferred Stock (a) ranks prior to the Common Stock and will rank prior to the Class E Preferred Stock, if any, to be issued in the Insignia Merger, and any other class or series of capital stock of AIMCO if the holders of the Class C Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class C Junior Stock"), (b) ranks on parity with the Class B Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock and the Class H Preferred Stock, and with any other class or series of capital stock of

AIMCO if the holders of such class of stock or series and the Class C Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class C Parity Stock") and
(c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class C Preferred Stock ("Class C Senior Stock").

     Holders of Class C Preferred Stock are entitled to receive cash dividends at the rate of 9% per annum of the $25 liquidation preference (equivalent to $2.25 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class C Junior Stock, the holders of Class C Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class C Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class C Parity Stock, then such proceeds shall be distributed among the holders of Class C Preferred Stock and any such other Class C Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class C Preferred Stock and any such other Class C Parity Stock if all amounts payable thereon were paid in full.

     On and after December 23, 2002, AIMCO may redeem shares of Class C Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class C Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class C Preferred Stock has no stated maturity and will not be subject to any sinking find or mandatory redemption provisions.


     Holders of shares of Class C Preferred Stock have no voting rights, except that if distributions on Class C Preferred Stock or any series or class of Class C Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of Class C Preferred Stock (voting together as a single class with all other shares of Class C Parity Stock which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class C Preferred Stock called for such purpose. The affirmative vote of the holders of two thirds of the outstanding shares of Class C Preferred Stock will be required to amend the Charter in any manner that would adversely affect the rights of the holders of Class C Preferred Stock, and to approve the issuance of any capital Stock that ranks senior to the Class C Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.


     Subject to certain exceptions specified in the provisions of the Charter establishing the terms of the Class C Preferred Stock, no holder may own shares of Class C Preferred Stock with a value in excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class C Preferred Stock that are owned by such holder (the "Class C Preferred Ownership Limit"). The AIMCO Board may waive such ownership limit if evidence satisfactory to the AIMCO Board and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO Board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class C Preferred Stock in excess of the Class C Preferred Ownership Limit, or shares of Class C Preferred Stock which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Class C Preferred Stock transferred in excess of the Class C Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class C Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of
(a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that AIMCO determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class C Preferred Stock bear a legend referring to the restrictions described above.

CLASS D PREFERRED STOCK


     On February 19, 1998, AIMCO issued 4,200,000 shares of its 8 3/4% Class D Preferred Stock, in an underwritten public offering, for net proceeds of approximately $101.5 million. The Class D Preferred Stock (a) ranks prior to the Common Stock and will rank prior to the Class E Preferred Stock, if any, to be issued in the Insignia Merger, and any other class or series of capital stock of AIMCO if the holders of the Class D Preferred Stock are to be entitled to the receipt of dividends of or amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class D Junior Stock"), (b) ranks on parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class G Preferred Stock and the Class H Preferred Stock, and with any other class or series of capital stock of AIMCO if the holders of such class of stock or series and the Class D Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class D Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class D Preferred Stock ("Class D Senior Stock").


     Holders of Class D Preferred Stock are entitled to receive cash dividends at the rate of 8 3/4% per annum of the $25 liquidation preference (equivalent to $2.1875 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class D Junior Stock, the holders of Class D Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class D Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class D Parity Stock, then such proceeds shall be distributed among the holders of Class D Preferred Stock and any such other Class D Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class D Preferred Stock and any such other Class D Parity Stock if all amounts payable thereon were paid in full.

     On and after February 19, 2003, AIMCO may redeem shares of Class D Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class D Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class D Preferred Stock have no voting rights, except that if distributions on Class D Preferred Stock or any series or class of Class D Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of Class D Preferred Stock (voting together as a single class with all other shares of Class D Parity Stock which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class D Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class D Preferred Stock will be required to amend the Charter in any manner that would adversely affect the rights of the holders of Class D Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class D Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Subject to certain exceptions specified in the provisions of the Charter establishing the terms of the Class D Preferred Stock, no holder may own shares of Class D Preferred Stock with a value in excess of the excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class D Preferred Stock that are owned by such holder (the "Class D Preferred Ownership Limit"). The AIMCO Board may waive such ownership limit if evidence satisfactory to the AIMCO Board and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, AIMCO Board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class D Preferred Stock in excess of the Class D Preferred Ownership Limit, or shares of Class D Preferred Stock which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Class D Preferred Stock transferred in excess of the Class D Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class D Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of
(a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that AIMCO determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class D Preferred Stock bear a legend referring to the restrictions described above.

CLASS E PREFERRED STOCK


     Upon consummation of the Insignia Merger, AIMCO will issue to Insignia stockholders, in the aggregate, a number of shares of Class E Preferred Stock, par value $.01 per share ("Class E Preferred Stock"), approximately equal to $303 million divided by the AIMCO Index Price, less the Aggregate Cash Amount, if any. The AIMCO Index Price is not intended to and will not necessarily represent the fair market value of the AIMCO Class E Preferred Stock. The Class E Preferred Stock (a) ranks prior to Common Stock, and any other class or series of capital stock of AIMCO if holders of the Class E Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class E Junior Stock"), (b) ranks on a parity with any class or series of capital stock of AIMCO if the holders of such class or series of stock and the Class E Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class E Parity Stock") and (c) ranks junior to the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and any other class or series of capital stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class E Preferred Stock ("Class E Senior Stock").


     On any date (each, a "Dividend Payment Date") on which cash dividends are paid on the Class A Common Stock prior to the Class E Conversion Date (as defined below), holders of Class E Preferred Stock are entitled to receive cash dividends payable in an amount per share of Class E Preferred Stock equal to the per share dividend payable on Class A Common Stock on such Dividend Payment Date. Such dividends shall be cumulative from the date of original issue, and shall be payable quarterly in arrears on the Dividend Payment Dates, commencing on the first Dividend Payment Date after the date of original issue. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class E Junior Stock, the holders of Class E Preferred Stock shall be entitled to receive a liquidation preference of $1 per share plus the Special Dividend if such dividend is unpaid on the date of the final distribution to such holders (collectively, the "Class E Liquidation Preference"), and thereafter each share of Class E Preferred Stock shall have the same rights with respect to assets of AIMCO as one share of Class A Common Stock.

     On or after the twentieth anniversary of the Effective Time, AIMCO may redeem shares of Class E Preferred Stock, in whole or in part, at a cash redemption price equal to the sum of (i) the greater of (A) the Current Market Price (as defined below) of the Class A Common Stock on the date specified for redemption by AIMCO in a notice sent to holders of Class E Preferred Stock (the "Class E Call Date") or (B) the AIMCO Index Price, but determined without giving effect to the limitation of $38.00 per share, plus (ii) all accrued and unpaid dividends to the Call Date. The Class E Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     "Current Market Price" per share of Class A Common Stock on any date means the average of the daily market prices of a share of Class A Common Stock for the five consecutive trading days preceding such date. The market price for each such day shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Class A Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the AIMCO Board.

     Holders of shares of Class E Preferred Stock shall be entitled to one-half ( 1/2) of one vote with respect to all matters in which holders of Class A Common Stock shall be entitled to vote thereon. In addition, if any portion of the Special Dividend has yet to be declared and paid to the holders of Class E Preferred Stock on January 15, 1999, or if distributions on Class E Preferred Stock or any series or class of Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of Class E Preferred Stock (voting together as a single class with all other shares of Class E Parity Stock which are entitled to similar voting rights) will be entitled to vote for the election of such additional directors. Such right shall continue until full cumulative dividends for all past dividend periods on all shares of Preferred Stock, including any shares of Class E Preferred Stock, have been paid or declared and set apart for payment.

     On any date which the Special Dividend, or any portion thereof, is paid (which may be declared by the AIMCO Board in its sole discretion), the holders of Class E Preferred Stock shall be entitled to receive an amount per share of Class E Preferred Stock equal to the Special Dividend divided by the Series E Conversion Ratio (as defined in the Insignia Merger Agreement). After January 15, 1999, if any portion of the Special Dividend or any other dividend has yet to be declared and paid to the holders of Class E Preferred Stock, no dividends shall be declared or paid or set apart for payment by AIMCO on any other class or series of AIMCO capital stock.

     On the close of business on the day on which the Special Dividend (or any remaining unpaid portion thereof) is paid to the holders of the Class E Preferred Stock, each share of Class E Preferred Stock will be automatically converted into one share of Class A Common Stock without any action on the part of AIMCO or the holder of such share (the "Class E Conversion Date"). If AIMCO at any time following the Effective Time pays a dividend or makes a distribution, subdivides, combines, reclassifies, issues rights, options or warrants or makes any other distribution in securities in relation to its outstanding Class A Common Stock, then AIMCO will contemporaneously do the same with respect to the Class E Preferred Stock.


CLASS G PREFERRED STOCK



     On July 15, 1998, AIMCO issued 4,050,000 shares of its Class G Preferred Stock, in an underwritten public offering for net proceeds of approximately $98.0 million. The Class G Preferred Stock (a) ranks prior to the Common Stock and will rank prior to the Class E Preferred Stock, if any, to be issued in the Insignia Merger, and any other class or series of capital Stock of AIMCO, if the holders of the Class G Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class G Junior Stock"), (b) ranks on parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock and the Class H Preferred Stock and with any other class or series of capital Stock of AIMCO, if the holders of such class of Stock or series and the Class G Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class G Parity Stock") and (c) ranks junior to any class or series of capital Stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class G Preferred Stock ("Class G Senior Stock").


     Holders of Class G Preferred Stock are entitled to receive cash dividends at the rate of 9 3/8% per annum of the $25 liquidation preference (equivalent to $2.34375 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing October 15, 1998. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class G Junior Stock, the holders of Class G Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class G Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class G Parity Stock, then such proceeds shall be distributed among the holders of Class G Preferred Stock and any such other Class G Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class G Preferred Stock and any such other Class G Parity Stock if all amounts payable thereon were paid in full.

     On and after July 15, 2008, AIMCO may redeem shares of Class G Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class G Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class G Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class G Preferred Stock have no voting rights, except that if distributions on Class G Preferred Stock or any series or class of Class G Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of Class G Preferred Stock (voting together as a single class with all other shares of Class G Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class G Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class G Preferred Stock will be required to amend the Charter in any manner that would adversely affect the rights of the holders of Class G Preferred Stock, and to approve the issuance of any capital Stock that ranks senior to the Class G Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.



     Subject to certain exceptions specified in the provisions of the Charter establishing the terms of the Class G Preferred Stock, no holder may own shares of Class G Preferred Stock with a value in excess of the excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital Stock of AIMCO over (ii) the aggregate value of all shares of capital Stock of AIMCO other than Class G Preferred Stock that are owned by such holder (the "Class G Preferred Ownership Limit"). The AIMCO Board may waive such ownership limit if evidence satisfactory to the AIMCO Board and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO Board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class G Preferred Stock in excess of the Class G Preferred Ownership Limit, or shares of Class G Preferred Stock which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Stock. Shares of Class G Preferred Stock transferred in excess of the Class G Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class G Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of
(a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Stock on the date that AIMCO determines to purchase the Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class G Preferred Stock bear a legend referring to the restrictions described above.



CLASS H PREFERRED STOCK



     On August 11, 1998, AIMCO issued 2,000,000 shares of its Class H Preferred Stock, in an underwritten public offering for net proceeds of approximately $48.1 million. The Class H Preferred Stock (a) ranks prior to the Common Stock and will rank prior to the Class E Preferred Stock, if any, to be issued in the Insignia Merger, and any other class or series of capital Stock of AIMCO if the holders of the Class H Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class H Junior Stock"), (b) ranks on parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred

Stock and the Class G Preferred Stock, and with any other class or series of capital Stock of AIMCO, if the holders of such class of Stock or series and the Class G Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class H Parity Stock") and (c) ranks junior to any class or series of capital Stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class H Preferred Stock ("Class H Senior Stock").



     Holders of Class H Preferred Stock are entitled to receive cash dividends at the rate of 9 1/2% per annum of the $25 liquidation preference (equivalent to $2.375 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing October 15, 1998. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class H Junior Stock, the holders of Class H Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class H Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class H Parity Stock, then such proceeds shall be distributed among the holders of Class H Preferred Stock and any such other Class H Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class H Preferred Stock and any such other Class H Parity Stock if all amounts payable thereon were paid in full.



     On and after August 14, 2003, AIMCO may redeem shares of Class H Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class H Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class H Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.



     Holders of shares of Class H Preferred Stock have no voting rights, except that if distributions on Class H Preferred Stock or any series or class of Class H Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of Class H Preferred Stock (voting together as a single class with all other shares of Class H Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class H Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class H Preferred Stock will be required to amend the Charter in any manner that would adversely affect the rights of the holders of Class H Preferred Stock, and to approve the issuance of any capital Stock that ranks senior to the Class H Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.



     Subject to certain exceptions specified in the provisions of the Charter establishing the terms of the Class H Preferred Stock, no holder may own shares of Class H Preferred Stock with a value in excess of the excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital Stock of AIMCO over (ii) the aggregate value of all shares of capital Stock of AIMCO other than Class H Preferred Stock that are owned by such holder (the "Class H Preferred Ownership Limit"). The AIMCO Board may waive such ownership limit if evidence satisfactory to the AIMCO Board and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO Board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class H Preferred Stock in excess of the Class H Preferred Ownership Limit, or shares of Class H Preferred Stock which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Stock. Shares of Class H Preferred Stock transferred in excess of the Class H Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class H Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Stock on the date that AIMCO determines to purchase the Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class H Preferred Stock bear a legend referring to the restrictions described above.


                          DESCRIPTION OF COMMON STOCK

GENERAL


     The Charter authorizes the issuance of up to 510,750,000 shares of capital Stock with a par value of $.01 per share, of which 496,027,500 shares were classified as Class A Common Stock and 262,500 shares were classified as Class B Common Stock as of August 31, 1998. As of August 31, 1998, there were 48,106,837 shares of Class A Common Stock issued and outstanding. In addition, up to 150,000 shares of Class A Common Stock have been reserved for issuance under AIMCO's 1994 Stock Option Plan, up to 500,000 shares of Class A Common Stock have been reserved for issuance under AIMCO's 1996 Stock Award and Incentive Plan, and up to 500,000 shares of Class A Common Stock have been reserved for issuance under AIMCO's Non-Qualified Stock Option Plan. Under AIMCO's 1997 Stock Award and Incentive Plan, AIMCO may issue up to 10% of the shares of Class A Common Stock outstanding as of the first day of the fiscal year during which any award is made, but in no event more than 20,000,000 shares of Class A Common Stock. The Class A Common Stock is traded on the NYSE under the symbol "AIV." BankBoston, N.A. serves as transfer agent and registrar of the Class A Common Stock. The Charter authorizes 750,000 shares of Class B Preferred Stock, all of which are issued and outstanding, 2,760,000 shares of Class C Preferred Stock, of which 2,400,000 shares are issued and outstanding, 4,600,000 shares of Class D Preferred Stock, of which 4,200,000 shares are issued and outstanding, 4,050,000 shares of Class G Preferred Stock, of all of which shares are issued and outstanding, and 2,300,000 shares of Class H Preferred Stock, of which 2,000,000 shares are issued and outstanding. In addition, the Charter authorizes 262,500 shares of Class B Common Stock, which number is subject to reduction by the number of shares of Class B Common Stock that have been converted into shares of Class A Common Stock. As of August 31, 1998, 162,500 shares of Class B Common Stock were issued and outstanding. See "-- Class B Common Stock."


CLASS A COMMON STOCK

     Holders of the Class A Common Stock are entitled to receive dividends, when and as declared by the AIMCO Board, out of funds legally available therefor. The holders of shares of Class A Common Stock, upon any liquidation, dissolution or winding up of AIMCO, are entitled to receive ratably any assets remaining after payment in full of all liabilities of AIMCO and the liquidation preferences of preferred stock. The shares of Class A Common Stock possess ordinary voting rights for the election of Directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of shares of Class A Common Stock do not have cumulative voting rights in the election of Directors, which means that holders of more than

50% of the shares of Class A Common Stock voting for the election of Directors can elect all of the Directors if they choose to do so and the holders of the remaining shares cannot elect any Directors. Holders of shares of Class A Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of Class A Common Stock that may be issued by AIMCO at a subsequent date.

RESTRICTIONS ON TRANSFER


     For AIMCO to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because the AIMCO Board believes that it is essential for AIMCO to continue to qualify as a REIT and to provide additional protection for AIMCO's stockholders in the event of certain transactions, the AIMCO Board has adopted, and the stockholders have approved, provisions of the Charter restricting the acquisition of shares of Common Stock.



     Subject to certain exceptions specified in the Charter, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, more than 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the outstanding shares of Common Stock. For purposes of calculating the amount of stock owned by a given individual, the individual's Common Stock and Common OP Units are aggregated. The AIMCO Board may waive the Ownership Limit if evidence satisfactory to the AIMCO Board and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. However, in no event may such holder's direct or indirect ownership of Common Stock exceed 9.8% of the total outstanding shares of Common Stock. As a condition of such waiver, the AIMCO Board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. The foregoing restrictions on transferability and ownership will not apply if the AIMCO Board determines that it is no longer in the best interests of AIMCO to attempt to qualify, or to continue to quality as a REIT and a resolution terminating AIMCO's status as a REIT and amending the Charter to remove the foregoing restrictions is duly adopted by the AIMCO Board and a majority of AIMCO's stockholders. If shares of Common Stock in excess of the Ownership Limit, or shares of Common Stock which would cause the REIT to be beneficially owned by fewer than 100 persons, or which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Common Stock transferred in excess of the Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that AIMCO determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code and Rule 13d-3 under the Exchange Act, more than a specified percentage of the outstanding shares of Common Stock must file a written statement or an affidavit with AIMCO containing the information specified in the Charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to AIMCO in writing such information with respect to the direct, indirect and constructive ownership of shares as the AIMCO Board deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     The ownership limitations may have the effect of precluding acquisition of control of AIMCO by a third party unless the AIMCO Board determines that maintenance of REIT status is no longer in the best interests of AIMCO.

CLASS B COMMON STOCK

     In connection with the initial formation of AIMCO, Terry Considine, Peter Kompaniez, Steven Ira and Robert P. Lacy (a former officer of AIMCO) acquired an aggregate of 650,000 shares of Class B Common Stock. The Charter, which initially authorized 750,000 shares of Class B Common Stock, was amended in June 1998 to authorize 262,500 shares of Class B Common Stock, of which 162,500 shares are issued and outstanding. The Class B Common Stock does not have voting or dividend rights and, unless converted into Class A Common Stock, as described below, is subject to repurchase by AIMCO as described below. As of December 31 of each of the years 1994 through 1998 (each, a "Year-End Testing Date"), a number of the shares of Class B Common Stock outstanding as of such date (the "Eligible Class B Shares") become eligible for automatic conversion (subject to the Ownership Limit) into an equal number of shares of Class A Common Stock (subject to adjustment upon the occurrence of certain events in respect of the Class A Common Stock, including stock dividends, subdivisions, combinations and reclassifications). Once Class B Common Stock has been converted into Class A Common Stock, holders of such shares of converted Class A Common Stock will have voting and dividend rights of Class A Common Stock generally. Once converted or forfeited, the Class B Common Stock may not be reissued by AIMCO.

     The Eligible Class B Shares convert to Class A Common Stock if (i) AIMCO's Funds from Operations Per Share (as defined below) reaches certain annual and cumulative growth targets and (ii) the average market price for a share of Class A Common Stock for a 90 calendar day period beginning on any day on or after the October 1 immediately preceding the relevant Year-End Testing Date equals or exceeds a specified target price. "Funds from Operations Per Share" or "FFO Per Share" means, for any period, (i) net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, less any preferred stock dividend payments, divided by (ii) the sum of (a) the number of shares of the Class A Common Stock outstanding on the last day of such period (excluding any shares of the Class A Common Stock into which shares of the Class B Common Stock shall have been converted as a result of the conversion of shares of the Class B Common Stock on the last day of such period) and (b) the number of shares of the Class A Common Stock issuable to acquire units of limited partnership that (x) may be tendered for redemption in any limited partnership in which AIMCO serves as general partner and (y) are outstanding on the last day of such period.

     Set forth below for each of the remaining Year-End Testing Dates is (i) the number of shares of Class B Common Stock that become Eligible Class B Shares as of such date, (ii) the annual FFO Per Share growth target (as a percentage increase in FFO Per Share from the prior year), (iii) the cumulative FFO Per Share growth target (in FFO Per Share) and (iv) the average market price target:

                                                      ANNUAL FFO                    AVERAGE
                                          ELIGIBLE    PER SHARE    CUMULATIVE FFO   MARKET
                                           CLASS B      GROWTH       PER SHARE       PRICE
         YEAR-END TESTING DATE            SHARES(1)     TARGET     GROWTH TARGET    TARGET
         ---------------------            ---------   ----------   --------------   -------
December 31, 1998.......................   162,500       8.5%          $2.760       $26.373

---------------

(1) Assumes that only the shares of Class B Common Stock outstanding as of December 31, 1997 remain outstanding until converted into shares of Class A Common Stock.

     If the annual growth target is not met for a particular Year-End Testing Date, the Eligible Class B Shares for that date may be converted as of a subsequent Year-End Testing Date if all of the targets are met for that subsequent Year-End Testing Date. Any Class B Common Stock that has not been converted into Class A Common Stock following December 31, 1998 will be subject to repurchase by AIMCO at a price of $0.10 per share. Class B Common Stock is also subject to automatic conversion upon the occurrence of certain events, including a change of control (as defined in the Charter). The AIMCO Board may increase the number of shares which are eligible for conversion as of any Year-End Testing Date and may, under certain circumstances, accelerate the conversion of outstanding Class B Common Stock at such time and in such amount as it may determine appropriate.


     All of the 65,000 shares of Class B Common Stock eligible for conversion as of the December 31, 1994 Year-End Testing Date, all of the 130,000 shares of Class B Common Stock eligible for conversion as of the December 31, 1995 Year-End Testing Date, all of the 130,000 shares of Class B Common Stock eligible for conversion as of December 31, 1996 and all of the 162,500 shares of Class B Common Stock eligible for conversion as of December 31, 1997, have been converted into shares of Class A Common Stock. As of December 31, 1997, the outstanding Class B Common Stock was held as follows: 93,428 shares by Mr. Considine, 41,438 shares by Mr. Kompaniez, 13,821 shares by Mr. Ira and 13,813 shares by Mr. Lacy.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation, voting together as a single voting group, and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder or an affiliate of the Interested Stockholder with whom the business combination is to be effected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. For purposes of determining whether a person is an Interested Stockholder, ownership of Common OP Units will be treated as beneficial ownership of the shares of Common Stock for which the Common OP Units may be redeemed. The business combination statute could have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offer. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The AIMCO Board has not passed such a resolution.

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or
(iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

     A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the corporation's board of directors to call a special meeting of stockholders, to be held within 50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the corporation's articles of incorporation or bylaws prior to the control share acquisition. No such exemption appears in the Charter or in AIMCO's bylaws (the "Bylaws"). The control share acquisition statute could have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offer.

                            DESCRIPTION OF OP UNITS

     The following description sets forth certain general terms and provisions of the OP Units and the AIMCO Operating Partnership Agreement. The AIMCO Operating Partnership Agreement is included as Appendix B-1 hereto, and this description is qualified in its entirety by the terms thereof.

GENERAL

     The AIMCO Operating Partnership is a limited partnership organized pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, or any successor to such statute, the "Delaware LP Act") and upon the terms and subject to the conditions set forth in the AIMCO Operating Partnership Agreement. AIMCO GP, a Delaware corporation and a wholly owned subsidiary of AIMCO, is the sole general partner of the AIMCO Operating Partnership. Another wholly owned subsidiary of AIMCO, the Special Limited Partner, is a limited partner in the AIMCO Operating Partnership. The term of the AIMCO Operating Partnership commenced on May 16, 1994, and will continue until December 31, 2093, unless the AIMCO Operating Partnership is dissolved sooner pursuant to the provisions of the AIMCO Operating Partnership Agreement or as otherwise provided by law.

PURPOSE AND BUSINESS

     The purpose and nature of the AIMCO Operating Partnership is to conduct any business, enterprise or activity permitted by or under the Delaware LP Act, including, but not limited to, (i) to conduct the business of ownership, construction, development and operation of multifamily rental apartment communities, (ii) to enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the Delaware LP Act, or to own interests in any entity engaged in any business permitted by or under the Delaware LP Act,
(iii) to conduct the business of providing property and asset management and brokerage services, whether directly or through one or more partnerships, joint ventures, subsidiaries, business trusts, limited liability companies or other similar arrangements, and (iv) to do anything necessary or incidental to the foregoing; provided, however, such business and arrangements and interests may be limited to and conducted in such a manner as to permit AIMCO, in the sole and absolute discretion of the AIMCO GP, at all times to be classified as a REIT.

MANAGEMENT BY THE AIMCO GP


     Except as otherwise expressly provided in the AIMCO Operating Partnership Agreement, all management powers over the business and affairs of the AIMCO Operating Partnership are exclusively vested in the AIMCO GP. None of the limited partners of the AIMCO Operating Partnership or any other person to whom one or more OP Units have been transferred (each, an "Assignee") will take part in the operations, management or control (within the meaning of the Delaware LP
Act) of the AIMCO Operating Partnership's business, transact any business in the AIMCO Operating Partnership's name or have the power to sign documents for or otherwise bind the AIMCO Operating Partnership. The AIMCO GP may not be removed by the OP Unitholders with or without cause, except with the consent of the AIMCO GP. In addition to the powers granted a general partner of a limited partnership under applicable law or that are granted to the AIMCO GP under any other provision of the AIMCO Operating Partnership Agreement, the AIMCO GP, subject to the other provisions of the AIMCO Operating Partnership Agreement, has full power and authority to do all things deemed necessary or desirable by it to conduct the business of the AIMCO Operating Partnership, to exercise all powers of the AIMCO Operating Partnership and to effectuate the purposes of the AIMCO Operating Partnership. The AIMCO Operating Partnership may incur debt or enter into other similar credit, guarantee, financing or refinancing arrangements for any purpose (including, without limitation, in connection with any acquisition of properties) upon such terms as the AIMCO GP determines to be appropriate. The AIMCO GP is authorized to execute, deliver and perform certain agreements and transactions on behalf of the AIMCO Operating Partnership without any further act, approval or vote of the OP Unitholders.



     Restrictions on AIMCO GP's Authority. The AIMCO GP may not take any action in contravention of the AIMCO Operating Partnership Agreement. The AIMCO GP may not, without the prior consent of the OP Unitholders, undertake, on behalf of the AIMCO Operating Partnership, any of the following actions or enter into any transaction that would have the effect of such transactions: (i) except as provided in the AIMCO Operating Partnership Agreement, amend, modify or terminate the AIMCO Operating Partnership Agreement other than to reflect the admission, substitution, termination or withdrawal of OP Unitholders; (ii) make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the AIMCO Operating Partnership; (iii) institute any proceeding for bankruptcy on behalf of the AIMCO Operating Partnership; or (iv) subject to certain exceptions, approve or acquiesce to the transfer of the AIMCO Operating Partnership interest of the AIMCO GP, or admit into the AIMCO Operating Partnership any additional or successor general partners of the AIMCO Operating Partnership.



     Issuance of Additional OP Limited Partnership Interests. The AIMCO GP is authorized to admit additional limited partners to the AIMCO Operating Partnership from time to time, on terms and conditions and for such capital contributions as may be established by the AIMCO GP in its reasonable discretion. The net capital contribution need not be equal for all OP Unitholders. No action or consent by the OP Unitholders is required in connection with the admission of any additional OP Unitholder. The AIMCO GP is expressly authorized to cause the AIMCO Operating Partnership to issue additional interests (i) upon the conversion, redemption or exchange of any debt, OP Units or other securities issued by the AIMCO Operating Partnership,
(ii) for less than fair market value, so long as the AIMCO GP concludes in good faith that such issuance is in the best interests of the AIMCO GP and the AIMCO Operating Partnership, and (iii) in connection with any merger of any other entity into the AIMCO Operating Partnership if the applicable merger agreement provides that persons are to receive interests in the AIMCO Operating Partnership in exchange for their interests in the entity merging into the AIMCO Operating Partnership. Subject to Delaware law, any additional partnership interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the AIMCO GP, in its sole and absolute discretion without the approval of any OP Unitholder, and set forth in a written document thereafter attached to and made an exhibit to the AIMCO Operating Partnership Agreement. Without limiting the generality of the foregoing, the AIMCO GP shall have authority to specify (a) the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of partnership interests; (b) the right of each such class or series of partnership interests to share in distributions by the AIMCO Operating Partnership; (c) the rights of each such class or series of partnership interests upon dissolution and liquidation of the AIMCO Operating Partnership;
(d) the voting rights, if any, of each such class or series of partnership interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of partnership interests. Interests in the AIMCO Operating Partnership that have distribution rights, or rights upon liquidation, winding up or dissolution, that are superior or prior to the Common OP Units are Preferred OP Units. No person will be admitted as an additional OP Unitholder without the consent of the AIMCO GP, which consent may be given or withheld in the AIMCO GP's sole and absolute discretion.


MANAGEMENT LIABILITY AND INDEMNIFICATION

     Notwithstanding anything to the contrary set forth in the AIMCO Operating Partnership Agreement, the AIMCO GP is not liable to the AIMCO Operating Partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law of any act or omission if the AIMCO GP acted in good faith. The AIMCO Operating Partnership Agreement provides for indemnification of AIMCO, or any director or officer of AIMCO (in its capacity as the previous general partner of the AIMCO Operating Partnership), the AIMCO GP, any officer or director of AIMCO GP or the AIMCO Operating Partnership and such other persons as the AIMCO GP may designate from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the AIMCO Operating Partnership, as set forth in the AIMCO Operating Partnership Agreement. The Delaware Revised Uniform Limited Partnership Act provides that subject to the standards and restrictions, if any, set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

COMPENSATION AND FEES

     The AIMCO GP does not receive compensation for its services as general partner of the AIMCO Operating Partnership. However, the AIMCO GP is entitled to payments, allocations and distributions in its capacity as general partner of the AIMCO Operating Partnership. In addition, the AIMCO Operating Partnership is responsible for all expenses incurred relating to the AIMCO Operating Partnership's ownership of its assets and the operation of the AIMCO Operating Partnership and reimburses the AIMCO GP for such expenses paid by the AIMCO GP. The employees of the AIMCO Operating Partnership receive compensation for their services.

FIDUCIARY RESPONSIBILITIES

     The directors and officers of the AIMCO GP have fiduciary duties to manage the AIMCO GP in a manner beneficial to AIMCO, as the sole stockholder of the AIMCO GP. At the same time, the AIMCO GP, as general partner, has fiduciary duties to manage the AIMCO Operating Partnership in a manner beneficial to the AIMCO Operating Partnership and its partners. The duties of the AIMCO GP, as general partner, to the AIMCO Operating Partnership and its partners, therefore, may come into conflict with the duties of the directors and officers of the AIMCO GP to its sole stockholder, AIMCO.

     Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The AIMCO Operating Partnership Agreement expressly authorizes the AIMCO GP to enter into, on behalf of the AIMCO Operating Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various affiliates of the AIMCO Operating Partnership and the AIMCO GP, on such terms as the AIMCO GP, in its sole and absolute discretion, believes are advisable. The latitude given in the AIMCO Operating Partnership Agreement to the AIMCO GP in resolving conflicts of interest may significantly limit the ability of an OP Unitholder to challenge what might otherwise be a breach of fiduciary duty. The AIMCO GP believes, however, that such latitude is necessary and appropriate to enable it to serve as the general partner of the AIMCO Operating Partnership without undue risk of liability.


     The AIMCO Operating Partnership Agreement expressly limits the liability of the AIMCO GP by providing that the AIMCO GP, and its officers and directors will not be liable or accountable in damages to the AIMCO Operating Partnership, the limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if the AIMCO GP or such director or officer acted in good faith. In addition, the AIMCO Operating Partnership is required to indemnify the AIMCO GP, its affiliates and their respective officers, directors, employees and agents to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines and other actions incurred by the AIMCO GP or such other persons, provided that the AIMCO Operating Partnership will not indemnify for
(i) willful misconduct or a knowing violation of the law or (ii) for any transaction for which such person received an improper personal benefit in violation or breach of any provision of the AIMCO Operating Partnership Agreement.

     The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and the AIMCO GP has not obtained an opinion of counsel covering the provisions set forth in the AIMCO Operating Partnership Agreement that purport to waive or restrict the fiduciary duties of the AIMCO GP that would be in effect under common law were it not for the AIMCO Operating Partnership Agreement. See "Risk Factors -- Risks Associated With an Investment in OP Units -- Conflicts of Interest and Fiduciary Responsibility."

CLASS B PARTNERSHIP PREFERRED UNITS

     On August 4, 1997, in connection with AIMCO's issuance of 750,000 shares of Class B Preferred Stock, the AIMCO Operating Partnership issued 750,000 Class B Partnership Preferred Units (the "Class B Partnership Preferred Units") to the Special Limited Partner. The terms of the Class B Partnership Preferred Units are substantially the same as the terms of the Class B Preferred Stock. The Class B Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly cash distributions of $1.78125 per unit or, if greater, the distributions then payable on Common OP Units into which such Class B Partnership Preferred Units are convertible. On or after August 4, 1998, upon the conversion of Class B Preferred Stock into Class A Common Stock, a number of Class B Partnership Preferred Units equal to the number of shares of Class B Preferred Stock so converted will be converted into Common OP Units. The number of Common OP Units issued upon conversion of Class B Partnership Preferred Units is determined by dividing the Class B Partnership Preferred Unit's liquidation preference of $100 per unit by $30.45. In addition, each Class B Partnership Preferred Unit has a priority in liquidation equal to $100 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class B Preferred Stock.

CLASS C PARTNERSHIP PREFERRED UNITS

     On December 23, 1997, in connection with AIMCO's issuance of 2,400,000 shares of Class C Preferred Stock, the AIMCO Operating Partnership issued 2,400,000 Class C Partnership Preferred Units (the "Class C Partnership Preferred Units") to the Special Limited Partner. The terms of the Class C Partnership Preferred Units are substantially the same as the terms of the Class C Preferred Stock. The Class C Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly cash distributions of $0.5625 per unit ($2.25 per annum). In addition, each Class C Partnership Preferred Unit has a priority in liquidation equal to $25 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class C Preferred Stock.

CLASS D PARTNERSHIP PREFERRED UNITS

     On February 19, 1998, in connection with AIMCO's issuance of 4,200,000 shares of Class D Preferred Stock, the AIMCO Operating Partnership issued 4,200,000 Class D Partnership Preferred Units (the "Class D Partnership Preferred Units") to the Special Limited Partner. The terms of the Class D Partnership

Preferred Units are substantially the same as the terms of the Class D Preferred Stock. The Class D Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly cash distributions of $0.546875 ($2.1875 per annum). In addition, each Class D Partnership Preferred Unit has a priority in liquidation equal to $25 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class D Preferred Stock.

CLASS E PARTNERSHIP PREFERRED UNITS

     If Class E Preferred Stock is issued in connection with the Insignia Merger, the AIMCO Operating Partnership will concurrently issue an equal number of Class E Partnership Preferred Units (the "Class E Partnership Preferred Units") to the Special Limited Partner. The terms of the Class E Partnership Preferred Units will be substantially the same as the terms of the Class E Preferred Stock.


CLASS G PARTNERSHIP PREFERRED UNITS



     On July 15, 1998, in connection with AIMCO's issuance of 4,050,000 shares of Class G Preferred Stock, the AIMCO Operating Partnership issued 4,050,000 Class G Partnership Preferred Units (the "Class G Partnership Preferred Units") to the Special Limited Partner. The terms of the Class G Partnership Preferred Units are substantially the same as the terms of the Class G Preferred Stock. The Class G Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly cash distributions of $0.5859375 ($2.34375 per annum). In addition, each Class G Partnership Preferred Unit has a priority in liquidation equal to $25 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class G Preferred Stock.



CLASS H PARTNERSHIP PREFERRED UNITS



     On August 11, 1998, in connection with AIMCO's issuance of 2,000,000 shares of Class H Preferred Stock, the AIMCO Operating Partnership issued 2,000,000 Class H Partnership Preferred Units (the "Class H Partnership Preferred Units") to the Special Limited Partner. The terms of the Class H Partnership Preferred Units are substantially the same as the terms of the Class H Preferred Stock. The Class H Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly cash distributions of $0.59375 ($2.375 per annum). In addition, each Class H Partnership Preferred Unit has a priority in liquidation equal to $25 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class H Preferred Stock.


HIGH PERFORMANCE UNITS

     In January 1998, the AIMCO Operating Partnership sold an aggregate of 15,000 High Performance Units to a joint venture formed by fourteen of AIMCO's officers and to three of AIMCO's independent directors, Messrs. Martin, Rhodes and Smith. Holders of High Performance Units have no rights to receive distributions or allocations of income or loss, or to redeem their High Performance Units prior to the Valuation Date that is the earlier of (i) January 1, 2001, or (ii) the date on which a change of control (as defined in the AIMCO Operating Partnership Agreement) occurs. If, on the Valuation Date, the cumulative Total Return of the Class A Common Stock during the Measurement Period exceeds the Minimum Return, then, on and after the Valuation Date, holders of the 15,000 High Performance Units will be entitled to receive distributions and allocations of income and loss from the AIMCO Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon liquidation of the AIMCO Operating Partnership) as would holders of a number of Common OP Units equal to the quotient obtained by dividing (i) the product of (A) 15% of the amount by which the cumulative Total Return of the Class A Common Stock over the Measurement Period exceeds the greater of 115% of the peer group index or the Minimum Return, multiplied by (B) the weighted average market value of AIMCO's equity capitalization (including Class A Common Stock and Common OP Units) by (ii) the market value of one share of Class A Common Stock on the Valuation Date. If, on the Valuation Date, the cumulative Total Return of the Class A Common Stock does not satisfy these criteria, then, on and after the Valuation Date, holders of the 15,000 High Performance Units will be entitled to receive distributions and allocations of income and loss from the

AIMCO Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon a liquidation of the AIMCO Operating Partnership) as would holders of 150 Common OP Units. For purposes of determining the market value of Class A Common Stock or Common OP Units as of any date, the average closing price of the Class A Common Stock for the 20 trading days immediately preceding such date is used. It is expected that the Morgan Stanley REIT Index, a capitalization-weighted index with dividends reinvested of the most actively traded REITs, will be used as the peer group index for purposes of the High Performance Units.

     Upon the occurrence of a change of control, any holder of High Performance Units may, subject to certain restrictions, require the AIMCO Operating Partnership to redeem all or a portion of the High Performance Units held by such party in exchange for a cash payment per unit equal to the market value of a share of Class A Common Stock at the time of redemption. However, in the event that any High Performance Units are tendered for redemption, the AIMCO Operating Partnership's obligation to pay the redemption price is subject to the prior right of AIMCO to acquire such High Performance Units in exchange for an equal number of shares of Class A Common Stock (subject to certain adjustments).

DISTRIBUTIONS


     Preferred OP Units. Holders of Preferred OP Units to be issued hereunder will have rights to distribution as set forth in the Prospectus Supplement. With respect to rights of holders of Class B Partnership Preferred Units, Class C Partnership Preferred Units, Class D Partnership Preferred Units, Class E Partnership Preferred Units, Class G Partnership Preferred Units and Class H Partnership Preferred Units, see "-- Class B Partnership Preferred Units;
-- Class C Partnership Preferred Units; -- Class D Partnership Preferred Units; -- Class E Partnership Preferred Units; -- Class G Partnership Preferred Units; and -- Class H Partnership Preferred Units."


     High Performance Units. On and after the Valuation Date, holders of High Performance Units may be entitled to receive distributions in accordance with the terms of the High Performance Units. See "-- High Performance Units."


     Common OP Units. Subject to the rights of holders of any outstanding Preferred OP Units, the AIMCO Operating Partnership Agreement requires the AIMCO GP to cause the AIMCO Operating Partnership to distribute quarterly all, or such portion as the AIMCO GP may in its sole and absolute discretion determine, of Available Cash (as defined in the AIMCO Operating Partnership Agreement) generated by the AIMCO Operating Partnership during such quarter to the AIMCO GP, the Special Limited Partner and the holders of Common OP Units ("Common OP Unitholders") on the record date established by the AIMCO GP with respect to such quarter, in accordance with their respective interests in the AIMCO Operating Partnership on such record date. Holders of any other Preferred OP Units issued in the future may have priority over the AIMCO GP, the Special Limited Partner and holders of Common OP Units with respect to distributions of Available Cash, distributions upon liquidation or other distributions.



     Distributions payable with respect to any interest in the AIMCO Operating Partnership that was not outstanding during the entire quarterly period in respect of which any distribution is made will be prorated based on the portion of the period that such interest was outstanding. The AIMCO GP in its sole and absolute discretion may distribute to the OP Unitholders Available Cash on a more frequent basis and provide for an appropriate record date. The AIMCO Operating Partnership Agreement requires the AIMCO GP to take such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with AIMCO's qualification as a REIT, to cause the AIMCO Operating Partnership to distribute sufficient amounts to enable the AIMCO GP to transfer funds to AIMCO and enable AIMCO to pay stockholder dividends that will (i) satisfy the requirements (the "REIT Requirements") for qualifying as a REIT under the Code, and the Treasury Regulations and (ii) avoid any federal income or excise tax liability of AIMCO.



     While certain of the debt instruments to which the AIMCO Operating Partnership is a party, including, but not limited to, the BOA Credit Facility and the WMF Credit Facility, contain restrictions on the payment of distributions to Common OP Unitholders of the AIMCO Operating Partnership, the debt instruments allow the AIMCO Operating Partnership to distribute sufficient amounts to enable the AIMCO GP to transfer funds to AIMCO which are then used to pay stockholder dividends thereby allowing AIMCO to maintain its status as a REIT under the Code.


     No Common OP Unitholder has any right to demand or receive property other than cash as provided in the AIMCO Operating Partnership Agreement. The AIMCO GP may determine, in its sole and absolute discretion, to make a distribution in kind of assets of the AIMCO Operating Partnership to the Common OP Unitholders or Preferred OP Unitholders, and such assets will be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with the AIMCO Operating Partnership Agreement.



     Subject to the rights of holders of any outstanding Partnership Preferred Units, net proceeds from the sale or other disposition of all or substantially all of the assets of the AIMCO Operating Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the AIMCO Operating Partnership (a "Terminating Capital Transaction"), and any other cash received or reductions in reserves made after commencement of the liquidation of the AIMCO Operating Partnership, will be distributed to the Common OP Unitholders in accordance with the AIMCO Operating Partnership Agreement.



     The AIMCO Operating Partnership Agreement prohibits the AIMCO Operating Partnership and the AIMCO GP, on behalf of the AIMCO Operating Partnership, from making a distribution to any Common OP Unitholder on account of its interest in Common OP Units if such distribution would violate Section 17-607 of the Delaware LP Act or other applicable law.


ALLOCATIONS OF NET INCOME AND NET LOSS


     Preferred OP Units. With respect to the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class E Partnership Preferred Units (if and when issued), the Class G Partnership Preferred Units, the Class H Partnership Preferred Units and any similar class of Preferred OP Unit that may be subsequently issued, gross income and, if necessary, gain will be allocated to the holders of the Preferred OP Units for any fiscal year (and, if necessary, subsequent fiscal years) to the extent that the holders of the Preferred OP Units receive a distribution on any Preferred Units (other than an amount included in any redemption of Preferred OP Units).If any Preferred OP Units are redeemed, for the fiscal year that includes such redemption (and, if necessary, for subsequent fiscal years) (i) gross income and gain (in such relative proportions as the AIMCO GP in its discretion will determine) will be allocated to the holders of such class of Preferred OP Units to the extent that the redemption amounts paid or payable with respect to the Preferred OP Units so redeemed exceeds the aggregate capital contributions (net of liabilities assumed or taken subject to by the AIMCO Operating Partnership) per Preferred OP Unit allocable to the Preferred OP Units so redeemed and (ii) deductions and losses (in such relative proportions as the AIMCO GP in its discretion will determine) will be allocated to the holders of such class of Preferred OP Units to the extent that the aggregate Capital Contributions (net of liabilities assumed or taken subject to by the AIMCO Operating Partnership) per Preferred OP Unit allocable to the Preferred OP Units so redeemed exceeds the redemption amount paid or payable with respect to the Preferred OP Units so redeemed.


     High Performance Units. On and after the Valuation Date, holders of High Performance Units may be allocated income and loss in accordance with the terms of the High Performance Units. See "-- High Performance Units."


     Common OP Units. Net Income (as defined in the AIMCO Operating Partnership Agreement) and Net Loss (as defined in the AIMCO Operating Partnership Agreement) of the AIMCO Operating Partnership will be determined and allocated with respect to each fiscal year of the AIMCO Operating Partnership as of the end of each such year. Except as otherwise provided in the AIMCO Operating Partnership Agreement, an allocation to a Common OP Unitholder of a share of Net Income or Net Loss will be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss. Except as otherwise provided in the AIMCO Operating Partnership Agreement and subject to the terms of any outstanding Partnership Preferred Units, Net Income and Net Loss will be allocated to the holders of Common OP Units in accordance with their respective Common OP Units at the end of each fiscal year. The AIMCO Operating Partnership Agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the AIMCO Operating Partnership Agreement and subject to the terms of any outstanding Partnership Preferred Units, for income tax purposes under the Code and the Treasury Regulations, each Partnership item of income, gain, loss and deduction will be allocated among the Common OP Unitholders in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to the AIMCO Operating Partnership Agreement.


WITHHOLDING


     The AIMCO Operating Partnership is authorized to withhold from or pay on behalf of or with respect to each OP Unitholder any amount of federal, state, local or foreign taxes that the AIMCO GP determines that the AIMCO Operating Partnership is required to withhold or pay with respect to any amount distributable or allocable to such OP Unitholder pursuant to the AIMCO Operating Partnership Agreement.


RETURN OF CAPITAL


     No Partner ("Partner" means the AIMCO GP or an OP Unitholder, and "Partners" means the AIMCO GP and the OP Unitholders) is entitled to interest on its capital contribution or on such Partner's capital account. Except (i) pursuant to the rights of Redemption (as defined below) set forth in the AIMCO Operating Partnership Agreement, (ii) as provided by law, or (iii) pursuant to the terms of any outstanding Preferred OP Units, no Partner has any right to demand or receive the withdrawal or return of its capital contribution from the AIMCO Operating Partnership, except to the extent of distributions made pursuant to the AIMCO Operating Partnership Agreement or upon termination of the AIMCO Operating Partnership. Except to the extent otherwise expressly provided in the AIMCO Operating Partnership Agreement and subject to the terms of any outstanding Preferred OP Units, no OP Unitholder or Assignee will have priority over any other OP Unitholder or Assignee either as to the return of capital contributions or as to profits, losses or distributions.


REDEMPTION RIGHTS


     Preferred OP Units. Holders of Preferred OP Units to be issued hereunder will have rights to redemption as set forth in the Prospectus Supplement. With respect to rights of holders of Class B Partnership Preferred Units, Class C Partnership Preferred Units, Class D Partnership Preferred Units, Class E Partnership Preferred Units (if and when issued), Class G Partnership Preferred Units and Class H Partnership Preferred Units, see "-- Class B Partnership Preferred Units; -- Class C Partnership Preferred Units; -- Class D Partnership Preferred Units; -- Class E Partnership Preferred Units; -- Class G Partnership Preferred Units; and -- Class H Partnership Preferred Units."


     High Performance Units. In the event of a change of control, holders of High Performance Units will have the same redemption rights as holders of Common OP Units. See "-- High Performance Units."


     Common OP Units. After the first anniversary of becoming a holder of Common OP Units, each Common OP Unitholder and certain Assignees have the right, subject to the terms and conditions set forth in the AIMCO Operating Partnership Agreement, to require the AIMCO Operating Partnership to redeem all or a portion of the Common OP Units held by such party in exchange for a cash amount based on the value of shares of Class A Common Stock (a "Redemption"). The AIMCO Operating Partnership's obligation to effect a Redemption, however, will not arise or be binding against the AIMCO Operating Partnership until and unless AIMCO declines or fails to exercise its right to purchase such Common OP Units pursuant to the AIMCO Operating Partnership Agreement.



     On or before the close of business on the fifth business day after a Common OP Unitholder gives the AIMCO GP a notice of Redemption, the AIMCO GP may, in its sole and absolute discretion but subject to the restrictions on the ownership of Class A Common Stock imposed under the Charter and the transfer restrictions and other limitations thereof, elect to cause AIMCO to acquire some or all of the tendered Common OP Units from the tendering party in exchange for Class A Common Stock, based on an exchange ratio of one share of Class A Common Stock for each Common OP Unit, subject to adjustment as provided in the AIMCO Operating Partnership Agreement.

PARTNERSHIP RIGHT TO CALL COMMON OP UNITS


     Notwithstanding any other provision of the AIMCO Operating Partnership Agreement, on and after the date on which the aggregate percentage interests of the OP Unitholders, other than the Special Limited Partner, are less than one percent (1%), the AIMCO Operating Partnership will have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding limited partner interests (other than the Special Limited Partner's interest) in the AIMCO Operating Partnership by treating any OP Unitholder as if such OP Unitholder had tendered for Redemption pursuant to the AIMCO Operating Partnership Agreement the amount of Common OP Units specified by the AIMCO GP, in its sole and absolute discretion, by notice to the OP Unitholder.


TRANSFERS AND WITHDRAWALS


     Restrictions on Transfer. The AIMCO Operating Partnership Agreement restricts the transferability of OP Units. Any transfer or purported transfer of an OP Unit not made in accordance with the AIMCO Operating Partnership Agreement will be null and void ab initio. Until the expiration of one year from the date on which an OP Unitholder acquired OP Units, subject to certain exceptions, such OP Unitholder may not transfer all or any portion of its OP Units to any transferee without the consent of the AIMCO GP, which consent may be withheld in its sole and absolute discretion. After the expiration of one year from the date on which a OP Unitholder acquired OP Units, such OP Unitholder has the right to transfer all or any portion of its OP Units to any person, subject to the satisfaction of certain conditions specified in the AIMCO Operating Partnership Agreement, including the AIMCO GP's right of first refusal. It is a condition to any transfer (regardless of whether such transfer is effected before or after the one year holding period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor OP Unitholder under the AIMCO Operating Partnership Agreement with respect to such OP Units, and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) will relieve the transferor Partner of its obligations under the AIMCO Operating Partnership Agreement without the approval of the AIMCO GP, in its sole and absolute discretion.


     In connection with any transfer of OP Units, the AIMCO GP will have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed transfer may be effected without registration under the Securities Act and will not otherwise violate any federal or state securities laws or regulations applicable to the AIMCO Operating Partnership or the OP Units transferred.


     No transfer by an OP Unitholder of its OP Units (including any Redemption or any acquisition of OP Units by the AIMCO GP or by the AIMCO Operating Partnership) may be made to any person if (i) in the opinion of legal counsel for the AIMCO Operating Partnership, it would result in the AIMCO Operating Partnership being treated as an association taxable as a corporation, or (ii) such transfer is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of
Section 7704 of the Code.



     Substituted OP Unitholders. No OP Unitholder will have the right to substitute a transferee as an OP Unitholder in its place. A transferee of the interest of an OP Unitholder may be admitted as a substituted OP Unitholder only with the consent of the AIMCO GP, which consent may be given or withheld by the AIMCO GP in its sole and absolute discretion. If the AIMCO GP, in its sole and absolute discretion, does not consent to the admission of any permitted transferee as a substituted OP Unitholder, such transferee will be considered an Assignee for purposes of the AIMCO Operating Partnership Agreement. An Assignee will be entitled to all the rights of an assignee of a limited partnership interest under the Delaware LP Act, including the right to receive distributions from the AIMCO Operating Partnership and the share of Net Income, Net

Losses and other items of income, gain, loss, deduction and credit of the AIMCO Operating Partnership attributable to the OP Units assigned to such transferee and the rights to transfer the OP Units provided in the AIMCO Operating Partnership Agreement, but will not be deemed to be an OP Unitholder for any other purpose under the AIMCO Operating Partnership Agreement, and will not be entitled to effect a consent or vote with respect to such OP Units on any matter presented to the OP Unitholders for approval (such right to consent or vote, to the extent provided in this Agreement or under the Delaware LP Act, fully remaining with the transferor OP Unitholder).



     Withdrawals. No OP Unitholder may withdraw from the AIMCO Operating Partnership other than as a result of a permitted transfer of all of such OP Unitholder's OP Units in accordance with the AIMCO Operating Partnership Agreement, with respect to which the transferee becomes a substituted OP Unitholder, or pursuant to a Redemption (or acquisition by AIMCO) of all of such OP Unitholder's OP Units.



     Restrictions on AIMCO GP. The AIMCO GP may not transfer any of its general partner interest or withdraw from the AIMCO Operating Partnership unless (i) the OP Unitholders consent or (ii) immediately after a merger of the AIMCO GP into another entity, substantially all of the assets of the surviving entity, other than the general partnership interest in the AIMCO Operating Partnership held by the AIMCO GP, are contributed to the AIMCO Operating Partnership as a capital contribution in exchange for OP Units.


ISSUANCE OF CAPITAL STOCK BY AIMCO

     Pursuant to the AIMCO Operating Partnership Agreement, upon the issuance of its capital Stock, AIMCO is generally obligated to contribute the cash proceeds or other consideration received from such issuance to the AIMCO Operating Partnership in exchange for, in the case of Class A Common Stock, Common OP Units, or in the case of an issuance of Preferred Stock, Preferred OP Units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such Preferred Stock.

DILUTION


     The AIMCO GP has the power, without the consent of the OP Unitholders, to cause the AIMCO Operating Partnership to issue additional Common OP Units and Preferred OP Units without the approval of the OP Unitholders. Any such issuance may dilute the interests of existing OP Unitholders. In addition, the terms of the Preferred OP Units entitle the Common OP Unitholder to receive preferential distributions of cash and a priority in liquidation, as well as certain class voting rights.


AMENDMENT OF THE AIMCO OPERATING PARTNERSHIP AGREEMENT


     By the AIMCO GP Without the Consent of the OP Unitholders. The AIMCO GP has the power, without the consent of the OP Unitholders, to amend the AIMCO Operating Partnership Agreement as may be required to facilitate or implement any of the following purposes: (1) to add to the obligations of the AIMCO GP or surrender any right or power granted to the AIMCO GP or any affiliate of the AIMCO GP for the benefit of the OP Unitholders; (2) to reflect the admission, substitution or withdrawal of OP Unitholders or the termination of the AIMCO Operating Partnership in accordance with the AIMCO Operating Partnership Agreement; (3) to reflect a change that is of an inconsequential nature and does not adversely affect the OP Unitholders in any material respect, or to cure any ambiguity, correct or supplement any provision in the AIMCO Operating Partnership Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the AIMCO Operating Partnership Agreement that will not be inconsistent with law or with the provisions of the AIMCO Operating Partnership Agreement; (4) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law; (5) to reflect such changes as are reasonably necessary for AIMCO to maintain its status as a REIT; and (6) to modify the manner in which capital accounts are computed (but only to the extent set forth in the definition of "Capital Account" in the AIMCO Operating Partnership Agreement or contemplated by the Code or the Treasury Regulations).

     With the Consent of the OP Unitholders. With the exception of the circumstances described above whereby the AIMCO GP may, without the consent of the OP Unitholders, amend the AIMCO Operating Partnership Agreement, amendments to the AIMCO Operating Partnership Agreement require the OP Unitholders' consent. Amendments to the AIMCO Operating Partnership Agreement may be proposed by the AIMCO GP or by holders of a majority of the outstanding Common OP Units, excluding the Special Limited Partner (a "Majority in Interest"). Following such proposal, the AIMCO GP will submit any proposed amendment to the OP Unitholders. The AIMCO GP will seek the written consent of the OP Unitholders on the proposed amendment or will call a meeting to vote thereon and to transact any other business that the AIMCO GP may deem appropriate. For purposes of obtaining a written consent, the AIMCO GP may require a written response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a consent that is consistent with the AIMCO GP's recommendation with respect to the proposal, provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.


PROCEDURES FOR ACTIONS AND CONSENTS OF PARTNERS


     Meetings of the OP Unitholders may be called by the AIMCO GP and will be called upon the receipt by the AIMCO GP of a written request by a Majority in Interest of the OP Unitholders. Notice of any such meeting will be given to all OP Unitholders not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. OP Unitholders may vote in person or by proxy at such meeting. Each meeting of OP Unitholders will be conducted by the AIMCO GP or such other person as the AIMCO GP may appoint pursuant to such rules for the conduct of the meeting as the AIMCO GP or such other person deems appropriate in its sole and absolute discretion. Any action required or permitted to be taken at a meeting of the OP Unitholders may be taken without a meeting if a written consent setting forth the action so taken is signed by OP Unitholders holding a majority of outstanding Common OP Units (or such other percentage as is expressly required by the AIMCO Operating Partnership Agreement for the action in question). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the OP Unitholders holding a majority of outstanding Common OP Units (or such other percentage as is expressly required by the AIMCO Operating Partnership Agreement for the action in question). Such consent shall be filed with the AIMCO GP. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.


RECORDS AND ACCOUNTING; FISCAL YEAR

     The AIMCO Operating Partnership Agreement requires the AIMCO GP to keep or cause to be kept at the principal office of the AIMCO Operating Partnership those records and documents required to be maintained by the Delaware LP Act and other books and records deemed by the AIMCO GP to be appropriate with respect to the AIMCO Operating Partnership's business. The books of the AIMCO Operating Partnership will be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the AIMCO GP determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the AIMCO Operating Partnership, the AIMCO GP and AIMCO may operate with integrated or consolidated accounting records, operations and principles. The fiscal year of the AIMCO Operating Partnership is the calendar year.

REPORTS


     As soon as practicable, but in no event later than one hundred five (105) days after the close of each calendar quarter and each Fiscal Year, the AIMCO GP will cause to be mailed to each OP Unitholder, of record as of the last day of the calendar quarter or as of the close of the Fiscal Year, as the case may be, a report containing financial statements of the AIMCO Operating Partnership, or of AIMCO if such statements are prepared solely on a consolidated basis with AIMCO, for such calendar quarter or Fiscal Year, as the case may be, presented in accordance with generally accepted accounting principles, and such other information as may be required by applicable law or regulation or as the AIMCO GP determines to be appropriate.

Statements included in quarterly reports are not audited. Statements included in annual reports are audited by a nationally recognized firm of independent public accountants selected by the AIMCO GP.

TAX MATTERS


     The AIMCO GP is the "Tax Matters Partner" of the AIMCO Operating Partnership for federal income tax purposes. The Tax Matters Partner is authorized, but not required, to take certain actions on behalf of the AIMCO Operating Partnership with respect to tax matters. In addition, the AIMCO GP will arrange for the preparation and timely filing of all returns with respect to the AIMCO Operating Partnership's income, gains, deductions, losses and other items required of the AIMCO Operating Partnership for federal and state income tax purposes and will use all reasonable effort to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by OP Unitholders for federal and state income tax reporting purposes. The OP Unitholders will promptly provide the AIMCO GP with such information as may be reasonably requested by the AIMCO GP from time to time.


DISSOLUTION AND WINDING UP


     Dissolution. The AIMCO Operating Partnership will dissolve, and its affairs will be wound up, upon the first to occur of any of the following (each a "Liquidating Event") (i) December 31, 2093; (ii) an event of withdrawal, as defined in the Delaware LP Act (including, without limitation, bankruptcy), of the sole AIMCO GP unless, within ninety (90) days after the withdrawal, a "majority in interest" (as such phrase is used in Section 17-801(3) of the Delaware LP Act) of the remaining OP Unitholders agree in writing, in their sole and absolute discretion, to continue the business of the AIMCO Operating Partnership and to the appointment, effective as of the date of withdrawal, of a successor AIMCO GP; (iii) an election to dissolve the AIMCO Operating Partnership made by the AIMCO GP in its sole and absolute discretion, with or without the consent of the OP Unitholders; (iv) entry of a decree of judicial dissolution of the AIMCO Operating Partnership pursuant to the provisions of the Delaware LP Act; (v) the occurrence of a Terminating Capital Transaction; or
(vi) the Redemption (or acquisition by AIMCO, the AIMCO GP and/or the Special Limited Partner) of all Common OP Units other than Common OP Units held by the AIMCO GP or the Special Limited Partner.



     Winding Up. Upon the occurrence of a Liquidating Event, the AIMCO Operating Partnership will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and OP Unitholders. The AIMCO GP (or, in the event that there is no remaining AIMCO GP or the AIMCO GP has dissolved, become bankrupt within the meaning of the Delaware LP Act or ceased to operate, any person elected by a Majority in Interest of the OP Unitholders) will be responsible for overseeing the winding up and dissolution of the AIMCO Operating Partnership and will take full account of the AIMCO Operating Partnership's liabilities and property, and the AIMCO Operating Partnership's property will be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the AIMCO GP, include Class A Common Stock) will be applied and distributed in the following order: (i) first, to the satisfaction of all of the AIMCO Operating Partnership's debts and liabilities to creditors other than the OP Unitholders and their Assignees (whether by payment or the making of reasonable provision for payment thereof); (ii) second, to the satisfaction of all the AIMCO Operating Partnership's debts and liabilities to the AIMCO GP (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under the AIMCO Operating Partnership Agreement; (ii) third, to the satisfaction of all of the AIMCO Operating Partnership's debts and liabilities to the other OP Unitholders and any Assignees (whether by payment or the making of reasonable provision for payment thereof); (iv) fourth, to the satisfaction of all liquidation preferences of outstanding Preferred OP Units, if any, and (v) the balance, if any, to the AIMCO GP, the OP Unitholders and any Assignees in accordance with and in proportion to their positive capital account balances, after giving effect to all contributions, distributions and allocations for all periods.

            COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO


     Generally, the nature of an investment in the Class A Common Stock is substantially equivalent economically to an investment in the Common OP Units. The AIMCO Operating Partnership makes quarterly distributions to holders of Common OP Units (on a per unit basis) that generally are equal to the dividends paid on the Class A Common Stock (on a per share basis). However, such distributions will not necessarily continue to be equal to such dividends. Common OP Unitholders generally share in the risks and rewards of ownership in the enterprise being conducted by AIMCO (through the AIMCO Operating Partnership). However, there are some differences between ownership of Common OP Units and ownership of Class A Common Stock, some of which may be material to investors.



     The information below highlights a number of the significant differences between the AIMCO Operating Partnership and AIMCO relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation, and compares certain legal rights associated with the ownership of Common OP Units and Class A Common Stock, respectively. These comparisons are intended to assist OP Unitholders in understanding how their investment will be changed if their Common OP Units are exchanged for Class A Common Stock. COMMON OP UNITHOLDERS SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS AND THE REGISTRATION STATEMENT AND THE EXHIBITS THERETO OF WHICH THIS PROSPECTUS IS A PART AND ANY APPLICABLE PROSPECTUS SUPPLEMENT FOR ADDITIONAL IMPORTANT INFORMATION ABOUT THE COMPANY.


     AIMCO OPERATING PARTNERSHIP                           AIMCO

                     Form of Organization and Assets Owned


The AIMCO Operating Partnership is organized as a            AIMCO is a Maryland corporation. AIMCO has elected to
Delaware limited partnership. The AIMCO Operating            be taxed as a REIT under the Code, commencing with its
Partnership owns interests (either directly or through       taxable year ended December 31, 1994, and intends to
subsidiaries) in the apartment properties.                   maintain its election as a REIT. With certain limited
                                                             exceptions, AIMCO's only significant assets are its
                                                             equity interests in the AIMCO GP and the Special
                                                             Limited Partner, which in turn collectively hold a
                                                             controlling interest in the AIMCO Operating
                                                             Partnership.

                             Duration of Existence


The term of the AIMCO Operating Partnership continues        AIMCO has a perpetual existence, unless liquidated or
until December 31, 2093, unless the AIMCO Operating          dissolved.
Partnership is dissolved sooner pursuant to the terms
of the AIMCO Operating Partnership Agreement or as
provided by law. See "Description of OP
Units -- General" and "Description of OP
Units -- Dissolution and Winding Up."


                  Purpose and Permitted Activities/Investments


The purpose of the AIMCO Operating Partnership is to         Under its Charter, AIMCO may engage in any lawful
conduct any business that may be lawfully conducted by       activity permitted to be engaged in by a Maryland
a limited partnership organized pursuant to the              corporation pursuant to Maryland law. The Charter
Delaware LP Act, provided that such business is to be        prohibits the AIMCO Board from taking any action to
conducted in a manner that permits AIMCO to be               terminate AIMCO's status as a REIT, unless the AIMCO
qualified as a REIT, unless AIMCO ceases to qualify as       Board recommends such action and the holders of a
a REIT. The AIMCO Operating Partnership is authorized        majority of the shares entitled to vote on such matter
to perform any and all acts for the furtherance of the       approve such action. The Code defines a REIT as a
purposes and business of the AIMCO Operating                 corporation, trust or association (1) that is managed
Partnership, provided that the AIMCO Operating               by one or more trustees or directors; (2) the
Partnership may not take, or refrain from taking, any        beneficial ownership of which is evidenced by
action which, in the judgment of the AIMCO GP could (i)      transferable shares, or by transferable certificates of
adversely affect the ability of AIMCO to continue to         beneficial interest; (3) which would be taxable as a
qualify as a REIT, (ii) subject AIMCO to certain income      domestic corporation, but for the special Code
and excise taxes, or (iii) violate any law or                provisions applicable to REITs; (4) that is neither a
regulation of any governmental body or agency (unless        financial institution nor an insurance company subject
such action, or inaction, is specifically consented to       to certain provisions of the Code; (5) the beneficial
by AIMCO). Subject to the foregoing, the AIMCO               ownership of which is held by 100 or more persons; (6)
Operating Partnership may invest in or enter into            in which, during the last half of each taxable year,
partnerships, joint ventures, or similar arrangements        not more than 50% in value of the outstanding stock is
                                                             owned, directly or indirectly, by five or fewer

     AIMCO OPERATING PARTNERSHIP                           AIMCO

                                                             individuals (as defined in the Code to include certain
                                                             entities); and (7) which meets certain other tests
                                                             described in this Prospectus (including with respect to
                                                             the nature of its income and assets). See "Federal
                                                             Income Taxation of AIMCO and AIMCO Stock-
                                                             holders -- General." The Code provides that conditions
                                                             (1) through (4) must be met during the entire taxable
                                                             year, and that condition (5) must be met during at
                                                             least 335 days of a taxable year of 12 months, or
                                                             during a proportionate part of a taxable year of less
                                                             than 12 months. The Charter also contains certain
                                                             restrictions regarding transfers of its shares, which
                                                             provisions are intended to assist AIMCO in satisfying
                                                             the share ownership requirements described in
                                                             conditions (5) and (6) above. See "Federal Income
                                                             Taxation of AIMCO and AIMCO Stockholders -- General."

                                                             Substantially all of the operations of AIMCO are
                                                             conducted through the AIMCO Operating Partnership and
                                                             its subsidiaries. Through its controlling interests in
                                                             the AIMCO Operating Partnership and other limited
                                                             partnerships and limited liability companies, AIMCO
                                                             owns and controls interests in numerous multi-family
                                                             rental apartment properties.



                               Additional Equity


The AIMCO GP is authorized to issue additional               Under the Charter, the AIMCO Board has the authority to
partnership interests in the AIMCO Operating                 classify and reclassify any of its unissued capital
Partnership for any partnership purpose from time to         Stock into shares of Preferred Stock by setting or
time to the limited partners and to other persons, and       changing in any one or more respects the preferences,
to admit such other persons as additional limited            conversion or other rights, voting powers,
partners, on terms and conditions and for such capital       restrictions, limitations as to dividends,
contributions as may be established by the AIMCO GP in       qualifications or terms or conditions of redemption of
its sole discretion. The net capital contribution need       such shares of capital stock including, but not limited
not be equal for all OP Unitholders. No action or            to, ownership restrictions consistent with the
consent by the OP Unitholders is required in connection      Ownership Limit with respect to each series or class of
with the admission of any additional OP Unitholder. See      capital stock, and the number of shares constituting
"Description of OP Units -- Management by the AIMCO          each series or class, and to increase or decrease the
GP." Subject to Delaware law, any additional                 number of shares of any such series or class, to the
partnership interests may be issued in one or more           extent permitted by the MGCL. AIMCO is authorized to
classes, or one or more series of any of such classes,       issue, in its discretion, additional equity securities
with such designations, preferences and relative,            including Class A Common Stock or Preferred Stock;
participating, optional or other special rights, powers      provided, however, that the total number of equity
and duties as shall be determined by the AIMCO GP, in        securities outstanding may not exceed the total number
its sole and absolute discretion without the approval        of authorized shares set forth in the Charter (i.e.,
of any OP Unitholder, and set forth in a written docu-       not more than 510,750,000 shares of capital Stock).
ment thereafter attached to and made an exhibit to the       Additionally, AIMCO may issue additional Class A Common
AIMCO Operating Partnership Agreement.                       Stock upon exchange of Common OP Units for Class A
                                                             Common Stock, and upon exercise of options granted
                                                             pursuant to AIMCO's stock incentive plan. Pursuant to
                                                             the AIMCO Operating Partnership Agreement, upon the
                                                             issuance of its capital stock, AIMCO is generally
                                                             obligated to contribute the cash proceeds or other
                                                             consideration received from such issuance to the AIMCO
                                                             Operating Partnership in exchange for, in the case of
                                                             Class A Common Stock, Common OP Units, or in the case
                                                             of an issuance of Preferred Stock, Preferred OP Units
                                                             with designations, preferences and other rights, terms
                                                             and provisions that are substantially the same as the
                                                             designations, preferences and other rights, terms and
                                                             provisions of such Preferred Stock. See "Description of
                                                             OP Units -- Issuance of Class A Common Stock by AIMCO."

                                                             Neither the Company's Charter nor its By-Laws impose
                                                             any restrictions upon dealings between the Company and
                                                             its directors, officers and affiliates. Under Maryland
                                                             law, however, material facts of the relationship, the
                                                             transaction and the conflict of interest must (i) be
                                                             disclosed to the Board of Directors and approved by the
                                                             affirmative vote of a majority of the disinterested
                                                             directors; or (ii) be disclosed to the stockholders and
                                                             approved by the affirma-

     AIMCO OPERATING PARTNERSHIP                           AIMCO

                                                             tive vote of a majority of the disinterested
                                                             stockholders or (iii) be in fact fair and reasonable.
                                                             In addition, the Company has adopted certain policies
                                                             designed to minimize or eliminate conflicts of
                                                             interests between the Company and its executive
                                                             officers and directors. Without the approval of a
                                                             majority of the disinterested directors, the Company
                                                             will not (i) acquire from or sell to any director,
                                                             officer or employee of the Company or any entity in
                                                             which a director, officer or employee of the Company
                                                             owns more than a 1% interest, or acquire from or sell
                                                             to any affiliate of any of the foregoing, any assets or
                                                             other property of the Company, (ii) make any loan to or
                                                             borrow from any of the foregoing persons, or (iii)
                                                             engage in any material transaction with the foregoing.
                                                             In addition, the Company has entered into employment
                                                             agreements with certain officers and directors which
                                                             include provisions intended to eliminate or minimize
                                                             potential conflicts of interest. See "Business of the
                                                             Company -- Policies of the Company with Respect to
                                                             Certain Other Activities."



                               Borrowing Policies


The AIMCO Operating Partnership Agreement contains no        AIMCO is not restricted under its Charter or Bylaws
restrictions on borrowings, and the AIMCO GP has full        from incurring borrowings. The BOA Credit Facility
power and authority to borrow money on behalf of the         restricts, among other things, AIMCO's ability to incur
AIMCO Operating Partnership. The BOA Credit Facility         indebtedness. See "Risk Factors -- Risks of Significant
restricts, among other things, the AIMCO Operating           Indebtedness."
Partnership's ability to incur indebtedness. See "Risk
Factors -- Risks of Significant Indebtedness."



                            Review of Investor Lists


Each OP Unitholder has the right, upon written demand        Under Maryland law, a stockholder holding at least 5%
with a statement of the purpose of such demand and at        of the outstanding stock of a corporation may, upon
such OP Unitholder's own expense, to obtain a current        written request, inspect and copy during usual business
list of the name and last known business, residence or       hours the list of the stockholders of such corporation.
mailing address of the AIMCO GP and each other OP
Unitholder.



                               Management Control


All management powers over the business and affairs of       The AIMCO Board has exclusive control over AIMCO's
the AIMCO Operating Partnership are vested in the AIMCO      business and affairs subject only to the restrictions
GP. No OP Unitholder has any right to participate in or      in the Charter and the Bylaws and the AIMCO Operating
exercise control or management power over the business       Partnership Agreement. The policies adopted by the
and affairs of the AIMCO Operating Partnership. The OP       AIMCO Board may be altered or eliminated without a vote
Unitholders have the right to vote on certain matters        of AIMCO's stockholders. Accordingly, except for their
described under "Voting Rights" below. The AIMCO GP may      vote in the election of directors, holders of Class A
not be removed by the OP Unitholders with or without         Common Stock have no control over the ordinary business
cause.                                                       policies of AIMCO.


                    Management Liability and Indemnification


Notwithstanding anything to the contrary set forth in        The Charter limits the liability of AIMCO's directors
the AIMCO Operating Partnership Agreement, the AIMCO GP      and officers to AIMCO and its stockholders to the
is not liable to the AIMCO Operating Partnership for         fullest extent permitted from time to time by Maryland
losses sustained, liabilities incurred or benefits not       law. Maryland law presently permits the liability of
derived as a result of errors in judgment or mistakes        directors and officers to a corporation or its
of fact or law of any act or omission if the AIMCO GP        stockholders for money damages to be limited, except
acted in good faith. The AIMCO Operating Partnership         (i) to the extent that it is proved that the director
Agreement provides for indemnification of AIMCO, or any      or officer actually received an improper benefit or
director or officer of AIMCO (in its capacity as the         profit in money, property or services actually
previous general partner of the AIMCO Operating              received, or (ii) if a judgment or other final
Partnership), the AIMCO GP, any officer or director of       adjudication is entered in a proceeding based on a
AIMCO GP or the AIMCO Operating Partnership and such         finding that the director's or officer's action, or
other persons as the AIMCO GP may designate from and         failure to act, was the result of active and deliberate
against all losses, claims, damages, liabilities, joint      dishonesty and was material to the cause of action
or several, expenses (including legal                        adjudicated in the proceeding. This provision does not
                                                             limit the ability of AIMCO or its stockholders to
                                                             obtain other relief, such

     AIMCO OPERATING PARTNERSHIP                           AIMCO

fees), fines, settlements and other amounts incurred in      as an injunction or recission.
connection with any actions relating to the operations
of the AIMCO Operating Partnership, as set forth in the      The Charter and Bylaws require AIMCO to indemnify its
AIMCO Operating Partnership Agreement. The Delaware          directors, officers and certain other parties to the
Revised Uniform Limited Partnership Act provides that        fullest extent permitted from time to time by Maryland
subject to the standards and restrictions, if any, set       law. The MGCL permits a corporation to indemnify its
forth in its partnership agreement, a limited                directors, officers and certain other parties against
partnership may, and shall have the power to, indemnify      judgments, penalties, fines, settlements and reason-
and hold harmless any partner or other person from and       able expenses actually incurred by them in connection
against any and all claims and demands whatsoever. It        with any proceeding to which they may be made a party
is the position of the Commission that indemnification       by reason of their service to or at the request of the
of directors and officers for liabilities arising under      corporation, unless it is established that (i) the act
the Securities Act is against public policy and is           or omission of the indemnified party was material to
unenforceable pursuant to Section 14 of the Securities       the matter giving rise to the proceeding and (x) was
Act.                                                         committed in bad faith or (y) was the result of active
                                                             and deliberate dishonesty, (ii) the indemnified party
                                                             actually received an improper personal benefit in
                                                             money, property or services of (iii) in the case of any
                                                             criminal proceeding, the indemnified party had
                                                             reasonable cause to believe that the act or omission
                                                             was unlawful. Indemnification may be made against
                                                             judgments, penalties, fines, settlements and reasonable
                                                             expenses actually incurred by the director or officer
                                                             in connection with the proceeding; provided however,
                                                             that if the proceeding is one by or in the right of the
                                                             corporation, indemnification may not be made with
                                                             respect to any proceeding in which the director or
                                                             officer has been adjudged to be liable to the
                                                             corporation. In addition, a director or officer may not
                                                             be indemnified with respect to any proceeding charging
                                                             improper personal benefit to the director or officer
                                                             was adjudged to be liable on the basis that personal
                                                             benefit was improperly received. The termination of any
                                                             proceeding by conviction, or upon a plea of nolo
                                                             contendere or its equivalent, or an entry of any order
                                                             of probation prior to judgment, creates a rebuttable
                                                             presumption that the director or officer did not meet
                                                             the requisite standard or conduct required for
                                                             indemnification to be permitted. It is the position of
                                                             the Securities and Exchange Commission that
                                                             indemnification of directors and officers for
                                                             liabilities arising under the Securities Act is against
                                                             public policy and is unenforceable pursuant to Section
                                                             14 of the Securities Act.

                                                             AIMCO has entered into agreements with certain of its
                                                             officers, pursuant to which AIMCO has agreed to
                                                             indemnify such officers to the fullest extent permitted
                                                             by applicable law.


                            Anti-Takeover Provisions


Except in limited circumstances, the AIMCO GP has            The Charter and Bylaws of AIMCO contain a number of
exclusive management power over the business and             provisions that may have the effect of delaying or
affairs of the AIMCO Operating Partnership. The AIMCO        discouraging an unsolicited proposal for the
GP may not be removed as general partner of the AIMCO        acquisition of AIMCO or the removal of incumbent
Operating Partnership by the OP Unitholders with or          management. These provisions include, among others: (1)
without cause. Under the AIMCO Operating Partnership         authorized shares of stock that may be issued, in the
Agreement, the AIMCO GP, as a general partner, may, in       discretion of the AIMCO Board, as Preferred Stock with
its sole discretion, prevent a transferee of an OP Unit      superior voting rights to the Class A Common Stock; (2)
from becoming a substituted OP Unitholder pursuant to        a requirement that directors may be removed only for
the AIMCO Operating Partnership Agreement. The AIMCO GP      cause and by a vote of holders of at least two-thirds
may exercise this right of approval to deter, delay or       of the votes entitled to be cast in the election of
hamper attempts by persons to acquire a controlling          directors; (3) advance notice required in order to
interest in the AIMCO Operating Partnership.                 nominate persons for election to the AIMCO Board or to
Additionally, the AIMCO Operating Partnership Agreement      propose business to be considered by stockholders at a
contains restrictions on the ability of OP Unitholders       stockholder's meeting; and (4) provisions designed to
to transfer their OP Units. See "Description of OP           avoid concentration of stock ownership in a manner that
Units -- Transfers and Withdrawals."                         would jeopardize AIMCO's status as a REIT under the
                                                             Code. See "Description of Common Stock -- Restrictions
                                                             on Transfer" and "Risk Factors -- Ownership Limit."
                                                             The MGCL contains provisions concerning certain
                                                             "business combinations" and "control share
                                                             acquisitions" (each as defined

     AIMCO OPERATING PARTNERSHIP                           AIMCO

                                                             in the MGCL) that could have the effect of discouraging
                                                             offers to acquire AIMCO and of increasing the
                                                             difficulty of consummating any such offer. See
                                                             "Description of Common Stock -- Business Combinations"
                                                             and "Description of Common Stock -- Control Share
                                                             Acquisitions."



        Amendment of the Partnership Agreement or the Charter and Bylaws


With the exception of certain circumstances set forth        AIMCO may amend, alter or repeal any provision
in the AIMCO Operating Partnership Agreement, whereby        contained in its Charter upon (i) adoption by the AIMCO
the AIMCO GP may, without the consent of the OP              Board of a resolution recommending such amendment,
Unitholders, amend the AIMCO Operating Partnership           alteration, or repeal, (ii) presentation by the AIMCO
Agreement, amendments to the AIMCO Operating                 Board to the stockholders of a resolution at an annual
Partnership Agreement require the consent of the             or special meeting of the stockholders and (iii)
holders of a majority of the outstanding Common OP           approval of such resolution by the affirmative vote of
Units, excluding the Special Limited Partner and             the holders of a majority (or, in certain cases,
certain other limited exclusions (a "Majority in             two-thirds) of the aggregate number of votes entitled
Interest"). Amendments to the AIMCO Operating                to be cast generally in the election of directors.
Partnership Agreement may be proposed by the AIMCO GP
or by holders of a Majority in Interest. Following such      Under the MGCL, unless otherwise provided in a
proposal, the AIMCO GP will submit any proposed              corporation's charter, a proposed charter amendment
amendment to the OP Unitholders. The AIMCO GP will seek      requires an affirmative vote of two-thirds of the
the written consent of the OP Unitholders on the             outstanding stock entitled to be cast on the matter.
proposed amendment or will call a meeting to vote            However, the Charter provides that it may be amended
thereon. See "Description of OP Units -- Amendment of        upon the affirmative vote of a majority (or, as
the AIMCO Operating Partnership Agreement."                  applicable, two-thirds) of the stock entitled to be
                                                             cast generally in the election of directors ("voting
                                                             stock"). Under the MGCL, the power to adopt, alter, and
                                                             repeal the bylaws is vested in the stockholders, except
                                                             to the extent that the charter or bylaws vest it in the
                                                             board of directors. The Bylaws provide that they may be
                                                             amended by vote of a majority of the AIMCO Board. An
                                                             amendment to any provision of the Bylaws relating to
                                                             their repeal or the removal of directors may be
                                                             effected only by the vote of two-thirds of the voting
                                                             stock.


                             Compensation and Fees


The AIMCO GP does not receive compensation for its           The employees, officers and directors of AIMCO receive
services as general partner of the AIMCO Operating           compensation for their services.
Partnership. However, the AIMCO GP is entitled to
payments, allocations and distributions in its capacity
as general partner of the AIMCO Operating Partnership.
In addition, the AIMCO Operating Partnership is
responsible for all expenses incurred relating to the
AIMCO Operating Partnership's ownership of its assets
and the operation of the AIMCO Operating Partnership
and reimburses the AIMCO GP for such expenses paid by
the AIMCO GP. The employees of the AIMCO Operating
Partnership receive compensation for their services.


                             Liability of Investors


Except for fraud, willful misconduct or gross                The MGCL provides that no stockholder of a corporation
negligence, no OP Unitholder has personal liability for      will be personally liable for any obligations of such
the AIMCO Operating Partnership's debts and                  corporation. Generally the liability of stockholders
obligations, and liability of the OP Unitholders for         for AIMCO's debts and obligations is limited to the
the AIMCO Operating Partnership's debts and obligations      amount of their investment in AIMCO.
is generally limited to the amount of their invest-
ment in the AIMCO Operating Partnership. However, the
limitations on the liability of limited partners for
the obligations of a limited partnership have not been
clearly established in some states. If it were
determined that the AIMCO Operating Partnership had
been conducting business in any state without compli-
ance with the applicable limited partnership statute,
or that the right or the exercise of the right by the
holders of OP Units as a group to make certain
amendments to the AIMCO Operating

     AIMCO OPERATING PARTNERSHIP                           AIMCO

Partnership Agreement or to take other action pursuant to the AIMCO Operating Partnership Agreement constituted participation in the "control" of the AIMCO
Operating Partnership's business, then an OP Unitholder could be held liable under certain circumstances for the AIMCO Operating Partnership's obligations to the same extent as the AIMCO GP.



                                Fiduciary Duties


Unless otherwise provided for in the relevant                Under Maryland law, the members of the AIMCO Board must
partnership agreement, Delaware law generally requires       perform their duties in good faith, in a manner that
a general partner of a Delaware limited partnership to       they reasonably believe to be in the best interests of
adhere to fiduciary duty standards under which it owes       AIMCO and with the care of an ordinarily prudent person
its limited partners the highest duties of good faith,       in a like position. Members of the AIMCO Board who act
fairness and loyalty and which generally prohibit such       in such a manner will generally not be liable to AIMCO
general partner from taking any action or engaging in        for monetary damages arising from their activities as
any transaction as to which it has a conflict of             members of the AIMCO Board.
interest. The AIMCO Operating Partnership Agreement
expressly authorizes the AIMCO GP to enter into, on
behalf of the AIMCO Operating Partnership, a right of
first opportunity arrangement and other conflict
avoidance agreements with various affiliates of the
AIMCO Operating Partnership and the AIMCO GP, on such
terms as the AIMCO GP, in its sole and absolute
discretion, believes are advisable. The AIMCO Operating
Partnership Agreement expressly limits the liability of
the AIMCO GP by providing that the AIMCO GP, and its
officers and directors will not be liable or
accountable in damages to the AIMCO Operating
Partnership, the limited partners or assignees for
errors in judgment or mistakes of fact or law or of any
act or omission if the AIMCO GP or such director or
officer acted in good faith. See "Risk Factors -- Risks
Associated With an Investment in OP Units -- Conflicts
of Interest and Fiduciary Responsibility" and
"Description of OP Units -- Fiduciary
Responsibilities."



                            Federal Income Taxation


The AIMCO Operating Partnership is not subject to            AIMCO has elected to be taxed as a REIT beginning with
federal income taxes. Instead, each OP Unitholder            its fiscal year ended December 31, 1994. So long as it
includes in income its allocable share of the AIMCO          qualifies as a REIT, AIMCO will be permitted to deduct
Operating Partnership's taxable income or loss when it       distributions paid to its stockholders, which
determines its individual federal income tax liability.      effectively will reduce the "double taxation" that
                                                             typically results when a corporation earns income and
                                                             distributes that income to its stockholders in the form
                                                             of dividends. A qualified REIT, however, is subject to
                                                             federal income tax on income that is not distributed
                                                             and also may be subject to federal income and excise
                                                             taxes in certain circumstances. The maximum federal
                                                             income tax rate for corporations under current law is
                                                             35%, but in certain circumstances a REIT is subject to
                                                             a 100% tax on certain kinds of income.

Income and loss from the AIMCO Operating Partnership         Dividends paid by AIMCO will be treated as "portfolio"
may be subject to the passive activity limitations. If       income and cannot be offset with losses from "passive
an investment in an OP Unit is treated as a passive          activities."
activity, income and loss from the AIMCO Operating
Partnership generally can be offset against income and
loss from other investments that constitute "passive
activities" (unless the AIMCO Operating Partnership is
considered a "publicity traded partnership", in which
case income and loss from the AIMCO Operating
Partnership can only be offset against other income and
loss from the AIMCO Operating Partnership). Income of
the AIMCO Operating Partnership, however, attributable
to dividends from the Management Subsidiaries (as
defined below) or interest paid by the Management
Subsidiaries does not qualify as passive activity
income and cannot be offset against losses from
"passive activities."

     AIMCO OPERATING PARTNERSHIP                           AIMCO

Cash distributions by the AIMCO Operating Partnership        Distributions by AIMCO to its taxable domestic
are not taxable to an OP Unitholder except to the            stockholders out of current or accumulated earnings and
extent they exceed such Partner's basis in its interest      profits will be taxed as ordinary income. Distributions
in the AIMCO Operating Partnership (which will include       that are designated as capital gain dividends generally
such OP Unitholder's allocable share of the AIMCO            will be taxed as long-term capital gain, subject to
Operating Partnership's nonrecourse debt).                   certain limitations. A distribution in excess of
                                                             current or accumulated earnings and profits will be
                                                             treated as a non-taxable return of basis to the extent
                                                             of a stockholder's adjusted basis in its shares of
                                                             stock of AIMCO with respect to which such distribution
                                                             is received, with the excess, if any, taxed as capital
                                                             gain.

Each year, OP Unitholders will receive a Schedule K-1        Each year, stockholders of AIMCO will receive a Form
tax form containing tax information for inclusion in         1099 used by REITs to report dividends paid to their
preparing their federal income tax returns.                  stockholders.

OP Unitholders are required, in some cases, to file          Stockholders who are individuals generally will not be
state income tax returns and/or pay state income taxes       required to file state income tax returns and/or pay
in the states in which the AIMCO Operating Partnership       state income taxes outside of their states of residence
owns property or transacts business, even if they are        solely as a result of the fact that AIMCO owns property
not residents of those states. The AIMCO Operating           or transacts business in various jurisdictions. AIMCO
Partnership may be required to pay state income taxes        may be required to pay state income taxes in various
in certain states.                                           states.

             COMPARISON OF COMMON OP UNITS AND CLASS A COMMON STOCK

                                COMMON OP UNITS
                              CLASS A COMMON STOCK


                              Nature of Investment


The Common OP Units constitute equity interests              The Class A Common Stock constitute equity interests in
entitling each OP Unitholder to such partner's pro rata      AIMCO. Dividends are paid, when and as declared by The
share of cash distributions made from Available Cash         AIMCO Board. In order to qualify as a REIT, AIMCO is
(as such term is defined in the AIMCO Operating              required to distribute dividends (other than capital
Partnership Agreement) to the partners of the AIMCO          gain dividends) to its stockholders in an amount at
Operating Partnership.                                       least equal to (A) the sum of (i) 95% of AIMCO's "REIT
                                                             taxable income" (computed without regard to the
                                                             dividends paid deduction and AIMCO's net capital gain)
                                                             and (ii) 95% of the net income (after tax), if any,
                                                             from foreclosure property, minus (B) the sum of certain
                                                             items of noncash income.



                                 Voting Rights


Under the AIMCO Operating Partnership Agreement, the OP      Each outstanding share of Class A Common Stock entitles
Unitholders have voting rights only with respect to          the holder thereof to one vote on all matters submitted
certain limited matters such as certain amendments and       to stockholders for vote, including the election of
termination of the AIMCO Operating Partnership               directors. See "Description of Common Stock -- Class A
Agreement and certain transactions such as the               Common Stock." Holders of Class A Common Stock have the
institution of bankruptcy proceedings, an assignment         right to vote on, among other things, a merger of
for the benefit of creditors and certain transfers by        AIMCO, amendments to the Charter and the dissolution of
the AIMCO GP of its interest in the AIMCO Operating          AIMCO. Certain amendments to the Charter require the
Partnership or the admission of a successor general          affirmative vote of not less than two-thirds of votes
partner.                                                     entitled to be cast on the matter. The Charter permits
                                                             the AIMCO Board to classify and issue capital stock in
                                                             one or more series having voting power which may differ
                                                             from that of the Class A Common Stock.

                                                             Under Maryland law, a consolidation, merger, share
                                                             exchange or transfer of all or substantially all of the
                                                             assets of AIMCO requires the affirmative vote of not
                                                             less than two-thirds of all of the votes entitled to be
                                                             cast on the matter. With respect to each of these
                                                             transactions, only the holders of Class A Common Stock
                                                             are entitled to vote on the matters. No approval of the
                                                             stockholders is required for the sale of less than all
                                                             or substantially all of AIMCO's assets.

                                                             Maryland law provides that the AIMCO Board must obtain
                                                             the affirmative vote of at least two-thirds of the
                                                             votes entitled to be cast on the matter in order to
                                                             dissolve AIMCO. Only the holders of Class A Common
                                                             Stock are entitled to vote on AIMCO's dissolution.



                                 Distributions


Subject to the rights of holders of any outstanding          Holders of the Class A Common Stock are entitled to
Preferred OP Units, the AIMCO Operating Partnership          received dividends, when and as declared by the AIMCO
Agreement requires the AIMCO GP to cause the AIMCO           Board, out of funds legally available therefor. See
Operating Partnership to distribute quarterly all, or        "Per Share and Per Unit Data."
such portion as the AIMCO GP may in its sole and
absolute discretion determine, of Available Cash (as         Holders of Class B Common Stock do not have dividend
defined in the AIMCO Operating Partnership Agreement)        rights. A certain number of shares of Class B Common
generated by the AIMCO Operating Partnership during          Stock are eligible for conversion into an equal number
such quarter to the AIMCO GP, the Special Limited            of shares of Class A Common Stock. Once Class B Common
Partner and the holders of Common OP Units on the            Stock has been converted into Class A Common Stock,
record date established by the AIMCO GP with respect to      holders of such shares of converted Class A Common
such quarter, in accordance with their respective            Stock will have dividend rights of Class A Common Stock
interests in the AIMCO Operating Partnership on such         generally. See "Description of Common Stock -- Class B
record date. Holders of any other Preferred OP Units         Common Stock."
issued in the future may have priority over the AIMCO
GP, the Special Limited Partner and holders of Common        AIMCO, in order to qualify as a REIT, is required to
OP Units with respect to distributions of Available          distribute dividends (other than capital gain
Cash, distributions upon liquidation or other                dividends) to its stockholders in an amount at least
distributions. See "Per Share and Per Unit Data."            equal to (A) the sum of (i) 95% of AIMCO's "REIT
                                                             taxable income" (computed without regard to the divi-

           COMMON OP UNITS                         CLASS A COMMON STOCK

The AIMCO GP in its sole and absolute discretion may         dends paid deduction and AIMCO's net capital gain) and
distribute to the OP Unitholders Available Cash on a         (ii) 95% of the net income (after tax), if any, from
more frequent basis and provide for an appropriate           foreclosure property, minus (B) the sum of certain
record date. The AIMCO Operating Partnership Agreement       items of noncash income. See "Federal Income Taxation
requires the AIMCO GP to take such reasonable efforts,       of AIMCO and AIMCO Stockholders -- General."
as determined by it in its sole and absolute discretion
and consistent with AIMCO's qualification as a REIT, to
cause the AIMCO Operating Partnership to distribute
sufficient amounts to enable the AIMCO GP to transfer
funds to AIMCO and enable AIMCO to pay stockholder
dividends that will (i) satisfy the requirements for
qualifying as a REIT under the Code, and the Treasury
Regulations and (ii) avoid any federal income or excise
tax liability of AIMCO. See "Description of OP
Units -- Distributions."



                    Liquidity and Transferability/Redemption


There is no public market for the OP Units and the OP        The Class A Common Stock is transferable as registered
Units are not listed on any securities exchange. The OP      securities under the Securities Act, subject to the
Units are transferable, subject to certain restrictions      Ownership Limit restrictions pursuant to exemptions
set forth in the AIMCO Operating Partnership Agreement,      from registration or upon registration. The Class A
as registered securities under the Securities Act            Common Stock is listed on the NYSE.
restrictions pursuant to exemptions from registration
or upon registration.

Pursuant to the AIMCO Operating Partnership Agreement, until the expiration of one year from the date on which an OP Unitholder acquired OP Units, subject to certain exceptions, such OP Unitholder may not transfer all or any portion of its OP Units to any transferee without the consent of the AIMCO GP, which consent may be withheld in its sole and absolute discretion. After the expiration of one year, such OP Unitholder has the right to transfer all or any portion of its OP Units to any person, subject to the satisfaction of certain conditions specified in the AIMCO Operating Partnership
Agreement, including the AIMCO GP's right of first refusal. See "Description of OP Units -- Transfers and
Withdrawals."

After the first anniversary of becoming a holder of Common OP Units, an OP Unitholder has the right, subject to the terms and conditions of the AIMCO
Operating Partnership Agreement, to require the AIMCO
Operating Partnership to redeem all or a portion of the Common OP Units held by such party in exchange for a cash amount based on the value of shares of Class A
Common Stock. See "Description of OP
Units -- Redemption Rights." Upon receipt of a notice of redemption, the AIMCO GP may, in its sole and absolute discretion but subject to the restrictions on the ownership of Class A Common Stock imposed under the Charter and the transfer restrictions and other limitations thereof, elect to cause AIMCO to acquire some or all of the tendered Common OP Units in exchange for Class A Common Stock, based on an exchange ratio of one share of Class A Common Stock for each Common OP
Unit, subject to adjustment as provided in the AIMCO
Operating Partnership Agreement.

            FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS

     The following is a summary of certain federal income tax consequences resulting from the acquisition of, holding, exchanging, and otherwise disposing of Class A Common Stock and the Preferred Stock (collectively, the Class A Common Stock and the Preferred Stock are referred to herein as the "AIMCO Stock"). This discussion is based upon the Code, the Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this Registration Statement and all of which are subject to change, possibly retroactively. Such summary is also based on the assumptions that the operation of AIMCO, the AIMCO Operating Partnership and the Subsidiary Partnerships will be in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular investor in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes). This summary assumes that investors will hold their AIMCO Stock as "capital assets" (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Registration Statement.

     THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF AIMCO STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF AIMCO STOCK AND OF AIMCO'S ELECTION TO BE SUBJECT TO TAX, FOR FEDERAL INCOME TAX PURPOSES, AS A REAL ESTATE INVESTMENT TRUST.

GENERAL

     The REIT provisions of the Code are highly technical and complex. The following summary sets forth certain aspects of the provisions of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.


     AIMCO has elected to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1994, and AIMCO intends to continue such election. Although AIMCO believes, and it has received an opinion of Counsel to the effect that, commencing with the AIMCO's initial taxable year ended December 31, 1994, AIMCO was organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation, and its actual method of operation since its formation, will enable it to meet the requirements for qualification and taxation as a REIT under the Code. No assurance can be given that AIMCO has been or will remain so qualified. It must be emphasized that this opinion is based and conditioned upon certain assumptions and representations and covenants made by AIMCO as to factual matters (including representations of AIMCO concerning its business and properties as set forth in this Registration Statement). The opinion is expressed as of its date and Counsel has no obligation to advise holders of Securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, such qualification and taxation as a REIT depends upon AIMCO's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below, the results of which will not be reviewed by Counsel. Accordingly, no assurance can be given that the actual results of AIMCO's operation for any one taxable year will satisfy such requirements. See " -- Failure to Qualify." An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge AIMCO's eligibility for taxation as a REIT.

     Provided AIMCO qualifies for taxation as a REIT, it will generally not be subject to federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding AIMCO's qualification as a REIT, AIMCO will be subject to federal income tax as follows:
First, AIMCO will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, AIMCO may be subject to the "alternative minimum tax" on its items of tax preference. Third, if AIMCO has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fourth, if AIMCO should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which AIMCO fails the 75% or 95% test multiplied by (b) a fraction intended to reflect AIMCO's profitability. Fifth, if AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than certain long-term capital gains that AIMCO elects to retain and pay the tax thereon), and (iii) any undistributed taxable income from prior periods, AIMCO would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Sixth, if AIMCO acquires assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in the hands of AIMCO is determined by reference to the adjusted tax basis of such assets in the hands of the subchapter C corporation (such as the assets acquired from Insignia in the Insignia Merger), under Treasury Regulations not yet promulgated, the subchapter C corporation would be required to recognize any net Built-In Gain (as defined below) that would have been realized if the Subchapter C corporation had liquidated on the day before the date of the transfer. Pursuant to IRS Notice 88-19, AIMCO may elect, in lieu of the treatment described above, to be subject to tax at the highest regular corporate tax rate on such gain to the extent of the excess, if any, of the fair market value over the adjusted basis of such asset as of the beginning of the ten-year period ("Built-in Gain"). AIMCO intends to make such an election and, therefore, will be taxed at the highest regular corporate rate on such Built-in Gain if, and to the extent, such assets are sold within the specified ten-year period. It should be noted that AIMCO has acquired (and will acquire in the Insignia Merger) a significant amount of assets with Built-in Gain and a taxable disposition by AIMCO of any of these assets within ten years of their acquisitions would subject AIMCO to tax under the foregoing rule. Seventh, AIMCO could be subject to foreign taxes on its investments and activities in foreign jurisdictions. In addition, AIMCO could also be subject to tax in certain situations and on certain transactions not presently contemplated.


  Requirements for Qualification

     The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons;
(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that conditions (1) through
(4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Charter provides certain restrictions regarding transfers of its shares, which provisions are intended to assist AIMCO in satisfying the share ownership requirements described in conditions (5) and (6) above.

     To monitor AIMCO's compliance with the share ownership requirements, AIMCO is required to maintain records regarding the actual ownership of its shares. To do so, AIMCO must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are
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

to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of AIMCO's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. AIMCO satisfies this requirement.

  Ownership of Partnership Interests

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, AIMCO's proportionate share of the assets, liabilities and items of income of the partnerships and limited liability companies in which it has ownership interests (the "Subsidiary Partnerships") will be treated as assets, liabilities and items of income of AIMCO for purposes of applying the REIT requirements described herein. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in "Tax Aspects of AIMCO's Investments in Partnerships."

  Income Tests

     In order to maintain qualification as a REIT, AIMCO annually must satisfy two gross income requirements. First, at least 75% of AIMCO's gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of AIMCO's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

     Rents received by AIMCO through the Subsidiary Partnerships will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, AIMCO (or its affiliates) is permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, AIMCO (or its affiliates) may provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services.


     PAMS LP and the other subsidiaries of the Company that manage the Managed Properties (collectively, the "Management Subsidiaries") receive management fees and other income. A portion of such fees and other income accrue to AIMCO through distributions from the Management Subsidiaries that will be classified as dividend income to the extent of the earnings and profits of the Management Subsidiaries. Such distributions will generally qualify under the 95% gross income test but not under the 75% gross income test.


     If AIMCO fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if AIMCO's failure to meet such tests was due to reasonable
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

cause and not due to willful neglect, AIMCO attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances AIMCO would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving AIMCO, AIMCO will not qualify as a REIT. As discussed above in "-- General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

  Asset Tests

     AIMCO, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of AIMCO's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Subsidiary Partnerships), certain stock or debt instruments purchased by AIMCO with new capital, cash, cash items and U.S. government securities. Second, not more than 25% of AIMCO's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by AIMCO may not exceed 5% of the value of AIMCO's total assets, and AIMCO may not own more than 10% of any one issuer's outstanding voting securities.


     AIMCO indirectly owns interests in the Management Subsidiaries. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT or the investment of more than 5% of the REIT's total assets in any one issuer's securities is prohibited by the asset tests. AIMCO believes that its indirect ownership interests in the Management Subsidiaries qualify under the asset tests set forth above. However, no independent appraisals have been obtained to support AIMCO's conclusions as to the value of the AIMCO Operating Partnership's total assets and the value of the AIMCO Operating Partnership's interest in the Management Subsidiaries and these values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that the AIMCO Operating Partnership's ownership interests in the Management Subsidiaries disqualifies AIMCO from treatment as a REIT.



     AIMCO's indirect interests in the AIMCO Operating Partnership and other Subsidiary Partnerships are held through wholly owned corporate subsidiaries of AIMCO organized and operated as "qualified REIT subsidiaries" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of AIMCO. Each qualified REIT subsidiary therefore is not subject to federal corporate income taxation, although it may be subject to state or local taxation. In addition, AIMCO's ownership of the voting stock of each qualified REIT subsidiary does not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.


  Annual Distribution Requirements

     AIMCO, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of AIMCO's "REIT taxable income" (computed without regard to the dividends paid deduction and AIMCO's net capital gain) and
(ii) 95% of the net income (after tax), if any, from foreclosure property, minus
(B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before AIMCO timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that AIMCO distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at ordinary corporate tax rates. AIMCO may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In such a case, AIMCO's stockholders would include their proportionate share of such undistributed long-term capital gains in income and receive a credit for their share of the tax paid by AIMCO. AIMCO's stockholders would then increase the adjusted basis of their AIMCO shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares. If AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year and (ii) 95% of its REIT capital gain net income for such year (excluding retained long-term capital gains), and (iii) any undistributed taxable income from prior periods, AIMCO would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. AIMCO believes that it has made, and intends to make, timely distributions sufficient to satisfy these annual distribution requirements.


     It is possible that AIMCO, from time to time, may not have sufficient cash to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of cash (including receipt of distributions from the AIMCO Operating Partnership) and (ii) the inclusion of certain items in income by AIMCO for federal income tax purposes. In the event that such timing differences occur, in order to meet the 95% distribution requirement, AIMCO may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable distributions of property.

     Under certain circumstances, AIMCO may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in AIMCO's deduction for dividends paid for the earlier year. Thus, AIMCO may be able to avoid being taxed on amounts distributed as deficiency dividends; however, AIMCO will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.


  Distribution of Acquired Earnings and Profits



     The Code provides that when a REIT acquires a corporation that is currently a C corporation (i.e., a corporation without a REIT election, such as Insignia), the REIT may qualify as a REIT only if, as of the close of the year of acquisition, the REIT has no "earnings and profits" acquired from such C corporation. In the Insignia Merger, AIMCO will succeed to the earnings and profits of Insignia and, therefore, AIMCO must distribute such earnings and profits effective on or before December 31, 1998. Insignia has retained independent certified public accountants to determine Insignia's earnings and profits for purposes of this requirement. The determination of the independent certified public accountants will be based upon Insignia's tax returns as filed with the IRS and other assumptions and qualifications set forth in the reports issued by such accountants. Any adjustments to Insignia's income for taxable years ending on or before the closing of the Insignia Merger, including as a result of an examination of its returns by the IRS or the receipt of certain indemnity or other payments, could affect the calculation of Insignia's earnings and profits. Furthermore, the determination of earnings and profits requires the resolution of certain technical tax issues with respect to which there is no authority directly on point and, consequently, the proper treatment of these issues for earnings and profits purposes is not free from doubt. There can be no assurance that the IRS will not examine the tax returns of Insignia and propose adjustments to increase its taxable income and therefore its earnings and profits. In this regard, the IRS can consider all taxable years of Insignia as open for review for purposes of determining the amount of such earnings and profits. Moreover, if the Special Dividend is not treated as a dividend under the Code, AIMCO may, depending upon the amount of other distributions made by AIMCO subsequent to the Insignia Merger, fail to distribute an amount equal to Insignia's earnings and profits. AIMCO's failure to distribute an amount equal to such earnings and profits effective on or before December 31, 1998, would result in AIMCO's failure to qualify as a REIT.


  Failure to Qualify

     If AIMCO fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, AIMCO will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which AIMCO fails to qualify will not be deductible by AIMCO nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless AIMCO is entitled to relief under specific statutory provisions, AIMCO would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances AIMCO would be entitled to such statutory relief.

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

TAX ASPECTS OF AIMCO'S INVESTMENTS IN PARTNERSHIPS

  General

     Substantially all of AIMCO's investments are held indirectly through the AIMCO Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. AIMCO will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, AIMCO will include its proportionate share of assets held by the Subsidiary Partnerships. See "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- General."

  Entity Classification


     AIMCO's direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the Subsidiary Partnerships as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of these entities were treated as an association for federal income tax purposes, it would be subject to an entity-level tax on its income. In such a situation, the character of AIMCO's assets and items of gross income would change and could preclude AIMCO from satisfying the asset tests and the income tests (see "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- Asset Tests" and "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- Income Tests"), and in turn could prevent AIMCO from qualifying as a REIT. See "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- Failure to Qualify" above for a discussion of the effect of AIMCO's failure to meet such tests for a taxable year. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case AIMCO might incur a tax liability without any related cash distributions.


  Tax Allocations with Respect to the Properties


     Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book -- Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. See "-- Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership." The AIMCO Operating Partnership was formed by way of contributions of appreciated property (including certain of the Owned Properties). Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury Regulations provide for a similar allocation of such items to the other partners. These rules apply to the contribution by AIMCO to the AIMCO Operating Partnership of the cash proceeds received in any offerings of its stock.



     In general, certain OP Unitholders will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on the sale by the AIMCO Operating Partnership or other Subsidiary Partnerships of the contributed properties. This will tend to eliminate the Book-Tax Difference over the life of these partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the AIMCO Operating Partnership or other Subsidiary Partnerships may cause AIMCO to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause AIMCO to recognize taxable income in excess of cash proceeds, which might adversely affect AIMCO's ability to comply with the REIT distribution requirements. See "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- Annual Distribution Requirements."

     With respect to any property purchased or to be purchased by any of the Subsidiary Partnerships (other than through the issuance of OP Units) subsequent to the formation of AIMCO, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

  Sale of the Properties


     AIMCO's share of any gain realized by the AIMCO Operating Partnership or any other Subsidiary Partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of AIMCO and AIMCO
Stockholders -- General -- Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The AIMCO Operating Partnership and the other Subsidiary Partnerships intend to hold the Owned Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Owned Properties and to make such occasional sales of the Owned Properties, including peripheral land, as are consistent with AIMCO's investment objectives.


TAXATION OF MANAGEMENT SUBSIDIARIES


     A portion of the amounts to be used to fund distributions to stockholders is expected to come from distributions made by the Management Subsidiaries to the AIMCO Operating Partnership, and interest paid by the Management Subsidiaries on certain notes held by the AIMCO Operating Partnership. In general, the Management Subsidiaries pay federal, state and local income taxes on their taxable income at normal corporate rates. Any federal, state or local income taxes that the Management Subsidiaries are required to pay will reduce AIMCO's cash flow from operating activities and its ability to make payments to holders of its securities.


TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

  Distributions


     Provided AIMCO qualifies as a REIT, distributions made to AIMCO's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions (and retained long-term capital gains) that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed AIMCO's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, net capital gains attributable to the sale of depreciable real property held for more than 12 months is subject to a 25% maximum federal income tax rate to the extent of previously claimed real property depreciation.


     Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares in respect of which the distributions were made, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) provided that the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by AIMCO in October, November or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by AIMCO and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by AIMCO during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of AIMCO. In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from AIMCO required to be treated by such stockholder as long-term capital gain.


  Dispositions of AIMCO Stock

     In general, under the recently enacted Internal Revenue Service Restructuring and Reform Act of 1988, capital gains recognized by individuals and other non-corporate taxpayers upon the sale or disposition of AIMCO Stock will be subject to a maximum federal income tax rate of 20% if the AIMCO Stock is held for more than 12 months and will be taxed at ordinary income rates if the AIMCO Stock is held for 12 months or less. Capital losses recognized by a stockholder upon the disposition of AIMCO Stock held for more than one year at the time of disposition will be a long-term capital loss. In addition, any loss upon a sale or exchange of shares of AIMCO Stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from AIMCO required to be treated by such stockholder as long-term capital gain.

     A redemption of the Preferred Stock will be treated under Section 302 of the Code as a dividend subject to tax at ordinary income tax rates (to the extent of AIMCO's current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the Preferred Stock. The redemption will satisfy such test if it (i) is "substantially disproportionate" with respect to the holder (which will not be the case if only the Preferred Stock is redeemed, since it generally does not have voting rights), (ii) results in a "complete termination" of the holder's stock interest in AIMCO, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of the Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their own tax advisors to determine such tax treatment. If a redemption of the Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder's adjusted tax basis in such redeemed Preferred Stock would be transferred to the holder's remaining stockholdings in AIMCO. If, however, the stockholder has no remaining stockholdings in AIMCO, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

TAXATION OF FOREIGN STOCKHOLDERS

     The following is a discussion of certain anticipated U.S. federal income and estate tax consequences of the ownership and disposition of AIMCO Stock applicable to Non-U.S. Holders of AIMCO Stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

  Ordinary Dividends

     The portion of dividends received by Non-U.S. Holders payable out of AIMCO's earnings and profits which are not attributable to capital gains of AIMCO and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of AIMCO Stock. In cases where the dividend income from a Non-U.S. Holder's investment in AIMCO Stock is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. Holders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation).

  Non-Dividend Distributions

     Unless AIMCO Stock constitutes a United States Real Property Interest (a "USRPI"), distributions by AIMCO which are not dividends out of the earnings and profits of AIMCO will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of AIMCO. If AIMCO Stock constitutes a USRPI, such distributions will be subject to 10% withholding and taxed pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at a rate of 35% to the extent such distributions exceed a stockholder's basis in his or her AIMCO Stock.

  Capital Gain Dividends

     Under FIRPTA, a distribution made by AIMCO to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by AIMCO ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, AIMCO will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of Non-U.S. Holder that is a corporation.

  Dispositions of AIMCO Stock


     Unless AIMCO Stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if AIMCO is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. AIMCO believes that it is, and it expects to continue to be, a domestically controlled REIT and, therefore, the sale of AIMCO Stock should not be subject to taxation under FIRPTA. Because the Class A Common Stock is publicly traded, however, no assurance can be given that AIMCO is or will continue to be a domestically controlled REIT.



     If AIMCO does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE, on which AIMCO Class A Common Stock is listed) and (ii) the selling Non-U.S. Holder held 5% or less of AIMCO's outstanding stock at all times during a specified testing period.


     If gain on the sale of stock of AIMCO were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals)
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and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.


     Gain from the sale of AIMCO Stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the AIMCO Stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.


  Estate Tax

     AIMCO Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     AIMCO will report to its U.S. stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide AIMCO with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, AIMCO may be required to withhold a portion of capital gain distributions to any Non-U.S. Holders who fail to certify their foreign status to AIMCO. The IRS has issued final Treasury Regulations regarding the backup withholding rules as applied to Non-U.S. Holders. Those final Treasury Regulations alter the current system of backup withholding compliance and will be effective for payments made after December 31, 1999. Prospective investors in AIMCO Stock should consult their tax advisors regarding the application of these Treasury Regulations.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by AIMCO to Exempt Organizations should generally not constitute UBTI. However, if an Exempt Organization finances its acquisition of the AIMCO Stock with debt, a portion of its income from AIMCO will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from AIMCO as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of AIMCO's stock is required to treat a percentage of the dividends from AIMCO as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by AIMCO from an unrelated trade or business (determined as if AIMCO were a pension trust) divided by the gross income of AIMCO for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of
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

AIMCO's stock only if (i) the UBTI Percentage is at least 5%, (ii) AIMCO qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of AIMCO in proportion to their actuarial interest in the pension trust, and (iii) either
(A) one pension trust owns more than 25% of the value of AIMCO's stock or (B) a group of pension trusts each individually holding more than 10% of the value of AIMCO's stock collectively owns more that 50% of the value of AIMCO's stock. The restrictions on ownership and transfer of AIMCO's stock should prevent an Exempt Organization from owning more than 10% of the value of AIMCO's stock.

           FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP

                               AND OP UNITHOLDERS


     The following is a summary of certain federal income tax consequences resulting from the acquisition of, holding, exchanging, and otherwise disposing of OP Units. This discussion is based upon the Code, the Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this Registration Statement and all of which are subject to change, possibly retroactively. Such summary is also based on the assumptions that the operation of AIMCO, the AIMCO Operating Partnership and the Subsidiary Partnerships will be in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular investor in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes). This summary assumes that investors will hold their OP Units as "capital assets' (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Registration Statement.

     THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OP UNITS DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF OP UNITS AND OF AIMCO'S ELECTION TO BE SUBJECT TO TAX, FOR FEDERAL INCOME TAX PURPOSES, AS A REAL ESTATE INVESTMENT TRUST.

PARTNERSHIP STATUS


     AIMCO has received an opinion of Counsel to the effect that the AIMCO Operating Partnership is classified as a partnership for federal income tax purposes, and not as an association taxable as a corporation. It must be emphasized that this opinion of Counsel is based on and conditioned upon ceratin assumptions and representations and on opinions of local counsel with respect to matters of local law. The opinion is expressed as of its date and Counsel has no obligation to advise AIMCO of any subsequent change in matters stated, represented or assumed or any subsequent change in the applicable law. An opinion of Counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the AIMCO Operating Partnership as a partnership.


     Some partnerships are, for federal income tax purposes, characterized not as a partnership but as an association taxable as a corporation or as a "publicly traded partnership" taxable as a corporation. A partnership will be classified as a publicly traded partnership if interests therein are traded on an "established securities market" or are "readily tradable" on a "secondary market (or the substantial equivalent thereof)."

     The AIMCO Operating Partnership believes and intends to take the position that the AIMCO Operating Partnership should not be classified as a publicly traded partnership because (i) the OP Units are not traded

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

on an established securities market and (ii) the OP Units should not be considered readily tradable on a secondary market or the substantial equivalent thereof. The determination of whether interests in a partnership are readily tradable on a secondary market or the substantial equivalent thereof, however, depends on various facts and circumstances (including facts that are not within the control of the AIMCO Operating Partnership). Treasury Regulations generally effective for taxable years beginning after December 31, 1995 (the "PTP Regulations") provide limited safe harbors, which, if satisfied, will prevent a partnership's interests from being treated as readily tradable on a secondary market or the substantial equivalent thereof. Under a grandfather rule, certain existing partnerships may rely on safe harbors contained in IRS Notice 88-75 rather than on the safe harbors contained in the PTP Regulations for all taxable years of the partnership beginning before January 1, 2006. The AIMCO Operating Partnership believes that it is subject to such grandfather rule and that it cannot rely on the safe harbors contained in the PTP Regulations. The AIMCO Operating Partnership may not have satisfied any of the safe harbors in Notice 88-75 in its previous tax years. In addition, because the AIMCO Operating Partnership's ability to satisfy a safe harbor in Notice 88-75 (or to the extent applicable, a safe harbor in the PTP Regulations) may involve facts that are not within its control, it is impossible to predict whether the AIMCO Operating Partnership will satisfy a safe harbor in future tax years. The safe harbors in Notice 88-75 are not intended to be substantive rules for the determination of whether partnership interests are readily tradable on a secondary market or the substantial equivalent thereof, and consequently, the failure to meet these safe harbors will not necessarily cause the AIMCO Operating Partnership to be treated as a publicly traded partnership. No assurance can be given, however, that the IRS will not assert that partnerships such as the AIMCO Operating Partnership constitute publicly traded partnerships, or that facts and circumstances will not develop which could result in the AIMCO Operating Partnership being treated as a publicly traded partnership.


     If the AIMCO Operating Partnership were characterized as a publicly traded partnership, it would nevertheless not be taxable as a corporation as long as 90% or more of its gross income consists of "qualifying income." In general, qualifying income includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property. The AIMCO Operating Partnership believes that more than 90% of its gross income consists of qualifying income and expects that more than 90% of its gross income in future tax years will consist of qualifying income. In such event, even if the AIMCO Operating Partnership were characterized as a publicly traded partnership, it would not be taxable as a corporation. If the AIMCO Operating Partnership were characterized as a publicly traded partnership, however, each OP Unitholder would be subject to special rules under section 469 of the Code. See "Limitations on Deductibility of Losses -- Passive Activity Loss Limitation." No assurance can be given that the actual results of the AIMCO Operating Partnership's operations for any one taxable year will enable it to satisfy the qualifying income exception.



     If the AIMCO Operating Partnership were characterized as an association or publicly traded partnership taxable as a corporation (because it did not meet the qualifying income exception discussed above), it would be subject to tax at the entity level as a regular corporation and OP Unitholders would be subject to tax in the same manner as stockholders of a corporation. Thus, the AIMCO Operating Partnership would be subject to federal tax (and possibly state and local taxes) on its net income, determined without reduction for any distributions made to the OP Unitholders, at regular federal corporate income tax rates, thereby reducing the amount of any cash available for distribution to the OP Unitholders, which reduction could also materially and adversely impact the liquidity and value of the OP Units. In addition, the AIMCO Operating Partnership's items of income, gain, loss, deduction and credit would not be passed through to the OP Unitholders and the OP Unitholders would not be subject to tax on the income earned by the AIMCO Operating Partnership. Distributions received by an OP Unitholder from the AIMCO Operating Partnership, however, would be treated as dividend income for federal income tax purposes, subject to tax as ordinary income to the extent of current and accumulated earnings and profits of the AIMCO Operating Partnership, and the excess, if any, as a nontaxable return of capital to the extent of the OP Unitholder's adjusted tax basis in his AIMCO Operating Partnership interest (without taking into account Partnership liabilities), and thereafter as gain from the sale of a capital asset. Characterization of the AIMCO Operating Partnership as an association or publicly traded partnership taxable as a corporation would also result in the termination of AIMCO's status as a REIT for federal income tax purposes which would have a material adverse impact on AIMCO. See "Federal Income Taxation of AIMCO and AIMCO Stockholders -- Tax Aspects of AIMCO's Investments in Partnerships."

     No assurances can be given that the IRS would not challenge the status of the AIMCO Operating Partnership as a "partnership" which is not "publicly traded" for federal income tax purposes or that a court would not reach a result contrary to such positions. Accordingly, each prospective investor is urged to consult his tax advisor regarding the classification and treatment of the AIMCO Operating Partnership as a "partnership" for federal income tax purposes.

     The following discussion assumes that the AIMCO Operating Partnership is, and will continue to be, classified and taxed as a partnership for federal income tax purposes.


TAXATION OF OP UNITHOLDERS


     In general, a partnership is treated as a "pass-through" entity for federal income tax purposes and is not itself subject to federal income taxation. Each partner of a partnership, however, is subject to tax on his allocable share of partnership tax items, including partnership income, gains, losses, deductions, and credits ("Partnership Tax Items") for each taxable year of the partnership ending within or with such taxable year of the partner, regardless of whether he receives any actual distributions from the partnership during the taxable year. Generally, the characterization of any particular Partnership Tax Item is determined at the partnership, rather than at the partner level, and the amount of a partner's allocable share of such item is governed by the terms of the partnership agreement.


     No federal income tax will be payable by the AIMCO Operating Partnership. Instead, each OP Unitholder will be (i) required to include in income his allocable share of any AIMCO Operating Partnership income or gains and (ii) entitled to deduct his allocable share of any AIMCO Operating Partnership deductions or losses, but only to the extent of the OP Unitholder's adjusted tax basis in his AIMCO Operating Partnership interest and subject to the "at risk" and "passive activity loss" rules discussed below under the heading "Limitations on the Deductibility of Losses." An OP Unitholder's allocable share of the AIMCO Operating Partnership's taxable income may exceed the cash distributions to the OP Unitholder for any year if the AIMCO Operating Partnership retains its profits rather than distributing them.


ALLOCATIONS OF AIMCO OPERATING PARTNERSHIP PROFITS AND LOSSES


     For federal income tax purposes, an OP Unitholder's allocable share of the AIMCO Operating Partnership's Partnership Tax Items will be determined by the AIMCO Operating Partnership Agreement if such allocations either have "substantial economic effect" or are determined to be in accordance with the OP Unitholder's interests in the AIMCO Operating Partnership. The manner in which Partnership Tax Items of the AIMCO Operating Partnership are allocated is described above under the heading "Description of OP Units--Allocations of Net Income and Net Loss." If the allocations provided by the AIMCO Operating Partnership Agreement were successfully challenged by the IRS, the redetermination of the allocations to a particular OP Unitholder for federal income tax purposes may be less favorable than the allocation set forth in the AIMCO Operating Partnership Agreement.


TAX BASIS OF A PARTNERSHIP INTEREST


     A partner's adjusted tax basis in his partnership interest is relevant, among other things, for determining (i) gain or loss upon a taxable disposition of his partnership interest, (ii) gain upon the receipt of partnership distributions, and (iii) the limitations imposed on the use of partnership deductions and losses allocable to such partner. Generally, the adjusted tax basis of an OP Unitholder's interest in the AIMCO Operating Partnership is equal to (A) the sum of the adjusted tax basis of the property contributed by the OP Unitholder to the AIMCO Operating Partnership in exchange for an interest in the AIMCO Operating Partnership and the amount of cash, if any, contributed by the OP Unitholder to the AIMCO Operating Partnership, (B) reduced, but not below zero, by the OP Unitholder's allocable share of AIMCO Operating Partnership distributions, deductions, and losses, (C) increased by the OP Unitholder's allocable share of AIMCO Operating Partnership income and gains, and (D) increased by the OP Unitholder's allocable share of the

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


AIMCO Operating Partnership liabilities and decreased by the OP Unitholder's liabilities assumed by the AIMCO Operating Partnership.


CASH DISTRIBUTIONS


     Cash distributions received from a partnership do not necessarily correlate with income earned by the partnership as determined for federal income tax purposes. Thus, an OP Unitholder's federal income tax liability in respect of his allocable share of the AIMCO Operating Partnership taxable income for a particular taxable year may exceed the amount of cash, if any, received by the OP Unitholder from the AIMCO Operating Partnership during such year.



     If cash distributions, including a "deemed" cash distribution as discussed below, received by an OP Unitholder in any taxable year exceed his allocable share of the AIMCO Operating Partnership taxable income for the year, the excess will constitute, for federal income tax purposes, a return of capital to the extent of such OP Unitholder's adjusted tax basis in his AIMCO Operating Partnership interest. Such return of capital will not be includible in the taxable income of the OP Unitholder, for federal income tax purposes, but it will reduce, but not below zero, the adjusted tax basis of the AIMCO Operating Partnership interest held by the OP Unitholder. If an OP Unitholder's tax basis in his AIMCO Operating Partnership interest is reduced to zero, a subsequent cash distribution received by the OP Unitholder will be subject to tax as capital gain income, but only if, and to the extent that, such distribution exceeds the subsequent positive adjustments, if any, to the tax basis of the OP Unitholder's AIMCO Operating Partnership interest as determined at the end of the taxable year during which such distribution is received. A decrease in an OP Unitholder's share of the AIMCO Operating Partnership liabilities resulting from the payment or other settlement of such liabilities is generally treated, for federal income tax purposes, as a deemed cash distribution. A decrease in an OP Unitholder's percentage interest in the AIMCO Operating Partnership, because of the issuance by the AIMCO Operating Partnership of additional OP Units, or otherwise, will decrease an OP Unitholder's share of nonrecourse liabilities of the AIMCO Operating Partnership, if any, and thus, will result in a corresponding deemed distribution of cash.



     A non-pro rata distribution (or deemed distribution) of money or property may result in ordinary income to an OP Unitholder, regardless of such OP Unitholder's tax basis in his OP Units, if the distribution reduces such OP Unitholder's share of the AIMCO Operating Partnership's "Section 751 Assets." "Section 751 Assets" are defined by the Code to include "unrealized receivables" or "substantially appreciated inventory". For this purpose, inventory is substantially appreciated if its value exceeds 120% of its adjusted basis. Among other things, "unrealized receivables" include amounts attributable to previously claimed depreciation deductions on certain types of property. To the extent that such a reduction in an OP Unitholder's share of Section 751 Assets occurs, the AIMCO Operating Partnership will be deemed to have distributed a proportionate share of the Section 751 Assets to the OP Unitholder followed by a deemed exchange of such assets with the AIMCO Operating Partnership in return for the non-pro rata portion of the actual distribution made to such OP Unitholder. This deemed exchange will generally result in the realization of ordinary income under Section 751(b) by the OP Unitholder. Such income will equal the excess of (1) the non-pro rata portion of such distribution over (2) the OP Unitholder's tax basis in such OP Unitholder's share of such Section 751 Assets deemed relinquished in the exchange.


TAX CONSEQUENCES UPON CONTRIBUTION OF PROPERTY TO THE AIMCO OPERATING
PARTNERSHIP

     Generally, Section 721 of the Code provides that neither the Contributing Partner nor the AIMCO Operating Partnership will recognize a gain or loss, for federal income tax purposes, upon a contribution of property to the AIMCO Operating Partnership in exchange for OP Units. Notwithstanding this general rule of nonrecognition, the Contributing Partner may recognize a gain where the property transferred is subject to liabilities, or the AIMCO Operating Partnership assumes liabilities in connection with a transfer of property, and the amount of such liabilities exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the Contributing Partner as determined immediately after the transfer. Such excess is treated by the Contributing Partner, for federal income tax purposes, as the receipt of a deemed distribution of cash to the Contributing Partner from the AIMCO Operating Partnership. If a person transfers to the AIMCO
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


Operating Partnership an interest in another partnership (the "Underlying Partnership") in exchange for an OP Unit, the person will be treated, for federal income tax purposes, as having transferred to the AIMCO Operating Partnership his allocable share of the liabilities of the Underlying Partnership, which could result in, or increase the amount of, a deemed cash distribution. As discussed above, such deemed cash distributions are generally treated as a nontaxable return of capital to the extent of the Contributing Partner's adjusted tax basis in his OP Units and thereafter as gain from the sale of such partnership interest.



     If a Contributing Partner receives or is deemed to receive for federal income tax purposes, cash in addition to OP Units upon the contribution of property to the AIMCO Operating Partnership, the transaction will likely be treated as part contribution of property and part sale of property. In such event, the Contributing Partner will recognize gain or loss with respect to the portion of the property that is deemed sold to the AIMCO Operating Partnership.



     If a Contributing Partner transfers property to the AIMCO Operating Partnership in exchange for an OP Unit and the adjusted tax basis of such property differs from its fair market value, AIMCO Operating Partnership Tax Items must be allocated in a manner such that the Contributing Partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury Regulations provide for a similar allocation of such items to the other partners. These rules may apply to a contribution by AIMCO to the AIMCO Operating Partnership of cash proceeds received by AIMCO from the offering of its stock. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the OP Unitholders. The general purpose underlying this provision is to specially allocate certain Partnership Tax Items in order to place both the noncontributing and Contributing Partners in the same tax position that they would have been in had the Contributing Partner contributed property with an adjusted tax basis equal its fair market value. Treasury Regulations provide the AIMCO Operating Partnership with several alternative methods and allow the AIMCO Operating Partnership to adopt any other reasonable method to make allocations to reduce or eliminate Book-Tax Differences. The AIMCO GP, in its discretion and in a manner consistent with the Treasury Regulations, will select and adopt a method of allocating AIMCO Operating Partnership Tax Items, including the remedial allocation method, for purposes of eliminating such disparities.



     In general, certain OP Unitholders will be allocated lower amounts of depreciation deductions for tax purposes and increased amounts of taxable income and gain on the sale by the AIMCO Operating Partnership or other Subsidiary Partnerships of the contributed properties. Accordingly, in the event the AIMCO Operating Partnership disposes of contributed property, income attributable to the Book-Tax Difference of such contributed property generally will be allocated to the Contributing Partner, and the other OP Unitholders generally will be allocated only their share of gains attributable to appreciation, if any, occurring after the contribution of the contributed property. These incremental allocations of income will not result in additional cash distributions to the Contributing Partner, with the result that the Contributing Partner may not necessarily receive cash sufficient to pay the taxes attributable to such income. These allocations will tend to eliminate the Book-Tax Differences with respect to the contributed property over the life of the AIMCO Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed property in the hands of the AIMCO Operating Partnership may cause a noncontributing OP Unitholder to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to such OP Unitholder if the contributed property had a tax basis equal to its fair market value at the time of contribution, and possibly to be allocated taxable gain in the event of a sale of the contributed property in excess of the economic or book income allocated to it as a result of such sale. This may cause noncontributing OP Unitholders to recognize taxable income in excess of cash proceeds.


LIMITATIONS ON DEDUCTIBILITY OF LOSSES


     Basis Limitation. To the extent that an OP Unitholder's allocable share of AIMCO Operating Partnership deductions and losses exceeds his adjusted tax basis in his AIMCO Operating Partnership interest at the end of the of the taxable year in which the losses and deductions flow through, the excess losses and deductions cannot be utilized, for federal income tax purposes, by the OP Unitholder in such year. The excess losses and deductions may, however, be utilized in the first succeeding taxable year in which, and to the extent that, there is an increase in the tax basis of the AIMCO Operating Partnership interest held by such OP Unitholder, but only to the extent permitted under the "at risk" and "passive activity loss" rules discussed below.



     "At Risk" Limitation. Under the "at risk" rules of section 465 of the Code, a noncorporate taxpayer and a closely held corporate taxpayer are generally not permitted to claim a deduction, for federal income tax purposes, in respect of a loss from an activity, whether conducted directly by the taxpayer or through an investment in a partnership, to the extent that the loss exceeds the aggregate dollar amount which the taxpayer has "at risk" in such activity at the close of the taxable year. To the extent that losses are not permitted to be used in any taxable year, such losses may be carried over to subsequent taxable years and may be claimed as a deduction by the taxpayer if, and to the extent that, the amount which the taxpayer has "at risk" is increased. Provided certain requirements are met, the at risk rules generally do not apply to losses arising from any activity which constitutes "the holding of real property," which the holding of an OP Unit should constitute.



     "Passive Activity Loss" Limitation. The passive activity loss rules of section 469 of the Code limit the use of losses derived from passive activities, which generally includes an investment in limited partnership interests such as the OP Units. If an investment in an OP Unit is treated as a passive activity, an OP Unitholder who is an individual investor, as well as certain other types of investors, would not be able to use losses from the AIMCO Operating Partnership to offset nonpassive activity income, including salary, business income, and portfolio income (e.g., dividends, interest, royalties, and gain on the disposition of portfolio investments) received during the taxable year. Passive activity losses that are disallowed for a particular taxable year may, however, be carried forward to offset passive activity income earned by the OP Unitholder in future taxable years. In addition, such disallowed losses may be claimed as a deduction, subject to the basis and at risk limitations discussed above, upon a taxable disposition of an OP Unit by the OP Unitholder, regardless of whether such OP Unitholder has received any passive activity income during the year of disposition.



     If the AIMCO Operating Partnership were characterized as a publicly traded partnership, each OP Unitholder would be required to treat any loss derived from the AIMCO Operating Partnership separately from any income or loss derived from any other publicly traded partnership, as well as from income or loss derived from other passive activities. In such case, any net losses or credits attributable to the AIMCO Operating Partnership which are carried forward may only be offset against future income of the AIMCO Operating Partnership. Moreover, unlike other passive activity losses, suspended losses attributable to the AIMCO Operating Partnership would only be allowed upon the complete disposition of the OP Unitholder's "entire interest" in the AIMCO Operating Partnership (rather than upon the disposition of an interest in an "activity").


SECTION 754 ELECTION


     The AIMCO Operating Partnership has made the election permitted by Section 754 of the Code. Election is irrevocable without the consent of the IRS. The election will generally permit a purchaser of OP Units, such as AIMCO when it acquires AIMCO OP Units from OP Unitholders, to adjust its share of the basis in the AIMCO Operating Partnership's properties pursuant to Section 743(b) of the Code to fair market value (as reflected by the value of consideration paid for the OP Units), as if such purchaser had acquired a direct interest in the AIMCO Operating Partnership assets. The Section 743(b) adjustment is attributed solely to a purchaser of OP Units and is not added to the bases of the AIMCO Operating Partnership's assets associated with all of the OP Unitholders in the AIMCO Operating Partnership.


DEPRECIATION

     Section 168(i)(7) of the Code provides that in the case of property transferred to a partnership in a Section 721 transaction, the transferee shall be treated as the transferor for purposes of computing the depreciation deduction with respect to so much of the basis in the hands of the transferee as does not exceed the adjusted basis in the hands of the transferor. The effect of this rule would be to continue the historic basis, placed in service dates and methods with respect to the depreciation of the properties being contributed by a Contributing Partner to the AIMCO Operating Partnership in exchange for OP Units. However, an acquiror of OP Units that obtains a
Section 743(b) adjustment by reason of such acquisition (see "Section 754 Election," above) generally will be allowed depreciation with respect to such adjustment beginning as of the date of the exchange as if it were new property placed in service as of that date.

SALE, REDEMPTION, OR EXCHANGE OF OP UNITS


     An OP Unitholder will recognize a gain or loss upon a sale of an OP Unit, a redemption of an OP Unit for cash, an exchange of an OP Unit for shares of AIMCO Stock, or other taxable disposition of an OP Unit. Gain or loss recognized upon a sale or exchange of an OP Unit will be equal to the difference between (i) the sum of the amount realized in the transaction, which, in the case of the receipt of shares of AIMCO Stock will be an amount equal to their fair market value at the time that the transaction is consummated, plus the amount of AIMCO Operating Partnership liabilities allocable to the OP Unit at such time and (ii) the OP Unitholder's tax basis in the OP Unit disposed of, which tax basis will be adjusted for the OP Unitholder's allocable share of the AIMCO Operating Partnership's income or loss for the taxable year of the disposition. In the case of a gift of an OP Unit, an OP Unitholder will be deemed to have an amount realized equal to the amount of the AIMCO Operating Partnership's nonrecourse liabilities allocable to such OP Unit, and to the extent that the amount realized exceeds the OP Unitholder's basis for the OP Unit disposed of, such OP Unitholder will recognize gain for federal income tax purposes. The tax liability resulting from the gain recognized on a disposition of an OP Unit could exceed the amount of cash and the fair market value of property received.



     If the AIMCO Operating Partnership redeems an OP Unitholder's OP Units for cash (which is not contributed by AIMCO to effect the redemption), the tax consequences generally would be the same as described in the preceding paragraphs, except that if the AIMCO Operating Partnership redeems less than all of an OP Unitholder's OP Units, the OP Unitholder would recognize no taxable loss and would recognize taxable gain only to the extent that the cash, plus the amount of AIMCO Operating Partnership liabilities allocable to the redeemed OP Units, exceeded the OP Unitholder's adjusted tax basis in all of such OP Unitholder's OP Units immediately before the redemption.



     Under the recently enacted Internal Revenue Service Restructuring and Reform Act of 1988, capital gains recognized by individuals and certain other noncorporate taxpayers upon the sale or disposition of an OP Unit will be subject to a maximum federal income tax rate of 20% if the OP Unit is held for more than 12 months and will be taxed at ordinary income tax rates if the OP Unit is held for 12 months or less. Generally, gain or loss recognized by an OP Unitholder on the sale or other taxable disposition of an OP Unit will be taxable as capital gain or loss. However, to the extent that the amount realized upon the sale or other taxable disposition of an OP Unit attributable to an OP Unitholder's share of "unrealized receivables" of the AIMCO Operating Partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include amounts attributable to previously claimed depreciation deductions on certain types of property. In addition, the maximum federal income tax rate for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as the AIMCO Operating Partnership) held for more than 12 months is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."


TERMINATION OF THE AIMCO OPERATING PARTNERSHIP


     In the event of the dissolution of the AIMCO Operating Partnership, a distribution of AIMCO Operating Partnership property (other than money and marketable securities) will not result in taxable gain to an OP Unitholder (except to the extent provided in Section 737 of the Code for liquidations occurring within seven years of the date of contribution by an OP Unitholder of property to the AIMCO Operating Partnership), and the OP Unitholder will hold such distributed property with a basis equal to the adjusted basis of such OP Units exchanged therefor, reduced by any money distributed in liquidation. Further, the liquidation of the

AIMCO Operating Partnership will be taxable to a holder of Units to the extent that the value of any money and marketable securities distributed in liquidation (including any money deemed distributed as a result of relief from liabilities) exceeds such OP Unitholder's tax basis in his OP Units.


ALTERNATIVE MINIMUM TAX


     The Code contains different sets of minimum tax rules applicable to corporate and noncorporate investors. The discussion below relates only to the alternative minimum tax applicable to noncorporate taxpayers. Accordingly, corporate investors should consult with their tax advisors with respect to the effect of the corporate minimum tax provisions that may be applicable to them. Noncorporate taxpayers are subject to an alternative minimum tax to the extent the tentative minimum tax ("TMT") exceeds the regular income tax otherwise payable. The rate of tax imposed on the alternative minimum taxable income ("AMTI") in computing TMT is 26% on the first $175,000 of alternative minimum taxable income in excess of an exemption amount and 28% on any additional alternative minimum taxable income of noncorporate investors. In general, AMTI consists of the taxpayer's taxable income, determined with certain adjustments, plus his items of tax preference. For example, alternative minimum taxable income is calculated using an alternative cost recovery (depreciation) system that is not as favorable as the methods provided for under Section 168 of the Code which the AIMCO Operating Partnership will use in computing its income for regular federal income tax purposes. Accordingly, an OP Unitholder's AMTI derived from the AIMCO Operating Partnership may be higher than such OP Unitholder's share of the AIMCO Operating Partnership's net taxable income. Prospective investors should consult with their tax advisors as to the impact of an investment in OP Units on their liability for the alternative minimum tax.


INFORMATION RETURNS AND AUDIT PROCEDURES


     The AIMCO Operating Partnership will use all reasonable efforts to furnish to each OP Unitholder within 90 days after the close of each taxable year of the AIMCO Operating Partnership, certain tax information, including a Schedule K-1, which sets forth each OP Unitholder's allocable share of the AIMCO Operating Partnership's Taxable Items. In preparing this information the AIMCO GP will use various accounting and reporting conventions to determine the respective OP Unitholder's allocable share of Partnership Tax Items. There is no assurance that any such conventions will yield a result which conforms to the requirements of the Code, the Treasury Regulations or administrative interpretations of the IRS. The AIMCO GP cannot assure a current or prospective OP Unitholder that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible.



     No assurance can be given that the AIMCO Operating Partnership will not be audited by the IRS or that tax adjustments will not be made. Further, any adjustments in the AIMCO Operating Partnership's tax returns will lead to adjustments in OP Unitholders' tax returns and may lead to audits of their returns and adjustments of items unrelated to the AIMCO Operating Partnership. Each OP Unitholder would bear the cost of any expenses incurred in connection with an examination of such OP Unitholder's personal tax return.


     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of Partnership Tax Items generally are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the Tax Matters Partner for these purposes.


     The Tax Matters Partner is authorized, but not required, to take certain actions on behalf of the AIMCO Operating Partnership and OP Unitholders and can extend the statute of limitations for assessment of tax deficiencies against OP Unitholders with respect to the AIMCO Operating Partnership Tax Items. The Tax Matters Partner may bind an OP Unitholder with less than a 1% profits interest in the AIMCO Operating Partnership to a settlement with the IRS, unless such OP Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (to which all the OP Unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any OP Unitholder having at least a 1% interest in the profits of the AIMCO Operating Partnership or by OP Unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each OP Unitholder with an interest in the outcome may participate.



TAXATION OF FOREIGN OP UNITHOLDERS


     A Non-U.S. Holder will be considered to be engaged in a United States trade or business on account of its ownership of an OP Unit. As a result, a Non-U.S. Holder will be required to file federal tax returns with respect to its allocable share of the AIMCO Operating Partnerships income which is effectively connected to its trade or business. A Non-U.S. Holder that is a corporation may also be subject to United States branch profit tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of such income. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the Non-U.S. Holder is resident for tax purposes. Non-U.S. Holders are advised to consult their tax advisors regarding the effects an investment in the AIMCO Operating Partnership may have on information return requirements and other United States and non-United States tax matters, including the tax consequences of an investment in the AIMCO Operating Partnership for the country or other jurisdiction of which such Non-U.S. Holder is a citizen or in which such Non-U.S. Holder resides or is otherwise located.

                             OTHER TAX CONSEQUENCES

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

     The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal laws and interpretations thereof could adversely affect an investment in AIMCO or the AIMCO Operating Partnership. For example, a proposal issued by President Clinton on February 2, 1998, if enacted into law, may adversely affect the ability of AIMCO to expand the present activities of its Management Subsidiaries. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to AIMCO or the AIMCO Operating Partnership, or an investment in AIMCO or the AIMCO Operating Partnership, will be changed.

STATE, LOCAL AND FOREIGN TAXES


     The AIMCO Operating Partnership, OP Unitholders, AIMCO and AIMCO stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. It should be noted that the AIMCO Operating Partnership owns properties located in a number of states and local jurisdictions, and the AIMCO Operating Partnership and OP Unitholders may be required to file income tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of the AIMCO Operating Partnership and OP Unitholders and of AIMCO and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the application and effect of state, local foreign tax laws on an investment in the AIMCO Operating Partnership or AIMCO.


                                 LEGAL MATTERS

     Certain matters as to Maryland law and the validity of the Class A Common Stock and the Preferred Stock will be passed upon for AIMCO by Piper & Marbury L.L.P., Baltimore, Maryland. Certain matters as to the validity of the OP Units will be passed upon for the AIMCO Operating Partnership by Skadden, Arps, Slate, Meagher & Flom LLP.

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

                                    EXPERTS


     The consolidated financial statements of AIMCO included in AIMCO's Annual Report on Form 10-K/A for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements of the AIMCO Operating Partnership as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in the AIMCO Operating Partnership's Registration Statement on Form 10 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements of Ambassador Apartments, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in AIMCO's Current Report on Form 8-K dated March 17, 1998 (as amended on April 3, 1998) and the consolidated financial statements of Ambassador Apartments, Inc. as of December 31, 1996 and 1995, and for each of the two years in the period ended December 31, 1996 and the period from August 31, 1994 through December 31, 1994, and the combined financial statements of Prime Properties (Predecessor to Ambassador Apartments, Inc.) for the period from January 1, 1994 through August 30, 1994, included in Amendment No. 1 to AIMCO's Current Report on Form 8-K dated December 23, 1997, filed on February 6, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The consolidated financial statements of Insignia Financial Group, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in AIMCO's Current Report on Form 8-K dated March 17, 1998 (and Amendment No. 1 thereto filed April 3, 1998), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


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

                                  APPENDIX A-1
                                    GLOSSARY

     Unless the context requires otherwise, the following terms used in this Prospectus have the respective meanings set forth below:

     "1997 Housing Act" means the Multifamily Assisted Housing Reform and Affordability Act of 1997.

     "ACMs" means asbestos-containing materials.

     "ADA" means the Americans with Disabilities Act of 1990.

     "affordable" means, with respect to apartment units or residential properties, that such units or properties benefit from an interest rate or rental subsidy or are otherwise subject to governmental programs intended to provide housing to persons with low or moderate incomes.

     "Aggregate Cash Amount" means the aggregate amount that AIMCO elects to pay in cash to the Insignia stockholders, pursuant to the Insignia Merger; provided, however, that the Aggregate Cash Amount may not exceed the lesser of (i) $15,000,000 and (ii) the product of (x) $36.50 less the AIMCO Index Price, multiplied by (y) the sum of the number of shares of Insignia common stock outstanding at the Effective Time plus the number of shares of Insignia common stock for which outstanding Insignia Convertible Securities are exercisable, whether or not vested, at the Effective Time.

     "AIMCO" means Apartment Investment and Management Company, a Maryland corporation.

     "AIMCO Board" means the board of directors of AIMCO.

     "AIMCO GP" means AIMCO-GP, Inc., a wholly owned subsidiary of AIMCO and the general partner of the AIMCO Operating Partnership.

     "AIMCO Index Price" means the average trading price of Class A Common Stock over the 20-day period ended five trading days prior to the Effective Time, but in no event greater than $38.00.

     "AIMCO IPO" means AIMCO's initial public offering of Class A Common Stock in July 1994.

     "AIMCO Operating Partnership" means AIMCO Properties, L.P., a Delaware limited partnership.

     "AIMCO Operating Partnership Agreement" means the agreement of limited partnership of the AIMCO Operating Partnership.

     "AIMCO Properties" means the Managed Properties, Owned Properties and Equity Properties.

     "AIMCO Stock" means the Class A Common Stock and the Preferred Stock.

     "Ambassador" means the Ambassador Apartments, Inc.

     "Ambassador Common Stock" means the common stock, par value $.01 per share, of Ambassador.

     "Ambassador Merger" means the merger of Ambassador with and into AIMCO on May 8, 1998.

     "AMIT" means Angeles Mortgage Investment Trust.

     "AMTI" means alternative minimum taxable income.

     "ANHI" means AIMCO/NHP Holdings, Inc.

     "Assignee" means any person to whom one or more OP Units have been transferred.

     "Bank of America" means Bank of America National Trust and Savings Association.

     "Base Rate" means quarterly cash dividends per share equal to $1.78125.


     "BOA Credit Facility" means the $50 million unsecured revolving credit facility entered into in January 1998 between the Company, Bank of America, and BankBoston, N.A.

     "Book-Tax Difference" means, generally, the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution.

     "Built-in Gain" means to be subject to tax at the highest regular corporate tax rate on the excess, if any, of the fair market value over the adjusted basis of any particular asset as of the beginning of a ten-year period.

     "Bylaws" means the bylaws of AIMCO.

     "California Actions" means the two complaints filed in Superior Court of the State of California against the Company and the J.W. English Companies.

     "Capital Replacement" means capitalized spending which maintains a property.

     "Charter" means AIMCO's charter.

     "City of Austin" means Austin, Texas.

     "CK" means CK Services, Inc.

     "CK Contribution Agreement" means the Contribution Agreement, dated January 31, 1998, among AIMCO, CK and the stockholders of CK.

     "Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of AIMCO.

     "Class B Common Stock" means the Class B Common Stock, par value $.01 per share, of AIMCO.

     "Class B Parity Stock" means capital stock of AIMCO that ranks on parity with Class B Preferred Stock with respect to payments of dividends or upon liquidation, dissolution, winding up or otherwise.

     "Class B Partnership Preferred Units" means the Class B Partnership Preferred Units of the AIMCO Operating Partnership.

     "Class B Preferred Ownership Limit" means a number of shares of Class B Preferred Stock with a value equal to the excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class B Preferred Stock that are owned by such holder.

     "Class B Preferred Stock" means the Class B Cumulative Convertible Preferred Stock, par value $.01 per share, of AIMCO.

     "Class C Junior Stock" means Common Stock and Class E Preferred Stock, if any, to be issued in the Insignia Merger, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, the holders of the Class C Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series.

     "Class C Liquidation Preference" means the liquidation preference of $25 per share on the Class C Preferred Stock.


     "Class C Parity Stock" means the Class B Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class of stock or series and the Class C Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.


     "Class C Partnership Preferred Units" means the Class C Partnership Preferred Units of the AIMCO Operating Partnership.

     "Class C Preferred Ownership Limit" means a number of shares of Class C Preferred Stock with a value equal to the excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class C Preferred Stock that are owned by such holder.

     "Class C Preferred Stock" means the Class C Cumulative Preferred Stock, par value $.01 per share, of AIMCO.

     "Class C Senior Stock" means any class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class C Preferred Stock.

     "Class D Junior Stock" means Common Stock and Class E Preferred Stock, if any, to be issued in the Insignia Merger, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, the holders of the Class D Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series.

     "Class D Liquidation Preference" means the liquidation preference of $25 per share on the Class D Preferred Stock.


     "Class D Parity Stock" means the Class B Preferred Stock, the Class C Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class of stock or series and the Class D Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.


     "Class D Partnership Preferred Units" means the Class D Partnership Preferred Units of the AIMCO Operating Partnership.

     "Class D Preferred Ownership Limit" means a number of shares of Class D Preferred Stock with a value equal to the excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class D Preferred Stock that are owned by such holder.

     "Class D Preferred Stock" means the Class D Cumulative Preferred Stock, par value $.01 per share, of AIMCO.

     "Class D Senior Stock" means any class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class D Preferred Stock.

     "Class E Call Date" means the date specified for redemption by AIMCO in a notice sent to holders of Class E Preferred Stock.

     "Class E Conversion Date" means the date on which the Special Dividend is paid to the holders of the Class E Preferred Stock, on which each share of Class E Preferred Stock will be automatically converted into one share of Class A Common Stock without any action of AIMCO or the holder of such share.

     "Class E Junior Stock" means Common Stock, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, the holders of the Class E Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series.

     "Class E Liquidation Preference" means the liquidation preference of $1 per share plus the Special Dividend if such dividend is unpaid on the date of the final distribution to such holders.

     "Class E Parity Stock" means any class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series of stock and the Class E Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.

     "Class E Partnership Preferred Units" means the Class E Partnership Preferred Units of the AIMCO Operating Partnership.

     "Class E Preferred Stock" means Class E Preferred Stock, par value $.01 per share, of AIMCO.


     "Class E Senior Stock" means the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class E Preferred Stock.



     "Class G Junior Stock" means the Common Stock, Class E Preferred Stock if issued in the Insignia Merger, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, the holders of the Class G Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series.


     "Class G Liquidation Preference" means the liquidation preference of $25 per share on the Class G Preferred Stock.


     "Class G Parity Stock" means the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class H Preferred Stock and any other class or series of stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class of stock or series and the Class G Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.


     "Class G Partnership Preferred Units" means the Class G Partnership Preferred Units of the AIMCO Operating Partnership.

     "Class G Preferred Ownership Limit" means a number of shares of Class G Preferred Stock with a value equal to the excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class G Preferred Stock that are owned by such holder.

     "Class G Preferred Stock" means the Class G Cumulative Preferred Stock, par value $.01 per share, of AIMCO.

     "Class G Senior Stock" means any class or series of capital stock of AIMCO which if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class G Preferred Stock.


     "Class H Junior Stock" means the Common Stock, Class E Preferred Stock if issued in the Insignia Merger, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, the holders of the Class H Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series.



     "Class H Liquidation Preference" means the liquidation preference of $25 per share on the Class H Preferred Stock.

     "Class H Parity Stock" means the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock and any other class or series of stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class of stock or series and the Class H Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.



     "Class H Partnership Preferred Units" means the Class H Partnership Preferred Units of the AIMCO Operating Partnership.



     "Class H Preferred Ownership Limit" means a number of shares of Class H Preferred Stock with a value equal to the excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class H Preferred Stock that are owned by such holder.



     "Class H Preferred Stock" means the Class H Cumulative Preferred Stock, par value $.01 per share, of AIMCO.



     "Class H Senior Stock" means any class or series of capital stock of AIMCO which if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class H Preferred Stock.


     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Security and Exchange Commission.

     "Common OP Units" means Partnership Common Units of the AIMCO Operating Partnership.

     "Common Stock" means the Class A Common Stock and the Class B Common Stock.


     "Common OP Unitholders" means the holders of Common OP Units.


     "Company" means AIMCO, together with its consolidated subsidiaries, including the AIMCO Operating Partnership.

     "Company Predecessors" means AIMCO and Property Asset Management, L.L.C., and its affiliated companies and PDI Realty Enterprises, Inc.

     "Complaint" means the purported class and derivative complaint filed in California Superior Court in the County of San Mateo by persons claiming to own limited partner interests in the Insignia Partnerships against Insignia, the Insignia GPs, AIMCO, certain persons and entities who purportedly formerly controlled the Insignia GPs and additional entities affiliated with, and individuals who are officers, directors or principals of, several of the defendants.

     "Consolidated Amended Complaint" means the consolidated amended complaint filed by plaintiffs on February 25, 1998 relating to the California Actions.

     "Contributing Partner" means a person contributing property to the AIMCO Operating Partnership in exchange for OP Units.

     "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     "control shares" means voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third,
(ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

     "Convertible Securities" means warrants, options, convertible debt securities, equity securities, contingent rights or other similar securities upon which the Securities may be exchanged, exercised or converted.

     "Counsel" means Skadden, Arps, Slate, Meagher & Flom LLP, counsel to AIMCO.


     "Credit Facilities" means the WMF Credit Facility and the BOA Credit Facility.


     "Current Market Price" per share of Class A Common Stock on any date means the average of the daily market prices of a share of Class A Common Stock for the five consecutive trading days preceding such date. The market price for each such day shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Class A Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the AIMCO Board.

     "Debt Coverage Ratio" means the ratio of EBITDA (less a provision of approximately $300 per owned apartment) to debt.

     "Delaware LP Act" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, or any successor to such statute.

     "Distribution" means the transfer of the remaining business of Insignia to Holdings and the distribution of all of the capital stock of Holdings to Insignia's stockholders prior to the Insignia Merger.

     "Dividend Payment Date" means any date on which cash dividends are paid on the Class A Common Stock.

     "DOJ" means the U.S. Department of Justice.

     "domestically controlled REIT" means a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders.

     "Effective Time" means the effective time of the Insignia Merger.

     "Eligible Class B Shares" means the number of shares of Class B Common Stock outstanding as of the Year-end Test Date which become eligible for automatic conversion into an equal number of shares of Class A Common Stock (subject to the Ownership Limit).

     "English Acquisition" means the Company's acquisition in November 1996 of certain partnership interests, real estate and related assets owned by the J.W. English Companies.

     "English Partnerships" means 31 limited partnerships, interests in which were purchased by the Company from the J.W. English Companies pursuant to the English Acquisition.

     "English Tender Offers" means the separate tender offers made by the AIMCO Operating Partnership to the limited partners of 25 of the English Partnerships.

     "EPA" means the U.S. Environmental Protection Agency.

     "Equity Properties" means the apartment properties in which AIMCO holds an equity interest.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exempt Organizations" means tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts.

     "Federal Action" means the class action lawsuit filed in November 1996 by purported limited partners of certain of the Tender Offer English Partnerships against the Company and J.W. English in the U.S. District Court for the Northern District of California.

     "FFO" means funds from operations.

     "FFO Per Share" or "Funds from Operating Per Share" means, for any period,
(i) net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, less any preferred stock dividend payments, divided by (ii) the sum of (a) the number of shares of the Class A Common Stock outstanding on the last day of such period (excluding any shares of the Class A Common Stock into which shares of the Class B Common Stock shall have been converted as a result of the conversion of shares of the Class B Common Stock on the last day of such period) and (b) the number of shares of the Class A Common Stock issuable to acquire units of limited partnership that (x) may be tendered for redemption in any limited partnership in which AIMCO serves as general partner and (y) are outstanding on the last day of such period.

     "FHAA" means the Fair Housing Amendments Act of 1988.

     "FIRPTA" means Foreign Investment in Real Property Tax Act of 1980.

     "FNMA" means the Federal National Mortgage Association.

     "GAAP" means generally accepted accounting principles.

     "GMAC" means General Motors Acceptance Corporation.


     "GMAC Loans" means the 93 loans made by GMAC as of June 30, 1998 with an aggregate outstanding principal balance of $420.1 million to property owning partnerships of the Company, each of which is secured by the Owned Property of such partnership.


     "HAP Contracts" means Housing Assistance Payment Contracts.

     "High Performance Units" means the OP Units designated as Class I High Performance Units.

     "Holdings" means Insignia/ESG Holdings, Inc.

     "HUD" means the U.S. Department of Housing and Urban Development.

     "Indemnitee" means the AIMCO Operating Partnership's directors and officers.

     "Insignia" means the Insignia Financial Group, Inc.

     "Insignia Convertible Securities" means any and all securities issued by Insignia or any subsidiary of Insignia (excluding stock options issued under the Insignia 1992 Stock Incentive Plan, as amended, and the Insignia 1995 Non-Employee Director Stock Option Plan) which are exercisable, convertible or exchangeable for or into shares of Insignia common stock, but specifically excluding the Convertible Preferred Securities.

     "Insignia GPs" means the general partners of the Insignia Partnerships.

     "Insignia Merger" means the merger of Insignia with and into AIMCO.

     "Insignia Merger Agreement" means the merger agreement between AIMCO, the AIMCO Operating Partnership, Insignia and Holdings pursuant to which Insignia will be merged with and into AIMCO.

     "Insignia Partnerships" means the limited partnerships whose general partners are affiliates of Insignia.

     "Insignia Reorganization" means the transfer of certain assets and liabilities of Insignia to the Unconsolidated Subsidiaries.

     "Interested Stockholder" means any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

     "IPT" means Insignia Properties Trust, a Maryland REIT, which is a majority owned subsidiary of Insignia.

     "IPT Shares" means the shares of beneficial interest of IPT, par value $.01 per share.

     "IRS" means the Internal Revenue Service.

     "J.W. English Companies" means J.W. English, a Houston, Texas-based real estate syndicator and developer, and certain affiliated entities.

     "LDP" means a limited denial of participation by any HUD office.


     "Liquidating Event" means any of the following: (i) December 31, 2093; (ii) an event of withdrawal, as defined in the Delaware LP Act (including, without limitation, bankruptcy), of the sole AIMCO GP unless, within ninety (90) days after the withdrawal, a majority in interest (as such phrase is used in Section 17-801(3) of the Delaware LP Act) of the remaining OP Unitholders agree in writing, in their sole and absolute discretion, to continue the business of the AIMCO Operating Partnership and to the appointment, effective as of the date of withdrawal, of a successor AIMCO GP; (iii) an election to dissolve the AIMCO Operating Partnership made by the AIMCO GP in its sole and absolute discretion, with or without the consent of the OP Unitholders; (iv) entry of a decree of judicial dissolution of the AIMCO Operating Partnership pursuant to the provisions of the Delaware LP Act; (v) the occurrence of a Terminating Capital Transaction; or (vi) the Redemption (or acquisition by AIMCO, the AIMCO GP and/or the Special Limited Partner) of all Common OP Units other than Common OP Units held by the AIMCO GP or the Special Limited Partner.



     "Majority in Interest" means OP Unitholders (other than (i) the Special Limited Partner and (ii) any OP Unitholder fifty percent (50%) or more of whose equity is owned, directly or indirectly, by (a) the AIMCO GP or (b) any REIT as to which the AIMCO GP is a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2))) holding more than fifty percent (50%) of the outstanding Common OP Units held by all OP Unitholders (other than (i) the Special Limited Partner and (ii) any OP Unitholder fifty percent (50%) or more of whose equity is owned, directly or indirectly, by (a) the AIMCO GP or (b) any REIT as to which the AIMCO GP is a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2))).


     "Managed Properties" means the apartment properties managed by AIMCO for third party owners and affiliates.

     "Management Subsidiaries" means PAMS LP and the other subsidiaries of the Company that manage the Managed Properties.

     "March Hedge" means the interest rate hedging agreement entered into in March 1997 between the Company and an investment banking company in anticipation of certain indebtedness.

     "Measurement Period" means the January 1, 1998 to the Valuation Date.

     "MGCL" means the Maryland General Corporation Law.

     "Minimum Return" means a 30% cumulative Total Return over three years.

     "NAREIT" means the National Association of Real Estate Investment Trusts.


     "NHP" means NHP Incorporated.


     "NHP Properties" means the 534 multifamily apartment properties containing 87,689 apartment units, a captive insurance subsidiary and certain related assets.

     "NHP Real Estate Companies" means a group of companies previously owned by NHP that hold interests in the NHP Properties.

     "NHP Real Estate Reorganization" means the reorganization of the Company's interests in the NHP Real Estate Companies.

     "Non-U.S. Holder" means any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust.

     "NYSE" means the New York Stock Exchange.

     "OP Merger" means the merger of the Ambassador Operating Partnership with and into the AIMCO Operating Partnership.


     "OP Unitholder" means a holder of OP Units.


     "OP Units" means Preferred OP Units and the Common OP Units.

     "Owned Properties" means the apartment properties owned or controlled by AIMCO.

     "Ownership Limit" means the limit by the AIMCO Charter of direct or constructive ownership of shares of Class A Common Stock representing more than 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the combined total of outstanding shares of AIMCO's Class A Common Stock or Class B Common Stock by any person.


     "Partner" means the AIMCO GP or an OP Unitholder, and "Partners" means the AIMCO GP and the OP Unitholders.


     "Partnership Tax Items" means partnership tax items including partnership income, gains, losses, deductions, and credits.

     "Preferred OP Units" means Partnership Preferred Units of the AIMCO Operating Partnership.

     "Preferred Share Investor" means the institutional investor to whom AIMCO issued 750,000 shares of Class B Preferred Stock in a private transaction.

     "Preferred Share Purchase Agreement" means the agreement pursuant to which AIMCO issued the Class B Preferred Stock.

     "Preferred Stock" means the preferred stock of AIMCO, par value $.01 per share.

     "Prospectus" means this prospectus, as it may be further supplemented or amended from time to time.

     "Prospectus Supplement" means a prospectus supplement accompanying the Prospectus.

     "PTP Regulations" means the Treasury Regulations generally effective for taxable years beginning after December 31, 1995.

     "publicly traded partnership" means a partnership classified as a publicly traded partnership for federal income tax purposes.

     "qualifying income" means, in general, income which includes interest, dividends, real property rents (as defined by Section 856 of the Code) and gain from the sale or disposition of real property.


     "Redemption" means to redeem all or a portion of the Common OP Units held by a Common OP Unitholder and certain Assignees in exchange for a cash amount based on the value of shares of Class A Common Stock.

     "Registration Statement" means the registration statement on Form S-4 of which the Prospectus forms a part, together with all amendments and exhibits, filed by AIMCO and the AIMCO Operating Partnership with the Commission.

     "REIT" means a real estate investment trust.

     "REIT Requirements" means the requirements for qualifying a REIT under the Code.


     "Schedule K-1" means the report which the AIMCO Operating Partnership furnishes to each OP Unitholder that sets forth his allocable share of income, gains, losses and deductions.


     "Section 751 Assets" has the meaning given to such term in the Code.

     "Section 8" means Section 8 of the United States Housing Act of 1937.

     "Securities" means the Preferred Stock, the Class A Common Stock and the OP Units.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securityholders" means persons who may receive from AIMCO or the AIMCO Operating Partnership Securities covered by the Registration Statement in acquisitions and who may be entitled to offer such Securities under circumstances requiring the use of a Prospectus.

     "September Hedge" means the interest rate agreement entered into in September 1997 between the Company and an investment banking company.

     "Special Dividend" means the special dividend of $50 million in the aggregate of which holders of Class E Preferred Stock will be entitled to receive a pro rata share.

     "Special Limited Partner" means AIMCO-LP, Inc., a limited partner in the AIMCO Operating Partnership.

     "Subsidiary Partnerships" means other limited partnerships and limited liability companies in which AIMCO has a controlling interest.

     "Tax Matters Partner" means AIMCO GP, which is authorized, but not required, to take certain actions on behalf of the AIMCO Operating Partnership with respect to tax matters.

     "Tender Offer English Partnerships" means the 25 English Partnerships that received English Tender Offers.

     "Terminating Capital Transaction" means the sale or other disposition of all or substantially all of the assets of the AIMCO Operating Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the AIMCO Operating Partnership.

     "TMT" means tentative minimum tax.

     "TNRCC" means the Texas Natural Resources Conservation Commission.

     "Total Return" means, for any security and for any period, the cumulative total return for such security over such period, as measured by (i) the sum of
(a) the cumulative amount of dividends paid in respect of such security for such period (assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date), and (b) an amount equal to (x) the security price at the end of such period, minus (y) the security price at the beginning of such period, divided by (ii) the security price at the beginning of the measurement period; provided, however, that if the foregoing calculation results in a negative number, the "Total Return" shall be equal to zero.

     "Treasury Regulations" means the Treasury regulations promulgated under the Code.

     "UBTI" means unrelated business taxable income.

     "UBTI Percentage" means the gross income derived by AIMCO from an unrelated trade or business (determined as if AIMCO were a pension trust) divided by the gross income of AIMCO for the year in which the dividends are paid.

     "Unconsolidated Partnership" means a limited partnership in which the AIMCO Operating Partnership will hold a 99% limited partnership interest and certain directors and officers of AIMCO will, directly or indirectly, hold a 1% general partner interest.

     "Unconsolidated Subsidiaries" means the unconsolidated subsidiaries of AIMCO, which from time to time, the Company has organized in order to satisfy certain requirements for AIMCO's continued qualification as a REIT.


     "Underlying Partnership" means another partnership other than the AIMCO Operating Partnership.


     "USRPI" means a United States Real Property Interest.

     "USRPI Capital Gains" means a distribution made by AIMCO to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by AIMCO.

     "Valuation Date" means the date that is the earlier of (i) January 1, 2001, or (ii) the date on which a change of control occurs.

     "voting stock" means the stock entitled to be cast generally in the election of directors.

     "Washington Mortgage" means Washington Mortgage Financial Group, Ltd.

     "WMF Credit Facility" means the $50 million secured revolving credit facility entered into in February 1998 between the Company and Washington Mortgage.

     "Year-End Test Date" means December 31 of each of the years 1994 through 1998.

                                                                    APPENDIX B-1
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     SECOND AMENDED AND RESTATED AGREEMENT
                OF LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P.

                                       OF

                             AIMCO PROPERTIES, L.P.

                         a Delaware limited partnership
                             ---------------------


                           dated as of July 29, 1994


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
ARTICLE 1  DEFINED TERMS....................................   B-1
ARTICLE 2  ORGANIZATIONAL MATTERS...........................  B-14
  Section 2.1     Organization..............................  B-14
  Section 2.2     Name......................................  B-14
  Section 2.3     Registered Office and Agent; Principal
     Office.................................................  B-14
  Section 2.4     Power of Attorney.........................  B-14
  Section 2.5     Term......................................  B-15
ARTICLE 3  PURPOSE..........................................  B-15
  Section 3.1     Purpose and Business......................  B-15
  Section 3.2     Powers....................................  B-16
  Section 3.3     Partnership Only for Purposes Specified...  B-16
  Section 3.4     Representations and Warranties by the
     Parties................................................  B-16
ARTICLE 4  CAPITAL CONTRIBUTIONS............................  B-18
  Section 4.1     Capital Contributions of the Partners.....  B-18
  Section 4.2     Issuances of Additional Partnership
     Interests..............................................  B-18
  Section 4.3     Additional Funds..........................  B-19
  Section 4.4     Stock Option Plans........................  B-20
  Section 4.5     No Interest; No Return....................  B-21
  Section 4.6     Conversion of Junior Shares...............  B-21
ARTICLE 5  DISTRIBUTIONS....................................  B-21
  Section 5.1     Requirement and Characterization of
     Distributions..........................................  B-21
  Section 5.2     Distributions in Kind.....................  B-22
  Section 5.3     Amounts Withheld..........................  B-22
  Section 5.4     Distributions Upon Liquidation............  B-22
  Section 5.5     Restricted Distributions..................  B-22
ARTICLE 6  ALLOCATIONS......................................  B-22
  Section 6.1     Timing and Amount of Allocations of Net
     Income and Net Loss....................................  B-22
  Section 6.2     General Allocations.......................  B-22
  Section 6.3     Additional Allocation Provisions..........  B-22
  Section 6.4     Tax Allocations...........................  B-24
ARTICLE 7  MANAGEMENT AND OPERATIONS OF BUSINESS............  B-25
  Section 7.1     Management................................  B-25
  Section 7.2     Certificate of Limited Partnership........  B-27
  Section 7.3     Restrictions on General Partner's
     Authority..............................................  B-27
  Section 7.4     Reimbursement of the General Partner......  B-29
  Section 7.5     Outside Activities of the Previous General
     Partner and the General Partner........................  B-29
  Section 7.6     Contracts with Affiliates.................  B-30
  Section 7.7     Indemnification...........................  B-30
  Section 7.8     Liability of the General Partner..........  B-32
  Section 7.9     Other Matters Concerning the General
     Partner................................................  B-33
  Section 7.10   Title to Partnership Assets................  B-33
  Section 7.11   Reliance by Third Parties..................  B-33
ARTICLE 8  RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS.......  B-34
  Section 8.1     Limitation of Liability...................  B-34
  Section 8.2     Management of Business....................  B-34
  Section 8.3     Outside Activities of Limited Partners....  B-34
  Section 8.4     Return of Capital.........................  B-34
  Section 8.5     Rights of Limited Partners Relating to the
     Partnership............................................  B-35

                                                              PAGE
                                                              ----
  Section 8.6     Redemption Rights of Qualifying Parties...  B-36
  Section 8.7     Partnership Right to Call Limited Partner
     Interests..............................................  B-39
ARTICLE 9  BOOKS, RECORDS, ACCOUNTING AND REPORTS...........  B-39
  Section 9.1     Records and Accounting....................  B-39
  Section 9.2     Fiscal Year...............................  B-39
  Section 9.3     Reports...................................  B-39
ARTICLE 10  TAX MATTERS.....................................  B-40
  Section 10.1   Preparation of Tax Returns.................  B-40
  Section 10.2   Tax Elections..............................  B-40
  Section 10.3   Tax Matters Partner........................  B-40
  Section 10.4   Withholding................................  B-41
ARTICLE 11  TRANSFERS AND WITHDRAWALS.......................  B-42
  Section 11.1   Transfer...................................  B-42
  Section 11.2   Transfer of General Partner's Partnership
     Interest...............................................  B-42
  Section 11.3   Limited Partners' Rights to Transfer.......  B-43
  Section 11.4   Substituted Limited Partners...............  B-44
  Section 11.5   Assignees..................................  B-45
  Section 11.6   General Provisions.........................  B-45
ARTICLE 12  ADMISSION OF PARTNERS...........................  B-47
  Section 12.1   Admission of Successor General Partner.....  B-47
  Section 12.2   Admission of Additional Limited Partners...  B-47
  Section 12.3   Amendment of Agreement and Certificate of
     Limited Partnership....................................  B-47
  Section 12.4   Admission of Initial Limited Partners......  B-47
  Section 12.5   Limit on Number of Partners................  B-48
ARTICLE 13  DISSOLUTION, LIQUIDATION AND TERMINATION........  B-48
  Section 13.1   Dissolution................................  B-48
  Section 13.2   Winding Up.................................  B-48
  Section 13.3   Deemed Distribution and Recontribution.....  B-49
  Section 13.4   Rights of Limited Partners.................  B-50
  Section 13.5   Notice of Dissolution......................  B-50
  Section 13.6   Cancellation of Certificate of Limited
     Partnership............................................  B-50
  Section 13.7   Reasonable Time for Winding-Up.............  B-50
ARTICLE 14  PROCEDURES FOR ACTIONS AND CONSENTS OF PARTNERS;
  AMENDMENTS; MEETINGS......................................  B-50
  Section 14.1   Procedures for Actions and Consents of
     Partners...............................................  B-50
  Section 14.2   Amendments.................................  B-50
  Section 14.3   Meetings of the Partners...................  B-50
ARTICLE 15  GENERAL PROVISIONS..............................  B-51
  Section 15.1   Addresses and Notice.......................  B-51
  Section 15.2   Titles and Captions........................  B-51
  Section 15.3   Pronouns and Plurals.......................  B-51
  Section 15.4   Further Action.............................  B-51
  Section 15.5   Binding Effect.............................  B-51
  Section 15.6   Waiver.....................................  B-51
  Section 15.7   Counterparts...............................  B-52
  Section 15.8   Applicable Law.............................  B-52
  Section 15.9   Entire Agreement...........................  B-52
  Section 15.10  Invalidity of Provisions...................  B-52
  Section 15.11  Limitation to Preserve REIT Status.........  B-52

                                                              PAGE
                                                              ----
  Section 15.12  No Partition...............................  B-53
  Section 15.13  No Third-Party Rights Created Hereby.......  B-53
EXHIBIT A  PARTNERS AND PARTNERSHIP UNITS
EXHIBIT B  EXAMPLES REGARDING ADJUSTMENT FACTOR
EXHIBIT C  LIST OF DESIGNATED PARTIES
EXHIBIT D  SUB-ALLOCATION OF GROSS FAIR MARKET VALUES
EXHIBIT E  NOTICE OF REDEMPTION
EXHIBIT F  FORM OF UNIT CERTIFICATE


          NONE OF THE ABOVE EXHIBITS ARE INCLUDED IN THIS PROSPECTUS.
                THEY ARE AVAILABLE UPON REQUEST OF THE COMPANY.

                    SECOND AMENDED AND RESTATED AGREEMENT OF
                 LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P.

     THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P., dated as of July 29, 1994, is entered into by and among Apartment Investment and Management Company, a Maryland corporation (the "Previous General Partner"), AIMCO-GP, Inc., a Delaware corporation (the "General Partner"), AIMCO-LP, Inc., a Delaware corporation (the "Special Limited Partner"), and the other Limited Partners (as defined below).

     WHEREAS, the General Partner has submitted, and the Limited Partners have approved, an amendment and restatement of the Agreement of Limited Partnership of AIMCO Properties, L.P. on the terms set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                  ARTICLE XXV


                                 DEFINED TERMS

     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

     "Act" means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

     "Actions" has the meaning set forth in Section 7.7 hereof.

     "Additional Funds" has the meaning set forth in Section 4.3.A hereof.

     "Additional Limited Partner" means a Person who is admitted to the Partnership as a Limited Partner pursuant to Section 4.2 and Section 12.2 hereof and who is shown as such on the books and records of the Partnership.

     "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

          (i) decrease such deficit by any amounts that such Partner is obligated to restore pursuant to this Agreement or by operation of law upon liquidation of such Partner's Partnership Interest or is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

          (ii) increase such deficit by the items described in Regulations
     Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of "Adjusted Capital Account Deficit" is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     "Adjustment Factor" means 1.0; provided, however, that in the event that:

          (i) the Previous General Partner (a) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (b) splits or subdivides its outstanding REIT Shares or (c) effects a reverse stock split or otherwise combines its outstanding REIT Shares into a smaller number of REIT Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (i) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (ii) the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;

          (ii) the Previous General Partner distributes any rights, options or warrants to all holders of its REIT Shares to subscribe for or to purchase or to otherwise acquire REIT Shares (or other securities or rights convertible into, exchangeable for or exercisable for REIT Shares) at a price per share less than the Value of a REIT Share on the record date for such distribution (each a "Distributed Right"), then the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction (a) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date plus the maximum number of REIT Shares purchasable under such Distributed Rights and (b) the denominator of which shall be the number of REIT Shares issued and outstanding on the record date plus a fraction (1) the numerator of which is the maximum number of REIT Shares purchasable under such Distributed Rights times the minimum purchase price per REIT Share under such Distributed Rights and (2) the denominator of which is the Value of a REIT Share as of the record date; provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights, to reflect a reduced maximum number of REIT Shares or any change in the minimum purchase price for the purposes of the above fraction; and

          (iii) the Previous General Partner shall, by dividend or otherwise, distribute to all holders of its REIT Shares evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in subsection (i) above), which evidences of indebtedness or assets relate to assets not received by the Previous General Partner, the General Partner and/or the Special Limited Partner pursuant to a pro rata distribution by the Partnership, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the close of business on the date fixed for determination of shareholders entitled to receive such distribution by a fraction (i) the numerator shall be such Value of a REIT Share on the date fixed for such determination and (ii) the denominator shall be the Value of a REIT Share on the dates fixed for such determination less the then fair market value (as determined by the General Partner, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed applicable to one REIT Share.

Any adjustments to the Adjustment Factor shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event, provided, however, that any Limited Partner may waive, by written notice to the General Partner, the effect of any adjustment to the Adjustment Factor applicable to the Partnership Common Units held by such Limited Partner, and, thereafter, such adjustment will not be effective as to such Partnership Common Units. For illustrative purposes, examples of adjustments to the Adjustment Factor are set forth on Exhibit B attached hereto.

     "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" means this Second Amended and Restated Agreement of Limited Partnership of AIMCO Properties, L.P., as it may be amended, supplemented or restated from time to time.

     "Applicable Percentage" has the meaning set forth in Section 8.6.B hereof.

     "Appraisal" means, with respect to any assets, the written opinion of an independent third party experienced in the valuation of similar assets, selected by the General Partner in good faith. Such opinion may be in the form of an opinion by such independent third party that the value for such property or asset as set by the General Partner is fair, from a financial point of view, to the Partnership.

     "Assignee" means a Person to whom one or more Partnership Common Units have been Transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in
Section 11.5 hereof.

     "Available Cash" means, with respect to any period for which such calculation is being made,

          (i) the sum, without duplication, of:

             (1) the Partnership's Net Income or Net Loss (as the case may be) for such period,

             (2) Depreciation and all other noncash charges to the extent deducted in determining Net Income or Net Loss for such period,

             (3) the amount of any reduction in reserves of the Partnership referred to in clause (ii)(6) below (including, without limitation, reductions resulting because the General Partner determines such amounts are no longer necessary),

             (4) the excess, if any, of the net cash proceeds from the sale, exchange, disposition, financing or refinancing of Partnership property for such period over the gain (or loss, as the case may be) recognized from such sale, exchange, disposition, financing or refinancing during such period (excluding Terminating Capital Transactions), and

             (5) all other cash received (including amounts previously accrued as Net Income and amounts of deferred income) or any net amounts borrowed by the Partnership for such period that was not included in determining Net Income or Net Loss for such period;

          (ii) less the sum, without duplication, of:

             (1) all principal debt payments made during such period by the Partnership,

             (2) capital expenditures made by the Partnership during such period,

             (3) investments in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clause
        (ii)(1) or clause (ii)(2) above,

             (4) all other expenditures and payments not deducted in determining Net Income or Net Loss for such period (including amounts paid in respect of expenses previously accrued),

             (5) any amount included in determining Net Income or Net Loss for such period that was not received by the Partnership during such period,

             (6) the amount of any increase in reserves (including, without limitation, working capital reserves) established during such period that the General Partner determines are necessary or appropriate in its sole and absolute discretion, and

             (7) any amount distributed or paid in redemption of any Limited Partner Interest or Partnership Units including, without limitation, any Cash Amount paid.

Notwithstanding the foregoing, Available Cash shall not include (a) any cash received or reductions in reserves, or take into account any disbursements made, or reserves established, after dissolution and the commencement of the liquidation and winding up of the Partnership or (b) any Capital Contributions, whenever received.

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Denver, Colorado, Los Angeles, California or New York, New York are authorized or required by law to close.

     "Capital Account" means, with respect to any Partner, the Capital Account maintained by the General Partner for such Partner on the Partnership's books and records in accordance with the following provisions:

          (a) To each Partner's Capital Account, there shall be added such Partner's Capital Contributions, such Partner's distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 6.3 hereof, and the principal amount of any Partnership liabilities assumed by such Partner or that are secured by any property distributed to such Partner.

          (b) From each Partner's Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.3 hereof, and the principal amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

          (c) In the event any interest in the Partnership is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Transferred interest.

          (d) In determining the principal amount of any liability for purposes of subsections (a) and (b) hereof, there shall be taken into account Code
     Section 752(c) and any other applicable provisions of the Code and Regulations.

          (e) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, the General Partner may make such modification provided that such modification will not have a material effect on the amounts distributable to any Partner without such Partner's Consent. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.

     "Capital Contribution" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Contributed Property that such Partner contributes to the Partnership pursuant to Section 4.1, 4.2 or 4.3 hereof or is deemed to contribute pursuant to Section 4.4 hereof.

     "Cash Amount" means the lesser of (a) an amount of cash equal to the product of (i) the Value of a REIT Share and (ii) the REIT Shares Amount determined as of the applicable Valuation Date or (b) in the case of a Declination followed by a Public Offering Funding, the Public Offering Funding Amount.

     "Certificate" means the Certificate of Limited Partnership of the Partnership filed in the office of the Secretary of State of the State of Delaware, as amended from time to time in accordance with the terms hereof and the Act.

     "Charter" means the Articles of Amendment and Restatement of the Previous General Partner filed with the Maryland State Department of Assessments and Taxation on July 19, 1994, as amended, supplemented or restated from time to time.

     "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

     "Company Employee" has the meaning ascribed thereto in the Previous General Partner's 1994 Stock Option Plan.

     "Consent" means the consent to, approval of, or vote in favor of a proposed action by a Partner given in accordance with Article 14 hereof.

     "Consent of the Limited Partners" means the Consent of a Majority in Interest of the Limited Partners, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by a Majority in Interest of the Limited Partners, in their reasonable discretion.

     "Contributed Property" means each Property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership (or deemed contributed to the Partnership on termination and reconstitution thereof pursuant to Code Section 708).

     "Controlled Entity" means, as to any Limited Partner, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Limited Partner or such Limited Partner's Family Members, (b) any trust, whether or not revocable, of which such Limited Partner or such Limited Partner's Family Members are the sole beneficiaries, (c) any partnership of which such Limited Partner is the managing partner and in which such Limited Partner or such Limited Partner's Family Members hold partnership interests representing at least twenty-five percent (25%) of such partnership's capital and profits and (d) any limited liability company of which such Limited Partner is the manager and in which such Limited Partner or such Limited Partner's Family Members hold membership interests representing at least twenty-five percent (25%) of such limited liability company's capital and profits.

     "Controlling Person" means any Person, whatever his or her title, who performs executive or senior management functions for the General Partner or its Affiliates similar to those of directors, executive management and senior management, or any Person who either holds a two percent (2%) or more equity interest in the General Partner or its Affiliates, or has the power to direct or cause the direction of the General Partner or its Affiliates, whether through the ownership of voting securities, by contract or otherwise, or, in the absence of a specific role or title, any Person having the power to direct or cause the direction of the management-level employees and policies of the General Partner or its Affiliates. It is not intended that every Person who carries a title such as vice president, senior vice president, secretary or treasurer be included in the definition of "Controlling Person."

     "Cut-Off Date" means the fifth (5th) Business Day after the General Partner's receipt of a Notice of Redemption.

     "Debt" means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) lease obligations of such Person that, in accordance with generally accepted accounting principles, should be capitalized.

     "Declination" has the meaning set forth in Section 8.6.D hereof.

     "Depreciation" means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

     "Designated Parties" means the Persons designated on Exhibit C attached hereto. The General Partner may, in its sole and absolute discretion, amend Exhibit C to add Persons to be designated as Designated Parties.

     "Distributed Right" has the meaning set forth in the definition of "Adjustment Factor."

     "Effective Date" means July 29, 1994.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Family Members" means, as to a Person that is an individual, such Person's spouse, ancestors, descendants (whether by blood or by adoption), brothers, sisters and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood or by adoption), brothers and sisters are beneficiaries.

     "Fiscal Year" means the fiscal year of the Partnership, which shall be the calendar year.

     "Funding Debt" means any Debt incurred by or on behalf of the Previous General Partner, the General Partner or the Special Limited Partner for the purpose of providing funds to the Partnership.

     "General Partner" means AIMCO-GP, Inc., a Delaware corporation, and its successors and assigns, as the general partner of the Partnership in their capacities as general partner of the Partnership.

     "General Partner Interest" means the Partnership Interest held by the General Partner, which Partnership Interest is an interest as a general partner under the Act. A General Partner Interest may be expressed as a number of Partnership Common Units, Partnership Preferred Units or any other Partnership Units.

     "General Partner Loan" has the meaning set forth in Section 4.3.D hereof.

     "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market values of such assets as determined by the General Partner and agreed to by the contributing Partner. In any case in which the General Partner and the contributing Partner are unable to agree as to the gross fair market value of any contributed asset or assets, such gross fair market value shall be determined by Appraisal. The sub-allocation of gross fair market value is indicated on Exhibit D attached hereto, as amended.

          (b) The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described in clause (i), clause (ii), clause
     (iii), clause (iv) or clause (v) hereof shall be adjusted to equal their respective gross fair market values, as determined by the General Partner using such reasonable method of valuation as it may adopt, as of the following times:

             (i) the acquisition of an additional interest in the Partnership (other than in connection with the execution of this Agreement but including, without limitation, acquisitions pursuant to Section 4.2 hereof or contributions or deemed contributions by the General Partner pursuant to Section 4.2 hereof) by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

             (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

           (iii) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

             (iv) upon the admission of a successor General Partner pursuant to
        Section 12.1 hereof; and

             (v) at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

          (c) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the distributee and the General Partner provided that, if the distributee is the General Partner or if the distributee and the General Partner cannot agree on such a determination, such gross fair market value shall be determined by Appraisal.

          (d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the General Partner reasonably determines that an adjustment pursuant to subsection (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

          (e) If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

     "Holder" means either (a) a Partner or (b) an Assignee, owning a Partnership Unit, that is treated as a member of the Partnership for federal income tax purposes.

     "Incapacity" or "Incapacitated" means, (i) as to any Partner who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her person or his or her estate; (ii) as to any Partner that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Partner that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) as to any Partner that is an estate, the distribution by the fiduciary of the estate's entire interest in the Partnership; (v) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner's creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner's properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Partner's consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety
(90) days of such appointment, or (h) an appointment referred to in clause (g) above is not vacated within ninety (90) days after the expiration of any such stay.

     "Indemnitee" means (i) any Person made a party to a proceeding by reason of its status as (A) the Previous General Partner or the General Partner or (B) a director of the Previous General Partner or the General Partner or an officer or employee of the Partnership or the Previous General Partner or the General Partner and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

     "Independent Director" has the meaning ascribed thereto in the Previous General Partner's 1994 Stock Option Plan.

     "Interest" means interest, original issue discount and other similar payments or amounts paid by the Partnership for the use or forbearance of money.

     "IRS" means the Internal Revenue Service, which administers the internal revenue laws of the United States.

     "Junior Share" means a share of the Previous General Partner's Class B Common Stock, par value $.01 per share.

     "Limited Partner" means the Special Limited Partner and any Person named as a Limited Partner in Exhibit A attached hereto, as such Exhibit A may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person's capacity as a Limited Partner in the Partnership.

     "Limited Partner Interest" means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Partnership Common Units, Partnership Preferred Units or other Partnership Units.

     "Liquidating Event" has the meaning set forth in Section 13.1 hereof.

     "Liquidator" has the meaning set forth in Section 13.2.A hereof.

     "Majority in Interest of the Limited Partners" means Limited Partners (other than (i) the Special Limited Partner and (ii) any Limited Partner fifty percent (50%) or more of whose equity is owned, directly or indirectly, by the
(a) General Partner or (b) any REIT as to which the General Partner is a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2))) holding more than fifty percent (50%) of the outstanding Partnership Common Units held by all Limited Partners (other than (i) the Special Limited Partner and (ii) any Limited Partner fifty percent (50%) or more of whose equity is owned, directly or indirectly, by (a) the General Partner or (b) any REIT as to which the General Partner is a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2))).

     "Net Income" or "Net Loss" means, for each Fiscal Year of the Partnership, an amount equal to the Partnership's taxable income or loss for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net
     Loss) pursuant to this definition of "Net Income" or "Net Loss" shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

          (b) Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of "Net Income" or "Net Loss," shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

          (c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (b) or subsection (c) of the definition of "Gross Asset Value," the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

          (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

          (e) In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

          (f) To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

          (g) Notwithstanding any other provision of this definition of "Net Income" or "Net Loss," any item that is specially allocated pursuant to
     Section 6.3 hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 6.3 hereof shall be determined by applying rules analogous to those set forth in this definition of "Net Income" or "Net Loss."

     "New Securities" means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase REIT Shares or Preferred Shares, excluding Junior Shares, Preferred Shares and grants under the Previous General Partner's Stock Option Plans, or (ii) any Debt issued by the Previous General Partner that provides any of the rights described in clause (i).

     "Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

     "Nonrecourse Liability" has the meaning set forth in Regulations Section 1.752-1(a)(2).

     "Notice of Redemption" means the Notice of Redemption substantially in the form of Exhibit E attached to this Agreement.

     "Optionee" means a Company Employee, Partnership Employee or Independent Director to whom a stock option is granted under the Previous General Partner's Stock Option Plans.

     "Original Limited Partners" means the Persons listed as the Limited Partners on Exhibit A originally attached to this Agreement, without regard to any amendment thereto, and does not include any Assignee or other transferee, including, without limitation, any Substituted Limited Partner succeeding to all or any part of the Partnership Interest of any such Person.

     "Ownership Limit" means the applicable restriction on ownership of shares of the Previous General Partner imposed under the Charter.

     "Partner" means the General Partner or a Limited Partner, and "Partners' means the General Partner and the Limited Partners.

     "Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

     "Partner Nonrecourse Debt" has the meaning set forth in Regulations Section 1.704-2(b)(4).

     "Partner Nonrecourse Deductions" has the meaning set forth in Regulations
Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

     "Partnership" means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

     "Partnership Common Unit" means a fractional share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2 hereof, but does not include any Partnership Preferred Unit or any other Partnership Unit specified in a Partnership Unit Designation as being other than a Partnership Common Unit; provided, however, that the General Partner Interest and the Limited Partner Interests shall have the differences in rights and privileges as specified in this Agreement. The ownership of Partnership Common Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by the form of certificate for Partnership Common Units attached hereto as Exhibit F.

     "Partnership Employee" has the meaning ascribed thereto in the Previous General Partner's 1994 Stock Option Plan.

     "Partnership Interest" means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Common Units, Partnership Preferred Units or other Partnership Units.

     "Partnership Minimum Gain" has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

     "Partnership Preferred Unit" means a fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.2 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Partnership Common Units.

     "Partnership Record Date" means the record date established by the General Partner for the distribution of Available Cash pursuant to Section 5.1 hereof, which record date shall generally be the same as the record date established by the Previous General Partner for a distribution to its shareholders of some or all of its portion of such distribution.

     "Partnership Subsidiary" has the meaning ascribed thereto in the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan.

     "Partnership Unit" shall mean a Partnership Common Unit, a Partnership Preferred Unit or any other fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.2 hereof.

     "Partnership Unit Designation" shall have the meaning set forth in Section
4.2 hereof.

     "Percentage Interest" means, as to each Partner, its interest in the Partnership Units as determined by dividing the Partnership Units owned by such Partner by the total number of Partnership Units then outstanding.

     "Permitted Transfer" has the meaning set forth in Section 11.3.A hereof.

     "Person" means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

     "Pledge" has the meaning set forth in Section 11.3.A hereof.

     "Preferred Share" means a share of capital stock of the Previous General Partner now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the REIT Shares.

     "Previous General Partner" means Apartment Investment and Management Company, a Maryland corporation.

     "Previous General Partner's 1994 Stock Option Plan" means the 1994 Stock Option Plan of Apartment Investment and Management Company and Affiliates.

     "Previous General Partner's Stock Option Plans" means the Previous General Partner's 1994 Stock Option Plan, the Apartment Investment and Management Company 1996 Stock Award and Incentive Plan, the Amended and Restated Apartment Investment and Management Company Non-Qualified Employee Stock Option Plan, the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan and any other stock option plan hereafter adopted by the Previous General Partner.

     "Primary Offering Notice" has the meaning set forth in Section 8.6.F(4) hereof.

     "Properties" means any assets and property of the Partnership such as, but not limited to, interests in real property and personal property, including, without limitation, fee interests, interests in ground leases, interests in limited liability companies, joint ventures or partnerships, interests in mortgages, and Debt instruments as the Partnership may hold from time to time.

     "Public Offering Funding" has the meaning set forth in Section 8.6.D(2) hereof.

     "Public Offering Funding Amount" means the dollar amount equal to (i) the product of (x) the number of Registrable Shares sold in a Public Offering Funding and (y) the public offering price per share of such Registrable Shares in such Public Offering Funding, less (ii) the aggregate underwriting discounts and commissions in such Public Offering Funding.

     "Qualified Transferee" means an "accredited investor" as defined in Rule 501 promulgated under the Securities Act.

     "Qualifying Party" means (a) an Original Limited Partner, (b) an Additional Limited Partner, (c) a Designated Party that is either a Substituted Limited Partner or an Assignee, (d) a Family Member, or a lending institution as the pledgee of a Pledge, who is the transferee in a Permitted Transfer or (e) with respect to any Notice of Redemption delivered to the General Partner within the time period set forth in Section 11.3.A(4) hereof, a Substituted Limited Partner succeeding to all or part of the Limited Partner Interest of (i) an Original Limited Partner, (ii) an Additional Limited Partner, (iii) a Designated Party that is either a Substituted Limited Partner or an Assignee or (iv) a Family Member, or a lending institution who is the pledgee of a Pledge, who is the transferee in a Permitted Transfer.

     "Redeemable Units" means those Partnership Common Units issued to the Original Limited Partners as of the Effective Date together with such additional Partnership Common Units that, after the Effective Date, may be issued to Additional Limited Partners pursuant to Section 4.2 hereof.

     "Redemption" has the meaning set forth in Section 8.6.A hereof.

     "Registrable Shares" has the meaning set forth in Section 8.6.D(2) hereof.

     "Regulations" means the applicable income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     "Regulatory Allocations" has the meaning set forth in Section 6.3.B(viii) hereof.

     "REIT" means a real estate investment trust qualifying under Code Section 856.

     "REIT Partner" means (a) a Partner that is, or has made an election to qualify as, a REIT, (b) any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) of any Partner that is, or has made an election to qualify as, a REIT and (c) any Partner, including, without limitation, the General Partner and the Special Limited Partner, that is a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) of a REIT.

     "REIT Payment" has the meaning set forth in Section 15.11 hereof.

     "REIT Requirements" has the meaning set forth in Section 5.1.A hereof.

     "REIT Share" means a share of the Previous General Partner's Class A Common Stock, par value $.01 per share. Where relevant in this Agreement, "REIT Shares" includes shares of the Previous General Partner's Class A Common Stock, par value $.01 per share, issued upon conversion of Preferred Shares or Junior Shares.

     "REIT Shares Amount" means a number of REIT Shares equal to the product of
(a) the number of Tendered Units and (b) the Adjustment Factor; provided, however, that, in the event that the Previous General Partner issues to all holders of REIT Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling the Previous General Partner's shareholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the "Rights"), with the record date for such Rights issuance falling within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the REIT Shares Amount shall also include such Rights that a holder of that number of REIT Shares would be entitled to receive, expressed, where relevant hereunder, in a number of REIT Shares determined by the Previous General Partner in good faith.

     "Related Party" means, with respect to any Person, any other Person whose ownership of shares of the Previous General Partner's capital stock would be attributed to the first such Person under Code Section 544 (as modified by Code
Section 856(h)(1)(B)).

     "Rights" has the meaning set forth in the definition of "REIT Shares
Amount."

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Single Funding Notice" has the meaning set forth in Section 8.6.D(3) hereof.

     "Special Limited Partner" means AIMCO-LP, Inc., a Delaware corporation.

     "Specified Redemption Date" means the later of (a) the tenth (10th) Business Day after the receipt by the General Partner of a Notice of Redemption or (b) in the case of a Declination followed by a Public Offering Funding, the Business Day next following the date of the closing of the Public Offering Funding; provided, however, that no Specified Redemption Date shall occur during the first Twelve-Month Period; provided, further, that the Specified Redemption Date, as well as the closing of a Redemption, or an acquisition of Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof, on any Specified Redemption Date, may be deferred, in the General Partner's sole and absolute discretion, for such time (but in any event not more than one hundred fifty (150) days in the aggregate) as may reasonably be required to effect, as applicable, (i) a Public Offering Funding or other necessary funding arrangements, (ii) compliance with the Securities Act or other law (including, but not limited to, (a) state "blue sky" or other securities laws and (b) the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and (iii) satisfaction or waiver of other commercially reasonable and customary closing conditions and requirements for a transaction of such nature.

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person; provided, however, that, with respect to the Partnership, "Subsidiary" means solely a partnership or limited liability company (taxed, for federal income tax purposes, as a partnership and not as an association or publicly traded partnership taxable as a corporation) of which the Partnership is a member unless the General Partner has received an unqualified opinion from independent counsel of recognized standing, or a ruling from the IRS, that the ownership of shares of stock of a corporation or other entity will not jeopardize the Previous General Partner's status as a REIT or the General Partner's or the Special Limited Partner's status as a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)), in which event the term "Subsidiary" shall include the corporation or other entity which is the subject of such opinion or ruling.

     "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4 hereof.

     "Tax Items" has the meaning set forth in Section 6.4.A hereof.

     "Tendered Units" has the meaning set forth in Section 8.6.A hereof.

     "Tendering Party" has the meaning set forth in Section 8.6.A hereof.

     "Terminating Capital Transaction" means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

     "Transfer," when used with respect to a Partnership Unit, or all or any portion of a Partnership Interest, means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), Pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article 11 hereof, "Transfer" does not include (a) any Redemption of Partnership Common Units by the Partnership, or acquisition of Tendered Units by the Previous General Partner, pursuant to
Section 8.6 hereof or (b) any redemption of Partnership Units pursuant to any Partnership Unit Designation. The terms "Transferred" and "Transferring" have correlative meanings.

     "Twelve-Month Period" means (a) as to an Original Limited Partner or any successor-in-interest that is a Qualifying Party, a twelve-month period ending on the day before the first (1st) anniversary of the Effective Date or on the day before a subsequent anniversary thereof and (b) as to any other Qualifying Party, a twelve-month period ending on the day before the first (1st) anniversary of such Qualifying Party's becoming a Holder of Partnership Common Units or on the day before a subsequent anniversary thereof; provided, however, that the General Partner may, in its sole and absolute discretion, by written agreement with a Qualifying Party, shorten the first Twelve-Month Period to a period of less than twelve (12) months with respect to a Qualifying Party other than an Original Limited Partner or successor-in-interest.

     "Unitholder" means the General Partner or any Holder of Partnership Units.

     "Valuation Date" means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the immediately preceding Business Day.

     "Value" means, on any Valuation Date with respect to a REIT Share, the average of the daily market prices for ten (10) consecutive trading days immediately preceding the Valuation Date (except that, as provided in Section 4.4.C. hereof, the market price for the trading day immediately preceding the date of exercise of a stock option under the Previous General Partner's Stock Option Plans shall be substituted for such average of daily market prices for purposes of Section 4.4 hereof). The market price for any such trading day shall be:

          (i) if the REIT Shares are listed or admitted to trading on any securities exchange or The Nasdaq Stock Market's National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, in either case as reported in the principal consolidated transaction reporting system,

          (ii) if the REIT Shares are not listed or admitted to trading on any securities exchange or The Nasdaq Stock Market's National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or

          (iii) if the REIT Shares are not listed or admitted to trading on any securities exchange or The Nasdaq Stock Market's National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported;

provided, however, that, if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Value of the REIT Shares shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event that the REIT Shares Amount includes Rights (as defined in the definition of "REIT Shares Amount") that a holder of REIT Shares would be entitled to receive, then the Value of such Rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

                                   ARTICLE 2

                             ORGANIZATIONAL MATTERS

     Section 2.1 Organization. The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

     Section 2.2 Name. The name of the Partnership is "AIMCO Properties, L.P." The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Partners of such change in the next regular communication to the Partners.

     Section 2.3 Registered Office and Agent; Principal Office. The address of the registered office of the Partnership in the State of Delaware is located at 32 Lockerman Square, Suite L-100, Dover, Delaware 19901, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is The Prentice-Hall Corporation System, Inc. The principal office of the Partnership is located at 1873 South Bellaire Street, Denver, Colorado 80222, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

     Section 2.4  Power of Attorney.

          A. Each Limited Partner and each Assignee hereby irrevocably constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

             (1) execute, swear to, seal, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments, supplements or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the distribution or exchange of assets of the Partnership pursuant to the terms of this Agreement; (e) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, Article 12 or Article 13 hereof or the Capital Contribution of any Partner; and
        (f) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges relating to Partnership Interests; and

             (2) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the General Partner, to effectuate the terms or intent of this Agreement.

     Nothing contained herein shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

          B. The foregoing power of attorney is hereby declared to be irrevocable and a special power coupled with an interest, in recognition of the fact that each of the Limited Partners and Assignees will be relying upon the power of the General Partner or the Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner's or Assignee's Partnership Units or Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner's or the Liquidator's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

     Section 2.5 Term. The term of the Partnership commenced on May 16, 1994, the date that the original Certificate was filed in the office of the Secretary of State of Delaware in accordance with the Act, and shall continue until December 31, 2093 unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 hereof or as otherwise provided by law.

                                   ARTICLE 3

                                    PURPOSE

     Section 3.1 Purpose and Business. The purpose and nature of the Partnership is to conduct any business, enterprise or activity permitted by or under the Act, including, but not limited to, (i) to conduct the business of ownership, construction, development and operation of multifamily rental apartment communities, (ii) to enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the Act, or to own interests in any entity engaged in any business permitted by or under the Act, (iii) to conduct the business of providing property and asset management and brokerage services, whether directly or through one or more partnerships, joint ventures, subsidiaries, business trusts, limited liability companies or other similar arrangements, and (iv) to do anything necessary or incidental to the foregoing; provided, however, such business and arrangements and interests may be limited to and conducted in such a manner as to permit the Previous General Partner, in the sole and absolute discretion of the General Partner, at all times to be classified as a REIT.

     Section 3.2  Powers.

          A. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership.

          B. Notwithstanding any other provision in this Agreement, the General Partner may cause the Partnership not to take, or to refrain from taking, any action that, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the Previous General Partner to continue to qualify as a REIT, (ii) could subject the Previous General Partner to any additional taxes under Code Section 857 or Code Section 4981 or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the Previous General Partner, the General Partner, their securities or the Partnership, unless such action (or inaction) under clause (i), clause (ii) or clause (iii) above shall have been specifically consented to by the Previous General Partner and the General Partner in writing.

     Section 3.3 Partnership Only for Purposes Specified. The Partnership shall be a limited partnership only for the purposes specified in Section 3.1 hereof, and this Agreement shall not be deemed to create a company, venture or partnership between or among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.1 hereof. Except as otherwise provided in this Agreement, no Partner shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its properties or any other Partner. No Partner, in its capacity as a Partner under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Partner, nor shall the Partnership be responsible or liable for any indebtedness or obligation of any Partner, incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

     Section 3.4  Representations and Warranties by the Parties.

          A. Each Partner that is an individual (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to each other Partner(s) that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner's property is bound, or any statute, regulation, order or other law to which such Partner is subject, (ii) such Partner is neither a "foreign person" within the meaning of Code Section 1445(f) nor a "foreign partner" within the meaning of Code Section 1446(e), (iii) such Partner does not own, directly or indirectly, (a) five percent (5%) or more of the total combined voting power of all classes of stock entitled to vote, or five percent (5%) or more of the total number of shares of all classes of stock, of any corporation that is a tenant of either (I) the Previous General Partner, the General Partner, the Special Limited Partner or any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner, (II) the Partnership or (III) any partnership, venture or limited liability company of which the Previous General Partner, the General Partner, the Special Limited Partner, any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner or the Partnership is a member or (b) an interest of five percent (5%) or more in the assets or net profits of any tenant of either (I) the Previous General Partner, the General Partner, the Special Limited Partner or any "qualified REIT subsidiary" (within the meaning of

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     Code Section 856(i)(2)) with respect to the Previous General Partner, (II)
     the Partnership or (III) any partnership, venture, or limited liability company of which the Previous General Partner, the General Partner, the Special Limited Partner, any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner or the Partnership is a member and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

          B. Each Partner that is not an individual (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to each other Partner(s) that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including, without limitation, that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or shareholder(s), as the case may be, as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws, as the case may be, any material agreement by which such Partner or any of such Partner's properties or any of its partners, members, beneficiaries, trustees or shareholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, members, trustees, beneficiaries or shareholders, as the case may be, is or are subject, (iii) such Partner is neither a "foreign person" within the meaning of Code Section 1445(f) nor a "foreign partner" within the meaning of Code Section 1446(e), (iv) such Partner does not own, directly or indirectly, (a) five percent (5%) or more of the total combined voting power of all classes of stock entitled to vote, or five percent (5%) or more of the total number of shares of all classes of stock, of any corporation that is a tenant of either (I) the Previous General Partner, the General Partner, the Special Limited Partner or any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner, (II) the Partnership or (III) any partnership, venture or limited liability company of which the Previous General Partner, the General Partner, the Special Limited Partner, any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner or the Partnership is a member or (b) an interest of five percent (5%) or more in the assets or net profits of any tenant of either (I) the Previous General Partner, the General Partner the Special Limited Partner or any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner, (II) the Partnership or (III) any partnership, venture or limited liability company for which the Previous General Partner, the General Partner, the Special Limited Partner, any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner or the Partnership is a member and (v) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

          C. Each Partner (including, without limitation, each Substituted Limited Partner as a condition to becoming a Substituted Limited Partner) represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, nor with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment.

          D. The representations and warranties contained in Sections 3.4.A, 3.4.B and 3.4.C hereof shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution, liquidation and termination of the Partnership.

          E. Each Partner (including, without limitation, each Substituted Limited Partner as a condition to becoming a Substituted Limited Partner) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

                                   ARTICLE 4

                             CAPITAL CONTRIBUTIONS

     Section 4.1 Capital Contributions of the Partners. The Partners have heretofore made Capital Contributions to the Partnership. Each Partner owns Partnership Units in the amount set forth for such Partner on Exhibit A, as the same may be amended from time to time by the General Partner to the extent necessary to reflect accurately sales, exchanges or other Transfers, redemptions, Capital Contributions, the issuance of additional Partnership Units, or similar events having an effect on a Partner's ownership of Partnership Units. Except as provided by law or in Section 4.2, 4.3 or 10.4 hereof, the Partners shall have no obligation or right to make any additional Capital Contributions or loans to the Partnership.

     Section 4.2  Issuances of Additional Partnership Interests.

          A. General. The General Partner is hereby authorized to cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners (including the General Partner and the Special Limited Partner) or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units (i) upon the conversion, redemption or exchange of any Debt, Partnership Units or other securities issued by the Partnership, (ii) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership, and
     (iii) in connection with any merger of any other Person into the Partnership if the applicable merger agreement provides that Persons are to receive Partnership Units in exchange for their interests in the Person merging into the Partnership. Subject to Delaware law, any additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner, and set forth in a written document thereafter attached to and made an exhibit to this Agreement (each, a "Partnership Unit Designation"). Without limiting the generality of the foregoing, the General Partner shall have authority to specify (a) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests;
     (b) the right of each such class or series of Partnership Interests to share in Partnership distributions; (c) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; (d) the voting rights, if any, of each such class or series of Partnership Interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of Partnership Interests. Upon the issuance of any additional Partnership Interest, the General Partner shall amend Exhibit A as appropriate to reflect such issuance.

          B. Issuances to the General Partner or Special Limited Partner. No additional Partnership Units shall be issued to the General Partner or the Special Limited Partner unless (i) the additional Partnership Units are issued to all Partners in proportion to their respective Percentage Interests, (ii) (a) the additional Partnership Units are (x) Partnership Common Units issued in connection with an issuance of REIT Shares, or (y) Partnership Units (other than Partnership Common Units) issued in connection with an issuance of Preferred Shares, New Securities or other interests in the Previous General Partner (other than REIT Shares), which Preferred Shares, New Securities or other interests have designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the additional Partnership Units issued to the General Partner or the Special Limited Partner, and (b) the General Partner or the Special Limited Partner, as the case may be, contributes to the Partnership the cash proceeds or other consideration received in connection with the issuance of such REIT Shares, Preferred Shares, New Securities or other interests in the Previous General Partner,
     (iii) the additional Partnership Units are issued upon the conversion, redemption or exchange of Debt, Partnership Units or other securities issued by the Partnership, or (iv) the additional Partnership Units are issued pursuant to Section 4.6.

          C. No Preemptive Rights. No Person, including, without limitation, any Partner or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Interest.

     Section 4.3  Additional Funds.

          A. General. The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds ("Additional Funds") for the acquisition or development of additional Properties, for the redemption of Partnership Units or for such other purposes as the General Partner may determine. Additional Funds may be obtained by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 4.3 without the approval of any Limited Partners.

          B. Additional Capital Contributions. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by accepting Capital Contributions from any Partners or other Persons and issuing additional Partnership Units in consideration therefor.

          C. Loans by Third Parties. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to any Person (other than the Previous General Partner, the General Partner or the Special Limited Partner) upon such terms as the General Partner determines appropriate, including making such Debt convertible, redeemable or exchangeable for Partnership Units; provided, however, that the Partnership shall not incur any such Debt if (i) a breach, violation or default of such Debt would be deemed to occur by virtue of the Transfer of any Partnership Interest, or (ii) such Debt is recourse to any Partner (unless the Partner otherwise agrees).

          D. General Partner Loans. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt with the Previous General Partner, the General Partner or the Special Limited Partner (each, a "General Partner Loan") if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the Previous General Partner, the General Partner or the Special Limited Partner, the net proceeds of which are loaned to the Partnership to provide such Additional Funds, or (ii) such Debt is on terms and conditions no less favorable to the Partnership than would be available to the Partnership from any third party; provided, however, that the Partnership shall not incur any such Debt if (a) a breach, violation or default of such Debt would be deemed to occur by virtue of the Transfer of any Partnership Interest, or (b) such Debt is recourse to any Partner (unless the Partner otherwise agrees).

          E. Issuance of Securities by the Previous General Partner. The Previous General Partner shall not issue any additional REIT Shares, Preferred Shares, Junior Shares or New Securities unless (i) the Previous General Partner contributes the cash proceeds or other consideration received from the issuance of such additional REIT Shares, Preferred Shares, Junior Shares or New Securities, as the case may be, and from the exercise of the rights contained in any such additional New Securities, to either or both of the General Partner and the Special Limited Partner, and
     (ii) it or they, as the case may be, contribute such cash proceeds or other consideration to the Partnership in exchange for (x) in the case of an issuance of REIT Shares, Partnership Common Units, or (y) in the case of an issuance of Preferred Shares, Junior Shares or New Securities, Partnership Units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such Preferred Shares, Junior Shares or New Securities; provided, however, that notwithstanding the foregoing, the Previous General Partner may issue REIT Shares,

     Preferred Shares, Junior Shares or New Securities (a) pursuant to Section
     4.4 or Section 8.6.B hereof, (b) pursuant to a dividend or distribution (including any stock split) of REIT Shares, Preferred Shares, Junior Shares or New Securities to all of the holders of REIT Shares, Preferred Shares, Junior Shares or New Securities, as the case may be, (c) upon a conversion, redemption or exchange of Preferred Shares, (d) upon a conversion of Junior Shares into REIT Shares, (e) upon a conversion, redemption, exchange or exercise of New Securities, or (f) in connection with an acquisition of a property or other asset to be owned, directly or indirectly, by the Previous General Partner if the General Partner determines that such acquisition is in the best interests of the Partnership. In the event of any issuance of additional REIT Shares, Preferred Shares, Junior Shares or New Securities by the Previous General Partner, and the contribution to the Partnership, by the General Partner or the Special Limited Partner, of the cash proceeds or other consideration received from such issuance, the Partnership shall pay the Previous General Partner's expenses associated with such issuance, including any underwriting discounts or commissions.

     Section 4.4  Stock Option Plans.

          A. Options Granted to Company Employees and Independent Directors. If at any time or from time to time, in connection with the Previous General Partner's Stock Option Plans, a stock option granted to a Company Employee or Independent Director is duly exercised:

             (1) The Special Limited Partner shall, as soon as practicable after such exercise, make a Capital Contribution to the Partnership in an amount equal to the exercise price paid to the Previous General Partner by such exercising party in connection with the exercise of such stock option.

             (2) Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 4.4.A(1) hereof, the Special Limited Partner shall be deemed to have contributed to the Partnership as a Capital Contribution, in consideration of an additional Limited Partner Interest (expressed in and as additional Partnership Common Units), an amount equal to the Value of a REIT Share as of the date of exercise multiplied by the number of REIT Shares then being issued in connection with the exercise of such stock option.

             (3) An equitable Percentage Interest adjustment shall be made in which the Special Limited Partner shall be treated as having made a cash contribution equal to the amount described in Section 4.4.A(2) hereof.

          B. Options Granted to Partnership Employees. If at any time or from time to time, in connection with the Previous General Partner's Stock Option Plans, a stock option granted to a Partnership Employee is duly exercised:

             (1) The General Partner shall cause the Previous General Partner to sell to the Partnership, and the Partnership shall purchase from the Previous General Partner, the number of REIT Shares as to which such stock option is being exercised. The purchase price per REIT Share for such sale of REIT Shares to the Partnership shall be the Value of a REIT Share as of the date of exercise of such stock option.

             (2) The Partnership shall sell to the Optionee (or if the Optionee is an employee of a Partnership Subsidiary, the Partnership shall sell to such Partnership Subsidiary, which in turn shall sell to the Optionee), for a cash price per share equal to the Value of a REIT Share at the time of the exercise, the number of REIT Shares equal to (a) the exercise price paid to the Previous General Partner by the exercising party in connection with the exercise of such stock option divided by
        (b) the Value of a REIT Share at the time of such exercise.

             (3) The Partnership shall transfer to the Optionee (or if the Optionee is an employee of a Partnership Subsidiary, the Partnership shall transfer to such Partnership Subsidiary, which in turn shall transfer to the Optionee) at no additional cost, as additional compensation, the number of REIT Shares equal to the number of REIT Shares described in Section 4.4.B(1) hereof less the number of REIT Shares described in Section 4.4.B(2) hereof.

             (4) The Special Limited Partner shall, as soon as practicable after such exercise, make a Capital Contribution to the Partnership of an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by the Previous General Partner, the General Partner or the Special Limited Partner in connection with the exercise of such stock option. An equitable Percentage Interest adjustment shall be made in which the Special Limited Partner shall be treated as having made a cash contribution equal to the amount described in Section 4.4.B(1) hereof.

          C. Special Valuation Rule. For purposes of this Section 4.4, in determining the Value of a REIT Share, only the trading date immediately preceding the exercise of the relevant stock option under the Previous General Partner's Stock Option Plans shall be considered.

          D. Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Previous General Partner, the General Partner or the Special Limited Partner from adopting, modifying or terminating stock incentive plans, in addition to the Previous General Partner's Stock Option Plans, for the benefit of employees, directors or other business associates of the Previous General Partner, the General Partner, the Special Limited Partner, the Partnership or any of their Affiliates. The Limited Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Previous General Partner, the General Partner or the Special Limited Partner amendments to this Section 4.4 may become necessary or advisable and that any approval or consent to any such amendments requested by the Previous General Partner, the General Partner or the Special Limited Partner shall not be unreasonably withheld or delayed.

     Section 4.5 No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner's Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

     Section 4.6 Conversion of Junior Shares. If, at any time, any of the Junior Shares are converted into REIT Shares, in whole or in part, then a number of Partnership Common Units equal to (i) the number of REIT Shares issued upon such conversion divided by (ii) the Adjustment Factor then in effect shall be issued to the General Partner and the Special Limited Partner (and between the General Partner and the Special Limited Partner in proportion to their ownership of Partnership Common Units immediately preceding such conversion), and the Percentage Interests of the General Partner and the Limited Partners (including the Special Limited Partner) shall be adjusted to reflect such conversion.

                                   ARTICLE 5

                                 DISTRIBUTIONS

     Section 5.1 Requirement and Characterization of Distributions. Subject to the terms of any Partnership Unit Designation, the General Partner shall cause the Partnership to distribute quarterly all, or such portion as the General Partner may in its sole and absolute discretion determine, of Available Cash generated by the Partnership during such quarter to the Holders of Partnership Common Units in accordance with their respective Partnership Common Units held on such Partnership Record Date. Distributions payable with respect to any Partnership Units that were not outstanding during the entire quarterly period in respect of which any distribution is made shall be prorated based on the portion of the period that such units were outstanding. The General Partner in its sole and absolute discretion may distribute to the Unitholders Available Cash on a more frequent basis and provide for an appropriate record date. The General Partner shall take such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the Previous General Partner's qualification as a REIT, to cause the Partnership to distribute sufficient amounts to enable (i) the General Partner and the Special Limited Partner to transfer funds to the Previous General Partner and (ii) the Previous General Partner to pay shareholder dividends that will (a) satisfy the requirements for qualifying as a REIT under the Code and Regulations (the "REIT Requirements") and (b) avoid any federal income or excise tax liability of the Previous General Partner.

     Section 5.2 Distributions in Kind. No right is given to any Unitholder to demand and receive property other than cash as provided in this Agreement. The General Partner may determine, in its sole and absolute discretion, to make a distribution in kind of Partnership assets to the Unitholders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles 5, 6 and 10 hereof.

     Section 5.3 Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.4 hereof with respect to any allocation, payment or distribution to any Unitholder shall be treated as amounts paid or distributed to such Unitholder pursuant to Section
5.1 hereof for all purposes under this Agreement.

     Section 5.4 Distributions Upon Liquidation. Notwithstanding the other provisions of this Article 5, net proceeds from a Terminating Capital Transaction, and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership, shall be distributed to the Unitholders in accordance with Section 13.2 hereof.

     Section 5.5 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to any Unitholder on account of its Partnership Interest or interest in Partnership Units if such distribution would violate Section 17-607 of the Act or other applicable law.

                                   ARTICLE 6

                                  ALLOCATIONS

     Section 6.1  Timing and Amount of Allocations of Net Income and Net
Loss. Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each Fiscal Year of the Partnership as of the end of each such year. Except as otherwise provided in this Article 6, and subject to
Section 11.6.C hereof, an allocation to a Unitholder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

     Section 6.2 General Allocations. Subject to the terms of any Partnership Unit Designation, except as otherwise provided in this Article 6 and subject to
Section 11.6.C hereof, Net Income and Net Loss shall be allocated to each of the Holders of Partnership Common Units in accordance with their respective Partnership Common Units at the end of each Fiscal Year.

     Section 6.3 Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article 6:

          A. Intentionally Omitted.

          B. Regulatory Allocations.

             (i) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of
        Section 6.2 hereof, or any other provision of this Article 6, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Holder of Partnership Common Units shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder's share of the net decrease in Partnership Minimum Gain, as determined under Regulations
        Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3.B(i) is intended to qualify as a "minimum gain chargeback" within the meaning of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

             (ii) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 6.3.B(i) hereof, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Holder of Partnership Common Units who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.7042(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner, Limited Partner and other Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3.B(ii) is intended to qualify as a "chargeback of partner nonrecourse debt minimum gain" within the meaning of Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

             (iii) Nonrecourse Deductions and Partner Nonrecourse
        Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holders of Partnership Common Units in accordance with their Partnership Common Units. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

             (iv) Qualified Income Offset. If any Holder of Partnership Common Units unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible, provided that an allocation pursuant to this
        Section 6.3.B(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3.B(iv) were not in the Agreement. It is intended that this Section 6.3.B(iv) qualify and be construed as a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

             (v) Gross Income Allocation. In the event that any Holder of Partnership Common Units has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Partnership upon complete liquidation of such Holder's Partnership Interest (including, the Holder's interest in outstanding Partnership Preferred Units and other Partnership Units) and (2) the amount that such Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Partnership income and gain in the amount of such excess to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 6.3.B(v) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3.B(v) and Section 6.3.B(iv) hereof were not in the Agreement.

             (vi) Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to any Holder of Partnership Common Units, such allocation of Net Loss shall be reallocated among the other Holders of Partnership Common Units in accordance with their respective Partnership Common Units, subject to the limitations of this Section 6.3.B(vi).

             (vii) Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations
        Section 1.704-1(b)(2) (iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder of Partnership Common Units in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders in accordance with their Partnership Common Units in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holders to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

             (viii) Curative Allocations. The allocations set forth in Sections 6.3.B(i), (ii), (iii), (iv), (v), (vi) and (vii) hereof (the "Regulatory Allocations") are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 6.1 hereof, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Partnership Common Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Partnership Common Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

          C. Special Allocations Upon Liquidation. Notwithstanding any provision in this Article VI to the contrary, in the event that the Partnership disposes of all or substantially all of its assets in a transaction that will lead to a liquidation of the Partnership pursuant to Article XIII hereof, then any Net Income or Net Loss realized in connection with such transaction and thereafter (and, if necessary, constituent items of income, gain, loss and deduction) shall be specially allocated among the Partners as required so as to cause liquidating distributions pursuant to Section 13.2.A(4) hereof to be made in the same amounts and proportions as would have resulted had such distributions instead been made pursuant to Section
     5.1 hereof.

          D. Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Holder's proportional share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), each Holder's interest in Partnership profits shall be such Holder's share of Partnership Common Units.

     Section 6.4  Tax Allocations.

          A. In General. Except as otherwise provided in this Section 6.4, for income tax purposes under the Code and the Regulations each Partnership item of income, gain, loss and deduction (collectively, "Tax Items") shall be allocated among the Holders of Partnership Common Units in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Sections 6.2 and 6.3 hereof.

          B. Allocations Respecting Section 704(c) Revaluations. Notwithstanding
     Section 6.4.A hereof, Tax Items with respect to Property that is contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Holders of Partnership Common Units for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Partnership shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the General Partner, including, without limitation, the "traditional method" as described in Regulations Section 1.704-3(b). In the event that the Gross Asset Value of any partnership asset is adjusted pursuant to subsection (b) of the definition of "Gross Asset Value" (provided in Article 1 hereof), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations.

                                   ARTICLE 7

                     MANAGEMENT AND OPERATIONS OF BUSINESS

     Section 7.1  Management.

          A. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Partners with or without cause, except with the Consent of the General Partner. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to the other provisions hereof including Section 7.3, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

             (1) the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the Previous General Partner (so long as the Previous General Partner qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Code Section 4981) and to make distributions to its shareholders sufficient to permit the Previous General Partner to maintain REIT status or otherwise to satisfy the REIT Requirements), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Partnership's assets) and the incurring of any obligations that it deems necessary for the conduct of the activities of the Partnership;

             (2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

             (3) the acquisition, sale, transfer, exchange or other disposition of any assets of the Partnership (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership with or into another entity;

             (4) the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership, the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that it sees fit, including, without limitation, the financing of the operations and activities of the General Partner, the Partnership or any of the Partnership's Subsidiaries, the lending of funds to other Persons (including, without limitation, the Partnership's Subsidiaries) and the repayment of obligations of the Partnership, its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to and equity investments in the Partnership's Subsidiaries;

             (5) the management, operation, leasing, landscaping, repair, alteration, demolition, replacement or improvement of any Property, including, without limitation, any Contributed Property, or other asset of the Partnership or any Subsidiary;

             (6) the negotiation, execution and performance of any contracts, leases, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership's operations or the implementation of the General Partner's powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership's assets;

             (7) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement, the holding, management, investment and reinvestment of cash and other assets of the Partnership, and the collection and receipt of revenues, rents and income of the Partnership;

             (8) the selection and dismissal of employees of the Partnership or the General Partner (including, without limitation, employees having titles or offices such as "president," "vice president," "secretary" and "treasurer"), and agents, outside attorneys, accountants, consultants and contractors of the Partnership or the General Partner and the determination of their compensation and other terms of employment or hiring;

             (9) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

             (10) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, any Subsidiary and any other Person in which it has an equity investment from time to time); provided, however, that, as long as the Previous General Partner has determined to continue to qualify as a REIT, the General Partner may not engage in any such formation, acquisition or contribution that would cause the Previous General Partner to fail to qualify as a REIT or the General Partner to fail to qualify as a "qualified REIT subsidiary" within the meaning of Code Section 856(i)(2);

             (11) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment, of any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

             (12) the undertaking of any action in connection with the Partnership's direct or indirect investment in any Subsidiary or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

             (13) the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as it may adopt; provided that such methods are otherwise consistent with the requirements of this Agreement;

             (14) the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner's contribution of property or assets to the Partnership;

             (15) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

             (16) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

             (17) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest, pursuant to contractual or other arrangements with such Person;

             (18) the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

             (19) the issuance of additional Partnership Units, as appropriate and in the General Partner's sole and absolute discretion, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof; and

             (20) an election to dissolve the Partnership pursuant to Section 13.1.C hereof.

          B. Each of the Limited Partners agrees that, except as provided in
     Section 7.3 hereof, the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement (except as provided in Section 7.3 hereof), the Act or any applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

          C. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the Properties of the Partnership and (ii) liability insurance for the Indemnitees hereunder.

          D. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital and other reserves in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

          E. In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken by it. The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement so long as the action or inaction is taken in good faith.

     Section 7.2 Certificate of Limited Partnership. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, the District of Columbia or any other jurisdiction, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A(4) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and any other state, or the District of Columbia or other jurisdiction, in which the Partnership may elect to do business or own property.

     Section 7.3  Restrictions on General Partner's Authority.

          A. The General Partner may not take any action in contravention of this Agreement, including, without limitation:

             (1) take any action that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

             (2) possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose except as otherwise provided in this Agreement;

             (3) admit a Person as a Partner, except as otherwise provided in this Agreement;

             (4) perform any act that would subject a Limited Partner to liability as a general partner in any jurisdiction or any other liability except as provided herein or under the Act; or

             (5) enter into any contract, mortgage, loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of (a) the General Partner, the Previous General Partner or the Partnership from satisfying its obligations under Section 8.6 hereof in full or (b) a Limited Partner from exercising its rights under
        Section 8.6 hereof to effect a Redemption in full, except, in either case, with the written consent of such Limited Partner affected by the prohibition or restriction.

          B. The General Partner shall not, without the prior Consent of the Limited Partners, undertake, on behalf of the Partnership, any of the following actions or enter into any transaction that would have the effect of such transactions:

             (1) except as provided in Section 7.3.C hereof, amend, modify or terminate this Agreement other than to reflect the admission, substitution, termination or withdrawal of Partners pursuant to Article 11 or Article 12 hereof;

             (2) make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the Partnership;

             (3) institute any proceeding for bankruptcy on behalf of the Partnership; or

             (4) subject to the rights of Transfer provided in Sections 11.1.C and 11.2 hereof, approve or acquiesce to the Transfer of the Partnership Interest of the General Partner, or admit into the Partnership any additional or successor General Partners.

          C. Notwithstanding Section 7.3.B hereof, the General Partner shall have the power, without the Consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

             (1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

             (2) to reflect the admission, substitution or withdrawal of Partners or the termination of the Partnership in accordance with this Agreement, and to amend Exhibits A and C in connection with such admission, substitution or withdrawal;

             (3) to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

             (4) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

             (5) (a) to reflect such changes as are reasonably necessary (i) for either the General Partner or the Special Limited Partner, as the case may be, to maintain its status as a "qualified REIT subsidiary" within the meaning of Code Section 856(i)(2) or (ii) for the Previous General Partner to maintain its status as a REIT or to satisfy the REIT Requirement; (b) to reflect the Transfer of all or any part of a Partnership Interest among the Previous General Partner, the General Partner, the Special Limited Partner or any other "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner;

             (6) to modify the manner in which Capital Accounts are computed (but only to the extent set forth in the definition of "Capital Account" or contemplated by the Code or the Regulations); and

             (7) the issuance of additional Partnership Interests in accordance with Section 4.2.

     The General Partner will provide notice to the Limited Partners when any action under this Section 7.3.C is taken.

          D. Notwithstanding Sections 7.3.B and 7.3.C hereof, this Agreement shall not be amended, and no action may be taken by the General Partner, without the Consent of each Partner adversely affected, if such amendment or action would (i) convert a Limited Partner Interest in the Partnership into a General Partner Interest (except as a result of the General Partner acquiring such Partnership Interest), (ii) modify the limited liability of a Limited Partner, (iii) alter the rights of any Partner to receive the distributions to which such Partner is entitled, pursuant to Article 5 or
     Section 13.2.A(4) hereof, or alter the allocations specified in Article 6 hereof (except, in any case, as permitted pursuant to Sections 4.2 and 7.3.C hereof), (iv) alter or modify the Redemption rights, Cash Amount or REIT Shares Amount as set forth in Sections 8.6 and 11.2 hereof, or amend or modify any related definitions, or (v) amend this Section 7.3.D; provided, however, that the Consent of each Partner adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis. Further, no amendment may alter the restrictions on the General Partner's authority set forth elsewhere in this Section 7.3 without the Consent specified therein. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

     Section 7.4  Reimbursement of the General Partner.

          A. The General Partner shall not be compensated for its services as general partner of the Partnership except as provided in elsewhere in this Agreement (including the provisions of Articles 5 and 6 hereof regarding distributions, payments and allocations to which it may be entitled in its capacity as the General Partner).

          B. Subject to Sections 7.4.C and 15.11 hereof, the Partnership shall be liable for, and shall reimburse the General Partner on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all sums expended in connection with the Partnership's business, including, without limitation, (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Partnership, (ii) compensation of officers and employees, including, without limitation, payments under future compensation plans of the General Partner that may provide for stock units, or other phantom stock, pursuant to which employees of the General Partner will receive payments based upon dividends on or the value of REIT Shares,
     (iii) director fees and expenses and (iv) all costs and expenses of the General Partner being a public company, including costs of filings with the SEC, reports and other distributions to its shareholders; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership as permitted pursuant to Section 7.5 hereof. Such reimbursements shall be in addition to any reimbursement of the General Partner as a result of indemnification pursuant to Section 7.7 hereof.

          C. To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership and, subject to Section 15.11 hereof, reimbursements to the General Partner or any of its Affiliates by the Partnership pursuant to this Section 7.4 shall be treated as "guaranteed payments" within the meaning of Code Section 707(c).

     Section 7.5 Outside Activities of the Previous General Partner and the General Partner. Neither the General Partner nor the Previous General Partner shall directly or indirectly enter into or conduct any business, other than in connection with (a) the ownership, acquisition and disposition of Partnership Interests as General Partner, (b) the management of the business of the Partnership, (c) the operation of the Previous General Partner as a reporting company with a class (or classes) of securities registered under the Exchange Act, (d) the Previous General Partner's operations as a REIT, (e) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (f) financing or refinancing of any type related to the Partnership or its assets or activities, (g) the General Partner's qualification as a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) and (h) such activities as are incidental thereto. Nothing contained herein shall be deemed to prohibit the General Partner or the Previous General Partner from executing guarantees of Partnership debt for which it would otherwise be liable in its capacity as General Partner. Subject to
Section 7.3.B hereof, the General Partner, the Previous General Partner, the Special Limited Partner and all "qualified REIT subsidiaries" (within the meaning of Code Section 856(i)(2)), taken as a group, shall not own any assets or take title to assets (other than temporarily in connection with an acquisition prior to contributing such assets to the Partnership) other than Partnership Interests as the General Partner or Special Limited Partner and other than such cash and cash equivalents, bank accounts or similar instruments or accounts as such group deems reasonably necessary, taking into account
Section 7.1.D hereof and the requirements necessary for the Previous General Partner to qualify as a REIT and for the Previous General Partner, the General Partner and the Special Limited Partner to carry out their respective responsibilities contemplated under this Agreement and the Charter. Notwithstanding the foregoing, if the Previous General Partner or the General Partner acquires assets in its own name and owns Property other than through the Partnership, the Partners agree to negotiate in good faith to amend this Agreement, including, without limitation, the definition of "Adjustment Factor," to reflect such activities and the direct ownership of assets by the Previous General Partner or the General Partner. The General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.

     Section 7.6  Contracts with Affiliates.

          A. The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

          B. Except as provided in Section 7.5 hereof and subject to Section 3.1 hereof, the Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes to be advisable.

          C. Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

          D. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership or any of the Partnership's Subsidiaries.

          E. The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

     Section 7.7  Indemnification.

          A. To the fullest extent permitted by applicable law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorney's fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership ("Actions") as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that the Partnership shall not indemnify an Indemnitee (i) for willful misconduct or a knowing violation of the law or (ii) for any transaction for which such Indemnitee received an improper personal benefit in violation or breach of any provision of this Agreement. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. It is the intention of this Section 7.7.A that the Partnership indemnify each Indemnitee to the fullest extent permitted by law. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A. The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, does not create a presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.7.

          B. To the fullest extent permitted by law, expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any Action shall be paid or reimbursed by the Partnership as incurred by the Indemnitee in advance of the final disposition of the Action upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee's good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.7.A has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

          C. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

          D. The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

          E. Any liabilities which an Indemnitee incurs as a result of acting on behalf of the Partnership or the General Partner (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 7.7, unless such liabilities arise as a result of (i) such Indemnitee's intentional misconduct or knowing violation of the law, or (ii) any transaction in which such Indemnitee received a personal benefit in violation or breach of any provision of this Agreement or applicable law.

          F. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

          G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

          H. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership's liability to any Indemnitee under this
     Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

          I. It is the intent of the Partners that any amounts paid by the Partnership to the General Partner pursuant to this Section 7.7 shall be treated as "guaranteed payments" within the meaning of Code Section 707(c).

     Section 7.8  Liability of the General Partner.

          A. Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor any of its directors or officers shall be liable or accountable in damages or otherwise to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the General Partner or such director or officer acted in good faith.

          B. The Limited Partners expressly acknowledge that the General Partner is acting for the benefit of the Partnership, the Limited Partners and the General Partner's shareholders collectively and that the General Partner is under no obligation to give priority to the separate interests of the Limited Partners or the General Partner's shareholders (including, without limitation, the tax consequences to Limited Partners, Assignees or the General Partner's shareholders) in deciding whether to cause the Partnership to take (or decline to take) any actions.

          C. Subject to its obligations and duties as General Partner set forth in Section 7.1.A hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents (subject to the supervision and control of the General Partner). The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

          D. Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner's, and its officers' and directors', liability to the Partnership and the Limited Partners under this Section
     7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

          E. Notwithstanding anything herein to the contrary, except for fraud, willful misconduct or gross negligence, or pursuant to any express indemnities given to the Partnership by any Partner pursuant to any other written instrument, no Partner shall have any personal liability whatsoever, to the Partnership or to the other Partner(s), for the debts or liabilities of the Partnership or the Partnership's obligations hereunder, and the full recourse of the other Partner(s) shall be limited to the interest of that Partner in the Partnership. To the fullest extent permitted by law, no officer, director or shareholder of the General Partner shall be liable to the Partnership for money damages except for (i) active and deliberate dishonesty established by a non-appealable final judgment or (ii) actual receipt of an improper benefit or profit in money, property or services. Without limitation of the foregoing, and except for fraud, willful misconduct or gross negligence, or pursuant to any such express indemnity, no property or assets of any Partner, other than its interest in the Partnership, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other

     Partner(s) and arising out of, or in connection with, this Agreement. This Agreement is executed by the officers of the General Partner solely as officers of the same and not in their own individual capacities.

          F. To the extent that, at law or in equity, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Limited Partners, the General Partner shall not be liable to the Partnership or to any other Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the General Partner otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such General Partner.

     Section 7.9  Other Matters Concerning the General Partner.

          A. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

          B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

          C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the General Partner hereunder.

          D. Notwithstanding any other provision of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Previous General Partner to continue to qualify as a REIT, (ii) for the Previous General Partner otherwise to satisfy the REIT Requirements, (iii) to avoid the Previous General Partner incurring any taxes under Code
     Section 857 or Code Section 4981 or (iv) for the General Partner or the Special Limited Partner to continue to qualify as a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)), is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

     Section 7.10 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively with other Partners or Persons, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

     Section 7.11 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without the consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                   ARTICLE 8

                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

     Section 8.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement (including, without limitation, Section 10.4 hereof) or under the Act.

     Section 8.2 Management of Business. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, member, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, member, employee, partner, agent, representative, or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

     Section 8.3 Outside Activities of Limited Partners. Subject to any agreements entered into pursuant to Section 7.6.D hereof and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or a Subsidiary (including, without limitation, any employment agreement), any Limited Partner and any Assignee, officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. Subject to such agreements, none of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 7.6.D hereof and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or a Subsidiary, to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character that, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

     Section 8.4 Return of Capital. Except pursuant to the rights of Redemption set forth in Section 8.6 hereof, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided in Article 6 hereof or otherwise expressly provided in this

Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

     Section 8.5  Rights of Limited Partners Relating to the Partnership.

          A. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.C hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner's own expense:

             (1) to obtain a copy of (i) the most recent annual and quarterly reports filed with the SEC by the Previous General Partner or the General Partner pursuant to the Exchange Act and (ii) each report or other written communication sent to the shareholders of the Previous General Partner;

             (2) to obtain a copy of the Partnership's federal, state and local income tax returns for each Fiscal Year;

             (3) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

             (4) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

             (5) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner.

          B. The Partnership shall notify any Limited Partner that is a Qualifying Party, on request, of the then current Adjustment Factor or any change made to the Adjustment Factor.

          C. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or the General Partner or (ii) the Partnership or the General Partner is required by law or by agreements with unaffiliated third parties to keep confidential.

     Section 8.6  Redemption Rights of Qualifying Parties.

          A. After the first Twelve-Month Period, a Qualifying Party, but no other Limited Partner or Assignee, shall have the right (subject to the terms and conditions set forth herein) to require the Partnership to redeem all or a portion of the Redeemable Units held by such Tendering Party (such Redeemable Units being hereafter "Tendered Units") in exchange (a "Redemption") for the Cash Amount payable on the Specified Redemption Date. Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the General Partner by the Qualifying Party when exercising the Redemption right (the "Tendering Party"). The Partnership's obligation to effect a Redemption, however, shall not arise or be binding against the Partnership (i) until and unless there has been a Declination and (ii) before the Business Day following the Cut-Off Date. Regardless of the binding or non-binding nature of a pending Redemption, a Tendering Party shall have no right to receive distributions with respect to any Tendered Units (other than the Cash Amount) paid after delivery of the Notice of Redemption, whether or not the Partnership Record Date for such distribution precedes or coincides with such delivery of the Notice of Redemption. In the event of a Redemption, the Cash Amount shall be delivered as a certified check payable to the Tendering Party or, in the General Partner's sole and absolute discretion, in immediately available funds.

          B. Notwithstanding the provisions of Section 8.6.A hereof, on or before the close of business on the Cut-Off Date, the General Partner may, in its sole and absolute discretion but subject to the Ownership Limit and the transfer restrictions and other limitations of the Charter, elect to cause the Previous General Partner to acquire some or all (such percentage being referred to as the "Applicable Percentage") of the Tendered Units from the Tendering Party in exchange for REIT Shares. In making such election to cause the Previous General Partner to acquire Tendered Units, the General Partner shall act in a fair, equitable and reasonable manner that neither prefers one group or class of Qualifying Parties over another nor discriminates against a group or class of Qualifying Parties. If the General Partner so elects, on the Specified Redemption Date the Tendering Party shall sell such number of the Tendered Units to the Previous General Partner in exchange for a number of REIT Shares equal to the product of the REIT Shares Amount and the Applicable Percentage. The Tendering Party shall submit (i) such information, certification or affidavit as the Previous General Partner may reasonably require in connection with the application of the Ownership Limit and other restrictions and limitations of the Charter to any such acquisition and (ii) such written representations, investment letters, legal opinions or other instruments necessary, in the Previous General Partner's view, to effect compliance with the Securities Act. In the event of a purchase of the Tendered Units by the Previous General Partner pursuant to this Section 8.6.B, the Tendering Party shall no longer have the right to cause the Partnership to effect a Redemption of such Tendered Units, and, upon notice to the Tendering Party by the General Partner or the Previous General Partner, given on or before the close of business on the Cut-Off Date, that the Previous General Partner has elected to acquire some or all of the Tendered Units pursuant to this Section 8.6.B, the obligation of the Partnership to effect a Redemption of the Tendered Units as to which the General Partner's notice relates shall not accrue or arise. The product of the Applicable Percentage and the REIT Shares Amount, if applicable, shall be delivered by the Previous General Partner as duly authorized, validly issued, fully paid and accessible REIT Shares and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than the Ownership Limit and other restrictions provided in the Charter, the Bylaws of the Previous General Partner, the Securities Act and relevant state securities or "blue sky" laws. Neither any Tendering Party whose Tendered Units are acquired by the Previous General Partner pursuant to this Section 8.6.B, any Partner, any Assignee nor any other interested Person shall have any right to require or cause the Previous General Partner or the General Partner to register, qualify or list any REIT Shares owned or held by such Person, whether or not such REIT Shares are issued pursuant to this Section 8.6.B, with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange; provided, however, that this limitation shall not be in derogation of any registration or similar rights granted pursuant to any other written agreement between the Previous General Partner and any such Person. Notwithstanding any delay in such delivery, the Tendering Party shall be deemed the owner of such REIT Shares and Rights for all purposes, including, without limitation, rights to vote or consent, receive dividends, and exercise rights, as of the Specified Redemption Date. REIT Shares issued upon an acquisition of the Tendered Units by the Previous General Partner pursuant to this Section 8.6.B may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as the Previous General Partner in good faith determines to be necessary or advisable in order to ensure compliance with such laws.

          C. Notwithstanding the provisions of Section 8.6.A and 8.6.B hereof, the Tendering Parties (i) where the Redemption would consist of less than all the Partnership Common Units held by Partners other than the General Partner and the Special Limited Partner, shall not be entitled to elect or effect a Redemption to the extent that the aggregate Percentage Interests of the Limited Partners (other than the Special Limited Partner) would be reduced, as a result of the Redemption (or the acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof), to less than one percent (1%) and (ii) shall have no rights under this Agreement that would otherwise be prohibited under the Charter. To the extent that any attempted Redemption or acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof would be in violation of this Section 8.6.C, it shall be null and void ab initio, and the Tendering Party shall not acquire any rights or economic interests in REIT Shares otherwise issuable by the Previous General Partner under
     Section 8.6.B hereof.

          D. In the event that the Previous General Partner declines or fails to exercise its purchase rights pursuant to Section 8.6.B hereof following receipt of a Notice of Redemption (a "Declination"):

             (1) The Previous General Partner or the General Partner shall give notice of such Declination to the Tendering Party on or before the close of business on the Cut-Off Date. The failure of both the Previous General Partner and the General Partner to give notice of such Declination by the close of business on the Cut-Off Date shall itself constitute a Declination.

             (2) The Partnership may elect to raise funds for the payment of the Cash Amount either (a) by requiring that the General Partner contribute such funds from the proceeds of a registered public offering (a "Public Offering Funding") by the Previous General Partner of a number of REIT Shares ("Registrable Shares") equal to the REIT Shares Amount with respect to the Tendered Units or (b) from any other sources (including, but not limited to, the sale of any Property and the incurrence of additional Debt) available to the Partnership.

             (3) Promptly upon the General Partner's receipt of the Notice of Redemption and the Previous General Partner or the General Partner giving notice of the Previous General Partner's Declination, the General Partner shall give notice (a "Single Funding Notice") to all Qualifying Parties then holding a Partnership Interest (or an interest therein) and having Redemption rights pursuant to this Section 8.6 and require that all such Qualifying Parties elect whether or not to effect a Redemption of their Partnership Common Units to be funded through such Public Offering Funding. In the event that any such Qualifying Party elects to effect such a Redemption, it shall give notice thereof and of the number of Partnership Common Units to be made subject thereon in writing to the General Partner within ten (10) Business Days after receipt of the Single Funding Notice, and such Qualifying Party shall be treated as a Tendering Party for all purposes of this Section 8.6. In the event that a Qualifying Party does not so elect, it shall be deemed to have waived its right to effect a Redemption for the current Twelve-Month Period; provided, however, that the Previous General Partner shall not be required to acquire Partnership Common Units pursuant to this Section 8.6.D more than twice within a Twelve-Month Period.

     Any proceeds from a Public Offering Funding that are in excess of the Cash Amount shall be for the sole benefit of the Previous General Partner and/or the General Partner. The General Partner and/or the Special Limited Partner shall make a Capital Contribution of such amounts to the Partnership for an additional General Partner Interest and/or Limited Partner Interest. Any such contribution shall entitle the General Partner and the Special Limited Partner, as the case may be, to an equitable Percentage Interest adjustment.

          E. Notwithstanding the provisions of Section 8.6.B hereof, the Previous General Partner shall not, under any circumstances, elect to acquire Tendered Units in exchange for the REIT Shares Amount if such exchange would be prohibited under the Charter.

          F. Notwithstanding anything herein to the contrary (but subject to Section 8.6.C hereof), with respect to any Redemption (or any tender of Redeemable Units for Redemption if the Tendered Units are acquired by the Previous General Partner pursuant to Section 8.6.B hereof) pursuant to this
     Section 8.6:

             (1) All Partnership Common Units acquired by the Previous General Partner pursuant to Section 8.6.B hereof shall be contributed by the Previous General Partner to either or both of the General Partner and the Special Limited Partner in such proportions as the Previous General Partner, the General Partner and the Special Limited Partner shall determine. Any Partnership Common Units so contributed to the General Partner shall automatically, and without further action required, be converted into and deemed to be a General Partner Interest comprised of the same number of Partnership Common Units. Any Partnership Common Units so contributed to the Special Limited Partner shall remain outstanding.

             (2) Subject to the Ownership Limit, no Tendering Party may effect a Redemption for less than five hundred (500) Redeemable Units or, if such Tendering Party holds (as a Limited Partner or, economically, as an Assignee) less than five hundred (500) Redeemable Units, all of the Redeemable Units held by such Tendering Party.

             (3) Each Tendering Party (a) may effect a Redemption only once in each fiscal quarter of a Twelve-Month Period and (b) may not effect a Redemption during the period after the Partnership Record Date with respect to a distribution and before the record date established by the Previous General Partner for a distribution to its shareholders of some or all of its portion of such Partnership distribution.

             (4) Notwithstanding anything herein to the contrary, with respect to any Redemption or acquisition of Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof, in the event that the Previous General Partner or the General Partner gives notice to all Limited Partners (but excluding any Assignees) then owning Partnership Interests (a "Primary Offering Notice") that the Previous General Partner desires to effect a primary offering of its equity securities then, unless the Previous General Partner and the General Partner otherwise consent, commencement of the actions denoted in Section 8.6.E hereof as to a Public Offering Funding with respect to any Notice of Redemption thereafter received, whether or not the Tendering Party is a Limited Partner, may be delayed until the earlier of (a) the completion of the primary offering or (b) ninety (90) days following the giving of the Primary Offering Notice.

             (5) Without the Consent of the Previous General Partner, no Tendering Party may effect a Redemption within ninety (90) days following the closing of any prior Public Offering Funding.

             (6) The consummation of such Redemption (or an acquisition of Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof, as the case may be) shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

             (7) The Tendering Party shall continue to own (subject, in the case of an Assignee, to the provision of Section 11.5 hereof) all Redeemable Units subject to any Redemption, and be treated as a Limited Partner or an Assignee, as applicable, with respect to such Redeemable Units for all purposes of this Agreement, until such Redeemable Units are either paid for by the Partnership pursuant to Section 8.6.A hereof or transferred to the Previous General Partner (or directly to the General Partner or Special Limited Partner) and paid for, by the issuance of the REIT Shares, pursuant to Section 8.6.B hereof on the Specified Redemption Date. Until a Specified Redemption Date and an acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof, the Tendering Party shall have no rights as a shareholder of the Previous General Partner with respect to the REIT Shares issuable in connection with such acquisition.

     For purposes of determining compliance with the restrictions set forth in this Section 8.6.F, all Partnership Common Units beneficially owned by a Related Party of a Tendering Party shall be considered to be owned or held by such Tendering Party.

          G. In connection with an exercise of Redemption rights pursuant to this Section 8.6, the Tendering Party shall submit the following to the General Partner, in addition to the Notice of Redemption:

             (1) A written affidavit, dated the same date as the Notice of Redemption, (a) disclosing the actual and constructive ownership, as determined for purposes of Code Sections 856(a)(6) and 856(h), of REIT Shares by (i) such Tendering Party and (ii) any Related Party and (b) representing that, after giving effect to the Redemption or an acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof, neither the Tendering Party nor any Related Party will own REIT Shares in excess of the Ownership Limit;

             (2) A written representation that neither the Tendering Party nor any Related Party has any intention to acquire any additional REIT
        Shares prior to the closing of the Redemption or an acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof on the Specified Redemption Date; and
                                      B-38
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             (3) An undertaking to certify, at and as a condition to the closing of (i) the Redemption or (ii) the acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof on the Specified Redemption Date, that either (a) the actual and constructive ownership of REIT Shares by the Tendering Party and any Related Party remain unchanged from that disclosed in the affidavit required by
        Section 8.6.G(1) or (b) after giving effect to the Redemption or an acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof, neither the Tendering Party nor any Related Party shall own REIT Shares in violation of the Ownership Limit.

     Section 8.7  Partnership Right to Call Limited Partner
Interests. Notwithstanding any other provision of this Agreement, on and after the date on which the aggregate Percentage Interests of the Limited Partners (other than the Special Limited Partner) are less than one percent (1%), the Partnership shall have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding Limited Partner Interests (other than the Special Limited Partner's Limited Partner Interest) by treating any Limited Partner as a Tendering Party who has delivered a Notice of Redemption pursuant to Section 8.6 hereof for the amount of Partnership Common Units to be specified by the General Partner, in its sole and absolute discretion, by notice to such Limited Partner that the Partnership has elected to exercise its rights under this Section 8.7. Such notice given by the General Partner to a Limited Partner pursuant to this Section 8.7 shall be treated as if it were a Notice of Redemption delivered to the General Partner by such Limited Partner. For purposes of this Section 8.7, (a) any Limited Partner (whether or not otherwise a Qualifying Party) may, in the General Partner's sole and absolute discretion, be treated as a Qualifying Party that is a Tendering Party and (b) the provisions of Sections 8.6.C(1), 8.6.F(2), 8.6.F(3) and 8.6.F(5) hereof shall not apply, but the remainder of Section 8.6 hereof shall apply, mutatis mutandis.

                                   ARTICLE 9

                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

     Section 9.1  Records and Accounting.

          A. The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership's business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 8.5.A or Section 9.3 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form for, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.

          B. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the General Partner determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the Partnership, the General Partner and the Previous General Partner may operate with integrated or consolidated accounting records, operations and principles.

     Section 9.2 Fiscal Year. The Fiscal Year of the Partnership shall be the calendar year.

     Section 9.3  Reports.

          A. As soon as practicable, but in no event later than one hundred five
     (105) days after the close of each Fiscal Year, the General Partner shall cause to be mailed to each Limited Partner, of record as of the close of the Fiscal Year, an annual report containing financial statements of the Partnership, or of the Previous General Partner if such statements are prepared solely on a consolidated basis with the Previous General Partner, for such Fiscal Year, presented in accordance with generally accepted accounting

                                      B-39
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     principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

          B. As soon as practicable, but in no event later than one hundred five
     (105) days after the close of each calendar quarter (except the last calendar quarter of each year), the General Partner shall cause to be mailed to each Limited Partner, of record as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of the Previous General Partner if such statements are prepared solely on a consolidated basis with the Previous General Partner, and such other information as may be required by applicable law or regulation or as the General Partner determines to be appropriate. At the request of any Limited Partner, the General Partner shall provide access to the books, records and workpapers upon which the reports required by this
     Section 9.3 are based, to the extent required by the Act.

                                   ARTICLE 10

                                  TAX MATTERS

     Section 10.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable effort to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes. The Limited Partners shall promptly provide the General Partner with such information relating to the Contributed Properties, including tax basis and other relevant information, as may be reasonably requested by the General Partner from time to time.

     Section 10.2 Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code, including, but not limited to, the election under Code Section 754 and the election to use the "recurring item" method of accounting provided under Code Section 461(h) with respect to property taxes imposed on the Partnership's Properties; provided, however, that, if the "recurring item" method of accounting is elected with respect to such property taxes, the Partnership shall pay the applicable property taxes prior to the date provided in Code Section 461(h) for purposes of determining economic performance. The General Partner shall have the right to seek to revoke any such election (including, without limitation, any election under Code Sections 461(h) and 754) upon the General Partner's determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

     Section 10.3  Tax Matters Partner.

          A. The General Partner shall be the "tax matters partner" of the Partnership for federal income tax purposes. The tax matters partner shall receive no compensation for its services. All third-party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership in addition to any reimbursement pursuant to Section 7.4 hereof. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable. At the request of any Limited Partner, the General Partner agrees to consult with such Limited Partner with respect to the preparation and filing of any returns and with respect to any subsequent audit or litigation relating to such returns; provided, however, that the filing of such returns shall be in the sole and absolute discretion of the General Partner.

          B. The tax matters partner is authorized, but not required:

             (1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a "tax audit" and such judicial proceedings being referred to as "judicial review"), and in the settlement agreement the tax

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

        matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a "notice partner" (as defined in Code Section 6231) or a member of a "notice group" (as defined in Code Section 6223(b)(2));

             (2) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the United States Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership's principal place of business is located;

             (3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

             (4) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

             (5) to enter into an agreement with the IRS to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

             (6) to take any other action on behalf of the Partners in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

     The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 hereof shall be fully applicable to the tax matters partner in its capacity as such.

     Section 10.4 Withholding. Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Code Section 1441, Code
Section 1442, Code Section 1445 or Code Section 1446. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution that would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the Available Funds of the Partnership that would, but for such payment, be distributed to the Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner's Partnership Interest to secure such Limited Partner's obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.4. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.4 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including, without limitation, the right to receive distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited
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

Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

                                   ARTICLE 11

                           TRANSFERS AND WITHDRAWALS

     Section 11.1  Transfer.

          A. No part of the interest of a Partner shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

          B. No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this
     Article 11. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void ab initio.

          C. Notwithstanding the other provisions of this Article 11 (other than Section 11.6.D hereof), the Partnership Interests of the General Partner and the Special Limited Partner may be Transferred, in whole or in part, at any time or from time to time, to or among the Previous General Partner, the General Partner, the Special Limited Partner, and any other Person that is, at the time of such Transfer, a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner. Any transferee of the entire General Partner Interest pursuant to this Section 11.1.C shall automatically become, without further action or Consent of any Limited Partners, the sole general partner of the Partnership, subject to all the rights, privileges, duties and obligations under this Agreement and the Act relating to a general partner. Any transferee of a Limited Partner Interest pursuant to this Section 11.1.C shall automatically become, without further action or Consent of any Limited Partners, a Substituted Limited Partner. Upon any Transfer permitted by this Section 11.1.C, the transferor Partner shall be relieved of all its obligations under this Agreement. The provisions of Section 11.2.B (other than the last sentence thereof), 11.3, 11.4.A and 11.5 hereof shall not apply to any Transfer permitted by this Section 11.1.C.

     Section 11.2  Transfer of General Partner's Partnership Interest.

          A. The General Partner may not Transfer any of its General Partner Interest or withdraw from the Partnership except as provided in Sections 11.2.B and 11.2.C hereof.

          B. The General Partner shall not withdraw from the Partnership and shall not Transfer all or any portion of its interest in the Partnership (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise) without the Consent of the Limited Partners, which Consent may be given or withheld in the sole and absolute discretion of the Limited Partners. Upon any Transfer of such a Partnership Interest pursuant to the Consent of the Limited Partners and otherwise in accordance with the provisions of this Section 11.2.B, the transferee shall become a successor General Partner for all purposes herein, and shall be vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Partnership Interest so acquired. It is a condition to any Transfer otherwise permitted hereunder that the transferee assumes, by operation of law or express agreement, all of the obligations of the transferor General Partner under this Agreement with respect to such Transferred Partnership Interest, and such Transfer shall relieve the transferor General Partner of its obligations under this Agreement without the Consent of the Limited Partners. In the event that the General Partner withdraws from the Partnership, in violation of this Agreement or otherwise, or otherwise dissolves or terminates, or upon the bankruptcy of the General Partner, a Majority in Interest of the Limited Partners may elect to continue the Partnership business by selecting a successor General Partner in accordance with the Act.

          C. The General Partner may merge with another entity if immediately after such merger substantially all of the assets of the surviving entity, other than the General Partner Interest held by the General Partner, are contributed to the Partnership as a Capital Contribution in exchange for Partnership Units.

     Section 11.3  Limited Partners' Rights to Transfer.

          A. General. Prior to the end of the first Twelve-Month Period, no Limited Partner shall Transfer all or any portion of its Partnership Interest to any transferee without the Consent of the General Partner, which Consent may be withheld in its sole and absolute discretion; provided, however, that any Limited Partner may, at any time, without the consent of the General Partner, (i) Transfer all or part of its Partnership Interest to any Designated Party, any Family Member, any Controlled Entity or any Affiliate, provided that the transferee is, in any such case, a Qualified Transferee, or (ii) pledge (a "Pledge") all or any portion of its Partnership Interest to a lending institution, that is not an Affiliate of such Limited Partner, as collateral or security for a bona fide loan or other extension of credit, and Transfer such pledged Partnership Interest to such lending institution in connection with the exercise of remedies under such loan or extension or credit (any Transfer or Pledge permitted by this proviso is hereinafter referred to as a "Permitted Transfer"). After such first Twelve-Month Period, each Limited Partner, and each transferee of Partnership Units or Assignee pursuant to a Permitted Transfer, shall have the right to Transfer all or any portion of its Partnership Interest to any Person, subject to the provisions of Section 11.6 hereof and to satisfaction of each of the following conditions:

             (1) General Partner Right of First Refusal. The transferring Partner shall give written notice of the proposed Transfer to the General Partner, which notice shall state (i) the identity of the proposed transferee and (ii) the amount and type of consideration proposed to be received for the Transferred Partnership Units. The General Partner shall have ten (10) Business Days upon which to give the Transferring Partner notice of its election to acquire the Partnership Units on the proposed terms. If it so elects, it shall purchase the Partnership Units on such terms within ten (10) Business Days after giving notice of such election; provided, however, that in the event that the proposed terms involve a purchase for cash, the General Partner may at its election deliver in lieu of all or any portion of such cash a note payable to the Transferring Partner at a date as soon as reasonably practicable, but in no event later than one hundred eighty (180) days after such purchase, and bearing interest at an annual rate equal to the total dividends declared with respect to one (1) REIT Share for the four
        (4) preceding fiscal quarters of the General Partner, divided by the Value as of the closing of such purchase; provided, further, that such closing may be deferred to the extent necessary to effect compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and any other applicable requirements of law. If it does not so elect, the Transferring Partner may Transfer such Partnership Units to a third party, on terms no more favorable to the transferee than the proposed terms, subject to the other conditions of this Section 11.3.

             (2) Qualified Transferee. Any Transfer of a Partnership Interest shall be made only to a single Qualified Transferee; provided, however, that, for such purposes, all Qualified Transferees that are Affiliates, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee; provided, further, that each Transfer meeting the minimum Transfer restriction of Section 11.3.A(3) hereof may be to a separate Qualified Transferee.

             (3) Minimum Transfer Restriction. Any Transferring Partner must Transfer not less than the lesser of (i) the greater of five hundred
        (500) Partnership Units or one-third ( 1/3) of the number of Partnership Units owned by such Partner as of the Effective Date or (ii) all of the remaining Partnership Units owned by such Transferring Partner; provided, however, that, for purposes of determining compliance with the foregoing restriction, all Partnership Units owned by Affiliates of a Limited Partner shall be considered to be owned by such Limited Partner.

             (4) Transferee Agreement to Effect a Redemption. Any proposed transferee shall deliver to the General Partner a written agreement reasonably satisfactory to the General Partner to the effect that the transferee will, within six (6) months after consummation of a Partnership Common Units Transfer, tender its Partnership Common Units for Redemption in accordance with the terms of the Redemption rights provided in Section 8.6 hereof.

             (5) No Further Transfers. The transferee (other than a Designated Party) shall not be permitted to effect any further Transfer of the Partnership Units, other than to the General Partner.

             (6) Exception for Permitted Transfers. The conditions of Sections 11.3.A(1) through 11.3.A(5) hereof shall not apply in the case of a Permitted Transfer.

     It is a condition to any Transfer otherwise permitted hereunder (whether or not such Transfer is effected during or after the first Twelve-Month Period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such Transferred Partnership Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner, in its sole and absolute discretion. Notwithstanding the foregoing, any transferee of any Transferred Partnership Interest shall be subject to any and all ownership limitations (including, without limitation, the Ownership Limit) contained in the Charter that may limit or restrict such transferee's ability to exercise its Redemption rights, including, without limitation, the Ownership Limit. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.5 hereof.

          B. Incapacity. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner's estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate, and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

          C. Opinion of Counsel. In connection with any Transfer of a Limited Partner Interest, the General Partner shall have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Interests Transferred. If, in the opinion of such counsel, such Transfer would require the filing of a registration statement under the Securities Act or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units, the General Partner may prohibit any Transfer otherwise permitted under this Section 11.3 by a Limited Partner of Partnership Interests.

          D. Adverse Tax Consequences. No Transfer by a Limited Partner of its Partnership Interests (including any Redemption, any other acquisition of Partnership Units by the General Partner or any acquisition of Partnership Units by the Partnership) may be made to any person if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation, or (ii) such Transfer is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Code Section 7704.

     Section 11.4  Substituted Limited Partners.

          A. No Limited Partner shall have the right to substitute a transferee (including any Designated Party or other transferees pursuant to Transfers permitted by Section 11.3 hereof) as a Limited Partner in its place. A transferee (including, but not limited to, any Designated Party) of the interest of a Limited

     Partner may be admitted as a Substituted Limited Partner only with the Consent of the General Partner, which Consent may be given or withheld by the General Partner in its sole and absolute discretion. The failure or refusal by the General Partner to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or the General Partner. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Limited Partner until and unless it furnishes to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all the terms, conditions and applicable obligations of this Agreement,
     (ii) a counterpart signature page to this Agreement executed by such Assignee and (iii) such other documents and instruments as may be required or advisable, in the sole and absolute discretion of the General Partner, to effect such Assignee's admission as a Substituted Limited Partner.

          B. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

          C. Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address and number of Partnership Units of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and number of Partnership Units of the predecessor of such Substituted Limited Partner.

     Section 11.5 Assignees. If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under
Section 11.3 hereof as a Substituted Limited Partner, as described in Section
11.4 hereof, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee and the rights to Transfer the Partnership Units provided in this Article 11, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement (other than as expressly provided in Section 8.6 hereof with respect to a Qualifying Party that becomes a Tendering Party), and shall not be entitled to effect a Consent or vote with respect to such Partnership Units on any matter presented to the Limited Partners for approval (such right to Consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Limited Partner). In the event that any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

     Section 11.6  General Provisions.

          A. No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer of all of such Limited Partner's Partnership Units in accordance with this Article 11, with respect to which the transferee becomes a Substituted Limited Partner, or pursuant to a redemption (or acquisition by the Previous General Partner) of all of its Partnership Units pursuant to a Redemption under Section 8.6 hereof and/or pursuant to any Partnership Unit Designation.

          B. Any Limited Partner who shall Transfer all of its Partnership Units in a Transfer (i) permitted pursuant to this Article 11 where such transferee was admitted as a Substituted Limited Partner, (ii) pursuant to the exercise of its rights to effect a redemption of all of its Partnership Units pursuant to a Redemption under Section 8.6 hereof and/or pursuant to any Partnership Unit Designation or (iii) to the Previous General Partner or the General Partner, whether or not pursuant to Section 8.6.B hereof, shall cease to be a Limited Partner.

          C. If any Partnership Unit is Transferred in compliance with the provisions of this Article 11, or is redeemed by the Partnership, or acquired by the Previous General Partner pursuant to Section 8.6 hereof, on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Partnership Unit for such Fiscal Year shall be allocated to the transferor Partner or the Tendering Party, as the case may be, and, in the case of a Transfer or assignment other than a Redemption, to the transferee Partner (including, without limitation, the General Partner and the Special Limited Partner as transferees of the Previous General Partner in the case of an acquisition of Partnership Common Units pursuant to
     Section 8.6 hereof), by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the "interim closing of the books" method or another permissible method selected by the General Partner. Solely for purposes of making such allocations, each of such items for the calendar month in which a Transfer occurs shall be allocated to the transferee Partner and none of such items for the calendar month in which a Transfer or a Redemption occurs shall be allocated to the transferor Partner or the Tendering Party, as the case may be, if such Transfer occurs on or before the fifteenth (15th) day of the month, otherwise such items shall be allocated to the transferor. All distributions of Available Cash attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such Transfer, assignment or Redemption shall be made to the transferor Partner or the Tendering Party, as the case may be, and, in the case of a Transfer other than a Redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

          D. In addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of a Partnership Interest by any Partner (including any Redemption, any acquisition of Partnership Units by the Previous General Partner or any other acquisition of Partnership Units by the Partnership) be made (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) in the event that such Transfer would cause either (a) the Previous General Partner to cease to comply with the REIT Requirements or (b) the General Partner or the Special Limited Partner to cease to qualify as a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2); (v) if such Transfer would, in the opinion of counsel to the Partnership or the General Partner, cause a termination of the Partnership for federal or state income tax purposes (except as a result of the Redemption (or acquisition by the Previous General Partner) of all Partnership Common Units held by all Limited Partners other than the Special Limited Partner); (vi) if such Transfer would, in the opinion of legal counsel to the Partnership, cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the Redemption (or acquisition by the Previous General Partner) of all Partnership Common Units held by all Limited Partners other than the Special Limited Partner); (vii) if such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a "party-in-interest" (as defined in ERISA Section 3(14)) or a "disqualified person" (as defined in Code Section 4975(c)); (viii) if such Transfer would, in the opinion of legal counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101; (ix) if such Transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (x) if such Transfer causes the Partnership to become a "publicly traded partnership," as such term is defined in Code Section 469(k)(2) or Code 7704(b); (xi) if such Transfer would cause the Partnership to have more than five hundred (500) partners (including as partners those persons indirectly owning an interest in the Partnership through a partnership, limited liability company, subchapter S corporation or grantor trust); (xii) if such Transfer causes the Partnership (as opposed to the Previous General Partner or the General Partner) to become a reporting company under the Exchange Act; or (xiii) if such Transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

                                   ARTICLE 12

                             ADMISSION OF PARTNERS

     Section 12.1 Admission of Successor General Partner. A successor to all of the General Partner's General Partner Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to such Transfer. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

     Section 12.2  Admission of Additional Limited Partners.

          A. After the admission to the Partnership of an Original Limited Partner on the date hereof, a Person (other than an existing Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof, (ii) a counterpart signature page to this Agreement executed by such Person and
     (iii) such other documents or instruments as may be required in the sole and absolute discretion of the General Partner in order to effect such Person's admission as an Additional Limited Partner.

          B. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

          C. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Partners and Assignees for such Fiscal Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the "interim closing of the books" method or another permissible method selected by the General Partner. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner, in accordance with the principles described in Section 11.6.C hereof. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

     Section 12.3 Amendment of Agreement and Certificate of Limited Partnership. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to
Section 2.4 hereof.

     Section 12.4 Admission of Initial Limited Partners. The Persons listed on Exhibit A as limited partners of the Partnership shall be admitted to the Partnership as Limited Partners upon their execution and delivery of this Agreement.

     Section 12.5 Limit on Number of Partners. No Person shall be admitted to the Partnership as an Additional Limited Partner if the effect of such admission would be to cause the Partnership to have a number of Partners (including as Partners for this purpose those Persons indirectly owning an interest in the Partnership through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Partnership to become a reporting company under the Exchange Act.

                                   ARTICLE 13

                    DISSOLUTION, LIQUIDATION AND TERMINATION

     Section 13.1 Dissolution. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership without dissolution. However, the Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a "Liquidating Event"):

          A. the expiration of its term as provided in Section 2.5 hereof;

          B. an event of withdrawal, as defined in the Act (including, without limitation, bankruptcy), of the sole General Partner unless, within ninety
     (90) days after the withdrawal, a "majority in interest" (as such phrase is used in Section 17-801(3) of the Act) of the remaining Partners agree in writing, in their sole and absolute discretion, to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

          C. an election to dissolve the Partnership made by the General Partner in its sole and absolute discretion, with or without the Consent of the Limited Partners;

          D. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

          E. the occurrence of a Terminating Capital Transaction;

          F. the Redemption (or acquisition by the Previous General Partner, the General Partner and/or the Special Limited Partner) of all Partnership Common Units other than Partnership Common Units held by the General Partner or the Special Limited Partner; or

          G. the Redemption (or acquisition by the General Partner) of all Partnership Common Units other than Partnership Common Units held by the General Partner.

     Section 13.2  Winding Up.

          A. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. After the occurrence of a Liquidating Event, no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner (or, in the event that there is no remaining General Partner or the General Partner has dissolved, become bankrupt within the meaning of the Act or ceased to operate, any Person elected by a Majority in Interest of the Limited Partners (the General Partner or such other Person being referred to herein as the "Liquidator")) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and property, and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in the Previous General Partner) shall be applied and distributed in the following order:

             (1) First, to the satisfaction of all of the Partnership's debts and liabilities to creditors other than the Partners and their Assignees (whether by payment or the making of reasonable provision for payment thereof);

             (2) Second, to the satisfaction of all of the Partnership's debts and liabilities to the General Partner (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under Section 7.4 hereof;

             (3) Third, to the satisfaction of all of the Partnership's debts and liabilities to the other Partners and any Assignees (whether by payment or the making of reasonable provision for payment thereof); and

             (4) Subject to the terms of any Partnership Unit Designation, the balance, if any, to the General Partner, the Limited Partners and any Assignees in accordance with and in proportion to their positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

     The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

          B. Notwithstanding the provisions of Section 13.2.A hereof that require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of
     Section 13.2.A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

          C. In the event that the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article 13 to the Partners and Assignees that have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2) to the extent of, and in proportion to, positive Capital Account balances. If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the sole and absolute discretion of the General Partner or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article 13 may be withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2.A hereof as soon as practicable.

     Section 13.3 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article 13, in the event that the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership's Property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged and the Partnership's affairs shall not be wound up. Instead, for federal income tax purposes the Partnership shall be deemed to have distributed the Property in kind to the Partners and the Assignees, who shall be deemed to have assumed and taken such Property subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Partners and the Assignees shall be deemed to have recontributed the Partnership

Property in kind to the Partnership, which shall be deemed to have assumed and taken such Property subject to all such liabilities; provided, however, that nothing in this Section 13.3 shall be deemed to have constituted any Assignee as a Substituted Limited Partner without compliance with the provisions of Section
11.4 hereof.

     Section 13.4 Rights of Limited Partners. Except as otherwise provided in this Agreement, (a) each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution, (b) no Limited Partner shall have the right or power to demand or receive property other than cash from the Partnership and (c) no Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions or allocations.

     Section 13.5 Notice of Dissolution. In the event that a Liquidating Event occurs or an event occurs that would, but for an election or objection by one or more Partners pursuant to Section 13.1 hereof, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and, in the General Partner's sole and absolute discretion or as required by the Act, to all other parties with whom the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner), and the General Partner may, or, if required by the Act, shall, publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner).

     Section 13.6 Cancellation of Certificate of Limited Partnership. Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed with the State of Delaware, all qualifications of the Partnership as a foreign limited partnership or association in jurisdictions other than the State of Delaware shall be cancelled, and such other actions as may be necessary to terminate the Partnership shall be taken.

     Section 13.7 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

                                   ARTICLE 14

     PROCEDURES FOR ACTIONS AND CONSENTS OF PARTNERS; AMENDMENTS; MEETINGS

     Section 14.1 Procedures for Actions and Consents of Partners. The actions requiring consent or approval of Limited Partners pursuant to this Agreement, including Section 7.3 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article 14.

     Section 14.2 Amendments. Amendments to this Agreement may be proposed by the General Partner or by a Majority in Interest of the Limited Partners. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written consent of the Limited Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that the General Partner may deem appropriate. For purposes of obtaining a written consent, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a consent that is consistent with the General Partner's recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.


     Section 14.3  Meetings of the Partners.


          A. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by a Majority in Interest of the Limited Partners. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.3.B hereof.

          B. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement for the action in question). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

          C. Each Limited Partner may authorize any Person or Persons to act for it by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership's receipt of written notice of such revocation from the Limited Partner executing such proxy.

          D. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the General Partner's shareholders and may be held at the same time as, and as part of, the meetings of the General Partner's shareholders.

                                   ARTICLE 15

                               GENERAL PROVISIONS

     Section 15.1 Addresses and Notice. Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication (including by telecopy, facsimile, or commercial courier service) to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing.

     Section 15.2 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" or "Sections" are to Articles and Sections of this Agreement.

     Section 15.3 Pronouns and Plurals. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

     Section 15.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

     Section 15.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

     Section 15.6  Waiver.

          A. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

          B. The restrictions, conditions and other limitations on the rights and benefits of the Limited Partners contained in this Agreement, and the duties, covenants and other requirements of performance or notice by the Limited Partners, are for the benefit of the Partnership and, except for an obligation to pay money to the Partnership, may be waived or relinquished by the General Partner, in its sole and absolute discretion, on behalf of the Partnership in one or more instances from time to time and at any time; provided, however, that any such waiver or relinquishment may not be made if it would have the effect of (i) creating liability for any other Limited Partner, (ii) causing the Partnership to cease to qualify as a limited partnership, (iii) reducing the amount of cash otherwise distributable to the Limited Partners, (iv) resulting in the classification of the Partnership as an association or publicly traded partnership taxable as a corporation or (v) violating the Securities Act, the Exchange Act or any state "blue sky" or other securities laws; provided, further, that any waiver relating to compliance with the Ownership Limit or other restrictions in the Charter shall be made and shall be effective only as provided in the Charter.

     Section 15.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

     Section 15.8 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.

     Section 15.9 Entire Agreement. This Agreement contains all of the understandings and agreements between and among the Partners with respect to the subject matter of this Agreement and the rights, interests and obligations of the Partners with respect to the Partnership.

     Section 15.10 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

     Section 15.11 Limitation to Preserve REIT Status. Notwithstanding anything else in this Agreement, to the extent that the amount paid, credited, distributed or reimbursed by the Partnership to any REIT Partner or its officers, directors, employees or agents, whether as a reimbursement, fee, expense or indemnity (a "REIT Payment"), would constitute gross income to the REIT Partner for purposes of Code Section 856(c)(2) or Code Section 856(c)(3), then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments, as selected by the General Partner in its discretion from among items of potential distribution, reimbursement, fees, expenses and indemnities, shall be reduced for any Fiscal Year so that the REIT Payments, as so reduced, for or with respect to such REIT Partner shall not exceed the lesser of:

          (i) an amount equal to the excess, if any, of (a) four and nine-tenths percent (4.9%) of the REIT Partner's total gross income (but excluding the amount of any REIT Payments) for the Fiscal Year that is described in subsections (A) through (H) of Code Section 856(c)(2) over (b) the amount of gross income (within the meaning of Code Section 856(c)(2)) derived by the REIT Partner from sources other than those described in subsections (A) through (H) of Code Section 856(c)(2) (but not including the amount of any REIT Payments); or

          (ii) an amount equal to the excess, if any, of (a) twenty-four percent (24%) of the REIT Partner's total gross income (but excluding the amount of any REIT Payments) for the Fiscal Year that is described in subsections (A) through (I) of Code Section 856(c)(3) over (b) the amount of gross income (within the meaning of Code Section 856(c)(3)) derived by the REIT Partner from sources other than those described in subsections (A) through (I) of Code Section 856(c)(3) (but not including the amount of any REIT Payments);

provided, however, that REIT Payments in excess of the amounts set forth in clauses (i) and (ii) above may be made if the General Partner, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts shall not adversely affect the REIT Partner's ability to qualify as a REIT. To the extent that REIT Payments may not be made in a Fiscal Year as a consequence of the limitations set forth in this Section 15.11, such REIT Payments shall carry over and shall be treated as arising in the following Fiscal Year. The purpose of the limitations contained in this Section 15.11 is to prevent any REIT Partner from failing to qualify as a REIT under the Code by reason of such REIT Partner's share of items, including distributions, reimbursements, fees, expenses or indemnities, receivable directly or indirectly from the Partnership, and this Section 15.11 shall be interpreted and applied to effectuate such purpose.

     Section 15.12 No Partition. No Partner nor any successor-in-interest to a Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Partnership partitioned, and each Partner, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Partners that the rights of the parties hereto and their successors-in-interest to Partnership property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Partners and their successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

     Section 15.13 No Third-Party Rights Created Hereby. The provisions of this Agreement are solely for the purpose of defining the interests of the Partners, inter se; and no other person, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans to the Partnership or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or any of the Partners.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

                                            PREVIOUS GENERAL PARTNER:

                                            APARTMENT INVESTMENT AND MANAGEMENT
                                            COMPANY

                                            By:     /s/ PETER KOMPANIEZ
                                              ----------------------------------
                                              Name: Peter Kompaniez
                                              Title: Vice Chairman

                                            GENERAL PARTNER:

                                            AIMCO-GP, INC.

                                            By:     /s/ PETER KOMPANIEZ
                                              ----------------------------------
                                              Name: Peter Kompaniez
                                              Title: Vice President

                                            SPECIAL LIMITED PARTNER:

                                            AIMCO-LP, INC.

                                            By:     /s/ PETER KOMPANIEZ
                                              ----------------------------------
                                              Name: Peter Kompaniez
                                              Title: Vice President

                                            LIMITED PARTNERS:

                                            By: AIMCO-GP, INC.,
                                            as attorney-in-fact

                                            By:     /s/ PETER KOMPANIEZ
                                              ----------------------------------
                                              Name: Peter Kompaniez
                                              Title: Vice President

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and any other required documents should be sent or delivered by each Offeree or such Offeree's broker, dealer, bank, trust company or other nominee to the Information Agent at its address set forth below.
                    THE INFORMATION AGENT FOR THE OFFERS IS:


                      By Hand, Mail or Overnight Delivery:


                                 By Facsimile:

                                 (   )

          For telephone information, contact the Information Agent at:

                                 (   )

                                On the Internet:


                            www.




     Questions and requests for assistance or for additional copies of the Prospectus, the Prospectus Supplement, or the Letter of Transmittal may be directed to the Information Agent at its telephone number and address listed above. You may also contact your broker, dealer, bank, trust company, custodian or other nominee for assistance concerning the Offer.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

AIMCO

     AIMCO's Charter limits the liability of AIMCO's directors and officers to AIMCO and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of AIMCO or its stockholders to obtain other relief, such as an injunction or rescission.

     AIMCO's Charter and Bylaws require AIMCO to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

     AIMCO has entered into agreements with certain of its officers, pursuant to which AIMCO has agreed to indemnify such officers to the fullest extent permitted by applicable law.

THE AIMCO OPERATING PARTNERSHIP

     The AIMCO Operating Partnership Agreement requires the AIMCO Operating Partnership to indemnify its directors and officers (each an "Indemnitee") to the fullest extent authorized by applicable law against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorney's fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the AIMCO Operating Partnership. Such indemnification continues after the Indemnitee ceases to be a director or officer. The right to indemnification includes the right to be paid by the AIMCO Operating Partnership the expenses incurred in defending any proceeding in advance of its final disposition upon the delivery of an undertaking by or on behalf of the Indemnitee to repay all amounts advanced if a final judicial decision is rendered that such Indemnitee did not meet the standard of conduct permitting indemnification under the AIMCO Operating Partnership Agreement or applicable law.

     The Partnership maintains insurance, at its expense, to protect against any liability or loss, regardless of whether any director or officer is entitled to indemnification under the AIMCO Operating Partnership Agreement or applicable law.

ITEM 21. EXHIBITS.

     (a)


             *4.1           -- Specimen certificate for Class A Common Stock.
             *4.2           -- Specimen certificate for Common OP Unit.
            **5.1           -- Opinion of Piper & Marbury L.L.P. regarding the validity of the Class A Common Stock and Preferred Stock offered
                               hereby.
            **5.2           -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                               regarding the validity of the Common OP Units and the
                               Preferred OP Units offered hereby.
            **8.1           -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                               regarding tax matters.
          ***12.1           -- Calculation of ratio of earnings to fixed charges.
          ***12.2           -- Calculation of ratio of earnings to combined fixed
                               charges and preferred stock dividends.
         ****23.1           -- Consent of Ernst & Young LLP, Denver, Colorado.
         ****23.2           -- Consent of Ernst & Young LLP, Chicago, Illinois.
         ****23.3           -- Consent of Ernst & Young LLP, Greenville, South Carolina.
         ****23.4           -- Consent of Ernst & Young LLP, Indianapolis, Indiana.
         ****23.5           -- Consent of Arthur Andersen LLP.
           **23.6           -- Consent of Piper & Marbury L.L.P. (included in opinion
                               filed as Exhibit 5.1)
           **23.7           -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                               (included in opinion filed as Exhibit 5.2)
        *****24.1           -- Power of Attorney for Apartment Investment and Management
                               Company.
        *****24.2           -- Power of Attorney for AIMCO Properties, L.P.


---------------

     * Incorporated by reference from AIMCO's Registration Statement on Form 8-A filed on July 19, 1994.

   **  To be filed by amendment.

  ***  Incorporated by reference from AIMCO's Form 8-K filed on July 2, 1998.


 ****  Filed herewith.



*****  Previously filed.



   (b)Financial Statement Schedules


      Not Applicable.



   (c)Report, opinion or appraisal


      To be included in Prospectus Supplement.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrants' annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


     (e) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.



     (f) The undersigned registrants hereby undertake to not issue securities under this registration statement in order to effect any "roll-up transaction" (as such term in defined in paragraph (c) of Item 901 of Regulation S-K). Furthermore, the undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning an offer to purchase partnership interests in exchange for securities issued under this registration statement, prior to commencing such an offer, if pursuant to the provisions of subparagraph (iv), (vii) or (viii) of paragraph (c)(2) of Item 901 of Regulation S-K, such offer fails to constitute a roll-up transaction.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Apartment Investment and Management Company has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 17th day of September, 1998.


                                            APARTMENT INVESTMENT AND
                                              MANAGEMENT COMPANY


                                            By:     /s/ TERRY CONSIDINE

                                              ----------------------------------

                                                       Terry Considine,


                                                 Chairman and Chief Executive
                                                            Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                 /s/ TERRY CONSIDINE                   Chairman and Chief            September 17, 1998
-----------------------------------------------------    Executive Officer
                   Terry Considine

               /s/ PETER K. KOMPANIEZ*                 Vice Chairman and President   September 17, 1998
-----------------------------------------------------
                 Peter K. Kompaniez

                 /s/ TROY D. BUTTS*                    Senior Vice President and     September 17, 1998
-----------------------------------------------------    Chief Financial Officer
                    Troy D. Butts

               /s/ RICHARD S. ELLWOOD*                 Director                      September 17, 1998
-----------------------------------------------------
                 Richard S. Ellwood

                /s/ J. LANDIS MARTIN*                  Director                      September 17, 1998
-----------------------------------------------------
                  J. Landis Martin

                /s/ THOMAS L. RHODES*                  Director                      September 17, 1998
-----------------------------------------------------
                  Thomas L. Rhodes

                 /s/ JOHN D. SMITH*                    Director                      September 17, 1998
-----------------------------------------------------
                    John D. Smith

              *By: /s/ TERRY CONSIDINE
  ------------------------------------------------
        Terry Considine, as Attorney-in-Fact
          for each of the persons indicated

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, AIMCO Properties, L.P. has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 17th day of September, 1998.


                                            AIMCO PROPERTIES, L.P.

                                            By: AIMCO-GP, INC.
                                              its General Partner


                                            By:     /s/ TERRY CONSIDINE

                                              ----------------------------------

                                                       Terry Considine,


                                                 Chairman and Chief Executive
                                                            Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                 /s/ TERRY CONSIDINE                   Chairman and Chief            September 17, 1998
-----------------------------------------------------    Executive Officer
                   Terry Considine

               /s/ PETER K. KOMPANIEZ*                 Vice Chairman and President   September 17, 1998
-----------------------------------------------------
                 Peter K. Kompaniez

                 /s/ TROY D. BUTTS*                    Senior Vice President and     September 17, 1998
-----------------------------------------------------    Chief Financial Officer
                    Troy D. Butts

              *By: /s/ TERRY CONSIDINE
  ------------------------------------------------
      Terry Considine, as Attorney-in-Fact for
            each of the persons indicated

                               INDEX TO EXHIBITS



         EXHIBIT
          NUMBER                                    DESCRIPTION
         -------                                    -----------

             *4.1           -- Specimen certificate for Class A Common Stock.
             *4.2           -- Specimen certificate for Common OP Unit.
            **5.1           -- Opinion of Piper & Marbury L.L.P. regarding the validity of the Class A Common Stock and Preferred Stock offered
                               hereby.
            **5.2           -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                               regarding the validity of the Common OP Units and the
                               Preferred OP Units offered hereby.
            **8.1           -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                               regarding tax matters.
          ***12.1           -- Calculation of ratio of earnings to fixed charges.
          ***12.2           -- Calculation of ratio of earnings to combined fixed
                               charges and preferred stock dividends.
         ****23.1           -- Consent of Ernst & Young LLP, Denver, Colorado.
         ****23.2           -- Consent of Ernst & Young LLP, Chicago, Illinois.
         ****23.3           -- Consent of Ernst & Young LLP, Greenville, South Carolina.
         ****23.4           -- Consent of Ernst & Young LLP, Indianapolis, Indiana.
         ****23.5           -- Consent of Arthur Andersen LLP.
           **23.6           -- Consent of Piper & Marbury L.L.P. (included in opinion
                               filed as Exhibit 5.1)
           **23.7           -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                               (included in opinion filed as Exhibit 5.2)
        *****24.1           -- Power of Attorney for Apartment Investment and Management
                               Company.
        *****24.2           -- Power of Attorney for AIMCO Properties, L.P.


---------------

     * Incorporated by reference from AIMCO's Registration Statement on Form 8-A filed on July 19, 1994.

   **  To be filed by amendment.

  ***  Incorporated by reference from AIMCO's Form 8-K filed on July 2, 1998.


 ****  Filed herewith.



*****  Previously filed.